                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                               CUMULUS MEDIA INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          Class A Common Stock, Class B Common Stock and Warrants to purchase shares of Class A Common Stock or Class B Common Stock.
        ------------------------------------------------------------------------

    (2)  Aggregate number of securities to which transaction applies:

         6,820,034 shares of Class A Common Stock, 8,981,148 shares of Class B Common Stock and Warrants to purchase 1,083,333 shares of Common Stock.
        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         The underlying transaction value on which the filing fee is calculated is comprised of the following: (i) $114,000,000 in cash, (ii) 6,820,034 shares of Class A Common Stock having a value of $97,662,887, based upon the average trading price on January 22, 2002, (iii) 8,981,148 shares of Class B Common Stock having a value of $128,610,039, based upon the average trading price of the Class A Common Stock on January 22, 2002, and (iv) warrants to purchase an aggregate of 1,083,333 shares of common stock, which, based upon an exercise price of $12.00 per share and the average trading price of the Class A Common Stock on January 22, 2002, would have a net value of $2,513,333.
--------------------------------------------------------------------------------

    (4)  Proposed maximum aggregate value of transaction:

         $342,786,259
        ------------------------------------------------------------------------

    (5)  Total fee paid:

         $31,536
        ------------------------------------------------------------------------


[X]  Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                  Cumulus Logo


                               CUMULUS MEDIA INC.

                               3535 PIEDMONT ROAD
                         BUILDING 14, FOURTEENTH FLOOR
                             ATLANTA, GEORGIA 30305

Dear Shareholder:


     You are cordially invited to attend a special meeting of shareholders of Cumulus Media Inc., which will be held on Thursday, March 28, 2002, at 10:00 a.m., local time, at 3535 Piedmont Road, Building 14, Level C, Atlanta, Georgia 30305. A notice of the special meeting, form of proxy and a proxy statement are enclosed.


     At the special meeting, you will be asked to consider and vote upon proposals to approve the following matters:

          1. the acquisition of Aurora Communications, LLC, which involves the issuance of shares of our Class A Common Stock, shares of our non-voting Class B Common Stock and warrants to purchase shares of Class A Common Stock and Class B Common Stock, and the payment of cash, in exchange for all of the outstanding membership interests in Aurora Communications; and

          2. the acquisition of the broadcasting operations of DBBC, L.L.C., which involves the issuance of shares of our Class A Common Stock and a warrant to purchase shares of our Class A Common Stock, and the assumption of specified liabilities of DBBC and the payment of certain expenses, in exchange for substantially all of the assets of DBBC.


     Pursuant to the rules of The Nasdaq Stock Market, approval of the proposed acquisitions requires the affirmative vote of a majority of the votes cast at the meeting by holders of our Class A Common Stock and Class C Common Stock, voting together as a single class. Only shareholders who own shares of our Class A Common Stock or our Class C Common Stock at the close of business on February 25, 2002 will be entitled to vote at the special meeting.


     Your board of directors has unanimously approved the proposals and recommends that you vote for each proposal, which are described in more detail in the accompanying proxy statement.

     Our acquisition of Aurora Communications and our acquisition of the broadcasting operations of DBBC are independent of each other. Therefore, the inability to obtain shareholder approval of one acquisition will not affect our ability to consummate the other acquisition.

     The accompanying proxy statement provides detailed information about Cumulus Media, Aurora Communications and DBBC, and the interests of various parties involved in the transactions, as well as about the transactions and the items to be voted upon by you. Please give all of this information your careful attention. Your vote is very important regardless of the number of shares you own. To vote your shares, you may use the enclosed proxy card or attend the special meeting in person.

                                          Very truly yours,

                                          /s/ Lewis W. Dickey, Jr.
                                          Lewis W. Dickey, Jr.
                                          Chairman, President and
                                          Chief Executive Officer


February 27, 2002

                                  Cumulus Logo

                               CUMULUS MEDIA INC.
                               3535 PIEDMONT ROAD
                         BUILDING 14, FOURTEENTH FLOOR
                             ATLANTA, GEORGIA 30305

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MARCH 28, 2002


To the Shareholders of Cumulus Media Inc.:


     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Cumulus Media Inc. will be held on Thursday, March 28, 2002 at 10:00 a.m., local time, at 3535 Piedmont Road, Building 14, Level C, Atlanta, Georgia 30305 for the following purposes:



          1. to approve the acquisition of Aurora Communications, LLC, which involves the issuance of (i) shares of our Class A Common Stock, (ii) shares of our Class B Common Stock, which may be converted into shares of Class A Common Stock on a one-for-one basis, and (iii) warrants exercisable for a period of one year from the date of issuance to purchase shares of our Class A Common Stock or shares of our Class B Common Stock, and the payment of cash, in exchange for all of the outstanding membership interests in Aurora Communications;


          2. to approve the acquisition of the broadcasting operations of DBBC, L.L.C., which involves the issuance of shares of our Class A Common Stock and a warrant exercisable for a period of six months from the date of issuance to purchase shares of our Class A Common Stock, and the assumption of specified liabilities of DBBC and the payment of certain expenses, in exchange for substantially all of the assets of DBBC; and

          3. to transact such other business as may properly come before the special meeting or any adjournments or postponements of that meeting,

The items to be voted upon are more fully described in the proxy statement accompanying this notice, which we urge you to read carefully.


     Holders of record of issued and outstanding shares of Class A Common Stock and Class C Common Stock of Cumulus Media at the close of business on February 25, 2002 are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A list of those shareholders will be open for examination by any shareholder at the special meeting.


                                          By order of the Board of Directors

                                          /s/ Lewis W. Dickey, Jr.
                                          Lewis W. Dickey, Jr.
                                          Chairman, President and
                                          Chief Executive Officer

February 27, 2002


     YOUR VOTE IS VERY IMPORTANT TO US. A PROXY CARD IS CONTAINED IN THE ENVELOPE IN WHICH THIS PROXY STATEMENT WAS MAILED. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE ENCOURAGED TO VOTE ON THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING, AND COMPLETE, SIGN AND DATE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                               CUMULUS MEDIA INC.
                               3535 PIEDMONT ROAD
                         BUILDING 14, FOURTEENTH FLOOR
                             ATLANTA, GEORGIA 30305
                           -------------------------

                                PROXY STATEMENT
                           -------------------------

                        SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MARCH 28, 2002



     This proxy statement is being furnished to the holders of Class A Common Stock and of Class C Common Stock of Cumulus Media Inc. in connection with the solicitation by our Board of Directors of proxies to be used at a special meeting of shareholders to be held on Thursday, March 28, 2002, at 10:00 a.m., local time, at 3535 Piedmont Road, Building 14, Level C, Atlanta, Georgia 30305, and at any adjournments or postponements of that meeting. The date of this proxy statement is February 27, 2002, and this proxy statement, the notice of special meeting of shareholders and the enclosed proxy card are first being mailed to our shareholders on or about February 28, 2002.


     The special meeting has been called to consider and vote upon proposals to approve the following two transactions:

          1. the acquisition of all of the membership interests of Aurora Communications, LLC, which owns and operates 18 radio stations in Connecticut and New York, referred to as the Aurora acquisition, and

          2. the acquisition of the broadcasting operations of DBBC, L.L.C., which consist of three radio stations in the Nashville, Tennessee market, referred to as the DBBC acquisition.


     The Aurora acquisition involves the issuance to the owners of Aurora Communications of (a) 10,551,182 shares of our common stock, consisting of approximately 1,570,034 shares of our Class A Common Stock, and approximately 8,981,148 shares of our non-voting Class B Common Stock, which may be converted into shares of Class A Common Stock on a one-for-one basis, and (b) warrants to purchase up to an aggregate of 833,333 shares of our common stock, consisting of warrants for approximately 124,000 shares of Class A Common Stock and approximately 709,333 shares of Class A Common Stock or Class B Common Stock, and the payment of $93 million in cash, most of which will be used to retire existing indebtedness of Aurora Communications and the balance of which will be paid to some of the owners of Aurora Communications.


     The DBBC acquisition involves the issuance to DBBC of (a) 5,250,000 shares of our Class A Common Stock and (b) a warrant to purchase up to 250,000 shares of Class A Common Stock, and the assumption of specified liabilities of DBBC and the payment of certain expenses, up to an aggregate of $21 million.

     Our acquisition of Aurora Communications and our acquisition of the broadcasting operations of DBBC are independent of each other. Therefore, the inability to obtain shareholder approval of one acquisition will not affect our ability to consummate the other acquisition.

     The number of shares of Class A Common Stock, or securities convertible into Class A Common Stock, that we will issue in connection with the Aurora acquisition and the DBBC acquisition will, in each case, exceed 5% of our currently outstanding Class A Common Stock. In addition, one of our principal shareholders and one of our directors are affiliated with a principal equity owner of Aurora Communications, and two of our directors, including our Chairman, President and Chief Executive Officer, and one other executive officer, have a financial interest in DBBC. As a result, under the rules of The Nasdaq Stock Market, the acquisitions must be approved by the affirmative vote of a majority of the votes cast at the special meeting.

     Our Board believes that the Aurora acquisition and the DBBC acquisition are fair to, and in the best interests of, all of our shareholders, and recommends that the shareholders approve all of the proposals being submitted at the special meeting.

                               TABLE OF CONTENTS


Questions and Answers About the Proposals...................      1
Summary.....................................................      3
     The Parties............................................      3
     The Special Meeting....................................      3
     The Aurora Acquisition.................................      4
     The DBBC Acquisition...................................     10
     Financing of the Acquisitions..........................     14
Selected Historical Financial Data of Cumulus Media.........     15
Unaudited Selected Pro Forma Condensed Combined Financial
  Data......................................................     17
Comparative Per Share Data..................................     19
Information Regarding the Special Meeting...................     20
     Date, Time and Place of the Special Meeting............     20
     Purpose of the Special Meeting.........................     20
     Record Date; Quorum; Outstanding Common Stock Entitled
      to Vote...............................................     20
     Voting Rights; Vote Required...........................     20
     Voting and Revocation of Proxies.......................     21
     Solicitation of Proxies................................     21
     Other Matters..........................................     21
The Aurora Acquisition......................................     22
     Background.............................................     22
     Recommendation of the Board of Directors...............     25
     Reasons for the Aurora Acquisition.....................     25
     Opinion of Greenbridge Partners LLC....................     26
     Interests of a Director and Principal Shareholder of
      Cumulus Media in the Aurora Acquisition...............     34
     Accounting Treatment of the Aurora Acquisition.........     35
     Governmental and Regulatory Approvals..................     35
     Absence of Appraisal Rights............................     36
The Aurora Acquisition Agreement............................     36
     Structure of the Aurora Acquisition....................     36
     The Mergers............................................     38
     The Purchase and Sale of Remaining Membership
      Interests.............................................     38
     Consent by the FCC.....................................     38
     Conditions to the Completion of the Aurora
      Acquisition...........................................     38
     Representations and Warranties.........................     40
     Certain Covenants......................................     42
     Termination............................................     47
     Indemnification........................................     48
Terms of the Class B Common Stock...........................     50
Other Aurora Acquisition Matters............................     52
     The Pre-Closing Escrow Agreement and the Effect of
      Termination...........................................     52
     The Closing Escrow Agreement...........................     53
     The Registration Rights Agreement......................     53
     The Shareholder Agreement; Restrictions on the Shares
      of Class B Common Stock...............................     54

     The Voting Agreement...................................     55
     Prior Notice of Share Transfers by BACI................     55
     Non-Competition Agreements.............................     55
     The Warrants to Purchase Common Stock..................     56
Information Regarding Aurora Communications.................     56
     Business of Aurora Communications......................     56
     Selected Historical Consolidated Financial Data of
      Aurora Communications.................................     58
     Management's Discussion and Analysis of Financial
      Condition and Results of Operations of Aurora
      Communications........................................     59
The DBBC Acquisition........................................     63
     Background.............................................     63
     Recommendations of the Special Committee and the Board
      of Directors..........................................     65
     Reasons for the DBBC Acquisition.......................     65
     Opinion of Houlihan Lokey Howard & Zukin Financial
      Advisors, Inc.........................................     66
     Interests of Executive Officers and Directors of
      Cumulus Media in the DBBC Acquisition.................     71
     Accounting Treatment of the DBBC Acquisition...........     72
     Governmental and Regulatory Approvals..................     72
     Absence of Appraisal Rights............................     72
The DBBC Acquisition Agreement..............................     73
     Structure of the DBBC Acquisition......................     73
     Consent by the FCC.....................................     74
     Conditions to the Completion of the DBBC Acquisition...     74
     Representations and Warranties.........................     75
     Action Prior to the Effective Time.....................     76
     Termination............................................     77
     Indemnification........................................     78
Other DBBC Acquisition Matters..............................     79
     The Escrow Agreement...................................     79
     The Registration Rights Agreement......................     79
     The Warrant to Purchase Common Stock...................     80
     Exercise of Option to Purchase Certain Real Property...     80
     The Voting Agreement...................................     80
Information Regarding DBBC..................................     81
     Business of DBBC.......................................     81
     Selected Historical Financial Data of DBBC.............     81
     Management's Discussion and Analysis of Financial
      Condition and Results of Operations of DBBC...........     83
Financing of the Acquisitions...............................     88
Security Ownership of Cumulus Media's Common Stock..........     93
Shareholders' Proposals.....................................     96
Where You Can Find More Information.........................     96
Index To Unaudited Pro Forma Combined Financial
  Statements................................................    P-1
Index to Financial Statements...............................    F-1

Appendix A -- Aurora Acquisition Agreement, as amended......    A-1
Appendix B-1 -- Fairness Opinion of Greenbridge Partners
  LLC.......................................................  B-1-1
Appendix B-2 -- Confirmation Letter from Greenbridge
  Partners LLC..............................................  B-2-1
Appendix C -- DBBC Agreement and Plan of Merger.............    C-1
Appendix D -- Fairness Opinion of Houlihan Lokey Howard &
  Zukin Financial Advisors, Inc.............................    D-1

                   QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q:  WHAT IS HAPPENING IN THE PROPOSED TRANSACTIONS?

A: In one transaction, we will acquire all of the ownership interests in Aurora Communications, LLC. Aurora Communications owns and operates 18 radio stations in Connecticut and New York. We refer to this transaction as the Aurora acquisition.

    In the other transaction, we will acquire substantially all of the assets (and assume specified liabilities and pay certain expenses) of DBBC, L.L.C. DBBC owns three radio stations in the Nashville, Tennessee market. We refer to this transaction as the DBBC acquisition.

Q:  WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?


A: Only shareholders of record of our Class A Common Stock and of our Class C Common Stock at the close of business on the record date, February 25, 2002, are entitled to receive notice of the special meeting and to vote the shares of common stock that they held on that date at the special meeting, or any postponements or adjournments of the special meeting. In this proxy statement we refer to shareholders entitled to vote at the special meeting as the shareholders or you.


Q:  WHAT AM I BEING ASKED TO VOTE ON?

A:  You are being asked to vote on the following proposals:

    (1) approval of the Aurora acquisition, which includes approving the issuance of shares of our common stock and warrants to purchase shares of our common stock, and the payment of cash, in exchange for all of the ownership interests in Aurora Communications; and

    (2) approval of the DBBC acquisition, which includes approving the issuance of shares of our common stock and a warrant to purchase shares of our common stock, and the assumption of specified liabilities of DBBC and the payment of certain expenses, in exchange for substantially all of the assets of DBBC.

Q:  WHEN AND WHERE IS THE SPECIAL MEETING BEING HELD?


A: The special meeting will be held on Thursday, March 28, 2002 at 10:00 a.m., local time, at 3535 Piedmont Road, Building 14, Level C, Atlanta, Georgia 30305.


Q:  WHY AM I BEING ASKED TO VOTE ON THE PROPOSALS?

A: The rules of The Nasdaq Stock Market require your approval for the issuance of shares of our common stock and the warrants, in connection with both the Aurora acquisition and the DBBC acquisition.

    In addition, each of the agreements relating to the Aurora acquisition and the DBBC acquisition requires that the Aurora acquisition or the DBBC acquisition, as the case may be, be approved by our shareholders. If we obtain shareholder approval of one acquisition but not the other acquisition, we intend to complete the acquisition that has been approved, even if we cannot complete the other.

Q:  WHAT ARE THE VOTING RIGHTS OF SHAREHOLDERS?

A: Each holder of Class A Common Stock is entitled to one vote per share of Class A Common Stock owned on the record date. Each holder of Class C Common Stock is entitled to ten votes per share of Class C Common Stock owned on the record date. In accordance with our articles of incorporation, the holders of the Class A Common Stock and the Class C Common Stock will vote together as a single class.

Q:  WHAT DO I NEED TO DO NOW?

A: We urge you to read this proxy statement carefully, including the appendices, consider how the transactions would affect you as a shareholder, and vote. After you read this proxy statement, you should complete, sign and date your proxy card and mail it in the enclosed return envelope as soon as possible, even if you plan to attend the special meeting in person, so that your shares may be represented at the special meeting. If you sign, date and send in your proxy without indicating how you want to vote, your shares will be voted FOR approval of the Aurora acquisition and FOR approval of the DBBC acquisition.

Q:  WHAT VOTES ARE NEEDED TO APPROVE THE PROPOSALS?


A: Pursuant to the rules of The Nasdaq Stock Market, approval of the Aurora acquisition and of the DBBC acquisition, in each case, requires the affirmative vote of a majority of the votes cast on the respective proposal at the special meeting. In addition, it is a condition to closing the Aurora acquisition that the votes cast to approve that acquisition represent a majority of the total votes cast, excluding votes cast by the Aurora Sellers and their affiliates. On each proposal, the holders of our Class A Common Stock and our Class C Common Stock will vote together as a single class.


    Lewis W. Dickey, Jr., a director and our Chairman, President and Chief Executive Officer, John W. Dickey, our Executive Vice President, and Richard
    W. Weening, one of our directors, and their affiliated entities, have entered into an agreement with Aurora Communications that requires them to vote their shares of Cumulus Media common stock in favor of any proposals necessary to approve the Aurora acquisition. Messrs. L. Dickey, J. Dickey and Weening, and their affiliated entities, have also entered into an agreement with DBBC that requires them to vote their shares of Cumulus Media common stock in favor of any proposals necessary to approve the DBBC acquisition.

    As of December 31, 2001, those individuals and their affiliated entities held shares of common stock representing approximately 38.2% of the voting power of the Class A Common Stock and the Class C Common Stock voting together as a single class.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will only be permitted to vote your shares if you provide instructions to your broker on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares and be sure to provide your broker with instructions on how to vote your shares.

Q:  WHAT IF I WANT TO CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: You can change your vote by sending in a later-dated, signed proxy card or a written revocation to our Secretary at 3535 Piedmont Road, Building 14, Fourteenth Floor, Atlanta, Georgia 30305 so that it is received prior to the special meeting. Or you can attend the special meeting in person and vote. Your attendance at the special meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those voting instructions.

Q: WHAT HAPPENS IF I DO NOT VOTE MY PROXY BY MAIL, IF I DO NOT INSTRUCT MY BROKER TO VOTE MY SHARES OR IF I ABSTAIN FROM VOTING?

A: If you do not vote, or do not instruct your broker how to vote your shares, or if you abstain from voting, there will be no effect on the approval of the Aurora acquisition or the DBBC acquisition.

Q:  WHEN WILL THE ACQUISITIONS BE COMPLETED?

A: Assuming the transactions are approved by our shareholders and that all of the other conditions are met or waived, we expect that both acquisitions will be completed during the first half of 2002.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have additional questions about the transactions or would like additional copies of this proxy statement, or the proxy card, you should contact our investor relations department at (404) 949-0700.

                                    SUMMARY


     This summary, together with the question and answer section, highlight some of the information discussed in greater detail elsewhere in this proxy statement. This summary may not contain all of the information that is important to you, and we urge you to read carefully the entire proxy statement, including the appendices, and the other documents we refer you to, in order to fully understand the transactions. You can also refer to "Where You Can Find More Information" on page 96 for additional information about Cumulus Media.


THE PARTIES

    Cumulus Media Inc.
    3535 Piedmont Road
    Building 14, Fourteenth Floor
    Atlanta, GA 30305

     Cumulus Media Inc., an Illinois corporation, is the parent company of Cumulus Broadcasting, Inc., which, along with its other subsidiaries, owns and operates FM and AM radio station clusters serving mid-size markets throughout the United States. Cumulus Media is the second largest radio station operating company in the United States based upon the number of stations owned or operated. Giving effect to the completion of all pending acquisitions and divestitures, including the Aurora acquisition and the DBBC acquisition, Cumulus Media will own and operate 245 radio stations in 51 mid-size U.S. media markets. In addition, Cumulus Media owns and operates a multi-market radio network in the English-speaking Caribbean.

    Aurora Communications, LLC
    Three Stamford Landing
    Suite 210
    46 Southfield Avenue
    Stamford, CT 06902

     Aurora Communications, LLC, a Delaware limited liability company, is a broadcasting company formed by industry veteran Frank D. Osborn and BancAmerica Capital Investors, SBIC I, L.P., in January 1999. Aurora Communications owns and operates 18 radio stations in multiple-station clusters in Bridgeport, Connecticut, Danbury, Connecticut, Newburgh-Middletown, New York, Westchester County, New York, and Poughkeepsie, New York. Aurora Communications and its owners are sometimes referred to in this proxy statement as the Aurora Sellers.

    DBBC, L.L.C.
    10 Music Circle East
    Nashville, TN 37203

     DBBC, L.L.C., a Georgia limited liability company, owns and operates, either directly or through its subsidiaries, three radio stations in the Nashville, Tennessee market. DBBC is owned by Lewis W. Dickey, Jr., the Chairman, President and Chief Executive Officer and a director of Cumulus Media, three of his brothers, including John W. Dickey, the Executive Vice President of Cumulus Media, and Quaestus & Co. Inc., which is controlled by Richard W. Weening, a director of Cumulus Media.


THE SPECIAL MEETING (PAGE 20)



  DATE, TIME AND PLACE OF THE SPECIAL MEETING (PAGE 20)



     The special meeting will be held on Thursday, March 28, 2002 at 10:00 a.m., local time, at 3535 Piedmont Road, Building 14, Level C, Atlanta, Georgia 30305.

  RECORD DATE (PAGE 20)



     The record date for determining the holders of shares of our outstanding common stock entitled to vote at the special meeting is February 25, 2002. On the record date, 28,355,920 shares of Class A Common Stock were issued and outstanding, and 1,529,277 shares of Class C Common Stock were issued and outstanding.



  VOTE REQUIRED (PAGE 20)


     In order for the proposal relating to the Aurora acquisition to be approved, a majority of the votes cast at the special meeting by holders of our Class A Common Stock and Class C Common Stock, voting together as a single class, must be voted FOR the proposal.

     In order for the proposal relating to the DBBC acquisition to be approved, a majority of the votes cast at the special meeting by the holders of our outstanding Class A Common Stock and Class C Common Stock, voting together as a single class, must be voted FOR the proposal.

     Each share of Class A Common Stock is entitled to one vote. Each share of Class C Common Stock is entitled to ten votes.

     In addition, the consent of the holders of a majority of the outstanding shares of our Class B Common Stock, consenting separately as a class, is required to approve the Aurora acquisition and the DBBC acquisition. We have received the written consent of the holder of a majority of our outstanding shares of Class B Common Stock.


THE AURORA ACQUISITION (PAGE 22)



     In the Aurora acquisition, we will acquire all of the ownership interests, which are sometimes referred to as membership interests, of Aurora Communications. In consideration for the acquisition of Aurora Communications, we expect to issue to the Aurora Sellers approximately 1,570,034 shares of our Class A Common Stock, approximately 8,981,148 shares of our non-voting Class B Common Stock, which may be converted into shares of Class A Common Stock on a one-for-one basis, and warrants, exercisable for a period of one year from the date of issuance at an exercise price of $12.00 per share, to purchase up to an aggregate of 833,333 shares of our common stock, consisting of warrants for approximately 124,000 shares of Class A Common Stock and approximately 709,333 shares of Class A Common Stock or Class B Common Stock, at the discretion of the holder, and we will pay $93 million in cash, most of which will be used to retire existing indebtedness of Aurora Communications and the balance of which will be paid to some of the Aurora Sellers.


     Following the closing of the Aurora acquisition we expect to appoint Frank
D. Osborn, the chief executive officer and president of Aurora Communications, as a member of our Board.

     We have entered into an Acquisition Agreement, dated as of November 18, 2001, and amended as of January 23, 2002, with Aurora Communications and the Aurora Sellers. A copy of that agreement, as amended, referred to as the Aurora Acquisition Agreement, is attached to this proxy statement as Appendix A. We urge you to read the Aurora Acquisition Agreement carefully, as it is the legal document that governs the Aurora acquisition.


  REASONS FOR THE AURORA ACQUISITION (PAGE 25)


     Our Board determined that the Aurora acquisition is in the best interests of our shareholders based on the following primary reasons:

     - Aurora Communications' critical mass in its markets;

     - Aurora Communications' strong operating performance;

     - the anticipated reduction in some of our debt leverage ratios that would result from the acquisition;

     - the anticipated positive impact on our earnings that would result from the acquisition;

     - the overall increase in size and scale of our operations that would result from the acquisition;

     - the enhanced geographic diversity that the Aurora acquisition will bring to our radio station clusters; and

     - the fairness opinion our Board received from Greenbridge Partners LLC.


  STRUCTURE OF THE AURORA ACQUISITION (PAGE 36)


     If you approve the Aurora acquisition, and if the other conditions to the Aurora acquisition are either satisfied or waived, then at the closing, sometimes referred to as the effective time, the following will happen effectively simultaneously:

     - Aurora Management, Inc., a member of Aurora Communications, will merge with BA Blocker Acquisition Corp., one of our wholly owned subsidiaries;

     - Allied Aurora Acquisition Corp., another member of Aurora Communications, will merge with AA Blocker Acquisition Corp., another of our wholly owned subsidiaries; and

     - the remaining members of Aurora Communications will sell their membership interests to us directly.

As a result, we will control all of the membership interests in Aurora Communications.

     The following diagrams illustrate the elements of the Aurora acquisition:

    Diagram 1 shows the merger of Aurora
        Management, a member of Aurora
  Communications, with BA Blocker Acquisition
        Corp., one of our subsidiaries.

                                               Aurora Management merges with and into BA Blocker
                                               Acquisition Corp., and Aurora Management shares are
                                               converted into the right to receive shares of our
                                               common stock and warrants.
  Diagram 2 shows the merger of AA Blocker
 Acquisition Corp., one of our subsidiaries,
   with Allied Aurora Acquisition Corp., a
      member of Aurora Communications.

                                               AA Blocker Acquisition Corp. merges with and into
                                               Allied Aurora Acquisition Corp., and Allied Aurora
                                               Acquisition Corp. shares are converted into the right
                                               to receive shares of our common stock and warrants.

Diagram 3 shows the sale of the remaining membership interests of Aurora Communications to us.

                                               All remaining members of Aurora Communications sell their membership interests to Cumulus Media in exchange for shares of our common stock, warrants and cash.

Diagram 4 shows the ownership structure of Aurora Communications after completion of the
             Aurora Acquisition.

                                               Upon completion of all of the steps of the Aurora acquisition, we will own all of the membership interests in Aurora Communications.


     The Aurora Acquisition Agreement allows us to assign our rights under that agreement to a wholly owned subsidiary. If we assign our rights, the actual structure of our ownership of Aurora Communications following completion of the Aurora acquisition may differ from that depicted above. Nevertheless, upon completion of the Aurora acquisition we will own, either directly or through one or more of our wholly owned subsidiaries, all of the membership interests in Aurora Communications.



  OPINION OF GREENBRIDGE PARTNERS LLC (PAGE 26)


     On November 18, 2001, Greenbridge Partners LLC, or Greenbridge, delivered an oral opinion, confirmed in writing on that date, that, subject to the various assumptions, limitations and qualifications described in the opinion, the consideration we will pay in the Aurora acquisition is fair, from a financial point of view, to us. A copy of the opinion is attached as Appendix B-1 to this proxy statement. You are urged to, and should, read the opinion in its entirety. In connection with the amendment to the Aurora Acquisition Agreement on January 23, 2002, Greenbridge confirmed to our Board that the amendment, had it been in effect on November 18, 2001, would not have adversely affected the opinion that Greenbridge issued to the Board on that date. A copy of the confirmation letter is attached as Appendix B-2 to this proxy statement.


  RECOMMENDATION OF THE BOARD OF DIRECTORS (PAGE 25)


     Our Board has voted FOR, and recommends that you vote FOR, the approval of the Aurora acquisition, including the issuance of the shares of our common stock and the warrants to purchase shares of our common stock, and the payment of cash.


  INTERESTS OF A DIRECTOR AND PRINCIPAL SHAREHOLDER OF CUMULUS MEDIA IN THE AURORA ACQUISITION (PAGE 34)



     In considering the recommendation of our Board in connection with the Aurora acquisition, you should be aware that one of our directors, Robert H. Sheridan, III, and one of our principal shareholders, BA Capital Company, L.P., referred to as BA Capital, of which Mr. Sheridan is a senior vice president and managing director, have interests that are different from, and in addition to, those of our other shareholders. Those interests arise because BancAmerica Capital Investors, SBIC I, L.P., referred to as BACI, of which Mr. Sheridan is also a senior vice president and managing director and which is an affiliate of BA Capital, indirectly owns a majority of the equity interests in Aurora Communications. In addition, Banc of America Securities LLC, or BA Securities, acted as one of the financial advisors to Aurora Communications in connection with the transaction. Furthermore, in connection with the new financing arrangements that we will enter into in order to refinance our existing indebtedness and to finance the cash portion of the Aurora acquisition, which are described in greater detail elsewhere herein, BA Securities is acting as joint lead arranger and joint bookrunner, and Bank of America, N.A. is acting as syndication agent. BA Securities and Bank of America, N.A. are each affiliates of BA Capital and BACI. Our Board, without the participation of Mr. Sheridan, considered these interests, together with other relevant factors, in approving the Aurora acquisition and making its recommendation.


     BA Capital and BACI are each affiliates of Bank of America Corporation. Following the Aurora acquisition, without taking into account the DBBC acquisition, and giving effect to the conversion into shares of Class A Common Stock of all shares of Class B Common Stock owned by BA Capital and BACI but none of the other shares of Class B Common Stock (including the conversion of shares issuable upon exercise of the warrant to be issued to BACI but none of the other warrants), BA Capital and BACI would own approximately 30.5% of our outstanding Class A Common Stock, representing about 22.2% of our voting power.

     Assuming that both the Aurora acquisition and the DBBC acquisition are approved by the shareholders, after giving effect to both acquisitions and to the conversion into shares of Class A Common Stock of all shares of Class B Common Stock owned by BA Capital and BACI, but none of the other shares of Class B Common Stock (including shares issuable upon exercise of the warrants to be issued to BACI), BA Capital and BACI would own about 27.0% of our outstanding Class A Common Stock, representing about 20.3% of our voting power.


  CONDITIONS TO THE COMPLETION OF THE AURORA ACQUISITION (PAGE 38)


     The completion of the Aurora acquisition depends upon the satisfaction of a number of conditions, including, among other things, our shareholders' approval of the Aurora acquisition, issuance of a final order by the Federal Communications Commission, or FCC, permitting the transfer of control of the FCC licenses held by Aurora Communications' subsidiaries to us, and receipt of financing required to consummate the Aurora acquisition. Pursuant to the Aurora Acquisition Agreement, the condition regarding shareholder approval requires that, in addition to the shareholder vote required by The Nasdaq Stock Market, the Aurora acquisition be approved by the affirmative vote of a majority of the votes cast with respect to the Aurora acquisition at the meeting by the holders of our Class A Common Stock and Class C Common Stock (excluding any Aurora Seller or its affiliates to the extent that they hold shares of our Class A Common Stock or Class C Common Stock), voting together as a single class. It is, therefore, possible that we could obtain the votes required to approve the Aurora acquisition pursuant to the rules of The Nasdaq Stock Market, without obtaining the higher vote requirement set forth as a condition to completion of the Aurora acquisition. Either Cumulus Media or Aurora Communications may waive compliance with the conditions at its discretion to the extent the law allows.


  TERMINATION (PAGE 47)


     The Aurora Acquisition Agreement may be terminated under the following circumstances:

     - by mutual agreement of us and specified representatives of the Aurora Sellers;

     - by either us or the representatives of the Aurora Sellers, if:

      - the FCC does not approve the transfer of control of the licenses held by Aurora Communications' subsidiaries to us,

      - our shareholders do not approve the Aurora acquisition or we have not held the special meeting by November 18, 2002,

      - we have not completed the financing arrangements required to consummate the Aurora acquisition by the later of three business days after the date our shareholders approve the Aurora acquisition and ten business days after the date the FCC issues its final order permitting the transfer of control of the FCC licenses, or

      - the Aurora acquisition has not been completed by November 23, 2002;

     - by us if:

      - any of the Aurora Sellers are in continuing material breach of the Aurora Acquisition Agreement,

      - our Board has withdrawn its approval or recommendation of the Aurora acquisition, or

      - any loss, damage or other occurrence prevents broadcast transmission by any of four specified radio stations of Aurora Communications for more than three continuous days;


     - by the representatives of the Aurora Sellers, if:


      - we are in continuing material breach of the Aurora Acquisition Agreement, or

      - any loss, damage or other occurrence prevents broadcast transmission by 20 of our radio stations for more than three continuous days; and


     - by BACI, the majority-owner of Aurora Management, if:


      - there is a tender or exchange offer (or an announcement to make such an offer) by a person or group for at least 50% of our outstanding common stock; or

      - we enter into substantive negotiations with any person or group involving certain extraordinary corporate transactions, other than the DBBC acquisition, involving voting control of Cumulus Media or the acquisition or disposition of a material amount of our assets.


  THE PRE-CLOSING ESCROW AGREEMENT AND THE EFFECT OF TERMINATION (PAGE 52)


     As required by the Aurora Acquisition Agreement, we placed 770,000 shares of our Class A Common Stock into escrow as a deposit to secure performance of our obligations under the Aurora Acquisition Agreement.

     In the event that the Aurora Acquisition Agreement is terminated:

     - by us, if (1) our shareholders do not approve the Aurora acquisition at a duly held meeting, (2) the shareholders meeting to approve the Aurora acquisition is not held by November 18, 2002, (3) our Board has withdrawn its approval or recommendation of the Aurora acquisition, or (4) we have not completed the financing arrangements required to consummate the Aurora acquisition by the later of three business days after the date our shareholders approve the Aurora acquisition and ten business days after the date the FCC issues its final order permitting the transfer of control of the FCC licenses, or

     - by representatives of the Aurora Sellers, if (1) we are in continuing material breach of the Aurora Acquisition Agreement or (2) our shareholders do not approve the Aurora acquisition at a duly held meeting, or

     - by representatives of the Aurora Sellers if (1) our shareholders meeting to approve the Aurora acquisition is not held by November 18, 2002, or
       (2) we have not completed the financing arrangements required to consummate the Aurora acquisition by the later of three business days after the date our shareholders approve the Aurora acquisition and ten business days after the date the FCC issues its final order permitting the transfer of control of the FCC licenses, and in either case the Aurora Sellers are not in material breach of their representations, warranties or covenants under the Aurora Acquisition Agreement, or

     - by BACI, if there is a tender or exchange offer for at least 50% of our outstanding common stock, or we enter into substantive negotiations for any extraordinary corporate transaction, other than the

       DBBC acquisition, involving voting control of Cumulus Media or the acquisition or disposition of a material amount of our assets, and the tender or exchange offer or extraordinary corporate transaction is consummated within 180 days of the termination of the Aurora Acquisition Agreement, then the shares of Class A Common Stock will be released by the escrow agent to Aurora Communications, and Aurora Communications will acquire all rights incident to ownership of those shares of common stock. Prior to such an event, Aurora Communications will not be deemed to own the shares of Class A Common Stock and will have no right to those shares.

     If we complete the Aurora acquisition as contemplated, then the pre-closing escrow shares will not be issued to Aurora Communications but will instead be returned to us.


  THE REGISTRATION RIGHTS AGREEMENT (PAGE 53)


     As required by the Aurora Acquisition Agreement, we have entered into a registration rights agreement with Aurora Communications and the other Aurora Sellers, pursuant to which we agreed to prepare and file registration statements with the Securities and Exchange Commission, or SEC, in order to permit:

     - the resale of the 770,000 shares of Class A Common Stock we placed in escrow, which are issuable to Aurora Communications only if the Aurora Acquisition Agreement is terminated under specified circumstances, and

     - the resale of the shares of Class A Common Stock that we will issue to the Aurora Sellers at the closing of the Aurora acquisition, including those shares of Class A Common Stock issued upon conversion of the Class B Common Stock or upon exercise of the warrants.

It is a condition to closing of the Aurora acquisition that the registration statement permitting the resale of the shares that will be issued to the Aurora Sellers in the Aurora acquisition at closing be declared effective prior to closing.


  THE SHAREHOLDER AGREEMENT; RESTRICTIONS ON THE SHARES OF THE CLASS B COMMON STOCK (PAGE 54)


     In order to accommodate regulatory concerns involving the ownership or control of broadcasting licenses, BACI has requested that the shares it is to receive in the Aurora acquisition be shares of our non-voting Class B Common Stock. Because holders of our Class B Common Stock are, in specified instances, permitted to vote or consent as a class to actions that we propose to undertake, and to convert the shares of Class B Common Stock into the other classes of our common stock, including shares of our Class C Common Stock, BACI has agreed to enter into a shareholder agreement with us, at the closing of the Aurora acquisition, that places limits on some of BACI's rights as a holder of our Class B Common Stock. The shareholder agreement limits the consent rights and convertibility into shares of Class C Common Stock otherwise provided to holders of our Class B Common Stock by our articles of incorporation. In addition, the shareholder agreement provides that if BACI, or any of its affiliates, including BA Capital, has converted shares of Class B Common Stock into shares of Class A Common Stock, in certain circumstances BACI, or its applicable affiliate, may exchange the shares of Class A Common Stock for an equal number of shares of Class B Common Stock, all of which would remain subject to the limitation of certain rights imposed by the shareholder agreement.


  THE VOTING AGREEMENT (PAGE 55)


     Messrs. L. Dickey, J. Dickey and Weening, and their affiliated entities, who together own shares of our common stock representing approximately 38.2% of our outstanding voting power as of December 31, 2001, have entered into an agreement with Aurora Communications that requires them to vote their shares of our common stock in favor of any proposals necessary to approve the Aurora acquisition.

THE DBBC ACQUISITION (PAGE 63)



     In the DBBC acquisition, we will acquire the broadcasting operations of DBBC. In consideration for the acquisition of substantially all of DBBC's assets, we will issue 5,250,000 shares of our Class A Common Stock and a warrant, exercisable for a period of six months from the date of issuance, to purchase up to 250,000 shares of Class A Common Stock at an exercise price of $12.00 per share, and we will assume specified liabilities of DBBC and pay certain expenses related to the DBBC acquisition, up to an aggregate of $21 million.


     We have entered into an Agreement and Plan of Merger, dated as of December 14, 2001, with DBBC and its subsidiaries. A copy of that agreement, referred to as the DBBC Acquisition Agreement, is attached to this proxy statement as Appendix C. We urge you to read the DBBC Acquisition Agreement carefully, as it is the legal document that governs the DBBC acquisition.

     As discussed below, our Board established a special committee of independent directors to evaluate, negotiate and make a recommendation to our Board regarding the DBBC acquisition.


  REASONS FOR THE DBBC ACQUISITION (PAGE 65)


     The special committee and our Board determined that the DBBC acquisition is in the best interests of our shareholders based on the following primary reasons:

     - the anticipated reduction in our debt leverage ratios, as measured under the credit agreement and the indenture governing our existing indebtedness, that would result from the acquisition;

     - the anticipated positive impact on our broadcast cash flow, EBITDA and after tax cash flow, that would result from the acquisition;

     - the significance of the Nashville, Tennessee market, which is ranked 44th in the United States by Arbitron and would represent the largest clustered market for Cumulus Media;

     - the favorable market share of DBBC's stations in the Nashville, Tennessee market; and

     - the fairness opinion the special committee received from Houlihan Lokey Howard & Zukin Financial Advisors, Inc.


  STRUCTURE OF THE DBBC ACQUISITION (PAGE 73)


     If you approve the DBBC acquisition, and if the other conditions to the DBBC acquisition are either satisfied or waived, then at the closing the following will happen effectively simultaneously:

     - Mt. Juliet Broadcasting Inc., a subsidiary of DBBC, will merge with Mt. Juliet Inc., one of our wholly owned subsidiaries;

     - Phoenix Communications Group Inc., another subsidiary of DBBC, will merge with Phoenix Broadcasting Inc., another of our wholly owned subsidiaries; and

     - we will acquire substantially all of the assets, and assume specified liabilities, of DBBC.

     The following diagrams illustrate the elements of the DBBC acquisition:

 (Diagram 1 shows the merger of Mt. Juliet
Broadcasting, a subsidiary of DBBC, will MJI, one of our subsidiaries.)

                                               Mt. Juliet Broadcasting merges with and into Mt.
                                               Juliet Inc. Through this merger, we acquire WNPL-FM in
                                               Belle Meade, Tennessee.

   (Diagram 2 shows the merger of Phoenix
 Communications Group, a subsidiary of DBBC with PBI, one of our subsidiaries.)

                                               Phoenix Communications Group merges with and into
                                               Phoenix Broadcasting Inc. Through this merger, we
                                               acquire WQQK-FM in Hendersonville, Tennessee.

(Diagram 3 shows the sale of DBBC's assets
                  to us.)

                                               DBBC sells its remaining assets directly to us.
                                               Through this final step, we acquire WRQQ-FM in
                                               Goodlettsville, Tennessee.

(Diagram 4 shows the ownership structure of the three Nashville stations after completion of the DBBC acquisitions.)

                                               Upon completion of all of the steps of the DBBC
                                               acquisition, the ownership structure of the three
                                               Nashville stations will look like this.


     The DBBC Acquisition Agreement allows us to assign our rights under that agreement to a wholly owned subsidiary. If we assign our rights, the actual structure of our ownership of the broadcasting operations of DBBC following completion of the DBBC acquisition may differ from that depicted above. Nevertheless, upon completion of the DBBC acquisition we will own, either directly or through one or more wholly owned subsidiaries, all of the broadcasting operations of DBBC.

 OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC. (PAGE 66)



     On December 14, 2001, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., or Houlihan Lokey, delivered an oral opinion, confirmed in writing on that date, that, subject to the assumptions and limiting conditions described in the opinion, the consideration we will pay in the DBBC acquisition is fair to us from a financial point of view as of the date of the opinion. Houlihan Lokey has confirmed that opinion in a written opinion dated the date of this proxy statement. A copy of the opinion dated the date of this proxy statement is attached as Appendix D to this proxy statement. You are urged to, and should, read the opinion in its entirety.



 RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS (PAGE 65)


     Because of the potential conflicts of interest of two members of our Board, including our Chairman, President and Chief Executive Officer, who have ownership interests in DBBC, the Board established a special committee of independent directors to act on behalf of Cumulus Media in negotiating the price and other terms and conditions of the DBBC acquisition with the representatives of DBBC, and in evaluating the fairness of the DBBC Acquisition Agreement. The special committee is composed of Holcombe T. Green, Jr. and Eric P. Robison, each of whom is an independent director and has no material financial interest in the DBBC acquisition.

     The special committee has determined that the terms of the DBBC Acquisition Agreement, which were established through arm's-length negotiations between the representatives of the special committee and representatives of DBBC, are fair to and in the best interest of us and our shareholders. Accordingly, the special committee approved the DBBC Acquisition Agreement and the related agreements and recommended to the Board that the DBBC acquisition and related agreements be approved. Based upon that recommendation, our Board approved the DBBC acquisition and related agreements. The special committee and the Board have voted FOR, and recommend that you vote FOR, the approval of the DBBC acquisition.


 INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF CUMULUS MEDIA IN THE DBBC ACQUISITION (PAGE 71)


     In considering the recommendations of the special committee and our Board in connection with the DBBC acquisition, you should be aware that some of our executive officers and directors have interests that are different from those of our other shareholders. You should also be aware that some of our directors and executive officers, and their affiliates, have interests in connection with the DBBC acquisition that may present them with actual or potential conflicts of interests. The special committee and the Board considered these interests, together with other relevant factors, in making their recommendations.

     DBBC is owned by Lewis W. Dickey, Jr., the Chairman, President, Chief Executive Officer and a director of Cumulus Media, three of his brothers, including John W. Dickey, the Executive Vice President of Cumulus Media, and Quaestus & Co. Inc., which was formerly known as Quaestus Management Corporation and is controlled by Richard W. Weening, a director of Cumulus Media. Collectively, those individuals, and their affiliated entities, own approximately 1,171,290 shares, or 4.2%, of our outstanding Class A Common Stock, and 1,529,277 shares, or 100%, of our outstanding Class C Common Stock, which collectively represent approximately 38.2% of the outstanding voting power of our common stock as of December 31, 2001. In connection with the DBBC acquisition, DBBC will receive 5,250,000 shares of our Class A Common Stock and a warrant, exercisable for a period of six months from the date of issuance, to purchase up to an additional 250,000 shares of Class A Common Stock at an exercise price of $12.00 per share. As the majority owners and managers of DBBC, Messrs. L. Dickey and J. Dickey and their brothers will control the manner in which the shares of Class A Common Stock that DBBC will acquire in the DBBC acquisition will be voted.

     Upon completion of the DBBC acquisition, and without taking into account the Aurora acquisition, Messrs. L. Dickey, J. Dickey and Weening, and their affiliates, collectively will own approximately 21.4% of our outstanding Class A Common Stock and 100% of our outstanding Class C Common Stock, which will collectively represent approximately 62.7% of the outstanding voting power of our common stock, assuming exercise of the warrant being issued to DBBC and of all presently exercisable options held by those persons.

     Assuming that both the DBBC acquisition and the Aurora acquisition are approved by the shareholders, after giving effect to both acquisitions, and to the exercise of the warrant to be issued to DBBC and all presently exercisable options held by those persons, Messrs. L. Dickey, J. Dickey and Weening, and their affiliates, collectively will own approximately 20.4% of our outstanding Class A Common Stock and 100% of our Class C Common Stock, which will collectively represent approximately 61.4% of our voting power.

     Included in the specified liabilities of DBBC that we will assume in the DBBC acquisition are approximately $1 million of outstanding promissory notes held by Michael W. Dickey, a brother of Messrs. L. Dickey and J. Dickey, by Dickey Broadcasting Company, an affiliate of the Dickeys and by Stratford Research Company, Inc., another affiliate of the Dickeys.


 CONDITIONS TO THE COMPLETION OF THE DBBC ACQUISITION (PAGE 74)


     The completion of the DBBC acquisition depends upon the satisfaction of a number of conditions, including, among other things, our shareholders' approval of the DBBC acquisition, an FCC order permitting our acquisition of DBBC's licenses, receipt of financing required to consummate the transaction, and receipt of a fairness opinion of Houlihan Lokey dated within 60 days prior to the closing of the DBBC acquisition. Either Cumulus Media or DBBC may waive compliance with the conditions at its discretion to the extent the law allows.


  TERMINATION (PAGE 77)


     Prior to the effective time of the DBBC acquisition, the DBBC Acquisition Agreement may be terminated as follows:

     - by mutual agreement of us and DBBC;

     - by either us or DBBC, if:

      - the DBBC acquisition has not been completed on or before December 31, 2002 or a later, mutually agreed-upon date;

      - the FCC does not approve our acquisition of DBBC's licenses by December 31, 2002,

      - any governmental authority has issued an order, decree, or ruling, or taken any other action, permanently restraining, enjoining or otherwise prohibiting the consummation of the DBBC acquisition; or

     - by us, if DBBC has continued in a material breach of the DBBC Acquisition Agreement for 14 days after they receive our notice of the breach, and the breach is not cured by the closing of the DBBC acquisition; or

     - by DBBC, if we have continued in a material breach of the DBBC Acquisition Agreement for 14 days after we receive notice of the breach, and the breach is not cured by the closing of the DBBC acquisition.

     Upon termination of the DBBC Acquisition Agreement by any party, the other party remains liable for any willful breach of the DBBC Acquisition Agreement.


  THE REGISTRATION RIGHTS AGREEMENT (PAGE 79)


     Simultaneously with the closing of the DBBC acquisition, we will enter into a registration rights agreement with DBBC, pursuant to which DBBC can require that we file a registration statement with the SEC in order to permit the resale of the shares of our Class A Common Stock issued to DBBC in the DBBC acquisition, including those shares of Class A Common Stock issued upon exercise of the warrant.

  THE VOTING AGREEMENT (PAGE 80)


     Messrs. L. Dickey, J. Dickey and Weening, and their affiliated entities, who together own shares of our common stock representing approximately 38.2% of our outstanding voting power as of December 31, 2001, have entered into an agreement with DBBC that requires them to vote their shares of our common stock in favor of any proposals necessary to approve the DBBC acquisition.


FINANCING OF THE ACQUISITIONS (PAGE 88)



     We will need approximately $114 million in cash to repay indebtedness that we are assuming and to pay the cash portions of the purchase price for the Aurora acquisition and the DBBC acquisition. JPMorgan Chase Bank, Bank of America, N.A., CIT Lending Services Corporation and SunTrust Bank, acting as agents, have committed, pursuant to a commitment letter dated February 4, 2002, to provide credit facilities for up to $350 million of indebtedness, on terms and conditions set forth in the commitment letter. We will use approximately $160 million to repay all amounts owing under our existing senior credit facility and approximately $114 million to repay the indebtedness being assumed in connection with, together with the cash portions of the purchase price for, the Aurora acquisition and the DBBC acquisition, and other costs and expenses related to those acquisitions. The facilities will include (1) $100 million in the form of a reducing revolving credit facility, a portion of which will be available in the form of letters of credit; (2) $100 million in the form of a term loan facility; and (3) $150 million in the form of a second term loan facility. While we do not expect that the terms of the definitive financing documents will differ materially from the terms and conditions of the commitment letter, we will not be able to consummate the Aurora acquisition or the DBBC acquisition if we are unable to complete the financing on terms acceptable to us.

              SELECTED HISTORICAL FINANCIAL DATA OF CUMULUS MEDIA


     We are providing the following Cumulus Media selected historical consolidated financial information to aid you in your analysis of the financial aspects of the Aurora acquisition and the DBBC acquisition. The following information is only a summary and should be read together with Cumulus Media's audited and unaudited financial statements, the related notes, and discussion contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cumulus Media" incorporated by reference into this proxy statement.



     The selected historical financial data presented below have been derived from the audited consolidated financial statements of Cumulus Media as of and for the years ended December 31, 2001, 2000, 1999, 1998 and the period from inception on May 22, 1997 to December 31, 1997. The audited consolidated financial statements of Cumulus Media as of and for the years ended December 31, 2001, 2000 and 1999 are incorporated by reference into this proxy statement. The historical consolidated financial data of Cumulus Media are not comparable from year to year because of the acquisition and disposition of radio stations by Cumulus Media during the periods covered.



                                                                                                  PERIOD FROM
                                        YEAR           YEAR           YEAR           YEAR        INCEPTION ON
                                       ENDED          ENDED          ENDED          ENDED       MAY 22, 1997 TO
                                    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    DECEMBER 31,
                                        2001           2000           1999           1998            1997
                                    ------------   ------------   ------------   ------------   ---------------
                                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net revenues......................    $201,328      $ 225,911      $ 180,019      $  98,787        $  9,163
Station operating expenses
  excluding depreciation and
  amortization and LMA fees
  (including a provision for
  doubtful accounts of $4,793,
  $23,751, $2,504, $9,644 and
  $161, respectively).............     141,598        191,336        133,328         72,154           7,147
Depreciation and amortization.....      50,585         44,003         32,564         17,113           1,671
LMA fees..........................       2,815          4,825          4,165          2,404              --
Corporate general and
  administrative expenses
  (includes non-cash stock
  compensation expense of $0, $0,
  $0, $0 and $1,689,
  respectively)...................      15,180         18,232          8,204          5,607           2,965
Restructuring and impairment
  charges.........................       6,781         16,226             --             --              --
                                      --------      ---------      ---------      ---------        --------
Operating income (loss)...........     (15,631)       (48,711)         1,758          1,509          (2,620)
Net interest expense..............     (28,716)       (26,055)       (22,877)       (13,178)           (837)
Other income (expense), net.......      10,300         73,280            627             (2)            (54)
Income tax (expense) benefit......       3,494           (812)         6,870          2,226             (67)
Loss before extraordinary item....     (30,553)        (2,298)       (13,622)        (9,445)         (3,578)
Extraordinary loss on early
  extinguishment of debt..........          --             --             --         (1,837)             --
Net loss..........................     (30,553)        (2,298)       (13,622)       (11,282)         (3,578)
Preferred stock dividends, deemed
  dividends, accretion of discount
  and redemption premium..........      17,743         14,875         23,790         13,591             274
Net loss attributable to common
  stockholders....................    $(48,296)     $ (17,173)     $ (37,412)     $ (24,873)       $ (3,852)
Basic and diluted loss per common
  share...........................    $  (1.37)     $   (0.49)     $   (1.50)     $   (1.55)       $  (0.31)

                                                                                                  PERIOD FROM
                                        YEAR           YEAR           YEAR           YEAR        INCEPTION ON
                                       ENDED          ENDED          ENDED          ENDED       MAY 22, 1997 TO
                                    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    DECEMBER 31,
                                        2001           2000           1999           1998            1997
                                    ------------   ------------   ------------   ------------   ---------------
                                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
OTHER FINANCIAL DATA:
Broadcast Cash Flow...............    $ 59,730      $  34,575      $  46,691      $  26,633        $  2,016
EBITDA............................      44,550         16,343         38,487         21,026            (949)
Net cash provided by (used in)
  operating activities............      11,440        (14,565)       (13,644)        (4,653)         (1,887)
Net cash used in investing
  activities......................     (48,164)      (190,274)      (192,105)      (351,025)        (95,100)
Net cash (used in) provided by
  financing activities............      31,053         (3,763)       400,445        378,990          98,560
BALANCE SHEET DATA:
Total assets......................    $965,317      $ 966,010      $ 914,888      $ 514,363        $110,441
Long-term debt (including current
  portion)........................     320,018        285,228        285,247        222,767          42,801
Preferred stock subject to
  mandatory redemption............     134,489        119,708        102,732        133,741          13,426
Stockholders' equity..............     423,884        471,872        488,442        127,554          49,976


---------------


(1) Broadcast cash flow consists of operating income (loss) before depreciation, amortization, LMA fees, corporate expenses and restructuring and impairment charges. Although broadcast cash flow is not a measure of performance calculated in accordance with GAAP, we believe that it is useful to an investor in evaluating Cumulus Media because it is a measure widely used in the broadcasting industry to evaluate a radio company's operating performance. Nevertheless, it should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining Cumulus Media's operating performance or liquidity that is calculated in accordance with GAAP. As broadcast cash flow is not a measure calculated in accordance with GAAP, this measure may not be compared to similarly titled measures employed by other companies.



(2) EBITDA consists of operating income (loss) before depreciation and amortization, LMA fees and restructuring and impairment charges. Although EBITDA is not a measure of performance calculated in accordance with GAAP, we believe that it is useful to an investor in evaluating Cumulus Media because it is a measure widely used in the broadcasting industry to evaluate a radio company's operating performance. Nevertheless, it should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining Cumulus Media's operating performance or liquidity that is calculated in accordance with GAAP. As EBITDA is not a measure calculated in accordance with GAAP, this measure may not be compared to similarly titled measures employed by other companies.

         UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The following unaudited selected pro forma condensed combined financial information describes the pro forma effects of our proposed acquisitions of DBBC and Aurora Communications on:


     - our balance sheet as of December 31, 2001; and



     - our statement of operations for the year ended December 31, 2001.



     The following unaudited selected pro forma condensed combined operating information for the year ended December 31, 2001 also reflects the pro forma effects of Aurora Communications' acquisition of nine related radio stations, referred to as the Poughkeepsie acquisition, which was consummated on May 8, 2001. The pro forma effects of the Poughkeepsie acquisition have been reflected in the accompanying unaudited selected pro forma condensed combined operating information to provide a more comprehensive description of the pro forma effects of the Aurora acquisition.



     The unaudited selected pro forma condensed combined financial information reflects the use of the purchase method of accounting for all acquisitions. The unaudited selected pro forma condensed combined operating information for the year ended December 31, 2001 reflects adjustments as if the acquisitions had occurred on January 1, 2001. The unaudited selected pro forma condensed combined financial information as of December 31, 2001 gives effect to our proposed acquisitions of Aurora Communications and DBBC, as if they had occurred on December 31, 2001. The financial effects of the transactions presented in the selected unaudited pro forma condensed combined financial information are not necessarily indicative of either the financial position or results of operations that would have been obtained had the acquisitions actually occurred on the dates set forth above, nor are they necessarily indicative of the results of future operations. We expect to incur integration expenses as well as to benefit from potential operating efficiencies as a result of the acquisitions of Aurora Communications and DBBC. The selected unaudited pro forma condensed combined financial information does not reflect any of these potential expenses and benefits from operating efficiencies that may occur due to our integration of Aurora Communications and DBBC. The selected unaudited pro forma condensed combined financial information should be read in conjunction with our historical financial statements, including the related notes, incorporated by reference to this proxy statement, the historical financial statements of Aurora Communications and DBBC, including the related notes, beginning on page F-1, and the unaudited pro forma condensed combined financial statements, beginning on page P-1.

     UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


                                                      AS OF DECEMBER 31, 2001
                                          ------------------------------------------------
                                          CUMULUS MEDIA/   CUMULUS MEDIA/   CUMULUS MEDIA/
                                              AURORA            DBBC         AURORA/DBBC
                                            PRO FORMA        PRO FORMA        PRO FORMA
                                             COMBINED         COMBINED         COMBINED
                                          --------------   --------------   --------------
                                                           (IN THOUSANDS)
Cash and cash equivalents...............    $    5,995       $    5,425       $    6,112
Working capital.........................        19,240           11,967           17,009
Total assets............................     1,225,099        1,105,339        1,365,121
Long-term debt (including current
  portion)..............................       417,097          341,939          439,018
Preferred stock subject to mandatory
  redemption............................       134,489          134,489          134,489
Stockholders' equity....................       551,841          505,021          632,978



                                                FOR THE YEAR ENDED DECEMBER 31, 2001
                                          ------------------------------------------------
                                          CUMULUS MEDIA/   CUMULUS MEDIA/   CUMULUS MEDIA/
                                              AURORA            DBBC         AURORA/DBBC
                                            PRO FORMA        PRO FORMA        PRO FORMA
                                             COMBINED         COMBINED         COMBINED
                                          --------------   --------------   --------------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues............................     $236,569         $208,458         $243,699
Total operating expenses................      246,408          222,406          251,855
Operating income (loss).................       (9,839)         (13,948)          (8,156)
Loss from continuing operations.........      (31,538)         (30,281)         (31,266)
Net loss from continuing operations
  attributable to common stockholders...     $(49,281)        $(48,024)        $(49,009)
Basic and diluted net loss per share
  from continuing operations............     $  (1.08)        $  (1.19)        $   (.96)
OTHER FINANCIAL DATA:
Broadcast Cash Flow(1)..................     $ 74,729         $ 63,994         $ 78,993
EBITDA(2)...............................       55,994           47,370           58,814



---------------



(1) Broadcast cash flow consists of operating income (loss) before depreciation, amortization, LMA fees, corporate expenses and restructuring and impairment charges. Although broadcast cash flow is not a measure of performance calculated in accordance with GAAP, we believe that it is useful to an investor in evaluating the combined company because it is a measure widely used in the broadcasting industry to evaluate a radio company's operating performance. Nevertheless, it should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining the combined company's operating performance or liquidity that is calculated in accordance with GAAP. As broadcast cash flow is not a measure calculated in accordance with GAAP, this measure may not be compared to similarly titled measures employed by other companies.



(2) EBITDA consists of operating income (loss) before depreciation and amortization, LMA fees and restructuring and impairment charges. Although EBITDA is not a measure of performance calculated in accordance with GAAP, we believe that it is useful to an investor in evaluating the combined company because it is a measure widely used in the broadcasting industry to evaluate a radio company's operating performance. Nevertheless, it should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining the combined company's operating performance or liquidity that is calculated in accordance with GAAP. As EBITDA is not a measure calculated in accordance with GAAP, this measure may not be compared to similarly titled measures employed by other companies.

                           COMPARATIVE PER SHARE DATA


     We have summarized below specified (1) comparative per share data of Cumulus Media on a historical basis and (2) combined per share data on an unaudited pro forma basis after giving effect to the proposed Aurora acquisition alone, the proposed DBBC acquisition alone, and the Aurora and DBBC acquisitions together, using the purchase method of accounting as if the acquisitions occurred on January 1, 2001 and assuming that:


     - 1,570,034 shares of our Class A Common Stock and 8,981,148 shares of our Class B Common Stock were issued as partial consideration in the Aurora acquisition; and

     - 5,250,000 shares of our Class A Common Stock were issued as partial consideration in the DBBC acquisition.

     You should read this data along with our historical consolidated financial statements, including the related notes, incorporated by reference into this proxy statement, the historical financial statements of Aurora Communications and DBBC, including the related notes, beginning on page F-1, and the unaudited pro forma combined financial statements, beginning on page P-1. We have presented the pro forma per share data for illustrative purposes only. The financial effects of the transactions presented in the unaudited pro forma combined per share data are not necessarily indicative of the results of operations that would have been obtained had the acquisitions actually occurred on the date set forth above, nor are they necessarily indicative of the results of future operations. We expect to incur integration expenses as well as the benefits from potential operating efficiencies as a result of the acquisitions of Aurora Communications and DBBC. The unaudited pro forma combined per share data do not reflect any of these potential expenses and benefits from operating efficiencies that may occur due to the integration of Aurora Communications and DBBC with Cumulus Media.


                                                                   YEAR
                                                                  ENDED
                                                               DECEMBER 31,
                                                                   2001
                                                               ------------
HISTORICAL PER SHARE DATA
Basic and diluted net loss per share from continuing
  operations:
  Cumulus Media.............................................      $(1.37)
Book value per share at period end(1):
  Cumulus Media.............................................      $12.05
Cash dividends declared per share at period end.............      $    0
PRO FORMA PER SHARE DATA
Pro forma combined net loss per share from continuing
  operations:
  Cumulus Media/Aurora Communications pro forma.............      $(1.08)
  Cumulus Media/DBBC pro forma..............................      $(1.19)
  Cumulus Media/Aurora Communications/DBBC pro forma........      $(0.96)
Pro forma combined book value per share at period end(2):
  Cumulus Media/Aurora Communications pro forma.............      $12.07
  Cumulus Media/DBBC pro forma..............................      $12.49
  Cumulus Media/Aurora Communications/DBBC pro forma........      $12.42
Pro forma combined cash dividends declared per share at
  period end................................................      $    0


---------------


(1) Historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period.



(2) Pro forma book value per share is computed by dividing pro forma stockholders' equity by the sum of: (a) the number of shares of our common stock outstanding at the end of each period, and (b) the number of shares of common stock to be issued in connection with the proposed acquisitions.

                   INFORMATION REGARDING THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING


     We are furnishing this proxy statement to the holders of our Class A Common Stock and our Class C Common Stock in connection with the solicitation of proxies by our Board for the special meeting of shareholders to be held on Thursday, March 28, 2002 at 10:00 a.m., local time, at 3535 Piedmont Road, Building 14, Level C, Atlanta, Georgia 30305, or any adjournment or postponement of the special meeting.


PURPOSE OF THE SPECIAL MEETING

     At the special meeting, we will ask you to vote on proposals relating to the Aurora acquisition and to the DBBC acquisition.

     In connection with the Aurora acquisition, you are being asked to approve the acquisition of Aurora Communications, which involves the issuance to the Aurora Sellers of (a) 10,551,182 shares of our common stock, consisting of approximately 1,570,034 shares of our Class A Common Stock and approximately 8,981,148 shares of our non-voting Class B Common Stock, which may be converted into shares of Class A Common Stock on a one-for-one basis, and (b) warrants, exercisable for a period of one year from the date of issuance at an exercise price of $12.00 per share, to purchase up to an aggregate of 833,333 shares of our common stock, consisting of warrants for approximately 124,000 shares of Class A Common Stock and approximately 709,333 shares of Class A Common Stock or Class B Common Stock, at the discretion of the holder, and the payment of $93 million in cash, most of which will be used to retire existing indebtedness of Aurora Communications and the balance of which will be paid to specified Aurora Sellers, in exchange for all of the outstanding membership interests in Aurora Communications.

     In connection with the DBBC acquisition, you are being asked to approve the acquisition of the broadcasting operations of DBBC which involves the issuance of (a) 5,250,000 shares of our Class A Common Stock and (b) a warrant, exercisable for a period of six months from the date of issuance at an exercise price of $12.00 per share, to purchase up to 250,000 shares of our Class A Common Stock, and the assumption of specified liabilities of DBBC and the payment of certain expenses, up to an aggregate of $21 million.

     The Aurora acquisition and the DBBC acquisition are independent of each other. Therefore, the inability to obtain shareholder approval of one acquisition will not affect our ability to consummate the other acquisition.

RECORD DATE; QUORUM; OUTSTANDING COMMON STOCK ENTITLED TO VOTE


     All holders of record of our Class A Common Stock and our Class C Common Stock at the close of business on February 25, 2002 are entitled to notice of, and to vote at, the special meeting. The presence, in person or by proxy, of holders of a majority of the voting power represented by outstanding shares of our Class A Common Stock and Class C Common Stock, voting together as a single class, is required to constitute a quorum for the transaction of business. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be voted FOR the approval of the Aurora acquisition and FOR the approval of the DBBC acquisition. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in "street name," there will be no effect on the approval of the proposals. A list of shareholders of record will be available for examination at the time and place of the special meeting. As of February 25, 2002, there were 28,355,920 shares of Class A Common Stock outstanding and 1,529,277 shares of Class C Common Stock outstanding.


VOTING RIGHTS; VOTE REQUIRED

     Holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held as of the record date. Holders of Class C Common Stock are entitled to ten votes for each share of Class C Common Stock held as of the record date. The affirmative vote of a majority of the votes cast at the special meeting by the holders of shares of our Class A Common Stock and Class C Common Stock, voting together as a class, on the proposals to approve the Aurora acquisition and to approve the DBBC acquisition, is required to approve each of those proposals. In determining whether the approval of the proposals has received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the approval of the Aurora acquisition or the DBBC acquisition.

     In addition, under our articles of incorporation the consent of the holders of a majority of the outstanding shares of our Class B Common Stock, consenting separately as a class, is required to approve the Aurora acquisition and the DBBC acquisition. We have received the consent of the holder of a majority of the outstanding shares of our Class B Common Stock entitled to exercise those consent rights.

VOTING AND REVOCATION OF PROXIES

     A proxy card for you to use in voting accompanies this proxy statement. Subject to the following sentence, all properly executed proxies that are received prior to, or at, the special meeting and not revoked will be voted in the manner specified. If you execute and return a proxy card, and do not specify otherwise, the shares represented by your proxy will be voted FOR each of the proposals.

     If you have given a proxy pursuant to this solicitation, you may nonetheless revoke it by attending the special meeting and voting in person. In addition, you may revoke any proxy you give at any time before the special meeting by delivering to our Secretary at 3535 Piedmont Road, Building 14, Fourteenth Floor, Atlanta, Georgia 30305 so that it is received prior to the special meeting, or at the special meeting itself, a written statement revoking the proxy, or by delivering a duly executed proxy bearing a later date. If you have executed and delivered a proxy to us, your attendance at the special meeting will not, by itself, constitute a revocation of your proxy.

SOLICITATION OF PROXIES

     We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone, facsimile, e-mail or otherwise, but they will not be compensated specifically for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of common stock they hold of record.

OTHER MATTERS

     Except for the votes on the proposals related to the Aurora acquisition and the DBBC acquisition, no other matter is expected to come before the special meeting. If any other business properly comes before the special meeting, the persons named in the proxy will vote in their discretion to the extent permitted by law.

                             THE AURORA ACQUISITION

BACKGROUND

     Commencing in the spring of 2001, Lewis W. Dickey, Jr., our Chairman, President and Chief Executive Officer, engaged in several discussions with Robert H. Sheridan, III, one of our directors and a senior vice president of BA Capital, which is one of our largest shareholders, about the possible acquisition of Aurora Communications by Cumulus Media. BACI, an affiliate of BA Capital, is the largest equity owner of Aurora Communications. Mr. Sheridan is also a senior vice president and managing director of BACI.

     On May 4, 2001, at a regularly scheduled meeting of our Board, Mr. Dickey informed the Board of the preliminary discussions he had held with Mr. Sheridan concerning the possible acquisition of Aurora Communications by Cumulus Media. The Board determined to preliminarily examine the procedures by which a potential transaction could be considered, in light of the affiliations of Mr. Sheridan and BA Capital with Aurora Communications. The Board also directed Martin R. Gausvik, our Chief Financial Officer, to begin to gather and analyze summary financial and other information concerning Aurora Communications for the Board.

     At the next meeting of our Board on July 2, 2001, the Board considered, with representatives of Jones, Day, Reavis & Pogue, or Jones Day, our legal counsel, the steps required for Cumulus Media to evaluate an acquisition of Aurora Communications. The Board discussed the potential conflict of interest regarding the Aurora transaction arising from the fact that Mr. Sheridan, a member of our Board, was affiliated with both BA Capital, a principal shareholder of Cumulus Media, and BACI, the largest equity owner in Aurora Communications (and the fact that both such entities are affiliated with Bank of America Corporation). As a result, the Board determined, and Mr. Sheridan concurred, that Mr. Sheridan should recuse himself from all Board deliberations concerning the possible acquisition of Aurora Communications by us. The Board directed Mr. Dickey and Mr. Gausvik to continue to investigate a proposed acquisition and to commence discussions with Aurora Communications.

     On July 16, 2001, Mr. Dickey issued a proposal letter to Aurora Communications, addressed to Frank D. Osborn, Aurora Communications' president and chief executive officer, outlining our interest in pursuing an acquisition by us of Aurora Communications' business. This letter contained preliminary terms, proposing that we would acquire the assets of Aurora Communications in exchange for 8.5 million shares of our common stock and $100 million in cash, net of certain liabilities of Aurora Communications. In order to accommodate regulatory concerns of BACI relating to ownership or control of broadcasting licenses, the shares of common stock that we proposed to issue in the acquisition would consist of a combination of shares of a class of non-voting common stock, which would be issued to BACI, and shares of our Class A Common Stock, which would be issued to the other owners of Aurora Communications.

     During the period between July 16, 2001 and August 2, 2001, Mr. Dickey had several telephone conversations with representatives of Aurora Communications and with representatives of Deutsche Banc Alex. Brown, Aurora Communications' financial advisor. On August 1, 2001, Aurora Communications' financial advisor made a counter-proposal, proposing a purchase price for the transaction of 11.3 million shares of our stock and $100 million in cash, net of specified liabilities of Aurora Communications.

     On August 3, 2001, at a regular quarterly meeting of our Board, with Mr. Sheridan absent for those discussions, Mr. Dickey reviewed the July 16, 2001 proposal letter and reported on the preliminary discussions he had held with representatives of Aurora Communications, including Deutsche Banc Alex. Brown. Mr. Dickey suggested to the Board that we should propose a counter-offer with a purchase price of 10 million shares of our common stock and $100 million in cash, net of specified liabilities. Mr. Dickey and Mr. Gausvik then provided some analysis of the transaction if it were accomplished at this proposed price. They discussed the price and structure of similar transactions and preliminary views as to the accretion in value per share that the acquisition could provide our shareholders, the effect the acquisition would have on reducing our debt leverage ratios, and the fact that Aurora Communications would provide us with a bigger marketing platform. They reviewed the assets owned by Aurora Communications in some detail, as well as Arbitron market rank, ratings and financial performance information.

     Following the August 3 Board meeting, Mr. Dickey informed Aurora Communications that we would consider a purchase price of 10 million shares of common stock and $100 million in cash net of certain liabilities.

     On August 6, 2001, Deutsche Banc Alex. Brown, on behalf of Aurora Communications, submitted a term sheet that outlined a proposal by which we would acquire, directly or indirectly, all of the membership interests of Aurora Communications for a purchase price of 10 million shares of common stock and $100 million in cash. The proposal contained other proposed terms, including an $11.35 million cash pre-closing deposit to be made by us and held in an escrow account to secure our performance prior to closing.

     On August 8, 2001, a conference call took place among Mr. Dickey, Mr. Gausvik and representatives of Jones Day, and Mr. Osborn and Aurora Communications' counsel and financial advisors. The parties and their advisors discussed the terms of the proposal. Our representatives advised Aurora Communications that we objected to the pre-closing deposit. As for the purchase price, we proposed that we be permitted at closing, at our option, to substitute cash for up to $25 million in value of the Cumulus Media common stock to be issued.

     On August 9, 2001, Aurora Communications proposed a revised term sheet. Its terms were similar to the August 6, 2001 term sheet, but the pre-closing deposit was changed from $11.35 million in cash to one million shares of our common stock, which based upon the trading price of our common stock at that time was valued at $12.5 million.

     During August 2001, we continued to conduct our financial and business due diligence concerning Aurora Communications, and our counsel commenced legal due diligence. Legal representatives for us and for Aurora Communications commenced negotiations on an acquisition agreement.

     During the period from mid-August through mid-September 2001, the parties, principally through their respective attorneys, continued to negotiate the material terms of the proposed transaction. We preliminarily agreed upon a pre-closing deposit of 770,000 shares of our common stock, and that we would be permitted at closing, at our option, to substitute cash for up to $25 million in value of our common stock issuable as part of the purchase price, subject to specified limitations.

     In early September, 2001, and subsequent to the September 11, 2001 terrorist attacks on the United States, our common stock, as reported on The Nasdaq Stock Market, began to trade at lower prices. On August 16, 2001, the trading price for our common stock had been $13.34 per share; on September 18, 2001, it was $8.75 per share. In mid-September, Aurora Communications indicated to Mr. Dickey that it wanted to re-evaluate the transaction.

     On September 21, 2001, Mr. Dickey spoke with Mr. Sheridan, who indicated that Aurora Communications would, notwithstanding the decline in the trading price of our common stock that occurred since August, continue to explore the acquisition. Aurora Communications proposed that the purchase price be revised to increase the number of shares of our common stock from ten million to 10,551,182, that the cash component be reduced from $100 million to $93 million, and that we also issue to the Aurora Sellers warrants, which would have a one-year term, have a per-share exercise price equal to the average of the closing trading price for our Class A Common Stock for a period preceding signing of an acquisition agreement, and, in the aggregate, be exercisable for a number of shares of our common stock equal to $10 million divided by the exercise price. In addition, the pre-closing deposit would remain at 770,000 shares of our Class A Common Stock. Also, the option for Cumulus Media to pay up to $25 million in cash in lieu of shares of our common stock of the same value would be eliminated. Based on this proposal we and Aurora Communications determined to continue to pursue the proposed acquisition.

     During the period from September 24, 2001 through November 10, 2001, the parties, principally through their respective attorneys, continued to negotiate the terms of the transaction and negotiate the various related agreements. During this time period, we held three Board meetings, two of which primarily involved updates regarding the status of the negotiations and the terms of the proposed transaction with Aurora Communications. Mr. Sheridan was not present for any of those discussions.

     On November 10, 2001, a meeting of our Board was held with representatives of Jones Day and of Greenbridge, who had been engaged by us to provide a fairness opinion to our Board in respect of the acquisition of Aurora Communications. Greenbridge presented to our Board its analysis as to the fairness to Cumulus Media of the total consideration, which was comprised of cash, shares of Class A common stock, shares of non-voting common stock and warrants, to be paid by us in the proposed acquisition, using various valuation methodologies, based upon the proposed terms of the acquisition at that point in the process. Greenbridge reported in the meeting that, pending resolution of the remaining issues in the negotiations, it would be prepared to issue a fairness opinion to our Board that the consideration to be paid in the proposed transaction was fair from a financial point of view to us. Jones Day reported to the Board on the material terms of the principal legal agreements related to the acquisition. The Board, with all members present other than Mr. Sheridan, determined to defer approval of the transaction until a Board meeting to occur following the resolution of the remaining issues under negotiation with Aurora Communications.

     On November 14, 2001, our Board met again to discuss the acquisition of Aurora Communications. Greenbridge gave the Board an update of its fairness report -- updating its report for increases in the trading price for our common stock that occurred since the prior Board meeting on November 10. The Board also obtained a report from counsel on the status of the negotiations on legal documents. The Board, with all members present other than Mr. Sheridan, then approved the proposed terms of the Aurora acquisition and authorized the executive officers to finalize the Aurora Acquisition Agreement and related documents, subject to receipt of Greenbridge's written fairness opinion and resolution of all remaining issues.

     From November 15 through November 18, 2001, the parties continued to work to finalize the legal documentation for the transaction. During this time period, the trading price for our common stock continued to increase. The trading price for our Class A Common Stock had closed on November 14, 2001, the day of the prior Board meeting, at $10.125 per share, and as of the close of business on November 16, 2001, it had increased to $12.00 per share. In light of the increase in the stock price, on November 17, 2001, the representatives of Cumulus Media and Aurora Communications negotiated a change in the warrant consideration. As previously structured, the exercise price for the warrants was to be based upon the thirty day closing trading average for our Class A Common Stock that preceded the signing of the Aurora Acquisition Agreement. Inasmuch as the parties expected to resolve all remaining issues and to sign the Aurora Acquisition Agreement prior to the opening of the markets on November 19, 2001, under that calculation the per-share-exercise price for the warrant shares would have been approximately $7.46, and the warrants would have been for approximately 1.34 million shares of our common stock. We and Aurora Communications agreed upon a fixed exercise price for the warrants at $12.00 per share, which was the closing price on November 16, 2001. This reduced the number of shares of our common stock issuable upon exercise of the warrants to 833,333.

     On November 18, 2001, the Board held another meeting. Mr. Dickey summarized the change in the number of the warrants to be issued and the exercise price, which was negotiated on the previous day. Greenbridge provided an update of its financial analysis for the benefit of the Board, taking into account the increased trading price of our common stock since its last report and the revised exercise price of the warrants. Greenbridge then issued an updated oral fairness opinion to the Board, which was later confirmed in writing, that the consideration we would pay was fair, from a financial point of view, to us. The Board, with all members present other than Mr. Sheridan, then voted to approve the Aurora acquisition, and the related agreements. At that point, Mr. Sheridan joined the meeting by telephone and, after a review for Mr. Sheridan's benefit of the report from Greenbridge and from our counsel, the Board unanimously approved the Aurora acquisition, and the Aurora Acquisition Agreement was executed that evening. On the morning of November 19, 2001, prior to the opening of trading, we issued a press release announcing the Aurora acquisition.

     Commencing during the week of January 7, 2002, the legal representatives of BACI and Cumulus Media engaged in a series of discussions in an attempt to ensure that the structure of the Aurora acquisition accommodated BACI's desire to receive non-voting common stock, while also avoiding an overly-complex capital structure for Cumulus Media. The articles of incorporation of Cumulus Media provide for one class of non-voting stock -- our Class B Common Stock, but those articles give specified holders of shares of Class B Common Stock the right to consent to certain transactions, and also provide that shares of Class B Common Stock are convertible into shares of our Class C Common Stock. After a series of discussions, it was determined that if BACI would agree to relinquish these consent and conversion rights, then Cumulus Media would issue shares of Class B Common Stock to BACI in the Aurora acquisition. During the week of January 14, 2002, the parties negotiated an amendment to the Aurora Acquisition Agreement, which established that the shares of our non-voting stock we will issue in the Aurora acquisition will be shares of our Class B Common Stock, and obtained BACI's agreement to enter into a shareholder agreement whereby BACI would agree that it would not exercise these consent or conversion rights relative to the shares of Class B Common Stock it would receive. After having been briefed on the terms and conditions of the amendment, and after receiving written confirmation from Greenbridge that the amendment, had it been in effect on November 18, 2001, would not have adversely affected the opinion that Greenbridge issued to the Board on that date, and having received the consent of the holder of a majority of the outstanding shares of our Class B Common Stock, the Board approved the amendment. Shortly thereafter, the amendment was executed by Cumulus Media and by representatives of the Aurora Sellers.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     At its meeting on November 18, 2001, all of the members of our Board other than Mr. Sheridan, and then by unanimous vote including Mr. Sheridan after he joined the meeting, determined that the terms and conditions of the Aurora Acquisition Agreement were fair to, and in the best interests of, Cumulus Media and our shareholders and approved the Aurora Acquisition Agreement and related agreements. Accordingly, the Board recommends that you vote FOR approval of the Aurora acquisition.

     In considering the recommendation of our Board, you should be aware that Mr. Sheridan, one of our directors, and BA Capital, one of our principal shareholders, have interests that are different from, or in addition to, those of our other shareholders. See "The Aurora Acquisition -- Interests of a Director and Principal Shareholder of Cumulus Media in the Aurora Acquisition."

REASONS FOR THE AURORA ACQUISITION

     In connection with our Board's approval of the Aurora Acquisition Agreement and the Aurora acquisition, and its determination to recommend that our shareholders approve the Aurora acquisition, our Board consulted with our management and with our financial and legal advisors, and considered a number of factors in determining that the consideration to be paid for the Aurora acquisition is fair to, and in the best interests of, our shareholders. The decision of our Board was based upon a number of potential benefits of the Aurora acquisition and other factors that it believes could contribute to the success of the combined company, and thus inure to the benefit of our shareholders, including the following, the order of which does not necessarily reflect their relative significance:

     - Aurora Communications has achieved critical mass in its markets. Aurora Communications has the #1- or #2-rated group of radio stations in each of its markets. Located in the greater New York City metropolitan area, Aurora Communications' markets have attractive demographics, and it has been able to develop an expanded advertising base by operating radio stations in contiguous markets.

     - Aurora Communications has a strong operating performance and broadcast cash flow. Aurora Communications has a history of strong operating performance. In addition, in part as a result of

       Aurora Communications' having demonstrated strong ratings growth in each of its markets in both the Spring-2001 ratings period and the Fall-2001 ratings period, its broadcast cash flow margins have been enhanced.

     - Anticipated reduction in debt leverage ratios. The combined company should have lower debt leverage ratios than we currently have on our own.

     - Anticipated accretion to earnings. The combined company should have increased broadcast cash flow, increased earnings before interest, taxes, depreciation and amortization, and increased after-tax cash flow, on a per share basis, when compared to Cumulus Media on our own.

     - Increased size and scale of operations. The addition of Aurora Communications helps to solidify our position as the second largest radio station company in the U.S., based on number of stations owned or operated, and increases our total revenues, which should increase our market capitalization.

     - Geographical diversity. The addition of Aurora Communications' radio stations to our company will further our geographical diversity by establishing a significant presence in the greater New York City metropolitan area.

     - Fairness opinion. Our Board received the opinion of Greenbridge that the consideration we are paying in the Aurora acquisition is fair, from a financial point of view, to us.

     In addition, our Board also identified and considered several potentially negative factors to be balanced against the positive factors listed above, including the following, the order of which does not necessarily reflect their relative significance:

     - the challenges associated with integrating radio stations in markets that previously have not been served by Cumulus Media;

     - our potential inability to retain key employees of Aurora Communications;

     - increased concentration of ownership of shares of our common stock with BA Capital and its affiliate, BACI;

     - the potential impact on the trading price of our common stock that could result from market overhang of the shares of our common stock that will be available for immediate resale by the Aurora Sellers following the completion of the Aurora acquisition.


     Our Board, other than Mr. Sheridan, also took special note of the interests of Mr. Sheridan, BA Capital and BA Securities in the Aurora acquisition, as discussed under "The Aurora Acquisition -- Interests of a Director and Principal Shareholder of Cumulus Media in the Aurora Acquisition."


     After considering all of the relevant factors, as well as the form and amount of consideration to be paid, our Board concluded that, on balance, the potential benefits of the Aurora acquisition to us and our shareholders outweighed the associated risks.

     This discussion of the factors considered by our Board is not intended to be exhaustive. In light of the variety of material factors considered in connection with its evaluation of the Aurora acquisition, our Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, our Board conducted an overall analysis of the factors described above and, in considering these factors, individual members of our Board may have given different weights to different factors. Our Board considered all of these factors as a whole, and ultimately considered the factors to be favorable to, and to support, its determination.

OPINION OF GREENBRIDGE PARTNERS LLC

     Cumulus Media engaged Greenbridge to render an opinion as to the fairness to us of the total consideration (as described below) to be paid by us in the Aurora acquisition. On November 18, 2001, Greenbridge delivered its oral and written opinion to our Board that, as of the date of the opinion and based upon and subject to the assumptions, limitations and qualifications described in the opinion, the total consideration to be paid by us was fair, from a financial point of view, to Cumulus Media. In connection with the amendment to the Aurora Acquisition Agreement that was entered into on January 23, 2002, Greenbridge confirmed to our Board that the amendment, had it been in effect on November 18, 2001, would not have adversely affected the opinion that Greenbridge issued to the Board on that date.

     Greenbridge's opinion and the presentation Greenbridge made to our Board, was, as described above, only one of many factors taken into consideration by our Board in making its determination to approve the Aurora acquisition.

     THE FULL TEXT OF GREENBRIDGE'S OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY GREENBRIDGE, AND A COPY OF THE CONFIRMATION LETTER, DATED JANUARY 23, 2002, ARE ATTACHED AS APPENDIX B-1 AND APPENDIX B-2 TO THIS PROXY STATEMENT AND ARE INCORPORATED HEREIN BY REFERENCE. GREENBRIDGE'S OPINION SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY. GREENBRIDGE'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO CUMULUS MEDIA OF THE TOTAL CONSIDERATION TO BE PAID BY CUMULUS MEDIA, AND GREENBRIDGE'S ANALYSES WERE PREPARED SOLELY FOR THE PURPOSES OF PROVIDING THE OPINION. GREENBRIDGE'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO OUR BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE AURORA ACQUISITION OR ADDRESS OUR UNDERLYING BUSINESS DECISION TO EFFECT THE AURORA ACQUISITION. THE OPINION WAS PROVIDED FOR THE INFORMATION OF OUR BOARD IN ITS EVALUATION OF THE AURORA ACQUISITION AND IS NOT INTENDED TO BE AND DOES NOT CONSTITUTE A RECOMMENDATION TO YOU AS TO HOW YOU SHOULD VOTE ON ANY MATTERS RELATING TO THE AURORA ACQUISITION. GREENBRIDGE'S OPINION ALSO DOES NOT IMPLY ANY CONCLUSION AS TO THE LIKELY TRADING RANGE OR VALUE FOR OUR COMMON STOCK FOLLOWING THE ANNOUNCEMENT OR CONSUMMATION OF THE AURORA ACQUISITION, WHICH MAY VARY DEPENDING UPON VARIOUS FACTORS DISCUSSED IN THE OPINION. THIS SUMMARY OF GREENBRIDGE'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In connection with rendering its opinion, Greenbridge, among other things:

     - reviewed certain publicly available business and financial information relating to Cumulus Media that Greenbridge deemed to be relevant including (a) the Annual Report on Form 10-K and related audited financial statements for the two years ended December 31, 2000 and (b) Quarterly Reports on Form 10-Q and related unaudited financial statements for the quarterly periods ending March 31, 2000, June 30, 2000, September 30, 2000, March 31, 2001, June 30, 2001, and September 30, 2001;

     - reviewed certain business and financial information provided by Aurora Communications' management relating to Aurora Communications that Greenbridge deemed to be relevant including (a) audited financial statements for the fiscal year ended December 31, 2000 and the period January 20, 1999 (commencement of operations) to December 31, 1999 for Aurora Communications (b) audited financial statements for the two fiscal years ended December 31, 2000 and December 31, 1999 for The Crystal Radio Group, which was acquired by Aurora Communications in May, 2001, (c) unaudited pro forma monthly income statements for the nine months ended September 30, 2001, and (d) other financial information made available by Aurora Communications;

     - reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Cumulus Media and Aurora Communications, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Aurora acquisition, which information was furnished to Greenbridge by Cumulus Media and Aurora Communications;

     - conducted discussions with members of senior management of Aurora Communications and Cumulus Media concerning the matters described in the three items above, as well as their respective businesses and prospects before and after giving effect to the Aurora acquisition and the expected cost savings and synergies;

     - discussed with the management teams of Cumulus Media and Aurora Communications the impact of the terrorist attacks which occurred on September 11, 2001 on each company's businesses and prospects;

     - reviewed the results of operations of Aurora Communications and Cumulus Media and compared them with those of certain publicly traded radio broadcasting companies that Greenbridge deemed to be relevant;

     - compared the proposed financial terms of the Aurora acquisition with the financial terms of certain other transactions that Greenbridge deemed to be relevant;

     - reviewed the potential pro forma impact of the Aurora acquisition on Cumulus Media's financial results;

     - reviewed the final draft, dated November 15, 2001, of the Aurora Acquisition Agreement; and

     - reviewed such other financial studies and analyses and took into account such other matters as Greenbridge deemed necessary, including Greenbridge's assessment of general economic, market and monetary conditions, as well as Greenbridge's experience in connection with similar transactions and securities valuation generally.

     In preparing its opinion, Greenbridge, with our permission, assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Greenbridge, discussed with or reviewed by or for Greenbridge, or publicly available, and Greenbridge did not assume any responsibility for independently verifying such information. Greenbridge did not undertake an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Aurora Communications or Cumulus Media and was not furnished with any such evaluation or appraisal. In addition, Greenbridge did not assume any obligation to conduct any physical inspection of the properties or facilities of Aurora Communications or of Cumulus Media. With respect to the financial forecast information and the expected cost savings and synergies furnished to or discussed with Greenbridge by Aurora Communications or Cumulus Media, Greenbridge was advised by management of Aurora Communications or Cumulus Media, as applicable, and assumed, that the forecast information and expected cost savings and synergies had been reasonably prepared and reflected the best available estimates and judgment of Aurora Communications' or Cumulus Media's managements at the time the information was prepared as to the expected future financial performance of Aurora Communications or Cumulus Media, as the case may be, and the expected cost savings and synergies. Greenbridge expressed no view as to those forecasts or forecast information or the assumptions on which they were based. Greenbridge has made no independent investigation of any legal matters and accounting advice given to Cumulus Media or Aurora Communications and their respective boards of directors, including, without limitation, advice as to the accounting and tax consequences of the Aurora acquisition. Greenbridge also assumed that the representations and warranties of each party contained in the Aurora Acquisition Agreement were true and correct in all material respects, that each party will perform all of the covenants and agreements required to be performed by it under the Aurora Acquisition Agreement, and that the Aurora acquisition would be consummated in accordance with the terms set forth therein and without waiver of any of the material conditions to the Aurora acquisition set forth in the Aurora Acquisition Agreement.

     Greenbridge's opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Greenbridge as of, November 18, 2001. These conditions are subject to rapid, substantial and unpredictable changes and they could impact Greenbridge's opinion. Greenbridge assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Aurora acquisition, no restrictions, including any divestiture requirements or amendments or modifications to the Aurora Acquisition Agreement or any other documents to which either Cumulus Media or Aurora Communications is a party, would be imposed that would have a material adverse effect on the contemplated benefits of the Aurora acquisition to Cumulus Media. In addition, because negotiations with DBBC were not finalized at the time that Greenbridge was asked to deliver its opinion, Greenbridge, with Cumulus Media's consent, did not consider any effect that the acquisition of the broadcasting operations of DBBC would have on Cumulus Media or Greenbridge's opinion.

     In preparing its opinion to our Board, Greenbridge performed financial and comparative analyses, the material portions of which are described below. The summary of analyses set forth below does not purport to be a complete description of the analyses underlying Greenbridge's fairness opinion or the presentation made by Greenbridge to our Board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. No company, business or transaction used in these analyses as a comparison is identical to Aurora Communications, Cumulus Media or the contemplated Aurora acquisition, nor is an evaluation of the results of such analyses entirely mathematical. The process of preparing a fairness opinion necessarily requires a broad range of complex considerations and subjective judgments with respect to appropriate comparable companies and transactions, appropriate multiples of various selected financial data, appropriate discount rates and other financial, operating and other factors that could affect the Aurora acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

     In arriving at its opinion, while Greenbridge considered the results of all of its analyses, Greenbridge did not attribute any particular weight to any analysis or factor considered by it, but rather made various subjective qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Greenbridge's analyses must be considered as a whole and selecting portions of its analyses and the factors considered therein, without considering all such analyses and factors, would create an incomplete view of the analyses and the process underlying its opinion.

     In performing its analyses, Greenbridge made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Greenbridge, Aurora Communications or Cumulus Media. The estimates contained in the analyses performed by Greenbridge and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these estimates and analyses. In addition, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which these businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Greenbridge noted that radio broadcasting companies were significantly impacted by the terrorist attacks on September 11, 2001 as well as by the actions taken by the United States in response to such events. The stock prices of radio broadcasting companies declined markedly following the attacks. By November 16, 2001 however, the stock prices had rebounded and for several companies exceeded the closing prices on September 10, 2001.

     The following is a summary of the material financial and comparative analyses performed by Greenbridge in arriving at its opinion and presented to our Board. The Greenbridge opinion is based upon Greenbridge's consideration of the collective results of all such analyses, together with the other factors referred to in its opinion letter.

     Total Consideration Paid by Cumulus Media for Aurora
Communications. Greenbridge defined the total consideration to be paid by Cumulus Media for Aurora Communications as the sum of (1) the value of Cumulus Media shares to be issued to Aurora Communications based on the closing price of Cumulus Media's Class A Common Stock on November 16, 2001, (2) total cash consideration, (3) the estimated value of the warrants issued by Cumulus Media to the shareholders of Aurora Communications and (4) the estimated value of specified liabilities of Aurora Communications. The estimated value of the warrants was derived using the Black-Scholes model based on 833,333 shares of Cumulus Media Class A Common Stock issuable upon exercise of the warrants at a strike price equal to the closing price per share of Cumulus Media Class A Common Stock on November 16, 2001, of $12.00 per share, and a one year term. The estimated value of the liabilities of Aurora Communications to be effectively assumed by Cumulus Media was provided by Cumulus Media management. Based on the foregoing, Greenbridge valued the total consideration at $224.8 million. Because the total consideration includes stock and warrants, the value of the total consideration is subject to change based on movements in the closing price of Cumulus Media's Class A Common Stock.

     Comparable Public Company Analysis. Greenbridge compared various measures of financial performance for Aurora Communications to certain publicly traded radio broadcasting companies that Greenbridge deemed to be comparable to Aurora Communications. These comparable radio broadcasting companies included Beasley Broadcast Group, Inc., Clear Channel Communications, Inc., Cox Radio, Inc., Emmis Communications Corp., Entercom Communications Corp., Hispanic Broadcasting Corporation, Radio One Inc., Regent Communications, Inc., Saga Communications, Inc., Salem Communications Corp. and Spanish Broadcasting System Inc. Greenbridge compared the total consideration as a multiple of certain selected financial data for Aurora Communications to the adjusted aggregate value of each of the comparable radio broadcasting companies as of November 16, 2001 as a multiple of the corresponding selected financial data. Greenbridge defined adjusted aggregate value as fully diluted equity value as of November 16, 2001 using the treasury stock method plus total debt, preferred stock and minority interest, less cash, cash equivalents and the estimated value of unconsolidated and non-radio broadcasting assets.

     In examining these comparable radio broadcasting companies, Greenbridge analyzed the adjusted aggregate value of the companies as a multiple of each company's calendar year projected 2001 broadcast cash flow, or BCF, and projected 2002 BCF. Greenbridge also analyzed the equity value of each of the comparable radio broadcasting companies as a multiple of each company's calendar year projected 2001 after-tax cash flow, or ATCF, and projected 2002 ATCF. The financial projections used for the comparable radio broadcasting companies were based on Wall Street analysts' research reports. In each case, Greenbridge compared the multiples of the comparable radio broadcasting companies to the implied multiples for Aurora Communications based on the total consideration. Greenbridge's analysis of the comparable radio broadcasting companies yielded the following information:

                                                             ADJUSTED
                                                          AGGREGATE VALUE    EQUITY VALUE AS
                                                         AS A MULTIPLE OF     A MULTIPLE OF
                                                           ESTIMATED BCF     ESTIMATED ATCF
                                                         -----------------   ---------------
                                                          2001E     2002E    2001E    2002E
                                                         -------   -------   ------   ------
AURORA COMMUNICATIONS..................................   15.3x     13.5x    25.4x    19.7x
COMPARABLE RADIO BROADCASTING COMPANIES
  Low..................................................   10.9x     10.5x    11.2x    10.4x
  Median...............................................   19.5x     16.5x    29.8x    25.4x
  High.................................................   27.1x     25.9x    39.0x    38.1x

     Using a multiple of estimated 2001 BCF of 15.0x to 20.0x yielded an implied range of aggregate values of Aurora Communications from $220.8 million to $294.4 million. Using a multiple of estimated 2002 BCF of 13.5x to 18.0x yielded an implied range of aggregate values of Aurora Communications from $224.5 million to $299.3 million. Using a multiple of estimated 2001 ATCF of 25.0x to 32.0x yielded an implied range of aggregate values of Aurora Communications from $222.5 million to $261.4 million. Using a multiple of estimated 2002 ATCF of 17.5x to 28.0x yielded an implied range of aggregate values of Aurora Communications from $208.8 million to $284.0 million. No company used in the analysis of comparable public radio broadcasting companies is identical to Aurora Communications. In evaluating the comparable publicly traded radio broadcasting companies, Greenbridge made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Cumulus Media and Aurora Communications, such as the impact of competition on Cumulus Media or Aurora Communications and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Cumulus Media or Aurora Communications, the industry or the financial markets in general.

     Selected Precedent Transactions Analysis. As part of its analysis, Greenbridge reviewed numerous transactions involving radio broadcasting companies since 1998. Greenbridge included in this analysis only transactions that involved the acquisition of radio stations or broadcasting companies of similar size to Aurora Communications or in markets similar to those in which Aurora Communications operates. Greenbridge also categorized these selected transactions into two groups based on total purchase price.

Total Purchase Price Greater Than or Equal to $100 Million:

     - January 2001: Forstmann Little & Co./Citadel Communications Corp.

     - June 2000: Beasley Broadcast Group, Inc./Centennial Broadcasting, LLC

     - May 2000: Citadel Communications Corp./Dick Broadcasting Company, Inc.

     - January 2000: Citadel Communications Corp./Bloomington Broadcasting Holdings

     - December 1999: Citadel Communications Corp./Liggett Broadcast, Inc.

     - November 1999: Cumulus Media Inc./Connoisseur Communications

     - October 1999: Citadel Communications Corp./Broadcasting Partners Holdings, LP

     - July 1999: Entercom Communications Corp./Sinclair Broadcast Group Inc.

     - July 1998: Capstar Broadcasting Corporation/Triathlon Broadcasting
       Company

Total Purchase Price Less Than $100 Million:

     - August 2001: Regent Communications/Communications Corporation of America

     - May 2001: Aurora Communications, LLC/Crystal Radio Group

     - June 2000: Clear Channel Communications Inc./Roberts Radio LLC

     - December 1999: Cumulus Media Inc./McDonald Media Group, Pacific Coast Communications

     - October 1999: Aurora Communications, LLC/Westchester Radio, LLC

     - October 1999: Aurora Communications, LLC/WRKI, WAXB, WINE, WPUT

     - August 1999: Aurora Communications, LLC/WEBE, WICC

     - April 1999: Citadel Communications Corp./Fuller-Jeffrey Broadcasting Companies, Inc.

     - January 1999: Marathon Media Group LLC/Citadel Communications Corp.

     For each of these transactions, Greenbridge reviewed the prices paid as a multiple of projected current year BCF and projected forward year BCF. The financial information for the precedent transactions was based on publicly available information, Wall Street analyst research reports and information provided by Aurora Communications and Cumulus Media. In each case, Greenbridge compared the multiples of the precedent transactions to the implied purchase multiple to be paid by Cumulus Media for Aurora

Communications based on the total consideration. Greenbridge's analysis of the precedent transactions yielded the following information:

                                                              PURCHASE PRICE AS MULTIPLES
                                                                        OF BCF
                                                              ---------------------------
                                                              CURRENT YEAR   FORWARD YEAR
                                                              ------------   ------------
AURORA COMMUNICATIONS.......................................     15.3x          13.5x
PRECEDENT TRANSACTIONS > $ $100 Million
                       -
  Low.......................................................     14.1x          10.5x
  Median....................................................     16.2x          15.1x
  High......................................................     20.0x          18.9x
PRECEDENT TRANSACTIONS < $100 Million
  Low.......................................................      8.7x           6.9x
  Median....................................................     10.8x           9.5x
  High......................................................     12.5x          18.2x

     Using a multiple of projected current year BCF of 10.0x to 18.0x yielded an implied range of aggregate values of Aurora Communications from $147.2 million to $265.0 million. Using a multiple of projected forward year BCF of 9.0x to 17.0x yielded an implied range of aggregate values of Aurora Communications from $149.7 million to $282.7 million. Using a multiple of projected current year BCF of 15.0x to 18.0x based on precedent transactions with a total purchase price greater than or equal to $100 million yielded an implied range of aggregate values of Aurora Communications from $220.8 million to $265.0 million. Using a multiple of projected forward year BCF of 13.0x to 17.0x based on precedent transactions with a total purchase price greater than or equal to $100 million yielded an implied range of aggregate values of Aurora Communications from $216.2 million to $282.7 million.

     No transaction used in the analysis of the selected precedent transactions is identical to the Aurora acquisition. In evaluating these transactions, Greenbridge made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Cumulus Media and Aurora Communications, such as the impact of competition on Cumulus Media or Aurora Communications and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Cumulus Media or Aurora Communications, the industry or the financial markets in general.

     Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Greenbridge calculated a range of aggregate values for Aurora Communications as of December 31, 2001 based on (1) the estimated unlevered free cash flows that Aurora Communications could produce on a stand-alone basis, without giving effect to any cost savings or other combination benefits arising from the Aurora acquisition, over the five-year period from fiscal year end 2002 through fiscal year end 2006 and (2) a range of 2006 terminal earnings before interest, taxes, depreciation and amortization, or EBITDA, multiples from 11.0x to 13.0x applied to 2006 EBITDA. Greenbridge discounted these cash flows by a range of discount rates representing the weighted average cost of capital, or WACC, from 10.0% to 12.0%, resulting in a range of aggregate values as of December 31, 2001 from $206.4 million to $255.9 million.

     Contribution Analysis. Greenbridge compared the pro forma contribution of each of Cumulus Media and Aurora Communications to the resultant combined company assuming the Aurora acquisition is completed. Pro forma contribution is based on Cumulus Media's and Aurora Communications' management financial projections. Greenbridge's contribution analysis yielded the following information:

                                                                  % CONTRIBUTION
                                                          ------------------------------
                                                                              AURORA
                                                          CUMULUS MEDIA   COMMUNICATIONS
                                                          -------------   --------------
Enterprise Value........................................      79.8%            20.2%
2001E BCF...............................................      80.7%            19.3%
2002E BCF...............................................      79.1%            20.9%
2001E EBITDA............................................      78.8%            21.2%
2002E EBITDA............................................      76.9%            23.1%
Enterprise Value based on Stand-Alone DCF Analyses......      79.9%            20.1%

     Pro Forma Discounted Cash Flow Analysis. Greenbridge analyzed the potential impact of the Aurora acquisition on Cumulus Media's implied equity value per share using a pro forma discounted cash flow analysis. The analysis compares Cumulus Media's implied equity value per share on a stand-alone basis to the resultant combined company's implied equity value per share. Greenbridge calculated a range of implied per share equity values for Cumulus Media based on
(1) the estimated unlevered free cash flows that Cumulus Media could produce on a stand-alone basis, without giving effect to any cost savings or other combination benefits arising from the Aurora acquisition, over the five-year period from fiscal year end 2002 through fiscal year end 2006, (2) a range of 2006 terminal EBITDA multiples from 11.0x to 13.0x applied to 2006 estimated EBITDA and (3) a range of discount rates representing the WACC from 10.0% to 12.0%, resulting in a range of per share equity values for Cumulus Media on a stand-alone basis as of December 31, 2001 of $10.07 to $14.79.

     Greenbridge also calculated a range of implied per share equity values for Cumulus Media based on (1) the estimated unlevered free cash flows that Cumulus Media could produce on a pro forma basis, adjusted for the Aurora acquisition, giving effect to cost savings from the elimination of Aurora Communications' overhead expenses, over the five-year period from fiscal year end 2002 through fiscal year end 2006, (2) a range of 2006 terminal EBITDA multiples from 11.0x to 13.0x applied to 2006 estimated EBITDA and (3) a range of discount rates representing the WACC from 10.0% to 12.0%, resulting in a range of per share equity values for Cumulus Media, giving pro forma effect to the Aurora acquisition, as of December 31, 2001 of $10.38 to $15.04.

     Greenbridge's analysis indicated that completion of the Aurora acquisition would result in implied accretion to Cumulus Media's stand-alone discounted cash flow equity value per share of 1.7% to 3.1%.

     Pro Forma Broadcast Cash Flow Analysis. Greenbridge analyzed the potential impact of the Aurora acquisition on Cumulus Media's Class A Common Stock, assuming that Cumulus Media's BCF multiples were to remain constant after the Aurora acquisition. The analysis used Wall Street analysts' research reports' estimates for projected 2001 and 2002 BCF and excluded potential overhead expense reductions and other potential cost savings and combination benefits. Greenbridge's analysis indicated that, based on 2001 BCF estimates, the Aurora acquisition would result in a 0.8% implied share price dilution to Cumulus Media Class A Common Stock and, based on 2002 BCF estimates, a 2.2% implied share price accretion.

     Pro Forma Earnings Before Interest, Taxes, Depreciation and Amortization Analysis. Greenbridge analyzed the potential impact of the Aurora acquisition on Cumulus Media's Class A Common Stock, assuming that Cumulus Media's EBITDA multiples were to remain constant after the Aurora acquisition. The analysis used Wall Street analysts' research reports' estimates for projected 2001 and 2002 EBITDA and included assumed cost savings equal to Aurora Communications' corporate overhead expenses. Greenbridge's analysis indicated that, based on 2001 EBITDA estimates, the Aurora acquisition would result in a 12.6% implied share price accretion to Cumulus Media Class A Common Stock and, based on 2002 EBITDA estimates, a 16.3% implied share price accretion.

     Pro Forma After-Tax Cash Flow Analysis. Greenbridge analyzed the potential impact of the Aurora acquisition on Cumulus Media's stand-alone 2001 and 2002 estimated after-tax cash flow per share. The analysis used Wall Street analysts' research reports' estimates and included assumed cost savings equal to Aurora Communications' corporate overhead expenses. Greenbridge's analysis indicated that the Aurora acquisition would be accretive to our stand-alone estimated after-tax cash flows per share for both 2001 and 2002.

     The actual operating or financial results that will be achieved by the pro forma combined company may vary from projected results and such variations may be material as a result of, among other factors, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Cumulus Media and Aurora Communications, such as the impact of competition on Cumulus Media or Aurora Communications and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Cumulus Media or Aurora Communications or the industry or in the financial markets in general.

     Greenbridge is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. Our Board selected Greenbridge to act as our financial advisor based on its qualifications, expertise, reputation and knowledge of our industry. Greenbridge has not provided us with any services prior to this engagement. Greenbridge does not beneficially own, nor has it ever beneficially owned, any interest in Cumulus Media. Pursuant to an engagement letter dated October 17, 2001, Cumulus Media agreed to pay Greenbridge's fees for rendering a fairness opinion to our Board in connection with the Aurora acquisition. We have also agreed to reimburse Greenbridge for its reasonable out-of-pocket expenses (including fees of its counsel), and to indemnify Greenbridge and specific related persons against specific potential liabilities arising out of Greenbridge's rendering of services under its engagement letter.

INTERESTS OF A DIRECTOR AND PRINCIPAL SHAREHOLDER OF CUMULUS MEDIA IN THE AURORA ACQUISITION


     In considering the recommendation of our Board in connection with the Aurora acquisition, you should be aware that Mr. Sheridan, one of our directors, and BA Capital, one of our principal shareholders, have interests that are different from, and in addition to, those of our other shareholders. Those interests arise because BACI, an affiliate of BA Capital, owns a majority of the equity interests in Aurora Communications and Mr. Sheridan is a senior vice president and managing director of both BA Capital and BACI. In addition, BA Securities, an affiliate of BA Capital and BACI, acted as one of the financial advisors to Aurora Communications in connection with the transaction. Furthermore, in connection with the new financing arrangements that we will enter into in order to refinance our existing indebtedness and to finance the cash portion of the Aurora acquisition, which are described in greater detail under "Financing of the Acquisitions," BA Securities is acting as joint lead arranger and joint bookrunner, and Bank of America, N.A. is acting as syndication agent. Bank of America, N.A. is also an affiliate of BA Capital and BACI. Finally, some of our other officers, directors and principal shareholders have entered into a voting agreement pursuant to which they have agreed to vote their shares of our common stock in favor of the Aurora acquisition. See "Other Aurora Acquisition Matters -- The Voting Agreement."


     Our Board, without Mr. Sheridan participating, considered these interests, together with other relevant factors, in making its recommendation. These interests that are different from, or in addition to yours, are as follows:

     - BA Capital, one of our principal shareholders, owns 840,250 shares, or approximately 3.0%, of our outstanding Class A Common Stock and 1,979,966 shares, or approximately 33.5%, of our outstanding non-voting Class B Common Stock, which together represent approximately 2.0% of the outstanding voting power of our common stock, as of December, 31, 2001. BACI holds approximately 73% of the ownership interests in Aurora Communications, and in connection with the Aurora acquisition, will receive approximately 8,981,148 shares of our Class B Common Stock (which may be converted on one-for-one basis into shares of Class A Common Stock) and a warrant to purchase up to approximately 709,333 shares of our Class A Common Stock or Class B Common Stock. The number of shares, including warrant shares, to be issued to BACI may increase or decrease based on the final allocation of consideration among the Aurora Sellers. BA Capital and BACI are each affiliates of Bank of America Corporation. The shares of our Class B Common Stock that BACI will receive in the Aurora acquisition will represent 62.1% of our outstanding Class B Common Stock (assuming exercise of the warrant BACI will also receive), which have no voting rights except in specified instances required by Illinois corporate law.


     - If the Aurora acquisition is consummated (but without taking into account the DBBC acquisition), BA Capital and BACI will together own approximately 1.9% of the voting power of our outstanding common stock, represented by 840,250 shares of Class A Common Stock and 10,961,144 shares of Class B Common Stock. In addition, BACI will hold a warrant to acquire approximately 709,333 shares of our Class A Common Stock or Class B Common Stock. Assuming this warrant is exercised for shares of our Class B Common Stock, BA Capital and BACI would together own approximately 2.9% of our outstanding Class A Common Stock, approximately 74.8% of our outstanding Class B Common Stock, and none of our outstanding Class C Common Stock. These shares would represent 1.9% of the outstanding voting power of our common stock. Assuming conversion of the shares of Class B Common Stock and the exercise of the warrant (including the conversion of any shares of Class B Common Stock acquired under the warrant into Class A Common Stock), BA Capital and BACI would together own approximately 30.5% of our Class A Common Stock, and none of our Class B Common Stock or Class C Common Stock. These shares of our Class A Common Stock would represent 22.2% of the outstanding voting power of our common stock. Assuming that both the Aurora acquisition and the DBBC acquisition are approved by the shareholders, after giving effect to both acquisitions and to the conversion of all shares of Class B Common Stock owned by BA Capital and BACI, but none of the other shares of Class B Common Stock (including shares issuable upon exercise of the warrants to be issued to BACI), BA Capital and BACI would own about 27.0% of our outstanding Class A Common Stock, representing about 20.3% of our voting power.


     - BA Capital is entitled to designate one member of our Board, and Mr. Sheridan currently serves on our Board as BA Capital's designee. Mr. Sheridan is a senior vice president and managing director of both BA Capital and BACI. Mr. Sheridan is also a managing director of Bank of America Capital Investors, or BofA Investors, one of the principal investment groups within Bank of America Corporation.

ACCOUNTING TREATMENT OF THE AURORA ACQUISITION

     We will account for the Aurora acquisition using the purchase method of accounting for a business combination. Under this method of accounting, the assets and liabilities of Aurora Communications, including intangible assets, will be recorded at their fair market values and the results of operations and cash flows of Aurora Communications will be included in our financial statements in each case, prospectively from the completion of the acquisition.

GOVERNMENTAL AND REGULATORY APPROVALS

     Hart-Scott-Rodino. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, the Aurora acquisition may not be completed until specified information is furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice, and specified waiting-period requirements have expired or been terminated. Cumulus Media and Aurora Communications filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division, and on December 21, 2001, we were notified that early termination of the waiting period applicable to the Aurora acquisition had been granted.

     The termination of the waiting period under the HSR Act does not preclude the Federal Trade Commission, the Antitrust Division, state authorities or private parties from challenging the Aurora acquisition on antitrust grounds. We believe that the Aurora acquisition does not present any antitrust concerns.

     FCC. In connection with the Aurora acquisition, Cumulus Media and Aurora Communications must comply with the applicable provisions of the Communications Act of 1934, as amended, known as the Communications Act, and the FCC's regulations, before we can complete the Aurora acquisition. In particular, the FCC must approve the transfer of control of the broadcasting licenses held by Aurora Communications' subsidiaries from its existing owners to us. As part of the FCC's determination whether to approve the Aurora acquisition, the FCC will examine whether, after completing the acquisition, we will comply with the FCC's limits on the number of radio stations that a company is permitted to own in a single market. The FCC also may conduct additional ownership concentration analyses and assess the effect on competition, diversity or other public-interest considerations.


     It can be a lengthy process to obtain the requisite approvals needed from the FCC. In December 2001, we filed applications for consent to transfer control of licenses to Cumulus Media. For a period of 30 days following public notice of the applications' filing, third parties have an opportunity to file petitions-to-deny or objections against the applications. The deadline for these filings to occur was January 16, 2002 and no such petitions or objections were filed. We have received preliminary approval orders from the FCC, and we expect those orders to become final, assuming they are not challenged by third parties or changed by the FCC itself, at the close of business on March 11, 2002.



     The obligations of Cumulus Media and Aurora Communications to complete the Aurora acquisition are subject to the condition that there be no decree, order or injunction from the FCC or any other governmental authority with jurisdiction over the Aurora acquisition, which prohibits the completion of the Aurora acquisition.


ABSENCE OF APPRAISAL RIGHTS

     Holders of shares of our common stock will not have any appraisal rights pursuant to the Illinois Business Corporations Act in connection with the Aurora acquisition.

                        THE AURORA ACQUISITION AGREEMENT

     The following is a summary of the material terms and conditions of the Aurora Acquisition Agreement. This summary is qualified in its entirety by reference to the Aurora Acquisition Agreement, which is attached as Appendix A and is incorporated by reference into this proxy statement. You should read the entire Aurora Acquisition Agreement carefully to fully understand its terms.

STRUCTURE OF THE AURORA ACQUISITION

     Aurora Communications is a limited liability company with 13 members. The Aurora acquisition is comprised of the following integrated components to be effected simultaneously:

     - Aurora Management, a member of Aurora Communications, will merge with BA Blocker Acquisition Corp., one of our wholly owned subsidiaries;

     - AA Blocker Acquisition Corp., another one of our wholly owned subsidiaries, will merge with and into Allied Aurora Acquisition Corp., one of the members of Aurora Communications that is owned jointly by Allied Capital Corporation and Allied Investment Corporation; and

     - the remaining members of Aurora Communications will sell their membership interests to us directly.

     In the merger of Aurora Management with BA Blocker Acquisition Corp., all issued and outstanding shares of Aurora Management common stock will convert into the right to receive approximately 8,981,162 shares of our common stock and warrants to purchase approximately 709,334 shares of our common stock at an exercise price of $12.00 per share. In order to accommodate regulatory concerns involving the ownership or control of broadcasting licenses, BACI, the holder of substantially all of the equity interests of Aurora Management, has requested that the shares of our common stock that it receives be in the form of our non-voting Class B Common Stock (and that the warrant it receives be to purchase shares of Class A Common Stock or Class B Common Stock, as elected by BACI). The remaining shareholders of Aurora Management will receive shares of our Class A Common Stock (and warrants to purchase shares of our Class A Common Stock).

     In consideration for the merger of AA Blocker Acquisition Corp. with Allied Aurora Acquisition Corp., all issued and outstanding shares of Allied Aurora Acquisition Corp. common stock will convert into the right to receive approximately 399,569 shares of our Class A Common Stock and warrants to purchase approximately 31,558 shares of our Class A Common Stock at an exercise price of $12.00 per share.

     The remaining members of Aurora Communications will receive approximately 1,170,451 shares of our Class A Common Stock, warrants exercisable for approximately 92,441 shares of our Class A Common Stock at an exercise price of $12.00 per share and approximately $10 million in cash, in exchange for their membership interests in Aurora Comminations. In addition, we will repay approximately $83 million of existing indebtedness of Aurora Communications, based on a current projection of its debt level at the effective time of the Aurora acquisition.

     The overall consideration we will pay in the Aurora acquisition is 10,551,182 shares of our common stock, warrants exercisable to purchase up to 833,333 shares of our common stock at $12.00 per share, and $93 million in cash, most of which will be used to retire existing indebtedness of Aurora Communications and the balance of which will be paid to the members of Aurora Communications. The allocation of the consideration among the Aurora Sellers and, therefore, the exact number of shares of Class A Common Stock, Class B Common Stock and warrants to be issued, and the amount of cash to be paid to each individual Aurora Seller will be determined immediately prior to the effective time of the Aurora acquisition by the Aurora Sellers. The aggregate number of shares of our common stock and warrants to be issued and the amount of cash to be paid will not change.

     Of the common stock and cash we will issue in the Aurora acquisition, we will withhold cash, shares or a combination of both equal to an aggregate market value at the time of closing of $5 million and place this amount into escrow. The escrowed consideration will provide a source to satisfy certain obligations which may arise after closing and for which the Aurora Sellers have agreed to reimburse us. The release of the shares or cash from escrow will be governed by an escrow agreement to be signed by representatives of the Aurora Sellers and us at the effective time of the Aurora acquisition. See "Other Aurora Acquisition Matters -- The Closing Escrow Agreement."

     We will file a registration statement with the SEC for the resale of all of the shares of our Class A Common Stock that we will issue in the Aurora acquisition, including the shares of Class A Common Stock that are issuable upon conversion of the Class B Common Stock and the shares we will issue upon exercise of the warrants. We have entered into a registration rights agreement with the Aurora Sellers outlining our obligations in this matter. See "Other Aurora Acquisition Matters -- The Registration Rights Agreement."

     Upon the completion of all three components of the transaction, which will occur effectively simultaneously, we will, directly or indirectly, own 100% of the membership interests in Aurora Communications.


     The Aurora Acquisition Agreement allows us to assign our rights under that agreement to a wholly owned subsidiary. If we assign our rights, the actual structure of our ownership of Aurora Communications following completion of the Aurora acquisition may differ from that described above. Nevertheless, upon completion of the Aurora acquisition we will own, either directly or through one or more of our wholly owned subsidiaries, all of the membership interests in Aurora Communications.

THE MERGERS

     The Aurora Acquisition Agreement contains conditions that must be met in order for the two mergers to be completed. After satisfaction or waiver of those conditions, the mergers will be effective at the time BA Blocker Acquisition Corp. and Allied Aurora Acquisition Corp. file certificates or articles of merger with the Secretaries of State of Delaware and Maryland, or at a later time that is set forth in those certificates or articles. BACI and Allied Aurora Acquisition Corp. remain liable for any outstanding federal, state or local taxes due by either of these corporations prior to the mergers, and will pay estimates of their tax liabilities to Cumulus Media at the effective time of the Aurora acquisition.

     It is the intention that both mergers will qualify as tax-free reorganizations such that no gain or loss will be recognized by the owners of Aurora Management and of Allied Aurora Acquisition Corp. in connection with the Aurora acquisition. There are no direct tax consequences to shareholders of Cumulus Media as a result of the mergers.

THE PURCHASE AND SALE OF REMAINING MEMBERSHIP INTERESTS

     The conditions in the Aurora Acquisition Agreement that must be met in order for the mergers to be completed also apply to the completion of the purchase and sale of the remaining membership interests in Aurora Communications. After satisfaction or waiver of those conditions, the purchase and sale of those membership interests will take place at the closing of the Aurora acquisition. Also at that time, we will repay existing indebtedness of Aurora Communications, which we estimate will be approximately $83 million.

CONSENT BY THE FCC

     The Aurora acquisition will not occur unless the FCC approves the transfer of control of the licenses held by Aurora Communications' subsidiaries to us. In order to get FCC approval, we have filed, jointly with Aurora Communications and its subsidiaries, applications for transfer of control of Aurora Communications' subsidiaries holding the licenses, permits and authorizations used by Aurora Communications' radio stations. We split the costs of the FCC-filing fees with Aurora Communications. We have also agreed to sell any media interest we acquire after the date of the Aurora Acquisition Agreement, if necessary to obtain FCC approval.


     The Aurora Acquisition Agreement states that the Aurora acquisition cannot be completed unless and until the FCC order approving the transfer of control of the licenses held by Aurora Communications' subsidiaries becomes a "Final Order." Under applicable law and FCC rules, the FCC will issue an initial order on the applications, and that order will become "Final" if the order has not been challenged by third parties or changed by the FCC itself within certain prescribed time limits. We have received preliminary approval orders from the FCC, and we expect those orders to become final at the close of business on March 11, 2002.


     If the FCC has not approved the transfer of control by issuing a final order within one year of the date of the Aurora Acquisition Agreement, either we or the Aurora Sellers may terminate the Aurora Acquisition Agreement. See "The Aurora Acquisition Agreement -- Termination."

CONDITIONS TO THE COMPLETION OF THE AURORA ACQUISITION

     Each party's obligations to complete the Aurora acquisition are subject to the satisfaction or waiver of the following conditions:

     - the FCC has approved the applications for transfer of control of Aurora Communications' licensee subsidiaries to us, and the other regulatory authorities whose approval is necessary have approved of the Aurora acquisition; and

     - our shareholders have approved the Aurora acquisition.

     Pursuant to the terms of the Aurora Acquisition Agreement, the condition that our shareholders approve the Aurora acquisition requires that those matters be approved by (a) the affirmative vote of a majority of the votes actually cast at the special meeting by holders of shares of our Class A Common Stock and Class C Common Stock, voting together as a single class, and (b) the affirmative vote of a majority of the votes actually cast at the special meeting by those holders of shares of our Class A Common Stock and Class C Common Stock (excluding any Aurora Seller or its affiliates to the extent they hold Class A Common Stock or Class C Common Stock), voting together as a single class. It is possible, therefore, that we could obtain the votes required to approve the Aurora acquisition, pursuant to the rules of The Nasdaq Stock Market, without such shareholder vote representing a majority of the votes actually cast at the special meeting by those holders of shares of our Class A Common Stock and Class C Common Stock (excluding any Aurora Seller or its affiliates to the extent they hold Class A Common Stock or Class C Common Stock), voting together as a single class. In that event, we would have obtained the shareholder vote that is required by applicable regulations, but would not have obtained the higher vote requirement set forth as a condition to completion of the Aurora acquisition. That condition to completion set forth in the Aurora Acquisition Agreement may be waived, in whole or in part, by us and by the Aurora Sellers.

     Our obligations to complete the Aurora acquisition are subject to the satisfaction or waiver of the following conditions:

     - the representations and warranties made by the Aurora Sellers in the Aurora Acquisition Agreement and in any other certificate they delivered in connection with that Agreement were true and correct when made, and are true and correct at the closing of the Aurora acquisition (but this condition will be satisfied if all breaches in the aggregate could not reasonably be expected to have a material adverse effect on the business, operations, conditions -- financial or otherwise -- or results of operations of Aurora Communications and its subsidiaries);

     - the Aurora Sellers have complied with and performed, in all material respects, each of their covenants, agreements and obligations as required by the Aurora Acquisition Agreement;

     - our receipt of an opinion of our tax counsel to the effect that the merger involving Aurora Management qualifies as a tax-free reorganization under the Internal Revenue Code; and

     - our receipt of the financing required to complete the Aurora acquisition.

     The obligations of the Aurora Sellers are subject to the satisfaction or waiver of the following conditions:

     - the representations and warranties we made in the Aurora Acquisition Agreement and in any other certificate we delivered in connection with that Agreement were true and correct when made, and are true and correct at the effective time of the Aurora acquisition (but this condition will be satisfied if all breaches in the aggregate could not reasonably be expected to have a material adverse effect on the business, operations, conditions -- financial or otherwise -- or results of operations of Cumulus Media and our subsidiaries);

     - we have complied with and performed, in all material respects, each of our covenants, agreements and obligations as required by the Aurora Acquisition Agreement;

     - a registration statement for resale of the shares of our Class A Common Stock to be issued to the Aurora Sellers has been declared effective by the SEC, and no stop order is in effect, and those shares have been approved for listing upon notice of issuance by The Nasdaq Stock Market;

     - BACI has received an opinion from its tax counsel to the effect that the merger involving Aurora Management qualifies as a tax-free reorganization under the Internal Revenue Code; and

     - we have provided evidence that all shareholder class action litigation relating to our restatement of certain revenues and expenses in the first three quarters of fiscal year 1999 has been settled or is no longer pending.

REPRESENTATIONS AND WARRANTIES

     We have made representations and warranties about us, our material subsidiaries and our respective businesses, as well as two of our other subsidiaries, BA Blocker Acquisition Corp. and AA Blocker Acquisition Corp. and their businesses, which representations and warranties are customary for a transaction of this nature. These representations and warranties relate to:

     - our corporate existence, power and qualifications to do business and our subsidiaries' corporate existence, power and qualifications to do business;

     - our articles of incorporation and bylaws, and our subsidiaries' articles of organization and limited liability company agreements;

     - our capital structure;

     - the necessary corporate authorization and governmental approvals, for us and our subsidiaries, to enter into the Aurora Acquisition Agreement and carry out the Aurora acquisition;

     - the absence of a breach of our or our subsidiaries' articles of incorporation, bylaws, or material agreements, or any violation of laws to which we or our subsidiaries are subject, as a result of entering into the Aurora Acquisition Agreement and the Aurora acquisition;

     - outstanding or threatened litigation against or affecting us or our subsidiaries;

     - the issuance of the shares of our common stock and warrants to be issued as consideration in the Aurora acquisition;

     - SEC filings we have made;

     - the sufficiency of funds to permit us to consummate the Aurora acquisition;

     - the truth and accuracy of the information relating to us and our subsidiaries furnished for use in this proxy statement and any registration statements we prepare in connection with the Aurora acquisition;

     - certain material contracts of ours and our subsidiaries;

     - the required vote of our shareholders to approve the issuance of shares and warrants for the consummation of the Aurora acquisition;

     - our investment intentions as to the membership interests in Aurora Communications;

     - the equity interests, debts, liabilities, obligations and operations of our subsidiaries;

     - our and our subsidiaries' not being investment companies, as defined in
       Section 368(a) of the Internal Revenue Code or as defined by the Investment Company Act of 1940;

     - the absence of any fact or circumstance that could reasonably be expected to prevent the mergers from qualifying as tax-free reorganizations under
       Section 368(c) of the Internal Revenue Code;

     - our and our subsidiaries' FCC licenses, permits, approvals, construction permits and authorizations; and

     - the truth and accuracy of our representations and warranties.

     Aurora Communications and its members (including Aurora Management, Allied Aurora Acquisitions Corp. and each of their shareholders) have also made customary representations and warranties, including as to:

     - corporate existence, power and qualifications of Aurora Communications and its subsidiaries to do business and carry out the Aurora acquisition;

     - the membership structure and corporate structure of Aurora Communications and its subsidiaries;

     - the equity interests owned by Aurora Communications and its subsidiaries;

     - the necessary authorizations and governmental approvals for Aurora Communications to enter into the Aurora Acquisition Agreement and carry out the Aurora acquisition;

     - the absence of a breach of the certificate of organization and limited liability company agreements, or material agreements, or any violation of laws to which Aurora Communications or its subsidiaries are subject, as a result of Aurora Communications or its subsidiaries entering into the Aurora Acquisition Agreement and the Aurora acquisition;

     - the financial statements and revenue reports of Aurora Communications and its subsidiaries;

     - outstanding or threatened litigation against or affecting Aurora Communications or its subsidiaries;

     - compliance with laws, court orders and governmental permits by Aurora Communications and its subsidiaries;

     - FCC licenses, permits, approvals, construction permits, and authorizations, and authorizations from other governmental entities, held by certain subsidiaries of Aurora Communications;

     - the assets of Aurora Communications and its subsidiaries;

     - certain contracts of Aurora Communications and its subsidiaries;

     - the accounts receivable of Aurora Communications and its subsidiaries;

     - the insurance policies of Aurora Communications and its subsidiaries;

     - the absence of certain changes in the respective businesses of Aurora Communications and its subsidiaries since December 31, 2000;

     - the intangible property of Aurora Communications and its subsidiaries;

     - environmental matters relating to Aurora Communications and its subsidiaries;

     - employee benefit plans of Aurora Communications and its subsidiaries;

     - labor matters relating to Aurora Communications and its subsidiaries;

     - the absence of any undisclosed liabilities of Aurora Communications or its subsidiaries;

     - taxes and tax returns of Aurora Communications and its subsidiaries;

     - certain barter agreements of subsidiaries of Aurora Communications;

     - related-party relationships of owners of Aurora Communications, or shareholders of those owners;

     - the truth and accuracy of the representations and warranties of Aurora Communications and its owners; and

     - fees and expenses associated with the Aurora acquisition.

     The owners of Aurora Communications, other than Aurora Management and Allied Aurora Acquisition Corp., have also made customary representations and warranties, including as to:

     - title to membership interests in Aurora Communications;

     - capacity, power and authority to enter into the Aurora Acquisition Agreement and the Aurora acquisition;

     - the absence of a breach of charter documents, bylaws, membership agreements (or partnership agreements, if applicable), or material agreements, or a violation of laws to which the member is subject, as a result of entering into the Aurora Acquisition Agreement and the Aurora acquisition; and

     - outstanding or threatened litigation affecting the owner's ability to consummate the Aurora acquisition.

     BACI has also made customary representations and warranties, including as to:

     - corporate existence, power and qualifications of Aurora Management to do business;

     - the capital structure of Aurora Management;

     - the corporate power and authority of Aurora Management to enter into the Aurora Acquisition Agreement and the Aurora acquisition, and the absence of a breach of the certificate of incorporation, bylaws or material agreements of Aurora Management, or a violation of laws to which Aurora Management is subject, as a result of entering into the Aurora Acquisition Agreement and the Aurora acquisition;

     - outstanding or threatened litigation against Aurora Management;

     - the equity interests and assets owned by Aurora Management;

     - the liabilities, debts or obligations held by Aurora Management; and

     - taxes and tax returns of Aurora Management.

     Allied Aurora Acquisition Corp. and its shareholders have also made customary representations and warranties, including as to:

     - corporate existence, power and qualifications of Allied Aurora Acquisition Corp. to do business;

     - the capital structure of Allied Aurora Acquisition Corp.;

     - the corporate power and authority of Allied Aurora Acquisition Corp. to enter into the Aurora Acquisition Agreement and the Aurora acquisition, and the absence of a breach of certificate of incorporation, bylaws or material agreements of Allied Aurora Acquisition Corp., or a violation of laws to which Allied Aurora Acquisition Corp. is subject, as a result of entering into the Aurora Acquisition Agreement and the Aurora acquisition;

     - outstanding or threatened litigation against Allied Aurora Acquisition Corp.;

     - the equity interests and assets owned by Allied Aurora Acquisition Corp.;

     - the liabilities, debts or obligations held by Allied Aurora Acquisition Corp.; and

     - taxes and tax returns of Allied Aurora Acquisition Corp.

     Finally, the shareholders of Aurora Management and Allied Aurora Acquisition Corp. have made customary representations and warranties, including as to:

     - title to shares;

     - capacity, power and authority to enter into the Aurora Acquisition Agreement and carry out the Aurora acquisition;

     - the absence of a breach of charter documents, bylaws, membership or partnership agreements, if applicable, or laws or material agreements, or a violation of any laws to which they are subject, as a result of entering into the Aurora Acquisition Agreement and the Aurora acquisition; and

     - outstanding or threatened litigation affecting the ability of the shareholders to consummate the Aurora acquisition.

CERTAIN COVENANTS

     From the date of the Aurora Acquisition Agreement to the effective date of the Aurora acquisition, we and certain of our subsidiaries have agreed to operate our radio stations and conduct our businesses in all material respects in the ordinary course of business, consistent with past practices. Specifically, we have agreed that we will, and certain of our subsidiaries will:

     - operate our radio stations in a manner consistent with the normal and prudent operation of commercial broadcast radio stations of similar size and format and in accordance in all material respects with the rules and regulations of the FCC and our FCC licenses, except to the extent that failure to do so would not have a material adverse effect on us; and

     - not, without consent from BACI:

      - enter into any transaction where any person or group acquires at least 20% of the voting power of our common stock or where we are not the surviving corporation;

      - enter into a sale, lease or transfer of a material amount of our assets, or any liquidation or reorganization;

      - by any act or omission, surrender, forfeit or fail to renew under regular terms, or adversely modify, the FCC authorization of a material number of our radio stations; give the FCC grounds to institute any proceedings for the revocation, suspension or modification of the FCC authorizations for a material number of our radio stations; or fail to use commercially reasonable efforts to prosecute any pending FCC applications; or

      - enter into an acquisition or disposition (other than the DBBC acquisition) involving assets whose market value is at least 10% of our assets minus our liabilities, determined as of the last day of the most recently completed fiscal quarter.

     Prior to the effective time of the Aurora acquisition, the Aurora Sellers have agreed that they will not, and Aurora Communications' radio stations will not:

     - by any act or omission surrender, modify adversely, forfeit, or fail to renew under customary terms any of their FCC authorizations, or give the FCC grounds to institute any proceeding for the revocation, suspension or modification of any of their FCC authorizations, or fail to use commercially reasonable efforts to prosecute any pending FCC applications;

     - issue or grant any option to acquire any membership interest or any other interest convertible into a membership interest in Aurora Communications or any of its subsidiaries;

     - declare, set aside or pay any dividend or other distribution in respect of any membership interest of Aurora Communications, except under certain specified circumstances;

     - terminate or amend any material contract, or cancel, modify or waive any material debts or claims held by Aurora Communications or any of its subsidiaries, or waive any material rights of value, except in the ordinary course of business consistent with past practice;

     - do any act or omit to do any act which will cause a material breach or default in any of the material contracts of Aurora Communications and its subsidiaries;

     - mortgage, pledge or subject to any lien or other encumbrance (other than those permitted by the Aurora Acquisition Agreement) any portion of the assets of Aurora Communications or any of its subsidiaries, other than pursuant to certain existing credit facilities;

     - sell, transfer or otherwise dispose of any assets of Aurora Communications or any assets of its subsidiaries valued at more than $50,000 in the aggregate;

     - adopt or amend any Aurora Communications benefit plan (or any plan that would be an Aurora Communications benefit plan if adopted), except for the renewal of benefit plans in the ordinary course of business, or enter into, adopt, extend (beyond the effective time of the Aurora acquisition), renew or amend any collective bargaining agreement or other contract with any labor organization, union or association, except in each case as required by applicable laws;

     - grant to any executive officer or employee of Aurora Communications or any of its subsidiaries any increase in compensation or benefits, except in the ordinary course of business and consistent with past practice or as may be required under existing agreements;

     - incur, assume or guarantee any liabilities, obligations or indebtedness for borrowed money other than pursuant to certain existing credit facilities;

     - except as provided in the Aurora Acquisition Agreement, pay, loan or advance any amount to, or sell, transfer or lease any assets of Aurora Communications or any of its subsidiaries to, or enter into any agreement or arrangement with, an affiliate;

     - make any change in any method of accounting or accounting practice or policy other than those required by GAAP;

     - except as provided in the Aurora Acquisition Agreement, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or its division or otherwise acquire any assets that are valued, individually or in the aggregate, in excess of $200,000;

     - make or incur any capital expenditure that, individually or in the aggregate, is in excess of $300,000;

     - enter into any lease of real property, or enter into a contract with total payments of more than $50,000 or a term of more than six months, without our consent;

     - accelerate the collection of or discount or factor its accounts receivable other than in the ordinary course consistent with past practice;

     - by any act or omission, permit Aurora Communications or any of its subsidiaries to undertake any action or omission which would cause it to breach any of the representations set forth in the Aurora Acquisition Agreement; or

     - authorize any of, or commit or agree to take, whether in writing or otherwise, any of the actions just described.

     During the period from the date of the Aurora Acquisition Agreement to the effective time of the Aurora acquisition, the Aurora Sellers have agreed to cause the business of Aurora Communications and its subsidiaries to be operated and conducted in the ordinary course and consistent with past practices. The Aurora Sellers will have sole responsibility for the Aurora Communications radio stations and their operations, and during this period, they have agreed to cause Aurora Communications and its subsidiaries to:

     - operate their radio stations in a manner consistent with the normal and prudent operation of commercial broadcast radio stations of similar size and format and in accordance in all material respects with the rules and regulations of the FCC and the FCC authorizations, and file all reports, applications, responses and other documents required to be filed with respect to the radio stations during this period, and deliver to Cumulus Media within five days after filing with the FCC copies of these reports, applications, responses and other documents, including a copy of any FCC inquiries to which the filing is responsive (and in the event of an oral FCC inquiry, Aurora Communications will furnish a written summary of the inquiry);

     - use their commercially reasonable efforts to preserve intact the goodwill and staff of Aurora Communications and its subsidiaries and their relationships with advertisers, customers, suppliers, employees, contracting parties, governmental authorities and others having business relations with Aurora Communications or its subsidiaries;

     - maintain in full force and effect all material permits which are presently held and are required for the operation of the business as presently conducted;

     - maintain all of the material assets of Aurora Communications and its subsidiaries in a manner consistent with past practices (reasonable wear and tear excepted) and maintain the types and levels of insurance currently in effect in respect of the assets, including real property;

     - subject to the Aurora Acquisition Agreement, upon any damage, destruction or loss to any material asset of Aurora Communications and its subsidiaries, apply any insurance proceeds received to the prompt repair, replacement and restoration to the condition of that asset before the event or, if required, to another (better) condition as may be required by applicable laws;

     - manage the working capital of Aurora Communications and its subsidiaries consistent with past practices (except for the repayment of certain existing debt); and

     - pay in full all fees and expenses associated with the Aurora acquisition, and afterward, maintain a minimum of $500,000 in cash at the effective time of the Aurora acquisition.

     Aurora Management shareholders with respect to Aurora Management, and the Allied Aurora Acquisition Corp. shareholders with respect to Allied Aurora Acquisition Corp., have agreed to operate their corporations in the ordinary and usual course of business and consistent with past practices. Prior to the effective time of the Aurora acquisition, the two corporations will not:

     - issue or sell any shares of stock or securities convertible into or exchangeable for shares of stock or grant any right to purchase any shares of stock or any securities convertible into or exchangeable for shares of stock;

     - declare, set aside or pay any dividend or other distribution in respect of those securities; or

     - by any act or omission, undertake any action or omission which would cause Aurora Management or Allied Aurora Acquisition Corp. to breach any of the representations set forth in the Aurora Acquisition Agreement.

     In addition to the covenants just described relating to the conduct of our and the Aurora Sellers' businesses, the parties have made several other covenants.

     Specifically, we have made the following additional covenants:

     - from and after the effective time of the Aurora acquisition, to give access to our books and records relating to the period ending at the effective time of the Aurora acquisition, as needed for the Aurora Sellers' tax returns and other specified purposes;

     - to hold the special meeting of our shareholders as soon as practicable and to prepare and file, and have cleared by the SEC, the documents appropriate for the special meeting (including this proxy statement), as well as use reasonable best efforts to obtain shareholder approval;

     - not to take any actions, including the acquisition of, or agreement to, acquire media interests or to program radio stations that would cause any delay of FCC consent, or the expiration of any applicable waiting period or early termination under the HSR Act;

     - to take any actions, or not take any actions, as may be necessary so that the mergers of Aurora Management into BA Blocker Acquisition Corp. and AA Blocker Acquisition Corp. into Allied Aurora Acquisition Corp. both will qualify as reorganizations under Section 368(a) of the Internal Revenue Code; and

     - to make certain payments after the effective time of the Aurora acquisition to Mr. Osborn under his existing employment agreement with Aurora Communications.

     The Aurora Sellers have made the following additional covenants:

     - To give us access to the facilities, properties, books and records of Aurora Communications and its subsidiaries;

     - from the date of the Aurora Acquisition Agreement to the earlier of (1) proper termination of the Agreement; (2) the effective time of the Aurora acquisition; or (3) one year from the date of the Agreement, not to:

      - sell, transfer or otherwise dispose of any equity or other interest in Aurora Management or Allied Aurora Acquisition Corp., or in Aurora Communications, its subsidiaries, or a material portion of their assets;

      - seek, provide information for, or enter into any agreement to do so; or

      - seek, provide information for, or enter into any agreement for the merger, consolidation, sale, lease or other disposition of all or any material portion of the assets, business, rights or FCC authorizations of Aurora Communications or its subsidiaries; except that any of the Aurora Sellers may transfer their interests to an affiliate, family member or trust as long as the recipient agrees to be bound by the terms of the Aurora Acquisition Agreement;

     - to inform us of any notice of hazardous discharge or substance they receive from a governmental authority, and promptly conduct all necessary investigations in connection with the notice;

     - to give us all regularly prepared unaudited financial statements of Aurora Communications, Aurora Management and Allied Aurora Acquisition Corp. prepared after the date of the Aurora Acquisition Agreement;

     - to prepare and file all necessary tax returns, and to cooperate with us in preparing and filing tax returns for the tax period straddling the effective time of the Aurora acquisition;

     - to pay all taxes and fees in connection with the Aurora acquisition;

     - to cooperate with us in all respects if we decide, at our cost, to order title insurance, surveys, environmental audits, inspections, reports or studies relating to any radio-station site or office-site of Aurora Communications or its subsidiaries; and

     - to provide us information necessary for us to prepare this proxy statement and any registration statements we prepare in connection with the Aurora acquisition. They further agree that this information will not contain any statement which, when made and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any earlier statement that has become false or misleading.

     Finally, we and the Aurora Sellers mutually agreed:

     - to notify each other of any change in, or any of the information contained in, the representations and warranties described above, or of any event or circumstance which, if it had occurred on or prior to the date of the Aurora Acquisition Agreement would cause any of the representations or warranties not to be true and correct;

     - to make the required filings in connection with the Aurora acquisition under the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and to request early termination of the waiting period for these filings. We split the costs of these filings evenly with Aurora Communications;

     - to consult with each other prior to issuing any press releases or making any announcement relating to the Aurora Acquisition Agreement or the Aurora acquisition;

     - except and to the extent required by law, not to disclose or use any confidential information furnished or to be furnished in connection with the Aurora acquisition; and

     - to take those actions, or refrain from taking those actions, as may be reasonably necessary so that the mergers will qualify as tax-free reorganizations under Section 368(a) of the Internal Revenue Code.

TERMINATION

     Prior to the effective time of the Aurora acquisition, the Aurora Acquisition Agreement may be terminated as follows:

     - by mutual agreement of us and the representatives of the Aurora Sellers;

     - by either us or the representatives of the Aurora Sellers, if:

      - the FCC does not approve the transfer of control of the licenses held by Aurora Communications' licensee subsidiaries to us,

      - our shareholders do not approve the Aurora acquisition at a duly held meeting, or the shareholders meeting to approve the Aurora acquisition is not held by November 18, 2002,


      - we have not completed the financing arrangements required to consummate the Aurora acquisition by the later of three business days after the receipt of our shareholders' approval of the Aurora acquisition and ten business days after the receipt of final FCC approval of the transfer of control of the FCC licenses, or


      - the Aurora acquisition has not been completed by November 23, 2002;

     - by us, if:

      - any of the Aurora Sellers has continued in a material breach of the Aurora Acquisition Agreement for 30 days after they receive our notice of the breach, the breach is not cured by the earlier of the end of the 30-day period or the effective time of the Aurora acquisition (but if the breach is curable and the Aurora Seller is exercising due diligence, then the cure period will continue past the 30-day period, but in any case end on the effective time of the Aurora acquisition), and we are not in breach,

      - our Board has withdrawn its approval or recommendation of the Aurora Acquisition Agreement and the Aurora acquisition, or

      - any loss, damage or other occurrence prevents broadcast transmissions by certain of Aurora Communications' radio stations for more than three continuous days, as long as we exercise this right of termination within ten days of receiving notice from Aurora Communications of the disruption in transmission. Otherwise, we may not terminate, and Aurora Communications must restore transmissions before 15 days after the date the Aurora acquisition would have been effective. If restoration would cost more than $1 million over any insurance coverage, Aurora Communications may terminate unless we agree to bear the excess cost of restoration.

     - by the representatives of the Aurora Sellers, if:

      - we have continued in a material breach of the Aurora Acquisition Agreement for 30 days after we receive notice of the breach, and the breach is not cured by the earlier of the end of the 30-day period or the effective time of the Aurora acquisition (but if the breach is curable and the Aurora Seller is exercising due diligence, then the cure period will continue past the 30-day period, but in any case end on the effective time of the Aurora acquisition), and the Aurora Sellers are not in breach, or

      - any loss, damage or other occurrence prevents broadcast transmission by 20 of our radio stations for more than three continuous days, as long as Aurora Communications exercises this right of termination within ten days of receiving notice from us of the disruption in transmission. Otherwise, Aurora Communications may not terminate, and we must restore transmissions before 15 days after the date the Aurora acquisition would have been effective. If restoration would cost more than $1 million over any insurance coverage, we may terminate unless Aurora Communications agrees to bear the excess cost of restoration; and

     - by BACI, if:

      - there is an announcement or commencement of a tender or exchange offer for our common stock that would result in a person or group owning more than 50% of our common stock;

      - we enter into substantive negotiations with respect to a transaction where a person or group acquires at least 50% of the voting power of our common stock or where we are not the surviving corporation;

      - we enter into a sale, lease or transfer of a material amount of our assets or any liquidation or reorganization; or

      - we enter into substantive negotiations with respect to an acquisition or disposition (other than the DBBC acquisition) involving assets whose market value is at least 10% of our assets minus our liabilities as of a specified time.

     Upon termination of the Aurora Acquisition Agreement by any party, the other parties remain liable for any breach prior to termination and for payment and performance of their indemnification obligations. See "The Aurora Acquisition Agreement -- Indemnification."

     If the Aurora Acquisition Agreement is terminated under certain specified circumstances, then Aurora Communications will receive the 770,000 shares of our common stock that were placed in escrow on the date of the Aurora Acquisition Agreement. The escrow agreement governing these shares and the conditions of their release to Aurora Communications are more fully described under "Other Aurora Acquisition Matters -- The Pre-Closing Escrow Agreement."

     We have agreed to file a registration statement with the SEC to permit the resale of those 770,000 shares in the event that the Aurora Acquisition Agreement is terminated and those shares are released to Aurora Communications. We have signed a registration rights agreement outlining our obligations in this matter. See "Other Aurora Acquisition Matters -- The Registration Rights Agreement."

INDEMNIFICATION

     We have agreed to reimburse any of the Aurora Sellers for any claim against them resulting from a breach of a warranty we gave or a failure to fulfill any covenant or agreement we had or any certificate we executed, including the tax representation letters that we delivered in support of the treatment of the mergers as reorganizations under the provisions of Section 368(a) of the Internal Revenue Code, in connection with the Aurora Acquisition Agreement.

     The Aurora Sellers have severally agreed to reimburse us and our subsidiaries for any claim against us resulting from a breach of a warranty they gave or a failure to fulfill any covenant or agreement they had or any certificate they executed, in connection with the Aurora Acquisition Agreement. The indemnification obligation of each Aurora Seller is limited to a portion of an asserted claim, with that portion being equal to its proportionate interest in Aurora Communications, except in specified cases.

     In addition, the Aurora Sellers, according to their individual interests in Aurora Communications, have agreed to reimburse us for any Federal, state or local taxes incurred by Aurora Communications or its subsidiaries up to the effective time of the Aurora acquisition. BACI, in respect of Aurora Management, and the shareholders of Allied Aurora Acquisition Corp., in respect of that company, have agreed to reimburse us for any claim against us resulting from taxes owed up to the effective time of the Aurora acquisition by Aurora Management or Allied Aurora Acquisition Corp., as the case may be, including any taxes owed by Aurora Management or Allied Aurora Acquisition Corp. as a result of the mergers, except to the extent such taxes result from a breach of the tax representation letters that we delivered in support of the mergers as constituting reorganizations under the provisions of Section 368(a) of the Internal Revenue Code.

     Generally, each representation, warranty, indemnification, covenant and agreement by the parties to the Aurora Acquisition Agreement will survive the effective date of the Aurora acquisition. However, any claim against another party for misrepresentation or breach of warranty must be made within one year of the effective time of the Aurora acquisition, subject to specified exceptions described below. Claims for reimbursement are subject to a ceiling: from the effective time of the Aurora acquisition, no party will have to reimburse another party for misrepresentation or breach of warranty in excess of $10 million (or, in the case of a reimbursement claim we make against a specific Aurora Seller, that Seller's respective percentage interest in the ceiling amount). Claims for reimbursement are also subject to a minimum threshold: no party will have to reimburse another party until the aggregate value of reimbursement claims against the party exceeds $250,000 (or, in the case of a reimbursement claim we make against a specific Aurora Seller, that Seller's respective percentage interest in the threshold amount). After that, the party must reimburse for all amounts in excess of the threshold (but only up to the ceiling).

                             (Reimbursement Chart)
              Each box represents a claim for reimbursement. When
                 added together by stacking them, liability for
          reimbursement is illustrated; a party is only liable for the value of claims above the threshold and below the ceiling.

     The time limitation, ceiling and threshold do not apply to representations and warranties by:

     - us, on organization, and on good standing and capitalization;

     - Aurora Communications and its members, on organization, and on ownership structure and title to assets;

     - members of Aurora Communications, other than Aurora Management and Allied Aurora Acquisition Corp., on title to membership interests, and on capacity, power and authority;

     - Aurora Management and Allied Aurora Acquisition Corp., on organization and standing, on capitalization, and on no investments, operations and liabilities; and

     - shareholders of Aurora Management and Allied Aurora Acquisition Corp. on title to shares and on capacity, power and authority.

     Claims based on misrepresentation or breach of these representations and warranties can be brought at any time, for the full amount. The ceiling and threshold also do not apply to claims of fraud, or knowing or intentional misrepresentation or breach. All representations and warranties on taxes survive for the applicable statute of limitations and are also not subject to the ceiling and threshold. Finally, all environmental representations and warranties survive for three years or until we enter into specified transactions involving control of our voting stock or sale of our assets, but after the first anniversary of the effective time of the Aurora acquisition are subject to a threshold of $750,000 (taking into consideration all other claims for reimbursement).

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

                       TERMS OF THE CLASS B COMMON STOCK

     As part of the consideration to be paid for the ownership interests in Aurora Communications, we have agreed to issue shares of our non-voting Class B Common Stock. These shares will be issued to BACI, which has requested that the shares it receives in the Aurora acquisition be non-voting stock in order to accommodate regulatory concerns involving the ownership or control of broadcasting licenses. The terms of the Class B Common Stock are summarized below. In the Aurora acquisition, we will issue approximately 8,981,148 shares of Class B Common Stock and a warrant exercisable within one year from the date of issuance to purchase approximately 709,333 shares of Class A Common Stock or Class B Common Stock, at an exercise price of $12.00 per share. The exact number of shares of Class B Common Stock and warrants to purchase shares of Class A Common Stock or Class B Common Stock to be issued to BACI will be determined shortly before the effective time of the Aurora acquisition.

     Voting Rights. All actions submitted to a vote of our shareholders are voted on by holders of Class A Common Stock and Class C Common Stock, voting together as a single class. Holders of Class B Common Stock are not entitled to vote, except with respect to the following fundamental corporate actions:

     - any proposed amendment to our articles of incorporation or bylaws;

     - any proposed merger, consolidation or other business combination, or sale, transfer or other disposition of all or substantially all of our assets;

     - any proposed voluntary liquidation, dissolution or termination of Cumulus Media; and

     - any proposed transaction resulting in a change of control, except as set forth below.

     The consent of the holders of a majority of outstanding shares of Class B Common Stock, voting separately as a class, is required to approve the fundamental corporate actions referred to above; provided that these consent rights will, with respect to any holder of Class B Common Stock, cease (and that holder's shares of Class B Common Stock will not be included in determining the aggregate number of shares of Class B Common Stock outstanding for consent purposes) upon the failure of that holder (together with its affiliates) to beneficially own at least 50% of the shares of our common stock held by that holder immediately prior to the consummation of our initial public offering on July 1, 1998. Pursuant to the shareholder agreement described under "The Shareholder Agreement; Restrictions on the Shares of Class B Common Stock," BACI has agreed to restrict the consent rights of the shares of Class B Common Stock that it receives in the Aurora acquisition.

     In addition to the voting rights described above, our articles of incorporation provide that, so long as BA Capital (together with its affiliates) continues to own not less than 50% of the shares of common stock it held immediately prior to the consummation of our initial public offering on July 1, 1998, the holders of the Class C Common Stock will be entitled to elect a director, who will be a BA Capital designee, to our Board. We may not take any of the following actions without the unanimous vote of our Board (including the Class C director):

     - enter into any transaction with any of our affiliates or amend or otherwise modify any existing agreement with any of our affiliates, other than transactions with affiliates that are on terms no less favorable to us than we would obtain in a comparable arm's-length transaction with a person not our affiliate, and which are approved, after the disclosure of the terms of the transaction, by a vote of the majority of our Board (provided that any director that is an interested party or an affiliate of an interested party will not be entitled to vote and will not be included in determining whether a majority of our Board has approved the transaction);

     - issue any shares of our Class B Common Stock or shares of our Class C Common Stock;

     - acquire (by purchase or otherwise) or sell, transfer or otherwise dispose of assets having a fair market value in excess of 10% of our shareholders' equity as of the last day of the preceding fiscal quarter that financial statements are available; or

     - amend, terminate or otherwise modify any of the provisions governing the voting or conversion rights of our Class B Common Stock or Class C Common Stock.

     The holders of the Class C Common Stock have entered into an agreement with BA Capital providing that the holders of the Class C Common Stock will elect the person designated by BA Capital as the Class C director. Our articles of incorporation provide that, if BA Capital's designee is not a director and so long as BA Capital (together with its affiliates) continues to own not less than 50% of the shares of our common stock it held immediately prior to the consummation of our initial public offering, we may not take any of the actions described above without the affirmative vote of the holders of the majority of the outstanding shares of Class B Common Stock, voting separately as a class.

     Dividends and Other Distributions (Including Distributions upon Liquidation or Sale of Cumulus Media). Each share of Class B Common Stock shares equally in dividends and other distributions in cash, stock or property (including distributions upon our liquidation and consideration to be received upon a sale or conveyance of all or substantially all of our assets) with all other classes of our common stock; except that in the case of dividends or other distributions payable on the common stock in shares of that stock, including distributions pursuant to stock splits or dividends, only shares of the same class will be distributed to that class. In no event will any one class of our common stock be split, divided or combined unless each other class is proportionately split, divided or combined.

     Convertibility of Class B Common Stock into Class A Common Stock or Class C Common Stock. The Class B Common Stock is convertible, at the option of the holder, into Class A Common Stock or Class C Common Stock on a share-for-share basis. The holder must first receive all required authorizations from the proper governmental authorities. Pursuant to the shareholder agreement, BACI has agreed to restrict the convertibility into shares of Class C Common Stock of the Class B Common Stock that BACI receives in the Aurora acquisition.

     The Class B Common Stock is also transferable. A record or beneficial owner of shares of Class B Common Stock (or Class C Common Stock that was converted from Class B Common Stock) may transfer those shares (whether by sale, assignment, gift, bequest, appointment or otherwise) to any transferee, provided that all required authorizations from the proper governmental authorities have been obtained. At the time of a transfer, the shares of transferred Class B Common Stock (or Class C Common Stock that was converted from Class B Common Stock) will convert automatically into shares of Class A Common Stock, and the transferee of the converted common stock will receive share certificates for Class A Common Stock. In addition, the transferor must pay any transfer taxes.

     As a condition to any proposed transfer or conversion, the person who intends to hold the transferred or converted shares may not be a "disqualified person." A person will be disqualified if our Board, that person or the FCC determines that the fact of ownership of shares of our common stock could, before or after giving effect to a conversion or transfer:

     - cause us or any of our subsidiaries to violate the multiple, cross-ownership, cross-interest or other rules, regulations, policies or orders of the FCC;

     - result in our disqualification or the disqualification of any of our subsidiaries as a licensee of the FCC; or

     - would cause us to violate the provisions with respect to foreign ownership or voting of our stock or any of our subsidiaries as set forth in Section 310(b)(3) or (4) of the Communications Act, as applicable.

     Upon objection by a person our Board has disqualified, we or that person shall, when appropriate, apply for a determination by the FCC. If the FCC makes no determination within 90 days from the date of the application or if we and the person determine that it is inappropriate to make any application to the FCC, we and the person agree to submit the determination to an arbitrator, mutually agreeable to us and the person.

     In the event of a final determination that a person is disqualified, that person will promptly take any and all actions necessary or required by the FCC to cease being a disqualified person. Our articles of incorporation states that all shares of common stock will bear a legend regarding restrictions on transfer and ownership.

     Preemptive Rights. Neither the Class B Common Stock nor any other class of our common stock carry any preemptive rights enabling a holder to subscribe for or receive shares of our stock of any class or any other securities convertible into shares of our stock.

     Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of Cumulus Media, whether voluntarily or involuntarily, after


          - payment or provision for payment of our debts and other liabilities, and



          - the preferential amounts that the holders of any stock ranking prior to our common stock in the distribution of assets are entitled upon liquidation,


the shareholders of each of our classes of common stock will be entitled to share in our remaining assets according to their proportionate interests.

                        OTHER AURORA ACQUISITION MATTERS

THE PRE-CLOSING ESCROW AGREEMENT AND THE EFFECT OF TERMINATION

     In connection with the Aurora acquisition, we entered into an escrow agreement pursuant to which we placed 770,000 shares of our Class A Common Stock into escrow on the date of the Aurora Acquisition Agreement.

     Upon receiving certain specified notices from either us or representatives of the Aurora Sellers, the escrow agent will release the 770,000 shares. The escrow agent will release the shares to Aurora Communications (the shares having become issued and outstanding only at the time the escrow agent is required to release the shares to Aurora Communications) if the Aurora Acquisition Agreement is terminated:

     - by us, if (1) our shareholders do not approve the Aurora acquisition at a duly held meeting; (2) the shareholders meeting to approve the Aurora acquisition is not held by November 18, 2002; (3) our Board has withdrawn its approval or recommendation of the Aurora acquisition, or (4) we have not completed the financing arrangements required to consummate the Aurora acquisition by the later of three business days after receipt of our shareholders' approval of the Aurora acquisition and ten business days after the date the FCC issues the final order permitting the transfer of control of the FCC licenses, or

     - by representatives of the Aurora Sellers, if (1) we are in continuing material breach of the Aurora Acquisition Agreement; or (2) our shareholders do not approve the Aurora acquisition at a duly held meeting, or

     - by representatives of the Aurora Sellers if (1) our shareholders meeting to approve the Aurora acquisition is not held by November 18, 2002, or
       (2) we have not completed the financing arrangements required to consummate the Aurora acquisition by the later of three business days after receipt of our shareholders' approval of the Aurora acquisition and ten business days after the date the FCC issues the final order permitting the transfer of control of the FCC licenses, and in either case the Aurora Sellers are not in material breach of their representations, warranties or covenants under the Aurora Acquisition Agreement, or

     - by BACI, if (1) there is an announcement or commencement of a tender or exchange offer for our common stock that would result in a person or group owning more than 50% of our common stock; (2) we enter into substantive negotiations with respect to a transaction where a person or group acquires at least 50% of the voting power of our common stock or where we are not the surviving corporation; (3) we enter into a sale, lease or transfer of a material amount of our assets or any liquidation or reorganization, or (4) we enter into substantive negotiations with respect to an acquisition or disposition (other than the DBBC acquisition) involving assets whose market value is at least 10% of our assets minus our liabilities as of a specified time; and the tender or exchange offer or extraordinary corporate transaction is consummated within 180 days of the termination of the Aurora Acquisition Agreement.

     The escrow agent will release the shares to us if:

     - the Aurora Acquisition Agreement is terminated for any other reason; or

     - the Aurora acquisition is consummated.

     Either party may challenge the notification given to the escrow agent by the other party. Upon such a challenge, the escrow agent will seek judicial intervention.

     Should the pre-closing escrow shares be released to Aurora Communications, the value of those shares will constitute damages to Aurora Communications, and will be its (and all of its subsidiaries', members' and its members' shareholders') sole and exclusive remedy for damages against us under the Aurora Acquisition Agreement. At that point, we (or our affiliates, subsidiaries or shareholders) would have no further obligations in connection with the Aurora Acquisition Agreement.

THE CLOSING ESCROW AGREEMENT

     At the effective time of the Aurora acquisition, we will enter into a second escrow agreement governing the cash, shares of our common stock or a combination of both we will withhold from the consideration due to the Aurora Sellers. The escrowed consideration will provide us with a source we can use to satisfy certain possible claims for which the Aurora Sellers have agreed to reimburse us.

     If a claim subject to reimbursement is made against us within one year of the effective time of the Aurora acquisition, we will give notice to the escrow agent and to the representatives of the Aurora Sellers. If, after 30 days, there is no objection from the representatives, the escrow agent will release to us the cash value of, or the number of shares whose aggregate market value is equal to, the claim amount. The aggregate market value will be based on the market price at the time the claim is made or the effective time of the Aurora acquisition, whichever is higher.

     If there is an objection within 30 days of our notice, then the escrow agent will hold the disputed amount until either we and the representatives of the Aurora Sellers agree to the proper claim amount, or until a court decides the issue.

     On the first anniversary of this escrow agreement, the escrow agent will release the cash and shares remaining in escrow to the Aurora Sellers, except to the extent we have a claim against those shares which has not fully been resolved.

THE REGISTRATION RIGHTS AGREEMENT


     We also entered into a registration rights agreement in which we granted specified registration rights to Aurora Communications, with respect to the 770,000 pre-closing escrow shares, and to the Aurora Sellers, with respect to the shares of our Class A Common Stock (including those shares of Class A Common Stock issued upon conversion of the Class B Common Stock or upon exercise of the warrants) being issued to them as consideration for their interests in Aurora Communications.



     In the registration rights agreement we agreed to prepare and file a registration statement with the SEC that will cover the resale, on a continuous basis, of all of the pre-closing escrow shares potentially issuable to Aurora Communications. We are required to file the registration statement and to use our commercially reasonable best efforts to cause the registration statement to be declared effective by the SEC as promptly as practicable after filing, and to remain effective until the earliest to occur of:

     - the effective time of the Aurora acquisition;

     - the date on which these shares have been sold; or

     - two years from the date the pre-closing escrow shares are issued.

     We will pay all expenses associated with the registration of these shares, excluding any brokers' commissions or similar fees of securities-industry professionals, and any transfer taxes relating to the sale or disposition of these shares.

     In addition, we agreed to prepare and file a second registration statement with the SEC, within 15 days following the date that this proxy statement is first sent to our shareholders. This second registration statement will cover the resale, on a continuous basis, of the shares of Class A Common Stock issued at the effective time of the Aurora acquisition (including those shares of Class A Common Stock issued upon conversion of the Class B Common Stock or upon exercise of the warrants) to the Aurora Sellers. We will use our commercially reasonable best efforts to cause this second registration statement to be declared effective by the SEC as promptly as reasonably practicable after filing and to remain effective until the earlier to occur of:

     - the date on which all of those shares have been sold; or

     - three years from the date the shares covered by this registration statement are issued.

     We will pay all expenses associated with the registration of these shares, excluding any brokers' commissions or similar fees of securities-industry professionals, and any transfer taxes relating to the sale or disposition of these shares.

     The registration rights agreement grants further rights, called demand registration rights, to BACI. Starting after 30 months from the date of the registration rights agreement, BACI can require from time to time, without limitation as to the number of times, that we register for resale any shares of our common stock that it received in the Aurora acquisition that it still holds. The agreement also grants rights, called piggyback registration rights, to the other Aurora Sellers. The piggyback registration rights allow the Aurora Sellers to have their shares of our common stock received in the Aurora acquisition included in any future public offering of our common stock. Both the demand registration rights and the piggyback registration rights expire once the shares of our common stock issued in the Aurora acquisition have all been sold or otherwise disposed of.

THE SHAREHOLDER AGREEMENT; RESTRICTIONS ON THE CLASS B COMMON STOCK

     In most circumstances, holders of our Class B Common Stock are not entitled to vote on matters before our shareholders, but holders of our Class B Common Stock do have special class voting rights, or consent rights, with respect to specified fundamental corporate actions or other restricted actions, as described in our articles of incorporation. Further, holders of our Class B Common Stock may convert their shares into shares of our Class A Common Stock or our Class C Common Stock, on a one-to-one basis. For a summary of the terms of our Class B Common Stock, see "Terms of the Class B Common Stock."

     In part as an inducement to us to issue shares of our Class B Common Stock to BACI, BACI has agreed to enter into a shareholder agreement with us at the effective time of the Aurora acquisition, limiting its rights as a holder of our Class B Common Stock with respect to the shares of our Class B Common Stock to be issued to BACI as consideration for the Aurora acquisition. Specifically, the shareholder agreement will provide that:

     - BACI will not, directly or indirectly, convert the shares of Class B Common Stock issued to BACI in the Aurora acquisition into shares of our Class C Common Stock;

     - BACI, and its affiliates, will vote the shares of Class B Common Stock issued to BACI in the Aurora acquisition with the majority of other holders of Class B Common Stock in those matters in which holders of Class B Common Stock are entitled to vote pursuant to the terms of the articles of incorporation; and

     - in the event BACI, or one of its affiliates, converts shares of Class B Common Stock into Class A Common Stock, and subsequently makes a reasonable determination that it, or its affiliate, is restricted or prohibited from owning shares of Class A Common Stock because of regulatory concerns, we will, upon request, exchange those shares of Class A Common Stock for shares of Class B Common Stock, all of which shares would remain subject to the limitations of certain rights imposed by the shareholder agreement.

     This shareholder agreement will terminate at the earlier of: (1) the transfer of all of the shares of Class B Common Stock issued to BACI in the Aurora acquisition to a third party; or (2) 20 years from the date of the shareholder agreement.

THE VOTING AGREEMENT

     In connection with the Aurora acquisition, Lewis W. Dickey, Jr. (our Chairman, President and Chief Executive Officer, and one of our directors), John
W. Dickey (our Executive Vice President, and one of our shareholders), DBBC of Georgia, L.L.C. (another of our shareholders, which is controlled by Messrs. L. Dickey, J. Dickey and their brothers, David W. Dickey and Michael W. Dickey), Richard W. Weening (one of our directors and principal shareholders), and CML Holdings, Quaestus & Co. Inc. and Quaestus Partner Fund (three more of our shareholders; and each controlled by Mr. Weening) have entered into a voting agreement with respect to their shares of our common stock. Those shareholders have agreed to vote in favor of the proposal to approve the Aurora acquisition. Together, the group represents approximately 38.2% of our voting power as of December 31, 2001, and will be deemed to be persons not affiliated with BACI or the other Aurora Sellers for purposes of determining whether the Aurora acquisition was approved by a majority of the votes actually cast at the special meeting by holders of our Class A Common Stock and Class C Common Stock who were not affiliated with BACI or the other Aurora Sellers. Additionally, the parties subject to the voting agreement, other than Mr. Weening, CML Holdings, Quaestus & Co. and Quaestus Partner Fund, have agreed not to dispose of their shares except under certain circumstances prior to completion of the Aurora acquisition.

PRIOR NOTICE OF SHARE TRANSFERS BY BACI

     In connection with entering into the Aurora Acquisition Agreement, BACI, the majority-owner of Aurora Management, and BA Capital, one of our principal shareholders, have each agreed to provide us at least 60 days prior written notice of any proposed transfer, by either of them, of shares of our common stock that represent, or are convertible into shares constituting, more than 10% of the voting power of our common stock. This notice obligation begins at the effective time of the Aurora acquisition, and ends 91 days later.

NON-COMPETITION AGREEMENTS

     In connection with the execution of the Aurora Acquisition Agreement, we entered into non-competition agreements with Frank D. Osborn, the chief executive officer and president, and Vincent M. Cremona, a senior vice president, of Aurora Communications. Under these non-competition agreements, Mr. Osborn, for a period of three years from the effective time of the Aurora acquisition, and Mr. Cremona, for a period of one year from the effective time of the Aurora acquisition, will agree not to compete with the business of Aurora Communications in the area in which its radio stations operate. In addition, Messrs. Osborn and Cremona have agreed not to solicit or encourage any person who was an employee or consultant of Aurora Communications or its subsidiaries prior to the Aurora acquisition and who becomes an employee or consultant of us or our affiliates immediately after the Aurora acquisition to leave the employment of, or to cease to work under contract with, us or our affiliates.

     In addition, Mr. Osborn's agreement provides that, for the three year period, he will not hire any employee who has left the employment of us or our affiliates (other than as a result of the termination of such employment by us or our affiliates) within one year after the termination of such employee's employment with us or our affiliates.

     During the periods of their non-competition agreements, Messrs. Osborn and Cremona also will keep confidential and not directly or indirectly divulge, furnish, make accessible to anyone, nor use or otherwise appropriate for his own benefit or to the detriment of Aurora Communications or us, any confidential information, unless disclosure or use is required by any law or court order or the confidential information is generally known to the industry or the public.

THE WARRANTS TO PURCHASE COMMON STOCK

     As described above, as part of the consideration for the ownership interests in Aurora Communications that we will acquire in the Aurora acquisition, we have agreed to issue warrants to purchase shares of our common stock to the Aurora Sellers. The warrants are exercisable in the aggregate for up to 833,333 shares of our common stock. The warrants to be issued to BACI, exercisable for up to approximately 709,333 shares, are exercisable for either our Class A Common Stock or Class B Common Stock. The warrants may be exercised at any time up to one year after the effective time of the Aurora acquisition, at an exercise price of $12.00 per share of common stock. The number of shares subject to the warrants and the exercise price will automatically adjust to compensate for a stock dividend, stock split, stock combination or other, similar transaction that we may undertake. The warrants are not subject to redemption, and currently there are no warrants outstanding. The exact number of shares of Class A Common Stock and Class B Common Stock issuable upon exercise of the warrants will be determined immediately prior to the effective time of the Aurora acquisition. See "The Aurora Acquisition Agreement -- Structure of the Aurora Acquisition."

                  INFORMATION REGARDING AURORA COMMUNICATIONS

BUSINESS OF AURORA COMMUNICATIONS

     Aurora Communications is a radio broadcasting platform company formed by Mr. Osborn, a longtime broadcasting industry veteran, and BACI in early 1999 to pursue a strategy of acquiring, consolidating and operating radio stations in medium-to-small-sized markets across the U.S. Since its formation, Aurora Communications has purchased 18 radio stations (eleven FM and seven AM) in five distinct markets surrounding the New York City metropolitan area -- (i) Westchester County, New York; (ii) Bridgeport, Connecticut; (iii) Danbury, Connecticut; (iv) Poughkeepsie, New York; and (v) Newburgh-Middletown, New York. Aurora Communications' radio stations rank first or second in revenues and ratings in their respective markets.

     Aurora Communications' radio stations have developed loyal audiences, strong brand identities and long-standing relationships with advertisers and their communities. The radio stations are at different stages of development. While many are ratings and revenue leaders and enjoy high cash flow margins, several are still in the early stage of development. Almost all of the revenue of the radio stations is derived from sale of advertising time on the radio programs.

     Westchester County, New York. Westchester County, New York is ranked 59th by Arbitron as an independent market with a population in excess of 900,000.

     In Westchester County, Aurora Communications operates WFAS-AM/WFAS-FM/WFAF-FM. Among the local stations in Westchester County, this three station cluster was ranked first in the Fall 2001 Arbitron ratings for persons aged 25-54. WFAS-FM ranks #2 in terms of market revenue and #1 in target audience share (women aged 25-54). WFAS-FM and WFAF-FM simulcast an adult contemporary format, while WFAS-AM is programmed with an adult standards format.

     Fairfield County, Connecticut. The Fairfield County, Connecticut market includes the Bridgeport (Arbitron ranked #110), Danbury (Arbitron ranked #194) and Stamford/Norwalk (Arbitron ranked #138) Arbitron markets.

     Aurora Communications operates WEBE-FM/WICC-AM in Bridgeport. WEBE-FM, with an adult contemporary format, is the #1 revenue-generating FM radio station in the market and #1 in target audience share (women aged 25-54). Full service WICC-AM is the #1 AM radio station in the market, both in terms of revenue and target audience share. Overall, Aurora Communications' cluster in Bridgeport is a strong #1, leading in both revenue and share rankings.

     The Danbury cluster of two FM stations and two AM stations, led by the powerful Class B WRKI-FM, is ranked #2 in terms of revenue and #1 in terms of target audience share (men aged 25-54). WRKI-FM has a long heritage as a rock station. WAXB-FM is programmed with an oldies format, while WINE-AM and WPUT-AM simulcast an adult standards format.

     Overall, Aurora Communications' Fairfield County stations include two of the three Class B FM radio stations in the market.

     Poughkeepsie, New York and Newburgh and Middletown, New York. The Poughkeepsie, New York market is located in Dutchess County, New York, while Newburgh-Middletown is in adjacent Orange County, New York. Dutchess and Orange Counties lie to the north of Westchester County and enjoy strong demographic and economic profiles as New York City suburbs. Poughkeepsie is the 160th Arbitron-ranked metro market in the U.S. and the 104th-ranked market in terms of revenue. Newburgh/Middletown is the 143rd Arbitron-ranked market with a population of over 275,000.

     Aurora Communications operates WPDH-FM (classic rock) and WEOK-AM (sports), serving Poughkeepsie; WCZX-FM (oldies), licensed to Hyde Park; WZAD-FM (oldies), licensed to Wurtsboro; WRRB-FM (modern rock), licensed to Arlington; WPDA-FM (classic rock), licensed to Jeffersonville, WRRV-FM (modern rock) and WALL-AM (sports), serving Newburgh-Middletown; and WKNY-AM (full service), serving Kingston. The Poughkeepsie cluster is ranked either #1 or #2 in revenue and ratings.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AURORA COMMUNICATIONS


     We are providing the following Aurora Communications selected historical consolidated financial information to aid you in your analysis of the financial aspects of the Aurora acquisition. The following information is only a summary and should be read together with Aurora Communications' audited financial statements and the related notes, beginning on page F-1, and the discussion contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations of Aurora Communications" included in this proxy statement.



     The selected historical consolidated financial data presented below have been derived from the audited consolidated financial statements of Aurora Communications as of December 31, 2001, 2000 and 1999, and for the years ended December 31, 2001 and 2000, and the period January 20, 1999 (commencement of operations) to December 31, 1999, included elsewhere in this proxy statement. The historical consolidated financial data of Aurora Communications are not comparable from year to year because of the acquisition of radio stations by Aurora Communications during the periods covered.



                                                                                           PERIOD
                                                                                        JANUARY 20,
                                                           YEAR ENDED     YEAR ENDED      1999 TO
                                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              2001           2000           1999
                                                          ------------   ------------   ------------
                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues............................................    $ 31,755       $ 23,745       $  6,205
Station operating expenses excluding depreciation and
  amortization..........................................      17,939         12,695          3,106
Depreciation and amortization...........................       4,300          3,073            825
Corporate general and administrative expenses...........       3,328          1,657            744
                                                            --------       --------       --------
Operating income........................................       6,188          6,320          1,530
Net interest expense....................................      (7,451)        (7,706)        (2,105)
Other income, net.......................................          --          6,550             --
Net income (loss).......................................      (1,263)         5,164           (575)
OTHER FINANCIAL DATA:
Broadcast Cash Flow(1)..................................    $ 13,816       $ 11,050       $  3,099
EBITDA(2)...............................................      10,488          9,393          2,355
Net cash provided by (used in) operating activities.....       3,863          2,184           (910)
Net cash provided by (used in) investing activities.....     (53,867)         6,033        (98,551)
Net cash provided by (used in) financing activities.....      49,960         (8,582)       100,557
BALANCE SHEET DATA:
Total assets............................................    $154,204       $102,221       $104,861
Long-term debt (including current portion)..............      80,392         54,801         64,256
Members' equity.........................................      68,673         44,095         38,031


---------------


(1) Broadcast cash flow consists of operating income (loss) before depreciation, amortization, LMA fees, corporate expenses and restructuring and impairment charges. Although broadcast cash flow is not a measure of performance calculated in accordance with GAAP, Cumulus Media's management believes that it is useful to an investor in evaluating Aurora Communications because it is a measure widely used in the broadcasting industry to evaluate a radio company's operating performance. Nevertheless, it should not be considered in isolation or as a substitute for net income (loss), operating income
    (loss), cash flows from operating activities or any other measure for determining Aurora Communications' operating performance or liquidity that is calculated in accordance with GAAP. As broadcast cash flow is not a measure calculated in accordance with GAAP, this measure may not be compared to similarly titled measures employed by other companies.

(2) EBITDA consists of operating income (loss) before depreciation, amortization, LMA fees and restructuring and impairment charges. Although EBITDA is not a measure of performance calculated in accordance with GAAP, Cumulus Media's management believes that it is useful to an investor in evaluating Aurora Communications because it is a measure widely used in the broadcasting industry to evaluate a radio company's operating performance. Nevertheless, it should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining Aurora Communications' operating performance or liquidity that is calculated in accordance with GAAP. As EBITDA is not a measure calculated in accordance with GAAP, this measure may not be compared to similarly titled measures employed by other companies.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AURORA COMMUNICATIONS


     Aurora Communications is a limited liability company that was formed in January 1999 and is engaged in the acquisition and operation of radio stations throughout the U.S. Aurora Management, Inc., is Aurora Communications' majority owner and managing member.



     At December 31, 2001, Aurora Communications owned and operated eleven FM and seven AM radio stations.



     On May 8, 2001, Aurora Communications acquired substantially all the assets of radio stations WPDH-FM and WEOK-AM, serving Poughkeepsie, New York; WCZX-FM, licensed to Hyde Park, New York; WZAD-FM, licensed to Wurtsboro, New York; WRRB-FM, licensed to Arlington, New York; WPDA-FM, licensed to Jeffersonville, New York; WRRV-FM and WALL-AM, serving Newburgh-Middletown, New York; and WKNY-AM, serving Kingston, New York for $53.0 million plus transaction costs. This transaction is referred to as the Poughkeepsie acquisition. The transaction was funded by additional equity contributions by Aurora Communications' members totaling $25.0 million and additional senior debt borrowings of $29.6 million.



     On October 27, 1999, Aurora Communications acquired substantially all the assets of radio stations WFAS-AM/WFAS-FM/WFAF-FM, Westchester County, New York for $20.3 million plus transaction costs. This transaction is referred to as the Westchester acquisition.



     On October 27, 1999, Aurora Communications acquired substantially all the assets of radio stations WRKI-FM/WINE-AM, Danbury, Connecticut and WAXB-FM/WPUT-AM, Patterson, New York for $11.3 million plus transaction costs. This transaction is referred to as the Danbury acquisition.



     On August 31, 1999, Aurora Communications acquired substantially all the assets of radio stations WEBE-FM/WICC-AM, Bridgeport, Connecticut for $66.0 million plus transaction costs. This transaction is referred to as the Bridgeport acquisition.


     All of the acquisitions have been accounted for using the purchase method of accounting. Accordingly, the purchase price of each acquisition has been allocated to the assets based upon their respective estimated fair values at the date of acquisition. The results of operations of the properties acquired are included in Aurora Communications' consolidated results of operations from the respective dates of acquisition.

     On November 18, 2001, Aurora Communications' members entered into an agreement to sell all the ownership interests in Aurora Communications to Cumulus Media for consideration consisting of $93.0 million less long-term debt assumed or repaid; 10,551,182 shares of Cumulus Media common stock; and a warrant to purchase 833,333 shares of Cumulus Media common stock.

  RESULTS OF OPERATIONS


     Year ended December 31, 2001 and 2000. For the year ended December 31, 2001, net revenues increased by $8.1 million, or 33.7%, to $31.8 million from $23.7 million in 2000. Radio station operating expenses increased by $5.2 million, or 41.3%, to $17.9 million in 2001 from $12.7 million in 2000.

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Broadcast cash flow, consisting of operating income (loss) before depreciation, amortization and corporate expenses, increased $2.7 million, or 25.0%, to $13.8 million in 2001 as compared to $11.1 million in 2000. EBITDA, consisting of operating income (loss) before depreciation and amortization, increased $1.1 million, or 11.7%, to $10.5 million in 2001 as compared to $9.4 million in 2000. The increases in net revenues, radio station operating expenses, broadcast cash flow and EBITDA are primarily attributable to the Poughkeepsie acquisition, which was completed in May 2001. In 2001, EBITDA decreased as a result of non-recurring charges of $0.9 million relating to transaction expenses of the pending sale to Cumulus Media and non-cash compensation expenses of $0.8 million.



     On a pro forma basis, as if the Poughkeepsie acquisition was completed as of January 1, 2000, net revenues increased $0.1 million, or 0.4%, to $35.2 million in 2001 compared to $35.1 million in 2000. Pro forma radio station operating expenses increased by $0.2 million, or 1.3%, to $20.2 million in 2001 from $20.0 million in 2000. Pro forma broadcast cash flow decreased $0.1 million, or 0.8%, to $15.0 million in 2001 from $15.1 million in 2000. Pro forma EBITDA decreased $1.8 million, or 13.3%, to $11.7 million in 2001 from $13.5 million in 2000. In 2001, pro forma EBITDA decreased as a result of non-recurring charges of $0.9 million relating to transaction expenses of the pending sale to Cumulus Media and non-cash compensation expenses of $0.8 million. After adjusting for these non-recurring items, adjusted pro forma EBITDA of $13.4 million decreased 0.3% from 2000.



     On a same station basis, comparing radio stations owned for comparable periods in 2001 and 2000, net revenues increased $0.2 million, or 0.5%, to $31.8 million in 2001 from $31.6 million in 2000. Same station radio station operating expenses increased by $0.2 million, or 1.0%, to $18.0 million in 2001 from $17.8 million in 2000. Same station broadcast cash flow remained flat at $13.8 million in 2001 and 2000. Same station EBITDA decreased $1.7 million, or 13.8%, to $10.5 million in 2001 from $12.2 million in 2000. In 2001, same station EBITDA decreased as a result of non-recurring charges of $0.9 million relating to transaction expenses of the pending sale to Cumulus Media and non-cash compensation expenses of $0.8 million. After adjusting for these non-recurring items, EBITDA was constant at $12.2 million in 2001 and 2000.



     Depreciation and amortization increased $1.2 million, or 39.9%, to $4.3 million in 2001 compared to $3.1 million in 2000, primarily as a result of the Poughkeepsie acquisition. Corporate expenses increased $1.7 million, or 101%, to $3.3 million in 2001 from $1.7 million in 2000. In 2001, corporate expenses include non-recurring charges of $0.9 million relating to transaction expenses of the pending sale to Cumulus Media and non-cash compensation expenses of $0.8 million. Operating income decreased $0.1 million, or 2.1%, to $6.2 million in 2001 compared to $6.3 million in 2000.


     Interest expense decreased $0.2 million, or 3.2%, to $7.5 million in 2001 from $7.7 million in 2000. The decrease is the result of lower interest rates relating to Aurora Communications' senior debt, partially offset by higher principal balances following the Poughkeepsie acquisition.

     Years ended December 30, 2000 and 1999. Aurora Communications was formed on January 20, 1999 and commenced operations on May 3, 1999. Its first acquisition of radio stations was completed on August 31, 1999.

     For the year ended December 31, 2000, net revenues increased by $17.5 million, or 283%, to $23.7 million from $6.2 million during 1999. Radio station operating expenses increased by $9.6 million, or 309%, to $12.7 million in 2000 from $3.1 million in 1999. Broadcast cash flow increased $8.0 million, or 257%, to $11.1 million in 2000 compared to $3.1 million in 1999. EBITDA increased $7.0 million, or 299%, to $9.4 million in 2000 compared to $2.4 million in 1999. The increases in net revenues, radio station operating expenses, broadcast cash flow and EBITDA are attributable to a full year of operations for the nine radio stations acquired during the second half of 1999, as well as growth at those radio stations.

     On a pro forma basis, as if the Bridgeport, Westchester and Danbury acquisitions were completed as of January 1, 1999, net revenues increased $2.2 million, or 10.5%, to $23.7 million in 2000 compared to $21.5 million in 1999, reflecting the strong demand for radio advertising in 2000. Pro forma radio station

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operating expenses increased by $0.4 million, or 3.5%, to $12.7 million in 2000 from $12.3 million in 1999. Pro forma broadcast cash flow increased $1.8 million, or 19.7%, to $11.1 million in 2000 from $9.3 million in 1999. Pro forma EBITDA increased $1.0 million, or 11.4%, to $9.4 million in 2000 from $8.4 million in 1999.


     Depreciation and amortization increased $2.2 million, or 273%, to $3.1 million in 2000 from $0.9 million in 1999, primarily as a result of a full year of operations for the nine radio stations acquired during 1999. Corporate expenses increased $0.9 million, or 123%, to $1.7 million in 2000 compared to $0.8 million in 1999. Corporate expenses in 1999 reflect only a partial year of operations. Operating income increased $4.8 million, or 313%, to $6.3 million in 2000 compared to $1.5 million in 1999.



     During 2000, Aurora Communications collected an escrow deposit of $6.5 million (net of transaction costs) relating to its terminated agreement to sell substantially all of its membership interests.


     Interest expense increased $5.6 million, or 262%, to $7.7 million in 2000 compared to $2.1 million in 1999. The increase is primarily the result of the timing of borrowings in 1999 to fund the Bridgeport, Westchester and Danbury acquisitions.

  LIQUIDITY AND CAPITAL RESOURCES


     Cash flows from operating activities. For the year ended December 31, 2001, net cash provided by operating activities increased by $1.7 million, or 76.8%, to $3.9 million in 2001 from $2.2 million in 2000.


     Net cash provided by operating activities increased by $3.1 million, to $2.2 million for the year ended December 31, 2000 as compared to net cash used in operating activities of $0.9 million for the period ended December 31, 1999.


     Cash flows from investing activities. For the year ended December 31, 2001, net cash used in investing activities increased by $59.9 million, to $53.9 million in 2001 as compared to net cash provided by investing activities of $6.0 million in 2000. In May 2001, Aurora Communications acquired the assets of nine radio stations for $53.0 million plus transaction costs. In 2000, Aurora Communications collected an escrow deposit of $6.5 million (net of transaction costs) relating to its terminated agreement to sell substantially all of its membership interests. Capital expenditures decreased less than $0.1 million, or 11.9%, to $0.2 million in 2001 from $0.3 million in 2000.


     Net cash provided by investing activities increased by $104.6 million, to $6.0 million for the year ended December 31, 2000 as compared to net cash used in investing activities of $98.6 million for the period ended December 31, 1999. During 1999, Aurora Communications acquired nine radio stations for an aggregate of $97.5 million plus transaction costs. Capital expenditures increased $0.1 million, or 35.6%, to $0.3 million in 2000 from $0.2 million in 1999.


     Cash flows from financing activities. For the year ended December 31, 2001, net cash provided by financing activities increased by $58.6 million, to $50.0 million in 2001 as compared to net cash used in financing activities of $8.6 million in 2000. In May 2001, Aurora Communications acquired the assets of nine radio stations for $53.0 million plus transaction costs. The transaction was funded by additional equity contributions by Aurora Communications' members totaling $25.0 million and additional senior debt borrowings of $29.6 million. Aurora Communications made net principal payments on its senior debt of $4.0 million in 2001 compared with $9.5 million in 2000. In 2000, Aurora Communications collected an escrow deposit of $6.5 million (net of transaction costs), which was used to repay debt principal.


     Net cash used in financing activities of $8.6 million for the year ended December 31, 2000, compares to net cash provided by financing activities of $100.6 million for the period ended December 31, 1999. During 1999, Aurora Communications acquired nine radio stations for an aggregate of $97.5 million plus transaction costs. The transactions were funded through the issuance of membership interests totaling $38.6 million and borrowings under its credit facilities totaling $64.3 million.


     Long-term debt. Long-term debt (including deferred interest payable) increased $26.6 million, to $83.0 million at December 31, 2001, from $56.4 million at December 31, 2000. Long-term debt to total

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capitalization decreased between December 31, 2000 and December 31, 2001 from
56.1% to 54.7%. At December 31, 2001, Aurora Communications' senior credit facilities consisted of a $15.5 million term loan and a $55.0 million revolving loan. Aurora Communications also has a subordinated loan agreement with an original principal amount of $13.5 million plus deferred interest payable of $2.6 million at December 31, 2001. The initial borrowings under these credit facilities were used to partially fund Aurora Communications' acquisitions, pay transaction costs and provide working capital. The credit facilities contain covenants which require, among other things, that specified subsidiaries maintain certain financial levels, principally with respect to EBITDA and leverage ratios, and limit the amount of capital expenditures. The credit facilities also restrict the payment of cash dividends.



     At December 31, 2001, Aurora Communications has additional availability under the revolving credit facility of $3.6 million, of which $2.6 million may currently be borrowed. The senior loans bear interest at LIBOR plus 3.125% and the subordinated loans bear interest at 17%, of which 12% is currently payable in cash and 5% is deferred. The senior term loan has quarterly commitment reductions through December 31, 2005, while the revolving loan matures on November 30, 2005. The subordinated loans plus accrued interest are due on September 6, 2006.



     Working Capital. At December 31, 2001 and 2000, cash and cash equivalents totaled $0.7 million. Working capital increased $1.0 million, from $3.5 million to $4.5 million during 2001. The change in working capital is primarily attributable to the results of operations and the Poughkeepsie acquisition.


     In addition to debt service requirements, Aurora Communications' remaining liquidity demands will primarily be for capital expenditures and to meet working capital needs. Aurora Communications believes the funds generated from its existing operations are adequate to service its debt and to meet all other existing obligations in the normal course of business, and will continue to be adequate for the foreseeable future.

  RECENT ACCOUNTING PRONOUNCEMENTS


     In June 2001, the FASB issued Statements of Financial Accounting Standards
(SFAS) No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." Under the new rules, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, Aurora Communications will apply the new accounting rules beginning January 1, 2002. Aurora Communications anticipates that all amortization of FCC licenses as a charge to earnings will be eliminated. Amortization of FCC licenses totaled $3,101,000, $2,322,000, and $667,000, respectively, in 2001, 2000 and 1999.


  MARKET RISK

     Aurora Communications is exposed to market risk relating to changes in the general level of U.S. interest rates. It has financed the debt portion of its acquisitions using a combination of variable rate, senior debt and fixed rate, subordinated debt. Aurora Communications does not use derivative financial instruments for trading or speculative purposes. Its management does not foresee any significant changes in the strategies used to manage interest rate risk in the near future, although the strategies may be reevaluated as market conditions dictate.


     At December 31, 2001 and 2000, $66.9 million (or 80.6%) and $41.3 million (or 73.2%), respectively of Aurora Communications' long-term debt bears interest at variable rates. Accordingly, Aurora Communications' earnings and cash flows are affected by changes in interest rates. Assuming the end of period level of borrowings for variable rate debt and assuming a one-percentage-point change in the 2001 and 2000 interest rates under these borrowings, it is estimated that Aurora Communications' 2001 and 2000 interest expense would have changed by $0.7 million and $0.4 million, respectively.


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                              THE DBBC ACQUISITION

BACKGROUND

     At a regularly scheduled meeting of our Board on May 4, 2001, Lewis W. Dickey, Jr., our Chairman, President and Chief Executive Officer, suggested to members of our Board that DBBC, a limited liability company controlled by Mr. Dickey, his brothers John W. Dickey, our Executive Vice President, Michael W. Dickey and David W. Dickey, and in which Richard W. Weening, one of our directors, through Quaestus & Co., also has a small ownership interest, had received expressions of interest in, and was exploring opportunities to sell its broadcasting operations and suggested that Cumulus Media might wish to consider acquiring the radio stations that DBBC owns in the Nashville, Tennessee market. The members of our Board agreed that a preliminary examination of a potential acquisition might be appropriate, and determined to discuss the matter further at the next meeting of the Board. The Board requested that Mr. Gausvik, our Chief Financial Officer, begin to gather and analyze summary financial and other information about DBBC in advance of the next meeting, and to consider the need for the Board to form a committee of disinterested directors, with independent financial and legal advisors, to evaluate such a proposed transaction.

     At the next Board meeting on July 2, 2001, representatives of Jones, Day, our legal counsel, advised the Board on their fiduciary duties and suggested appropriate steps to evaluate an acquisition of DBBC given the interests of Messrs. L. Dickey, J. Dickey and Weening in the transaction. The Board determined that, in light of the interests of the Dickeys and Mr. Weening in DBBC, a committee of disinterested directors should be formed to evaluate the potential transaction with DBBC. After a discussion of the function, responsibilities and requirements of a special committee, the Board asked directors Holcombe T. Green and Eric P. Robison, who were considered to be disinterested and independent directors with respect to both Cumulus Media and DBBC, to serve as members of a special committee to consider the terms and conditions of a possible acquisition of the business of DBBC. The special committee was authorized to engage independent legal counsel and an independent financial advisor to consider the proposed transaction with DBBC, to negotiate the definitive terms and conditions of any such transaction and to prepare and deliver to the Board its presentation and recommendation on the appropriate course of action for Cumulus Media.

     On July 2, 2001, the special committee engaged Gardner, Carton & Douglas as its legal counsel based upon that firm's qualifications and experience in special committee matters and the fact that it had not had any prior relationship with Cumulus Media, our directors or officers, or the Dickeys. Thereafter, the special committee and Gardner, Carton & Douglas discussed the role of the special committee in the proposed DBBC acquisition and considered the engagement of an independent financial advisor to the special committee for the purpose of obtaining an opinion as to the fairness of the transaction.

     On July 25, 2001, DBBC, through its advisor Media Services Group Inc., submitted a proposal to the special committee that outlined a transaction by which we would acquire the broadcasting operations of DBBC, including the stock of two of its subsidiaries, in exchange for 6,120,000 shares of our common stock and the assumption of approximately $18.5 million in liabilities.

     On August 13, 2001, the special committee and Gardner, Carton & Douglas met to begin to consider the terms of the proposed transaction as set forth in the July 25, 2001 proposal, which, based upon the trading value of our Class A Common Stock at that time, had an implied value of approximately $94.3 million, and further discussed the selection process to engage a financial advisor.

     The special committee had solicited proposals from three financial advisory firms that were determined to be qualified to render advice and a fairness opinion in the media industry. After consideration of presentations by these firms, at the August 13, 2001 meeting, the special committee determined to engage Houlihan Lokey as its financial advisor.

     Through August and early September 2001 the special committee held several meetings with its legal counsel and financial advisor to consider the valuation of DBBC and the course of the legal due diligence review of DBBC being conducted by Gardner, Carton & Douglas. During these meetings, Houlihan Lokey
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

reviewed the value of DBBC based on several valuation methods. During this time period, Gardner, Carton & Douglas began to conduct a legal due diligence review of DBBC and Houlihan Lokey conducted financial due diligence and continued to analyze the operations of DBBC.

     On September 17, 2001, the special committee, Gardner, Carton & Douglas and Houlihan Lokey discussed the transaction in light of the events of September 11, 2001, the volatility of the price of our common stock, and the markets in general, at the time, and the effect such volatility was having on identifying an appropriate price for the DBBC acquisition. Based upon these factors, the special committee suggested that the transaction be put on temporary hold. Despite the decline in the trading prices of our common stock, Mr. L. Dickey indicated to the special committee that he believed the decline was primarily related to the volatility of the trading markets after the September 11 events, and that DBBC was still interested in pursuing the potential transaction.

     In late September 2001, after the stock markets had begun to stabilize, the special committee instructed Houlihan Lokey to submit a counter offer to the July 25th proposal made by DBBC. The counteroffer proposed acquiring the assets of DBBC and its subsidiaries, rather than the stock of the subsidiaries, for a purchase price consisting of 5 million shares of our common stock and the assumption of $18.5 million in liabilities. Based on the trading value of our common stock at that time, the purchase price would be valued at approximately $58 million. The counteroffer occasioned a series of negotiations of the terms of the transaction, all of which were the subject of several meetings of the special committee, Gardner, Carton & Douglas and Houlihan Lokey during October 2001.

     During October and November 2001, negotiations continued over the structure of the acquisition, the number of shares to be issued to DBBC, the amount of liabilities to be assumed by Cumulus Media, and the exercise price of a warrant to be issued to DBBC in the transaction, which was proposed to be added as a component of the purchase price in October. The negotiations culminated in the preparation and execution of a non-binding letter of intent dated November 14, 2001. The letter of intent provided that we would purchase substantially all of the assets and assume disclosed ordinary-course liabilities of DBBC. In addition, we would purchase all of the issued and outstanding stock of Phoenix Communications Group, Inc. and Mt. Juliet Broadcasting, Inc. from DBBC in a tax-free reorganization. In consideration of these purchases, we would issue to DBBC 5,250,000 shares of our Class A Common Stock and a warrant for the purchase of an additional number of shares with a value of $3,000,000 at the market price on the last trading day before the letter of intent was signed. It was also agreed that the liabilities and other obligations we would assume in connection with this transaction would be limited to $21,000,000. On the morning of November 19, 2001, we issued a press release announcing that we had entered into a non-binding letter of intent with DBBC.

     In the second half of November and early December 2001, the special committee and its legal and financial advisors met several times to discuss open issues in the draft acquisition agreement and other issues related to valuation of the transaction. During late November and early December 2001 the legal representatives of the special committee and of DBBC negotiated the terms and conditions of the DBBC Acquisition Agreement and related agreements.

     On December 14, 2001, the special committee held a meeting, with Gardner, Carton & Douglas and Houlihan Lokey attending. Houlihan Lokey presented an analysis as to the fairness of the transaction to Cumulus Media using various valuation methodologies. Houlihan Lokey then expressed its opinion that the purchase price of the DBBC acquisition was fair, from a financial point of view, to our shareholders. Counsel to the special committee reported that the agreement incorporating the terms set forth in the letter of intent had been fully negotiated and was complete. The special committee determined that the transaction was in the best interest of Cumulus Media, and adopted a resolution to such effect. Immediately following this meeting, our Board met by telephone and, after having been briefed by the members of the special committee of the basic terms and conditions of the transaction, unanimously approved the DBBC Acquisition and the execution of the DBBC Acquisition Agreement.

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     Thereafter, the DBBC Acquisition Agreement was executed, and on the morning of December 17, 2001, prior to opening of the stock markets, we issued a press release announcing that we had entered into definitive agreements relating to the DBBC acquisition.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

     At its meeting on December 14, 2001, both of the members of the special committee of our Board determined that the terms and conditions of the DBBC Acquisition Agreement were fair to, and in the best interests of, Cumulus Media and our shareholders, approved the DBBC acquisition and the related agreements, and recommended to the Board that the DBBC acquisition and related agreements be approved. Based upon the recommendation of the special committee, the Board has unanimously approved the DBBC acquisition as well. Accordingly, both the special committee and the Board recommend that you vote FOR approval of the DBBC acquisition.

     In considering the recommendation of the special committee, shareholders should be aware that certain of our executive officers and directors have interests that are different from, or in addition to, those of our shareholders. See "The DBBC Acquisition -- Interests of Executive Officers and Directors of Cumulus Media in the DBBC Acquisition."

REASONS FOR THE DBBC ACQUISITION

     In connection with the unanimous approval by the special committee of our Board of the DBBC Acquisition Agreement and the DBBC acquisition and its determination to recommend that our shareholders approve the DBBC acquisition, the special committee consulted with our management and with its financial and legal advisors, and considered a number of factors in determining that the DBBC acquisition is fair to, and in the best interests of, our shareholders. The decision of the special committee was based upon a number of potential benefits of the acquisition and other factors that it believes could contribute to the success of the combined company and thus inure to the benefit of our shareholders, including the following, the order of which does not necessarily reflect their relative significance:

     - Anticipated reduction in debt ratios. The combined company should have lower debt leverage ratios, as measured under the credit agreement and the indenture that govern our existing indebtedness, than we currently have on our own.

     - Anticipated accretion to cash flow. The combined company should have increased broadcast cash flow, increased earnings before interest, taxes, depreciation and amortization, and increased after-tax cash flow, on a per share basis, compared to Cumulus Media on its own.

     - Significance of the Nashville market. Nashville, Tennessee is the number 44 ranked market in the United States, based on its population size, but its importance is enhanced by its market growth and its standing as one of the country's preeminent music centers. This market would represent the largest clustered market for Cumulus Media, consistent with our strategic initiative to develop clustered positions in the top 50 Arbitron markets. Within that market DBBC's cluster of radio stations is ranked number 2 in size of audience share based upon the most recent Arbitron ratings for that market.

     - Favorable market share. One of DBBC's radio stations, WQQK, has consistently been one of the top Arbitron ranked stations in the Nashville, Tennessee market, and has been the heritage urban station serving the African American community in that market for 21 years. DBBC's two developing stations achieved a 20% increase in ratings in the summer 2001 Arbitron study.

     - Financial advisor's opinion. The special committee received the opinion of Houlihan Lokey that the consideration in the DBBC acquisition is fair, from a financial point of view, to us.

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     In addition, the special committee also identified and considered several potentially negative factors as risks to be balanced against the positive factors listed above, including the following, the order of which does not necessarily reflect their relative significance:

     - the challenges associated with integrating radio stations in markets that previously have not been served by Cumulus Media;

     - the increased concentration of ownership of shares of our common stock with members of the Dickey family; and

     - the potential impact on the trading price of our common stock that could result from market overhang of the shares of common stock being issued in the DBBC acquisition, if the registration rights are exercised.

     The special committee also took special note of the interests of Messrs. L. Dickey, J. Dickey and Weening in the DBBC acquisition, as discussed under "The DBBC Acquisition -- Interests of Executive Officers and Directors of Cumulus Media in the DBBC Acquisition."

     After considering all of what the special committee determined to be relevant factors, as well as the form and amount of consideration to be paid, the special committee concluded that, on balance, the DBBC acquisition's potential benefits to Cumulus Media and its shareholders outweighed the associated risks.


     This discussion of the factors considered by the special committee of our Board is not intended to be exhaustive. In view of the variety of material factors considered in connection with its evaluation of the DBBC acquisition, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the special committee conducted an overall analysis of the factors described above and, in considering these factors, individual members of the special committee may have given different weights to different factors. The special committee considered all of these factors as a whole, and ultimately considered the factors to be favorable to, and to support, its determination.


OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies utilized by Houlihan Lokey. The summary, which was prepared by Houlihan Lokey, does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusions reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised the special committee, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete or misleading view of the process underlying its analyses and opinions.

     Under the terms of the DBBC Acquisition Agreement, we will acquire all of the outstanding stock of DBBC's wholly owned subsidiaries, Phoenix Communications and Mt. Juliet Broadcasting, and will purchase substantially all of the remaining assets, and assume specified liabilities, of DBBC. Houlihan Lokey's opinion is based on the terms of the DBBC acquisition as contemplated as of the date of the opinion.

     We retained Houlihan Lokey on behalf, and at the direction, of the special committee to act as financial advisor to the special committee and to render an opinion as to the fairness of the total consideration, which is described below, from a financial point of view, of the DBBC acquisition. Houlihan Lokey's opinion to the special committee addresses only the fairness of the DBBC acquisition from a financial point of view to Cumulus Media, and does not constitute a recommendation to our shareholders as to whether to vote in favor of the DBBC acquisition. Houlihan Lokey's opinion does not address our underlying business decision to effect the DBBC acquisition.

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


     HOULIHAN LOKEY DELIVERED ITS WRITTEN OPINION, DATED DECEMBER 14, 2001, TO THE SPECIAL COMMITTEE THAT, AS OF THAT DATE AND SUBJECT TO THE ASSUMPTIONS AND LIMITING CONDITIONS DESCRIBED IN THE OPINION, THE CONSIDERATION TO BE PAID IN THE DBBC ACQUISITION WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO OUR SHAREHOLDERS. HOULIHAN LOKEY HAS CONFIRMED THAT OPINION IN AN OPINION, DATED THE DATE OF THIS PROXY STATEMENT. THE WRITTEN OPINION DATED DECEMBER 14, 2001 IS SUBSTANTIALLY IDENTICAL TO THE WRITTEN OPINION, DATED THE DATE OF THIS PROXY STATEMENT. THE COMPLETE TEXT OF HOULIHAN LOKEY'S OPINION, DATED THE DATE OF THIS PROXY STATEMENT, IS ATTACHED AS APPENDIX D TO THIS PROXY STATEMENT, AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE OPINION OF HOULIHAN LOKEY SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE WRITTEN OPINION. OUR SHAREHOLDERS ARE URGED TO READ THE ATTACHED WRITTEN OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY.



     In connection with the preparation of its opinion, dated December 14, 2001, Houlihan Lokey made such reviews, analyses and inquiries as they deemed necessary and appropriate under the circumstances. Among other things, Houlihan
Lokey:


          1. reviewed DBBC's monthly unaudited financial statements for the twelve months ended December 31, 2000 and monthly unaudited financials for the ten months ended October 31, 2001;

          2. reviewed a July 2001 analysis prepared by Media Services Group, on behalf of DBBC;

          3. in conjunction with counsel to the special committee, reviewed copies of the following documents and other agreements relating to or including: DBBC's organizational structure; Certificate of Organization; Operating Agreement; Loan and Security Agreement; Certificate of Incorporation of Phoenix Communications Group, Phoenix of Nashville, and Phoenix of Hendersonville; Stock Purchase Agreement; Stock Pledge Agreement and Stock Power; closing documents for the Mt. Juliet transaction; documents regarding the transfer of all assets of Mt. Juliet to DBBC; and closing documents for the Mid-TN Broadcasters LLC transaction;

          4. reviewed industry analyses from various services, including BIA Financial Network, Inc., Duncan's American Radio, LLC, Paul Kagan Associates, Inc., and Arbitron, Inc.;

          5. met with certain members of the senior management of DBBC to discuss the operations, financial condition, future prospects and projected operations and performance of DBBC;

          6.  visited certain facilities and business offices of DBBC;

          7. reviewed certain other publicly available financial data for certain companies that were deemed comparable to DBBC, and publicly available prices and premiums paid in other transactions that it considered similar to the DBBC acquisition;

          8. reviewed drafts of certain documents to be delivered at the closing of the DBBC acquisition; and

          9. conducted other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.


     Provided below is a summary of the financial analysis performed by Houlihan Lokey in arriving at its opinion, dated December 14, 2001, and presented to the special committee.


     Consideration Paid by Cumulus Media for DBBC. The total consideration we will pay in the DBBC acquisition includes (1) 5,250,000 shares of our Class A Common Stock, (2) a warrant to purchase 250,000 shares of our Class A Common Stock at an exercise price of $12.00 per share, and (3) assumption of specified liabilities of DBBC and payment of certain expenses, up to an aggregate of $21 million. As of the date that we announced that we had signed the letter of intent with DBBC, the implied value of the total consideration was $85 million. Subsequent to the announcement that we had entered into an agreement to acquire Aurora Communications and had signed a letter of intent to acquire DBBC's broadcasting operations, the trading price of our common stock increased from $12.00 per share, on November 16, 2001, to $14.65 per share, on December 13, 2001. Houlihan attributed the increase to various factors, including the market's reaction to the announcement of the proposed acquisitions. Based on the December 13, 2001 closing price of our Class A Common Stock of $14.65, Houlihan Lokey valued

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

the total consideration at $98.9 million as of the date of its letter delivered to the special committee. Due to the nature of the consideration and the fluctuations in the trading price of our Class A Common Stock on The Nasdaq Stock Market, the value of the total consideration is subject to change.

     Houlihan Lokey independently valued the common equity of DBBC using widely accepted valuation methodologies, including (1) the comparable publicly traded company approach; (2) the comparable transaction approach; and (3) the discounted cash flow approach. Houlihan Lokey's valuation of DBBC incorporates an analysis of each station (WQQK, WROQ and WNPL) independently and the three stations operating as a cluster.

     Comparable Publicly Traded Company Approach. This approach provides indications of value based upon comparisons of the subject operating company to market values and arm's-length pricing evidence of companies involved in the same or similar lines of business. The valuation process involves the determination of market ratios, or pricing multiples, and performance fundamentals. For purposes of this analysis, Houlihan Lokey reviewed pricing evidence from a group of approximately 15 publicly traded companies engaged in the radio broadcasting industry. These radio broadcasting companies included Big City Radio Inc., Beasley Broadcast Group Inc., Cox Radio Inc., Entercom Communications Corp., Hispanic Broadcasting Corporation, Radio One Inc., Radio Unica Communications, Regent Communications Inc., Salem Communications Corp., Spanish Broadcasting System Inc., Clear Channel Communications Inc., Emmis Communications Corp., Fisher Communications Inc., Saga Communications Inc., and Entravision Communications Corp. Revenue, assets, earnings and cash flow multiples were calculated for these companies based upon daily trading prices. The multiple given the most consideration was the ratio of enterprise value, or EV, to broadcast cash flow, or BCF, referred to as the EV/BCF ratio, as observed over the latest twelve month, or LTM, reporting period and the forecasted next fiscal year performance, or 2002E.

     Houlihan Lokey's analysis of these companies yielded the following information with regard to the EV/BCF ratio:

                                                               ENTERPRISE VALUE
                                                                     AS A
                                                                MULTIPLE OF BCF
                                                               -----------------
                                                                 LTM      2002E
                                                               -------   -------
COMPARABLE RADIO BROADCASTING COMPANIES
  Low.......................................................    10.9x     11.2x
  Median....................................................    17.3x     16.2x
  Mean......................................................    20.2x     16.5x
  High......................................................    47.9x     30.1x

     The selected 15 publicly traded radio broadcasting companies operate multiple radio station clusters in top 100 market cities throughout the United States and ranged in size from approximately $200 million to $38 billion in enterprise value. While the selected publicly traded companies are larger and more diversified in comparison to DBBC, the analysis of the pricing and growth expectation of the selected public companies is important in assessing the value of DBBC relative to its future growth prospects. Houlihan Lokey's valuation analysis considers the expected market share growth of the two developing stations, WRQQ and WNPL, with the continued performance of WQQK, to be an important factor in assessing the current and projected 2002 BCF of DBBC. Moreover, Houlihan Lokey gave most consideration to DBBC's forecasted BCF performance for 2002 in assessing the value of the cluster. DBBC's implied 2002 BCF multiple was 16.5x based on the value of the consideration for DBBC of as December 13, 2001. By comparison, the median LTM and estimated 2002 BCF multiples for the publicly traded companies were 17.3x and 16.2x, respectively. The comparison of the implied multiple for DBBC is favorable considering that the projected earnings growth for DBBC is greater than the median consensus growth factor for the public company group.

     Comparable Transaction Approach. This approach involved the research and analysis of more than 50 merger and acquisition transactions involving radio station clusters and individual station properties over
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

the past two years. Houlihan Lokey analyzed eleven transactions of radio broadcasters that operated multiple clusters. Seven of the eleven acquisitions were under $200 million in transaction value. Based on business line and size, the selected acquisition transactions were appropriately comparable to DBBC. The median BCF multiples for the transactions under $200 million and for the entire group were 17.4x and 17.1x, respectively. This transaction pricing supports the implied 16.5x BCF multiple for DBBC based on the value of the consideration as of December 31, 2001.

     Houlihan Lokey's analysis yielded the following results with respect to cluster acquisitions:

ANNOUNCED CLUSTER DEALS 2000-2001

                                                              ENTERPRISE VALUE AS
                                                              MULTIPLES OF LTM BCF
                                                              --------------------
CLUSTER M&A
TRANSACTIONS 2000-2001
  Low.......................................................          9.5x
  Median....................................................         17.1x
  High......................................................         21.6x

     The single station analysis was considered fundamental to the overall analysis because of the disparity among DBBC's three stations and the overall valuation approach. Houlihan Lokey considered this approach the most applicable of the valuation approaches for DBBC because the market a station serves determines much of a station's value. The market characteristics and station attributes can be more easily seen within individual station acquisitions compared with publicly traded radio stations that may own multiple cluster stations. Houlihan Lokey identified 38 acquisitions, for the years 2000 to 2001, that involved purchases of single FM radio stations located in the top 100 markets in the United States. These transactions ranged in size from under $1 million to just over $10 million in annual revenue. Nine of these transactions involved acquisitions of radio stations in cities ranked between the 40th to 50th largest markets in the United States. The median BCF multiple for these transaction is 17.6x. The Nashville market is one of the top fifty markets in the country. Based on the transactions involving radio stations with revenue less than $1 million, which Houlihan Lokey viewed as a gauge for valuing developing radio stations, or sticks, Houlihan Lokey developed indications of value for WRRQ and WNPL of $20 million to $27 million. The indications of value for WQQK suggest a range of implied multiples from 15.0x to 16.0x, which is supported by the transaction data presented below.

                                FM 2000-2001 STICK ACQUISITIONS
                           ENTERPRISE VALUE AS MULTIPLES OF LTM BCF
-----------------------------------------------------------------------------------------------
ALL                                                MARKETS 40-50
  Low................................   1.9x         Low................................   3.3x
  Median.............................  13.8x         Median.............................  17.6x
  High...............................  32.7x         High...............................  24.5x
REVENUES <$1.5MM                                   MARKETS 40-50, REVENUE <$1.5MM
  Low................................   0.6x         Low................................   3.3x
  Median.............................  14.2x         Median.............................  18.7x
  High...............................  32.7x         High...............................  24.5x
REVENUES >$1.5MM                                   MARKETS 40-50, REVENUE >$1.5MM
  Low................................   1.9x         Low................................   9.2x
  Median.............................  13.0x         Median.............................  16.4x
  High...............................  28.8x         High...............................  23.0x

     Discounted Cash Flow Approach. This approach involved an estimation of the present value of projected future cash flows to be generated by DBBC, without giving consideration to any synergies or cost savings that may be generated by a combination with Cumulus Media. DBBC's management provided a baseline forecast for the three stations that was utilized in this approach and worked with Houlihan Lokey

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

to extend that forecast through 2005. Specific attention was given to industry analyses of market and revenue shares for the respective stations in light of overall forecasted market growth. DBBC's management has provided Houlihan Lokey assurance that they believe the baseline forecast was reasonable.

     This approach utilizes projected financial data and estimates of working capital needs to estimate free cash flows. The free cash flows (on a debt-free basis) are discounted at a rate that reflects the uncertainty associated with achievement of such cash flows. A terminal value is calculated assuming a sale of the company in year five (2005) and this amount is discounted to the present at the same risk adjusted rate utilized for DBBC's cash flows.

     A range of risk-adjusted rates of 13% to 15% was selected to discount the future returns and terminal value. A terminal value estimate was based on projected multiples of 2005 earnings before interest, taxes, depreciation and amortization, or EBITDA, ranging between 15x and 17x. Houlihan Lokey's analysis of the forecasted cash flows produced indications of Enterprise Values ranging from approximately $81 million to $98 million.

     Explanation of Recent Stock Price Fluctuation. Given the events of September 11, 2001 and the volatility exhibited throughout the stock markets in general, as well as the broadcasting industry and, in particular, our common stock, Houlihan Lokey determined that it was prudent to evaluate the pricing of the DBBC acquisition at several points in time. The trading price for the Class A Common Stock had declined during late September and October 2001, but began to increase following our announcement of third quarter earnings in early November 2001. On November 19, 2001, we announced that we had entered into an agreement to acquire Aurora Communications and had signed a letter of intent to acquire DBBC's broadcasting operations. The trading prices for the Class A Common Stock increased during that period and leading up to December 13, 2001, the last full trading day before Houlihan Lokey delivered its analysis and opinion to the special committee. Furthermore, Houlihan Lokey believes that it is practically impossible to separate the impact of the Aurora acquisition and the DBBC acquisition, along with other factors affecting our stock price, from one another and therefore they must all be considered together.

     Conclusions. Houlihan Lokey recognized that the value of the consideration offered by Cumulus Media in the DBBC acquisition was $85 million as of the date the letter of intent was announced. Houlihan Lokey advised the special committee that Houlihan Lokey believed the increases in the trading price of the Class A Common Stock was largely attributable to the market's favorable reaction to the proposed transactions with Aurora Communications and DBBC. As of the date that Houlihan Lokey issued its opinion, the value of the consideration to be paid to DBBC was $98 million.

     Based on the foregoing, and in reliance thereon, Houlihan Lokey rendered its opinion that, subject to the assumptions and limiting conditions discussed previously and below, the consideration to be paid in the DBBC acquisition is fair to Cumulus Media from a financial point of view as of the date of the opinion.

     Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and information provided to them, and as adjusted based on their discussions with management, were reasonably prepared and reflected the best currently available estimates of the future financial results and condition of DBBC, and that there had been no material change in the assets, financial condition, business or prospects of DBBC since the date of the most recent financial information made available to them.

     Houlihan Lokey has not independently verified the accuracy and completeness of the information supplied to them with respect to DBBC and does not assume any responsibility with respect to it. Houlihan Lokey has not made any independent appraisal of any of the properties or assets of DBBC. Houlihan Lokey's opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by them at the date of their letter.

     Certain transactions may take place subsequent to the closing of the DBBC acquisition. Houlihan Lokey has not considered any such potential transactions in its opinion as to the fairness to Cumulus Media of the DBBC acquisition from a financial point of view.
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

     Houlihan Lokey is a nationally recognized investment banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, and employee stock ownership plans, as well as for corporate and other purposes. The special committee of the Board selected Houlihan Lokey because of its experience and expertise in performing valuation and fairness analysis. Houlihan Lokey has not provided any of its services to us prior to this engagement. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in Cumulus Media.

     Pursuant to an engagement letter, dated August 24, 2001, between Cumulus Media and Houlihan Lokey, we agreed to pay Houlihan Lokey's fees for serving as financial advisor to the special committee in connection with the DBBC acquisition. We also have agreed to reimburse Houlihan Lokey for its expenses incurred in performing its services. In addition, we have agreed to indemnify Houlihan Lokey and specific related persons against specific potential liabilities and expenses related to or arising out of Houlihan Lokey's engagement.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF CUMULUS MEDIA IN THE DBBC ACQUISITION

     In considering the recommendation of our Board in connection with the DBBC acquisition, you should be aware that some of our executive officers and directors have interests that are different from, or in addition to, yours.
Specifically:

     - DBBC is principally controlled by Mr. L. Dickey, our Chairman, President and Chief Executive Officer; his brother, Mr. J. Dickey, our Executive Vice President; and their brothers, Messrs. D. Dickey and M. Dickey. In addition, Mr. Weening, one of our directors, holds a small interest in DBBC through his affiliate Quaestus & Co.

     - DBBC will receive 5,250,000 shares of our Class A Common Stock, will assign specified liabilities to Cumulus Media and will receive a warrant to purchase an additional 250,000 shares of our Class A Common Stock at an exercise price of $12.00 per share, and Cumulus Media will pay certain expenses and tax liabilities of DBBC and its owners related to the DBBC acquisition, up to an aggregate of $21 million.

     - Upon completion of the DBBC acquisition, and without taking into account the Aurora acquisition, Messrs. L. Dickey, J. Dickey and Weening, and their affiliates, collectively will own approximately 21.4% of our outstanding Class A Common Stock and 100% of our outstanding Class C Common Stock, which will collectively represent approximately 62.7% of the outstanding voting power of our common stock, assuming the exercise of the warrant being issued to DBBC and of all presently exercisable options held by those persons.

     - Assuming that both the DBBC acquisition and the Aurora acquisition are approved by the shareholders, after giving effect to both acquisitions, and to the exercise of the warrant to be issued to DBBC and all presently exercisable options held by those persons, Messrs. L. Dickey, J. Dickey and Weening, and their affiliates, collectively will own approximately 20.4% of our outstanding Class A Common Stock and 100% of our Class C Common Stock, which will collectively represent approximately 61.4% of our voting power.

     - Messrs. L. Dickey and J. Dickey, DBBC of Georgia, L.L.C. (another of our shareholders, controlled by Messrs. L. Dickey, J. Dickey and their brothers, D. Dickey and M. Dickey), Mr. Weening, and CML Holdings, LLC, Quaestus & Co. and Quaestus Partner Fund (three more of our shareholders, each controlled by Mr. Weening), have entered into a voting agreement with respect to their shares of Cumulus Media, in connection with the DBBC acquisition. Together, the group represents approximately 38.2% of our voting power as of December 31, 2001. The shareholders have agreed to vote in favor of the issuance of shares of our common stock and a warrant in the DBBC acquisition. Additionally, they have agreed not to dispose of their shares except under certain circumstances, prior to the completion of the DBBC acquisition.

     - Of the specified liabilities of DBBC that we will assume in the DBBC acquisition, about $200,000 will be paid to Michael W. Dickey, brother of Messrs. L. Dickey and J. Dickey; about $458,000 will be paid to Dickey Broadcasting Company, an affiliate of the Dickey brothers; and about $323,000 will be paid to Stratford Research Company, another affiliate of the Dickey brothers, in each case to pay the outstanding balance of a promissory note by DBBC.

ACCOUNTING TREATMENT OF THE DBBC ACQUISITION

     We will account for the DBBC acquisition using the purchase method of accounting for a business combination. Under this method of accounting, the assets and liabilities of DBBC, including intangible assets, will be recorded at their fair market values and included in our financial statements. The results of operations and cash flows of DBBC will be included in our financial statements prospectively from the completion of the acquisition.

GOVERNMENTAL AND REGULATORY APPROVALS


     Hart-Scott-Rodino. Under the HSR Act, the DBBC acquisition may not be completed until specified information is furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice, and specified waiting-period requirements have expired or been terminated. Cumulus Media and DBBC filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division on January 8, 2002, and on January 23, 2002 we were notified that early termination of the waiting period applicable to the DBBC acquisition had been granted.


     The expiration or termination of the waiting period under the HSR Act does not preclude the Federal Trade Commission, the Antitrust Division, state authorities or private parties from challenging the DBBC acquisition on antitrust grounds. We believe that the DBBC acquisition does not present any antitrust concerns.

     FCC. In connection with the DBBC acquisition, Cumulus Media and DBBC must comply with all applicable provisions of the Communications Act, and the FCC's regulations, before we can complete the DBBC acquisition. In particular, the FCC must approve the assignment or, as the case may be, transfer of control, of DBBC's FCC licenses to us. As part of the FCC's determination whether to approve the DBBC acquisition, the FCC will examine whether, after completing the acquisition, we will be in compliance with the FCC's limits on the number of radio stations that a company is permitted to own in a single market. The FCC also may assess other public-interest factors, including the effect that the transaction could have on competition in the Nashville market.


     On December 18, 2001, we filed applications with the FCC seeking its consent to acquire the DBBC licenses. For a period of 30 days following public notice of the applications' filing, third parties have an opportunity to file petitions-to-deny against the applications. The deadline for these filings to occur was February 7, 2002, and no such petitions or objections were filed. We received preliminary approval orders from the FCC on February 12, 2002, and we expect those orders to become final, assuming they are not challenged by third parties or changed by the FCC itself, on March 27, 2002.



     We currently do not operate any radio stations in the markets served by DBBC's radio stations. Consequently, we do not anticipate that the FCC will prohibit our acquisition of DBBC's FCC licenses. However, it is not certain that all such approvals will be received by that time. The obligations of Cumulus Media and DBBC to complete the DBBC acquisition are subject to the FCC's prior approval of our applications.


ABSENCE OF APPRAISAL RIGHTS

     Holders of shares of our common stock will not have any appraisal rights pursuant to the Illinois Business Corporations Act in connection with the DBBC acquisition.

                         THE DBBC ACQUISITION AGREEMENT

     The following is a summary of the material terms and conditions of the DBBC Acquisition Agreement. This summary is qualified in its entirety by reference to the DBBC Acquisition Agreement, which is attached as Appendix C and is incorporated by reference into this proxy statement. You should read the entire DBBC Acquisition Agreement carefully to fully understand its terms.

STRUCTURE OF THE DBBC ACQUISITION

     The DBBC acquisition is comprised of the following integrated components to be effected simultaneously:

     - Mt. Juliet Broadcasting, a wholly owned subsidiary of DBBC, will merge with and into MJI, one of our wholly owned subsidiaries;

     - Phoenix Communications Group, a wholly owned subsidiary of DBBC, will merge with and into PBI, one of our wholly owned subsidiaries;

     - DBBC will sell substantially all of its remaining assets, and assign specified liabilities, directly to us.

     As consideration for this acquisition, we will:

     - issue 5,250,000 shares of our Class A Common Stock;

     - issue a warrant exercisable for a period of six months from the date of issuance to purchase up to 250,000 shares of our Class A Common Stock at an exercise price of $12.00 per share; and

     - assume specified liabilities of DBBC existing at the effective time of the DBBC acquisition and pay certain expenses related to the DBBC acquisition, up to an aggregate of $21 million.


     The DBBC Acquisition Agreement allows us to assign our rights under that agreement to a wholly owned subsidiary. If we assign our rights, the actual structure of our ownership of the broadcasting operations of DBBC following completion of the DBBC acquisition may differ from that described above. Nevertheless, upon completion of the DBBC acquisition we will own, either directly or through one or more wholly owned subsidiaries, all of the broadcasting operations of DBBC.


     The total number of shares of our common stock that we will issue is subject to adjustment based on a final audit of DBBC's financial statements to be conducted as soon as practicable after the effective time of the DBBC acquisition. Further, shares equal to 10% of the total purchase price, based upon an average of the trading prices of our Class A Common Stock for the 15 full trading days prior to closing, will be withheld from DBBC and instead be placed into an escrow account that will be established at the effective time of the DBBC acquisition. Those escrowed shares will provide a source to satisfy specified obligations which may arise after closing for which DBBC has agreed to reimburse us. The release of these shares from escrow will be governed by an escrow agreement to be signed by DBBC and us at the effective time of the DBBC acquisition. See "Other DBBC Acquisition Matters -- The Escrow Agreement."

     We have agreed to pay any and all outstanding fees and expenses of DBBC in connection with the DBBC acquisition, as well as any FCC filing fees and all Federal and state income taxes incurred by DBBC or its owners in connection with the DBBC acquisition. However, our obligation to pay all of these, together with the specified liabilities of DBBC and its subsidiaries that we have agreed to assume, is limited to an aggregate of $21 million.

     We have also agreed to assume up to $1.75 million in indebtedness which DBBC may incur prior to the effective time of the DBBC acquisition to acquire the real estate on which the studio for its three radio stations is located. In exchange for assuming that debt, we will acquire the ownership of the studio property at the effective time of the DBBC acquisition. See "Other DBBC Acquisition Matters -- Exercise of Option to Purchase Certain Real Property."

     The DBBC Acquisition Agreement contains certain conditions that must be met in order for the DBBC acquisition to be completed. After satisfaction or waiver of those conditions, the transfer of assets will take place at the effective time of the DBBC acquisition. The mergers will be effective at the time MJI and PBI file certificates of merger with the Secretaries of State of Delaware and Tennessee, or at a later time that is set forth in those certificates.

CONSENT BY THE FCC


     The DBBC acquisition will not occur unless the FCC approves of our acquisition of DBBC's radio stations. In order to get FCC approval, DBBC (along with its subsidiaries) and we have jointly filed applications with the FCC on December 18, 2001. We have paid the costs of the FCC-filing fees. Under applicable law and FCC rules, the FCC has issued preliminary approval orders on the applications, and those orders will become "Final," if they are not challenged by third parties or changed by the FCC itself, on March 27, 2002.


     The DBBC Acquisition Agreement states that the DBBC acquisition cannot be completed unless and until the FCC order approving our acquisition of the DBBC stations becomes a "Final Order." However, we can waive that condition and complete the DBBC acquisition on the basis of the initial FCC order (before it becomes "Final"). In any event, if the closing is not held on or before December 31, 2002, either we or DBBC may terminate the DBBC Acquisition Agreement. See "The DBBC Acquisition Agreement -- Termination."

CONDITIONS TO THE COMPLETION OF THE DBBC ACQUISITION

     Each party's obligations to complete the DBBC acquisition are subject to the satisfaction or waiver of the following conditions:

     - the FCC has approved the applications for our acquisition of the DBBC radio stations;

     - our shareholders have approved the issuance of our common stock and a warrant in the DBBC acquisition;

     - the waiting period under the HSR Act has expired or been terminated, and there is no court order in effect restraining or prohibiting the DBBC acquisition; and

     Our obligations to complete the DBBC acquisition are subject to the satisfaction or waiver of the following conditions:

     - DBBC has not breached in the performance of any of its covenants or agreements as required by the DBBC Acquisition Agreement;

     - the representations and warranties DBBC made in the DBBC Acquisition Agreement are true and correct at the effective time of the DBBC acquisition as if made at that time;

     - we have received an opinion of DBBC's counsel on FCC matters and an opinion of our counsel on the merger of the two DBBC subsidiaries;

     - there has been no material adverse effect on the business of DBBC between the date the DBBC Acquisition Agreement was signed and the effective time of the DBBC acquisition;

     - DBBC has received consents to the assignments of specified business agreements to us;

     - there is no action, investigation or proceeding by or before a governmental body or person to which DBBC or its subsidiaries is subject, the resolution of which would have a materially adverse effect on the business of DBBC;

     - DBBC has signed and delivered a bill of sale and an assignment agreement to us;

     - DBBC has signed and delivered those documents necessary to transfer ownership of its real estate to us;

     - there has been no amendment to the schedules DBBC delivered to us in connection with the DBBC Acquisition Agreement, except as permitted;

     - DBBC and its subsidiaries are holders of all governmental permits necessary to conduct the business of DBBC;

     - we have received a fairness opinion from our financial advisors;

     - we have obtained the necessary financing to complete the DBBC acquisition; and

     - DBBC has corrected any material non-compliance with any environmental laws and any material breaches with any of its environmental representations and warranties.

     The obligations of DBBC are subject to the satisfaction or waiver of the following conditions:

     - we have not breached in the performance of any covenants or agreements as required by the DBBC acquisition;

     - the representations and warranties we made in the DBBC Acquisition Agreement are true and correct at the effective time of the DBBC acquisition as if made at that time;

     - there is no action or investigation pending before or by any governmental body or person questioning the legality of the DBBC Acquisition Agreement or the DBBC acquisition;

     - DBBC has received an opinion from its counsel on the merger of the two DBBC subsidiaries;

     - we have signed and delivered the assumption agreement to DBBC; and

     - there has been no material adverse effect on our business between the date the DBBC Acquisition Agreement was signed and the effective time of the DBBC acquisition.

     If all of our conditions have been satisfied, and we fail to consummate the DBBC acquisition, we must promptly reimburse DBBC for all of its expenses in connection with the DBBC acquisition. However, this reimbursement may not exceed $250,000.

REPRESENTATIONS AND WARRANTIES

     We have made representations and warranties about us and our business, customary for a transaction of this nature. These representations and warranties relate to:

     - our corporate existence, power and qualifications to do business;

     - the necessary corporate authorization and governmental approvals, for us and our subsidiaries, to enter into the DBBC Acquisition Agreement and carry out the DBBC acquisition;

     - our capital structure;

     - the absence of a breach of our or our subsidiaries' articles of incorporation, bylaws, court orders or material agreements, or violation of laws to which we or our subsidiaries are subject as a result of entering into the DBBC Acquisition Agreement and the DBBC acquisition;

     - outstanding or threatened litigation against or affecting us or our subsidiaries; and

     - the truth and accuracy of our representations and warranties.

     DBBC also made customary representations and warranties, including as to:

     - corporate existence, power and qualifications of DBBC to do business and carry out the DBBC acquisition;

     - the absence of a breach of the certificate of organization and operating agreements, or material agreements of DBBC, or violation of any laws to which DBBC and its subsidiaries are subject, including as a result of entering into the DBBC Acquisition Agreement and the DBBC acquisition;

     - the membership structure and corporate structure of DBBC and its subsidiaries;

     - the equity interests owned by DBBC, its owners and its subsidiaries;

     - the necessary corporate authorizations and governmental approvals for DBBC to enter into the DBBC Acquisition Agreement and carry out the DBBC acquisition;

     - the financial statements of DBBC and its subsidiaries;

     - the absence of any undisclosed liabilities of DBBC or its subsidiaries;

     - the absence of certain changes in the respective businesses of DBBC and its subsidiaries since December 31, 2000;

     - taxes and tax returns of DBBC and its subsidiaries;

     - the assets of DBBC and its subsidiaries;

     - FCC licenses, permits, approvals, construction permits and authorizations, and authorizations from other governmental entities, held by DBBC and its subsidiaries;

     - the intangible property of DBBC and its subsidiaries;

     - employee benefit plans of DBBC and its subsidiaries;

     - labor matters relating to DBBC and its subsidiaries;

     - certain contracts of DBBC and its subsidiaries;

     - environmental matters relating to DBBC and its subsidiaries;

     - DBBC's bank accounts, deposit boxes and persons authorized to affect transactions or with access to those deposit boxes;

     - the insurance policies of DBBC and its subsidiaries;

     - the indebtedness of insiders of DBBC and its subsidiaries;

     - compliance with laws, court orders and governmental permits by DBBC and its subsidiaries;

     - the books and records of DBBC and its subsidiaries;

     - the investment intent of DBBC regarding our common stock; and

     - the truth and accuracy of the representations and warranties of DBBC.

ACTION PRIOR TO THE EFFECTIVE TIME

     Prior to the effective time of the DBBC acquisition, DBBC and its subsidiaries have agreed to operate their business in the ordinary course substantially as presently operated. Specifically, they have agreed that they will not (without our prior approval):

     - make any material change in their operations;

     - cease to operate their business in accordance with their FCC licenses and applicable FCC requirements, rules and regulations;

     - apply to the FCC for any construction permit or modifications of licenses which would materially alter their business;

     - transfer any of their governmental permits;

     - make any capital expenditure or enter into any commitment greater than $25,000 (except as otherwise permitted by the DBBC Acquisition Agreement);

     - enter into any agreement which cannot be assigned to us;

     - enter into any real-estate contracts (other than for the purchase of the studio property);

     - sell, lease, transfer or otherwise dispose of any property outside the ordinary course of business;

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

     - cancel any debts owed to them outside the ordinary course of business;

     - create, incur, guarantee or assume any indebtedness or enter into any lease obligation (except as otherwise permitted by the DBBC Acquisition Agreement);

     - accelerate or delay collection of accounts receivable;

     - accelerate or delay any payment of accounts payable;

     - make any payments of cash or distribution of assets other than pursuant to agreements entered in the ordinary course of business;

     - make any changes in accounting policies;

     - make any changes to current wages, bonuses, benefits or other terms or conditions of employment outside the ordinary course of business;

     - in the case of DBBC's subsidiaries, guaranty, agree to pay or otherwise become liable for debts or obligations of DBBC;

     - declare or pay any distributions, other than to provide funds for payment of Federal or state income tax liabilities of the owners of DBBC; or

     - agree to do any of the above.

     DBBC has also agreed to allow us to conduct reasonable due diligence on its assets and business. We and DBBC, together, have agreed to prepare and file (and have filed) all necessary applications with the FCC for our acquisition of DBBC's radio stations. We will also cooperate in the preparation and filing of any other request for governmental approvals or waivers. Both parties will avoid any actions which would make any of their representations or warranties made in the DBBC Acquisition Agreement untrue or inaccurate as of the effective time of the DBBC acquisition. We will further cooperate in securing the third-party consents for assignment of agreements to us. We have agreed to conduct an environmental audit of the real property DBBC will sell to us, and DBBC has agreed to cure any material non-compliance with environmental laws. Finally, we have agreed to hold a special meeting of our shareholders, for the purpose of securing shareholder approval for the issuance of our common stock and a warrant exercisable for our common stock in the DBBC acquisition.

TERMINATION

     Prior to the effective time of the DBBC acquisition, the DBBC Acquisition Agreement may be terminated as follows:

     - by mutual agreement of us and DBBC;

     - by either us or DBBC, if:

      - the DBBC acquisition has not been completed on or before December 31, 2002 or a later, mutually agreed-upon date;

      - the FCC does not approve our acquisition of DBBC's radio stations by December 31, 2002;

      - any governmental authority has issued an order, decree, or ruling, or taken any other action, permanently restraining, enjoining or otherwise prohibiting the consummation of the DBBC acquisition; or

     - by us, if DBBC has continued in a material breach of the DBBC Acquisition Agreement for 14 days after they receive our notice of the breach, and the breach is not cured by the effective time of the DBBC acquisition; or

     - by DBBC, if we have continued in a material breach of the DBBC Acquisition Agreement for 14 days after we receive notice of the breach, and the breach is not cured by the effective time of the DBBC acquisition.
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

     Upon termination of the DBBC Acquisition Agreement by any party, the other parties remain liable for any willful breach of the DBBC Acquisition Agreement.

INDEMNIFICATION

     We have agreed to reimburse DBBC, its owners, subsidiaries or representatives for any claim against them stemming from:

     - a failure to fulfill any covenant, agreement or obligation we had; or

     - a breach of a warranty we gave;

     - our ownership, use or operation of DBBC's business after the effective time of the DBBC acquisition; and

     - any assumed liability,

in connection with the DBBC Acquisition Agreement.

     DBBC has agreed to reimburse us and our subsidiaries for any claim against us stemming from:

     - a failure to fulfill any covenant, agreement or obligation that DBBC or its subsidiaries had;

     - a breach of a warranty they gave;

     - any excluded liability;

     - the operation of their business prior to the effective time of the DBBC acquisition; and

     - their compliance with the law prior to the effective time of the DBBC acquisition,

in connection with the DBBC Acquisition Agreement.

     Generally, each representation, warranty, indemnification, covenant and agreement by the parties to the DBBC Acquisition Agreement will survive for 18 months after the effective date of the DBBC acquisition. However, the liability of any party for any claim against another party for misrepresentation or breach of warranty or for failure to fulfill any covenant, agreement or obligation, is subject to a ceiling: from the effective time of the DBBC acquisition, no party will have to reimburse another party for misrepresentations or breaches of warranty or for failures to fulfill any covenant, agreement or obligation in excess of $5 million, if we are reimbursing DBBC or its owners, subsidiaries or representatives, or in excess of the aggregate market value of the escrowed shares of our common stock, if they are reimbursing us. Claims for reimbursement are also subject to a minimum threshold: no party will have to reimburse another party until the aggregate value of reimbursement claims against the party exceeds $250,000. After that, the party must reimburse for all amounts in excess of the threshold (but only up to the ceiling).

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

Claims based on intentional fraud can be brought at any time, for the full reimbursement amount; the ceiling and threshold do not apply.

                             [REIMBURSEMENT CHART]
              Each box represents a claim for reimbursement. When
                 added together by stacking them, liability for
          reimbursement is illustrated; a party is only liable for the value of claims above the threshold and below the ceiling.

                         OTHER DBBC ACQUISITION MATTERS

THE ESCROW AGREEMENT

     At the effective time of the DBBC acquisition, we will enter into an escrow agreement with DBBC under which we will place shares of our common stock to be received by DBBC equal to 10% of the total purchase price, based upon an average of the trading prices of our Class A Common Stock for the 15 full trading days prior to closing, into an escrow account managed by a third party. These shares will provide us with a source of recovery if any claims arise for which DBBC has agreed to reimburse us.

     If a claim subject to reimbursement is made against us within 18 months of the date of this escrow agreement, we will give notice to the escrow agent and to DBBC. If, after 30 days, there is no objection from DBBC, the escrow agent will release to us the number of shares whose aggregate market value equals the claim amount.

     If there is an objection within 30 days of our notice, then the escrow agent will hold the disputed shares until either we and DBBC agree to the proper claim amount, or a court decides the issue.

     On the 18-month anniversary of this escrow agreement, the escrow agent will release all remaining escrowed shares to DBBC.

THE REGISTRATION RIGHTS AGREEMENT

     Simultaneously with the closing of the DBBC acquisition, we will enter into a registration rights agreement in which we grant specified registration rights to DBBC with respect to the shares of our common stock issued to DBBC as consideration in the DBBC acquisition (including those shares of common stock that may be issued upon exercise of the warrant).

     Under this agreement, commencing at the effective time of the DBBC acquisition, DBBC will have the right to demand that we register these shares of our common stock. DBBC shall only be entitled to exercise that demand right one time; provided, however, that if we are unable to register more than 50% of

DBBC's shares on a registration statement upon DBBC's exercise of this right, then DBBC will be entitled to a second demand right. We have agreed to use all commercially reasonable efforts to cause a registration statement covering the resale of these shares to be declared effective by the SEC, and to keep it effective until the earlier of:

     - the date on which all of those shares have been sold; or

     - one year from the date the registration statement first becomes effective.

     We will pay all expenses associated with the registration of these shares, excluding any brokers commissions or similar fees of securities-industry professionals, and any transfer taxes relating to the sale or disposition of these shares.

     The registration rights agreement grants further rights, called piggyback registration rights, to DBBC. The piggyback registration rights allow DBBC to have its shares of our common stock received in the DBBC acquisition included in any future public offering of our common stock. The demand registration right and the piggyback registration rights expire once the shares of our common stock issued in the DBBC acquisition have all been sold or may otherwise be disposed of without a registration statement.

THE WARRANT TO PURCHASE COMMON STOCK

     As described above, as a further part of the consideration we will pay for the DBBC acquisition, we have agreed to issue a warrant to purchase shares of our common stock to DBBC. The warrant will be exercisable for up to 250,000 shares of our Class A Common Stock. It may be exercised at any time up to six months after the effective time of the DBBC acquisition, at an exercise price of $12.00 per share of common stock. The number of shares subject to the warrant and the exercise price will automatically adjust to compensate for a stock dividend, stock split, stock combination or other, similar transaction that we may undertake. The warrant is not subject to redemption, and currently there are no warrants outstanding.

EXERCISE OF OPTION TO PURCHASE CERTAIN REAL PROPERTY


     We have agreed to pay the indebtedness incurred by DBBC in its exercise of an option to purchase certain real property located at 10 Music Circle, Nashville, Tennessee, the location of the studio for DBBC's stations, pursuant to a purchase option set forth in a lease agreement between DBBC and Partners on the Row, L.L.C. dated June 16, 2000, referred to as the option. We have agreed to pay no more than $1.75 million, consisting of a purchase price of $1.6 million and transaction costs associated with the purchase not exceeding $150,000. In connection with the negotiation of the DBBC Acquisition Agreement, Houlihan Lokey evaluated this real estate transaction and advised the special committee that the value of the property exceeds the option exercise price. DBBC exercised the option in January 2002, and the purchase is scheduled to be completed prior to the end of February 2002. Our commitment to pay the costs incurred by DBBC in connection with exercising this option is in addition to the $21 million in liabilities and expenses that we are assuming or paying pursuant to the DBBC acquisition.


THE VOTING AGREEMENT

     Messrs. L. Dickey and J. Dickey, DBBC of Georgia, L.L.C. (another of our shareholders, controlled by Messrs. L. Dickey, J. Dickey and their brothers, D. Dickey and M. Dickey), Mr. Weening (one of our directors and another of our shareholders), and CML Holdings, LLC, Quaestus & Co. and Quaestus Partner Fund (three more of our shareholders, each controlled by Mr. Weening), have entered into a voting agreement with respect to their shares of Cumulus Media, in connection with the DBBC acquisition. Together, the group represents approximately 38.2% of our voting power as of December 31, 2001. The shareholders have agreed to vote in favor of the issuance of shares of our common stock and a warrant in the DBBC acquisition. Additionally, they have agreed not to dispose of their shares except under certain circumstances, prior to the completion of the DBBC acquisition.

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

                           INFORMATION REGARDING DBBC

BUSINESS OF DBBC

     DBBC is a limited liability company formed in June 1996. DBBC commenced operations in May 1997 when it entered into a local marketing agreement to operate the two radio stations for which Phoenix of Nashville, Inc. and Phoenix of Hendersonville, Inc. owned the broadcast licenses (WVOL-AM and WQQK-FM, respectively). On January 2, 1998, DBBC acquired the outstanding common stock of Phoenix Communications Group, Inc., the parent corporation of Phoenix of Nashville, Inc. and Phoenix of Hendersonville, Inc.

     On May 24, 1999, DBBC purchased all of the voting common stock of Mt. Juliet Broadcasting, Inc., which owns the radio broadcast license for WNPL-FM. DBBC had previously purchased all of the non-voting common stock in Mt. Juliet and had operated the station, starting in 1998, under a local marketing agreement.

     On April 17, 2000, DBBC purchased all of the voting and equity interest in Mid-TN Broadcasters, LLC, which owned the broadcast license for WRQQ-FM. Following the acquisition, Mid-TN assigned this broadcast license to DBBC. Part of the consideration exchanged for this acquisition was the transfer of the broadcast license and certain other related assets of WVOL-AM to the seller.

     As a result of these transactions, DBBC is a radio broadcasting company with three FM radio stations in the Nashville, Tennessee market. DBBC's cluster in Nashville is well positioned, ranking second overall in Arbitron ratings. The DBBC properties represent an opportunity to acquire a highly profitable, well-run cluster of stations with an attractive diversity of stages of development. While WQQK-FM is the market's ratings and revenue leader and enjoys high cash flow margins, WRQQ-FM and WNPL-FM are still in the development stage, but present opportunities for growth in the future.

     DBBC holds a leading market position in Nashville, the 44th largest Arbitron rated market. Its Nashville cluster ranks second with respect to ratings in the most recently completed ratings period. WQQK-FM is the #1 revenue generating FM station in the market, and #1 in target audience share in the 12+, 18 to 34 and 25 to 54 age group demographics. WQQK-FM has been the heritage urban station serving the African American community in that market for 21 years. This station has accounted for virtually all of DBBC's historical cash flow.

     WRQQ-FM and WNPL-FM are developing stations with formats and ratings momentum that provide a platform for growth. WRQQ-FM serves the adult contemporary listener, targeting adults ages 25 to 54 with a secondary target of women 25 to 44. WNPL-FM is an active rock station targeting men 18 to 34. Both WRQQ and WNPL are less mature assets which are early in their respective growth cycles. While both WRQQ and WNPL are single station, or stick, assets, the bulk of the start-up efforts have been completed and start-up investment has been completed. The formats are established and programming talent and sales organizations are in place and in position to generate revenue and cash flow growth.

     One of the primary reasons for DBBC's ratings leadership in Nashville is the radio stations' commitment to high quality programming and on-air talent. Another important factor has been the growth experienced in Nashville itself.

     Nashville is the capital of Tennessee and a vital transportation, business and tourism center for North America. The Nashville Metropolitan Statistical Area (MSA), in the center of the state, comprises eight counties and over one million in population. The Nashville region's economy is diverse and mirrors the national economy. The area benefits from low unemployment, consistent job growth, substantial outside investment and expansion, and a well-trained, growing labor force.

SELECTED HISTORICAL FINANCIAL DATA OF DBBC

     We are providing the following DBBC selected historical consolidated financial information to aid you in your analysis of the financial aspects of the DBBC acquisition. The following information is only a summary and should be read together with DBBC's audited and unaudited financial statements, the related notes, and the discussion contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations of DBBC" included in this proxy statement.



     The selected historical consolidated financial data presented below have been derived from the audited consolidated financial statements of DBBC as of and for the years ended December 31, 2001, 2000 and 1999, included elsewhere in this proxy statement. Selected historical consolidated financial data as of and for the year ended December 31, 1998 have been derived from DBBC's audited financial statements, which are not included herein. Selected historical consolidated financial data as of December 31, 1997 and for the period from May 30, 1997, when DBBC commenced operations to December 31, 1997 have been derived from DBBC's unaudited financial statements, which are not included herein. The historical consolidated financial data of DBBC are not comparable from year to year because of the acquisition and disposition of radio stations by DBBC during the periods covered.



                                                                                                   PERIOD FROM
                                           YEAR           YEAR           YEAR           YEAR         MAY 30,
                                          ENDED          ENDED          ENDED          ENDED         1997 TO
                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                           2001           2000           1999           1998           1997
                                       ------------   ------------   ------------   ------------   ------------
                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues.........................    $ 7,130        $ 7,566        $ 5,754        $ 4,725        $  2,634
Station operating expenses excluding
  depreciation and amortization and
  LMA fees...........................      2,866          3,008          1,920          1,720           1,592
Depreciation and amortization........      1,137          1,021            649            630              19
LMA fees and expenses................          0              0             34             65               0
Corporate general and administrative
  expenses...........................      1,444          1,288            915            668             211
Operating income.....................      1,683          2,249          2,236          1,642             812
Net interest income (expense)........     (1,544)        (1,292)          (911)          (934)              1
Other income (expense), net..........        (13)          (650)             1            (33)             --
Net income...........................        126            307          1,326            675             813
OTHER FINANCIAL DATA:
Broadcast Cash Flow(1)...............    $ 4,264        $ 4,558        $ 3,834        $ 3,005        $  1,076
EBITDA(2)............................      2,820          3,270          2,919          2,337             865
Net cash provided by operating
  activities.........................      1,557          1,516          2,199            849             494
Net cash used in investing
  activities.........................       (768)        (6,627)        (1,851)           (16)        (12,256)
Net cash provided by (used in)
  financing activities...............       (813)         5,143           (443)          (782)         11,913
BALANCE SHEET DATA:
Total assets.........................    $22,860        $23,092        $15,301        $14,563        $ 14,320
Long-term debt (including current
  portion)...........................     16,747         17,970         10,478         10,937          11,400
Members' equity......................      4,235          4,140          3,858          3,429           2,219


---------------


(1) Broadcast cash flow consists of operating income (loss) before depreciation, amortization, LMA fees, and corporate expenses and restructuring and impairment charges. Although broadcast cash flow is not a measure of performance calculated in accordance with GAAP, Cumulus Media's management believes that it is useful to an investor in evaluating DBBC because it is a measure widely used in the broadcasting industry to evaluate a radio company's operating performance. Nevertheless, it should not be considered in isolation or as a substitute for net income (loss), operating income
    (loss), cash flows from operating activities or any other measure for determining DBBC's operating performance or liquidity that is calculated in accordance with GAAP. As broadcast cash flow is not a measure calculated in accordance with GAAP, this measure may not be compared to similarly titled measures employed by other companies.


(2) EBITDA consists of operating income (loss) before depreciation, amortization, LMA fees, and restructuring and impairment charges. Although EBITDA is not a measure of performance calculated in accordance with GAAP, Cumulus Media's management believes that it is useful to an investor in evaluating DBBC because it is a measure widely used in the broadcasting industry to evaluate a radio company's operating performance. Nevertheless, it should not be considered in isolation or as a substitute for net income
    (loss), operating income (loss), cash flows from operating activities or any other measure for determining DBBC's operating performance or liquidity that is calculated in accordance with GAAP. As EBITDA is not a measure calculated in accordance with GAAP, this measure may not be compared to similarly titled measures employed by other companies.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DBBC

     You should read the following information in conjunction with DBBC's consolidated financial statements and notes to consolidated financial statements beginning on page F-1. Historical results and percentage relationships may not necessarily be indicative of operating results for any future periods.

  OVERVIEW

     DBBC owns and operates, through its subsidiaries, the radio broadcast licenses for three FM radio stations in the Nashville, Tennessee market. DBBC's primary source of revenues is the sale of advertising time on their radio stations. Sales of advertising time are primarily affected by the demand for advertising time from local, regional and national advertisers and the advertising rates charged by radio stations. Advertising demand and rates are based primarily on a station's ability to attract audiences in the demographic groups targeted by its advertisers, as measured principally by Arbitron on a periodic basis, generally once, twice or four times per year.

     The number of advertisements that can be broadcast without jeopardizing listening levels and the resulting rating is limited in part by the format of a particular station. DBBC's stations strive to maximize revenue by constantly managing the number of commercials available for sale and adjusting prices based upon local market conditions. In the broadcasting industry, radio stations sometimes utilize trade or barter agreements that exchange advertising time for goods or services such as travel or lodging, instead of for cash.

     DBBC's revenues vary throughout the year. As is typical in the radio broadcasting industry, DBBC expects the first calendar quarter will produce the lowest revenues for the year, and the fourth calendar quarter will generally produce the highest revenues for the year.

     DBBC's most significant station operating expenses are employee salaries and commissions, programming expenses, selling expenses, promotional expenses, and general and administrative expenses. The performance of radio station groups is customarily measured by the ability to generate broadcast cash flow.

  RESULTS OF OPERATIONS


    YEAR ENDED DECEMBER 31, 2001 VERSUS THE YEAR ENDED DECEMBER 31, 2000



     Net Revenues. Net revenues decreased $0.5 million, or 5.8%, to $7.1 million for the year ended December 31, 2001 from $7.6 million for the year ended December 31, 2000. This decrease was primarily attributable to general economic conditions and decreased advertising spending during the year ended December 31, 2001 versus the prior year.



     Station Operating Expenses, excluding Depreciation, Amortization and LMA Fees. Station operating expenses excluding depreciation, amortization and LMA fees decreased $0.1 million, or 4.7%, to $2.9 million for the year ended December 31, 2001 from $3.0 million for the year ended December 31, 2000. This decrease was primarily attributable to a decrease in the variable expenses associated with lower revenues for the year ended December 31, 2001 versus the prior year period, and increased operating efficiencies in selling and programming three FM radio stations in Nashville during the year ended December 31, 2001.



     Depreciation and amortization. Depreciation and amortization increased $0.1 million, or 11.4%, to $1.1 million for the year ended December 31, 2001 compared to $1.0 million for the year ended December 31, 2000. This increase was primarily attributable to a full twelve months of depreciation and amortization in 2001 relating to one radio station acquisition consummated during 2000.



     General and Administrative Expenses. General and administrative expenses increased $0.1 million, or 12.1%, to $1.4 million for the year ended December 31, 2001 compared to $1.3 million for the year ended December 31, 2000. The increase in general and administrative expense was primarily attributable to increased administrative costs to support the addition of a third radio station in 2000.



     Interest expense. Interest expense increased to $1.5 million for the year ended December 31, 2001, compared to $1.3 million for the year ended December 31, 2000. This increase was a primarily attributable to higher long-term debt balances outstanding for the year ended December 31, 2001 compared to the prior year period. These higher average long-term debt levels were the result of the acquisition of WRQQ-FM in April 2000.



     Loss on Disposition of Broadcast License. Loss on disposition of broadcast license for the year ended December 31, 2000 was related to the transfer of a broadcast license of an AM radio station in connection with a transaction to acquire an FM radio station, whereby the estimated fair market value of the transferred license to the seller was $0.6 million less than its carrying value.



     Net Income. As a result of the factors describe above, net income decreased $0.2 million, or 59.0%, to $0.1 million for the year ended December 31, 2001 compared to $0.3 million for the year ended December 31, 2000.



     Broadcast Cash Flow. As a result of the factors described above, broadcast cash flow, or BCF, decreased $0.3 million, or 6.5%, to $4.3 million for the year ended December 31, 2001, compared to $4.6 million for the year ended December 31, 2000. Broadcast cash flow consists of operating income (loss) before depreciation, amortization, LMA fees, and corporate general and administrative expense. Although BCF is not a measure of performance calculated in accordance with GAAP, Cumulus Media's management believes that it is useful to an investor in evaluating DBBC because it is a measure widely used in the broadcasting industry to evaluate a radio company's operating performance. Nevertheless, it should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining DBBC's operating performance or liquidity that is calculated in accordance with GAAP. As BCF is not a measure calculated in accordance with GAAP, this measure may not be compared to similarly titled measures employed by other companies.



     EBITDA. As a result of the factors described above, EBITDA decreased $0.5 million, or 13.8%, to $2.8 million for the year ended December 31, 2001, compared to an increase of $3.3 million for the year ended December 31, 2000. EBITDA consists of operating income (loss) before depreciation, amortization, LMA fees and restructuring and impairment charges. Although EBITDA is not a measure of performance calculated in accordance with GAAP, Cumulus Media's management believes that it is useful to an investor in evaluating DBBC because it is a measure widely used in the broadcasting industry to evaluate a radio company's operating performance. Nevertheless, it should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining DBBC's operating performance or liquidity that is calculated in accordance with GAAP. As EBITDA is not a measure calculated in accordance with GAAP, this measure may not be compared to similarly titled measures employed by other companies.



     Broadcast Licenses. Broadcast licenses, net of amortization, were $18.9 million and $19.7 million as of December 31, 2001 and 2000, respectively. The decrease in broadcast licenses, net during 2001 is attributable to twelve months of amortization of broadcasting licenses in 2001. Broadcast licenses are recorded at their estimated fair value on the date of the related acquisition.



    YEAR ENDED DECEMBER 31, 2000 VERSUS THE YEAR ENDED DECEMBER 31, 1999


     Net Revenues. Net revenues increased $1.8 million, or 31.5%, to $7.6 million for the year ended December 31, 2000 from $5.8 million for the year ended December 31, 1999. This increase was primarily attributable to the acquisition of one radio station during the year ended December 31, 2000 and operating one radio station acquired in 1999 for a full twelve months.


     Station Operating Expenses, excluding Depreciation, Amortization and LMA Fees. Station operating expenses excluding depreciation, amortization and LMA fees increased $1.1 million, or 56.7%, to $3.0 million for the year ended December 31, 2000 from $1.9 million for the year ended December 31, 1999. This increase was primarily attributable to the acquisition of one radio station during the year ended December 31, 2000 and operating one radio station acquired in 1999 for a full twelve months.



     Depreciation and amortization. Depreciation and amortization increased $0.4 million, or 57.3%, to $1.0 million for the year ended December 31, 2000 compared to $0.6 million for the year ended December 31, 1999. This increase was primarily attributable to depreciation and amortization relating to one radio station acquisition consummated during 2000 and a full year of depreciation and amortization on one radio station acquisition consummated during 1999.



     General and Administrative Expenses. General and administrative expenses increased $0.4 million, or 40.8%, to $1.3 million for the year ended December 31, 2000 compared to $0.9 million for the year ended December 31, 1999. The increase in general and administrative expenses was primarily attributable to increased administrative costs to support the addition of a third radio station in 2000.


     Interest expense. Interest expense increased to $1.3 million for the year ended December 31, 2000, compared to $0.9 million for the year ended December 31, 1999. This increase was primarily attributable to interest recorded on a $6.6 million advance received during the year under DBBC's December 31, 1997 loan and security agreement with CIT Group/Equipment Financing, Inc., and interest recorded on notes payable to sellers for the acquisition of one radio station during the year.

     Loss on Disposition of Broadcast License. Loss on disposition of broadcast license for the year ended December 31, 2000 was related to the transfer of a broadcast license of an AM radio station in connection with a transaction to acquire an FM radio station, whereby the estimated fair market value of the transferred license to the seller was $0.6 million less than its carrying value.

     Net Income. As a result of the factors described above, net income decreased $1.0 million, or 76.8%, to $0.3 million for the year ended December 31, 2000 compared to $1.3 million for the year ended December 31, 1999.


     Broadcast Cash Flow. As a result of the factors described above, BCF increased $0.8 million, or 18.9%, to $4.6 million for the year ended December 31, 2000, compared to $3.8 million for the year ended December 31, 1999.



     EBITDA. As a result of the factors described above, EBITDA increased $0.4 million, or 12.0%, to $3.3 million for the year ended December 31, 2000, compared to $2.9 million for the year ended December 31, 1999.


     Broadcast Licenses. Broadcast licenses, net of amortization, were $19.7 million and $11.9 million as of December 31, 2000 and 1999, respectively. The increase in broadcast licenses, net during 2000 is attributable to the acquisition of one station during the year, partially offset by the transfer of license of an AM station pursuant to the acquisition. Broadcast licenses are recorded at their estimated fair value on the date of the related acquisition.

  LIQUIDITY AND CAPITAL RESOURCES


     DBBC's principal need for funds has been to fund working capital needs, capital expenditures and interest and debt service payments. DBBC's principal sources of funds for these requirements have been cash flow from operating activities and debt financing. DBBC's principal needs for funds in the future are expected to include the need to fund interest and debt service payments, working capital needs and capital expenditures. DBBC believes that cash generated from operations and proceeds from future debt financing will be sufficient to meet its capital needs.


     Year ended December 31, 2001 versus the year ended December 31, 2000. For the year ended December 31, 2001, net cash provided by operations increased $0.1 million to $1.6 million from $1.5 million for the year ended December 31, 2000. This increase was due primarily to an increase in working capital accounts, partially offset by a decrease in net income for the year ended December 31, 2001 compared to the prior year period.



     For the year ended December 31, 2001, net cash used in investing activities decreased $5.8 million to $0.8 million from $6.6 million for the year ended December 31, 2000. This decrease was due primarily to the acquisition of a broadcast license on April 17, 2000.



     For the year ended December 31, 2001, net cash used in financing activities was $0.8 million, compared to net cash provided by financing activities of $5.1 million during the year ended December 31, 2000. The decrease in cash flows from financing activities during the year ended December 31, 2001 was the result of funding DBBC's acquisition with debt financing during the year ended December 31, 2000.



     Year ended December 31, 2000 versus the year ended December 31, 1999. For the year ended December 31, 2000, net cash provided by operating activities decreased $1.4 million to $1.5 million, from $2.9 million for the year ended December 31, 1999. This decrease was due primarily to the decrease in net income, partially offset by an increase in non-cash expenses related to depreciation and amortization and the loss on disposition of broadcast licenses during the year ended December 31, 2000.



     For the year ended December 31, 2000, net cash used in investing activities increased $4.7 million, to $6.6 million, from $1.9 million for the year ended December 31, 1999. This increase was due primarily to the acquisition of a broadcast license on April 17, 2000.



     For the year ended December 31, 2000, net cash provided by financing activities was $5.1 million, compared to net cash used in financing activities of $0.4 million during the year ended December 31, 1999. The increase in cash flows from financing activities during the year ended December 31, 2000 was the result of funding DBBC's acquisition with debt financing during the year ended December 31, 2000.



     Historical Acquisitions and Dispositions. During the year ended December 31, 2000, DBBC completed the acquisition of one station for an aggregate purchase price of $9.5 million. During the year ended December 31, 2000, DBBC sold the broadcast license and certain related assets of one station with a carrying value of $1.1 million and a fair value of $0.5 million, generating a loss on the sale of assets of $0.6 million.



     Sources of Liquidity. DBBC financed its acquisitions during the year ended December 31, 2000 primarily through debt financing obtained from the previous owners of the acquired license. The debt financing included three notes totaling $0.8 million and a fourth note in the amount of $1.8 million. The three notes totaling $0.8 million bear interest at a rate of 6% per annum and mature on April 14, 2002. The $1.8 million note is non-interest bearing and requires 120 monthly payments through April 2010, plus $0.8 million due April 14, 2002.



     On December 31, 1997, DBBC entered into a loan and security agreement that provided up to $12.1 million in term loans to fund acquisitions, of which $11.4 million was advanced to DBBC at that time. The $11.4 million is payable in monthly principal amounts plus interest. On May 24, 1999, DBBC borrowed an additional $0.7 million, payable in monthly principal amounts plus interest. On April 17,

2000, the loan and security agreement was amended and restated to increase the borrowing capacity up to $17.5 million to fund further acquisitions. On that date, DBBC was advanced $6.6 million, payable in monthly principal amounts plus interest. The interest rate on all borrowings under the loan and security agreement is fixed at 8.766%. The loans are due on December 1, 2007, but may be repaid at any time subject to a declining prepayment fee ranging from 2% to 1% of the principal repaid during the first three years of each loan.



     DBBC is subject to various financial covenants under the loan and security agreement, including but not limited to, limitations on annual capital expenditures and debt service coverage ratios. The loans are secured by DBBC's accounts receivable, property, building and equipment, investments, broadcast licenses and general intangibles, and the personal guarantees of four of the five members. In the event of any "call event" in connection with the loans, four of the five members have agreed to contribute to DBBC a combined total of up to $0.5 million additional equity. As of December 31, 2001, DBBC was in violation of the debt service coverage covenant, which gives CIT the legal right to call these loans at any time. In DBBC's management's opinion, based upon informal discussions with CIT and the pending transaction with Cumulus, as described in Note 1, the loans will not be called; however, a formal waiver of the loan covenant has not been obtained. Accordingly, the entire balance of the notes payable to CIT has been classified as a current liability as required by accounting principals generally accepted in the United States.


  NEW ACCOUNTING PRONOUNCEMENTS

     In July 2001, Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Intangible Assets", were issued. In October 2001, SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued. SFAS No. 141 requires that all business combinations initiated after June 30, 2001, be accounted for using the purchase method of accounting, and prohibits the use of the pooling-of-interests method for such transactions. SFAS No. 141 also requires identified intangible assets acquired in a business combination to be recognized as an asset apart from goodwill if they meet certain criteria.

     SFAS No. 142 applies to all goodwill and identified intangible assets acquired in a business combination. Under the new standard, all goodwill, including that acquired before initial application of the standard, will not be amortized but must be tested for impairment at least annually. Identified intangible assets should be amortized over their estimated useful lives and reviewed for impairment in accordance with SFAS No. 144. Within six months of initial application of the new standard, a transitional impairment test must be performed on all goodwill. Any impairment loss recognized as a result of the transitional impairment test should be reported as a change in accounting principle. In addition to the transitional impairment test, the required annual impairment test should be performed in the year of adoption of SFAS No. 142. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, (although early adoption would be permitted in certain circumstances) and must be adopted as of the beginning of a fiscal year. Retroactive application is not permitted. Upon adoption of SFAS No. 142, DBBC will cease amortization of its goodwill and broadcast licenses (which have indefinite lives) and will review those assets for impairment at least annually.

     SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" it retains many of the fundamental provisions of that Statement. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of a business. However, it retains the requirement in Opinion 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The adoption of SFAS No. 144 is not expected to impact DBBC's consolidated financial statements.

  QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK.



     At December 31, 2001, 100% of DBBC's financing arrangements bear interest at fixed interest rates. DBBC believes that it is not subject to any significant interest rate risk.


                         FINANCING OF THE ACQUISITIONS


     We will need approximately $114 million in cash to repay indebtedness being assumed and to pay the cash portions of the purchase price for the Aurora acquisition and the DBBC acquisition and other costs and expenses related to those acquisitions. We currently have a senior credit facility that provides for aggregate principal borrowing of $174.2 million, and consists of a seven-year revolving credit facility of $49.4 million, an eight-year term loan facility of $74.8 million and an eight and one-half year term loan facility of $50 million. As of December 31, 2001, $159.8 million was outstanding under our senior credit facility. In connection with the acquisitions, we will enter into new financing arrangements that will enable us to refinance our existing indebtedness and to make additional borrowings to fund the cash needed to consummate the Aurora acquisition and the DBBC acquisition.



     JPMorgan Chase Bank, Bank of America, N.A., CIT Lending Services Corporation and SunTrust Bank, acting as agents, have committed, pursuant to a commitment letter dated February 4, 2002, to provide credit facilities for up to $350 million of indebtedness, on terms and conditions set forth in the commitment letter. We will use approximately $160 million to repay all amounts owing under our existing senior credit facility and approximately $114 million to repay the indebtedness being assumed in connection with, together with the cash portions of the purchase price for, the Aurora acquisition and the DBBC acquisition, and other costs and expenses related to those acquisitions. The facilities will include (1) $100 million in the form of a reducing revolving credit facility, a portion of which will be available in the form of letters of credit; (2) $100 million in the form of a term loan facility; and (3) $150 million in the form of a second term loan facility. We have the option to issue new subordinated notes instead of a portion of the credit facilities. Prior to the third anniversary of the date of the financing, we will be permitted to add up to $150 million in additional revolving credit and term loan facilities, under certain circumstances. JPMorgan Chase Bank will serve as the sole administrative agent and collateral agent, and J.P. Morgan Securities Inc. will serve as sole advisor, joint lead arranger and joint bookrunner for the facilities. Banc of America Securities LLC will serve as joint lead arranger and joint bookrunner, and Bank of America, N.A. will serve as syndication agent. It is currently expected that the agent banks will form a syndicate of banks and/or other financial institutions, acceptable to the agent banks, to provide the new credit facilities.



     The estimated sources and uses of funds in connection with the credit facilities (not including any additional facilities that maybe added in the future) are summarized as follows:



                                                               (IN MILLIONS)
                                                               -------------
USES OF FUNDS:
Cash payments to repay indebtedness under existing credit
  facilities................................................       $160
Cash payments in the Aurora acquisition.....................         93
Cash payments in the DBBC acquisition.......................         21
Cash for future acquisitions and general corporate
  purposes..................................................         76
                                                                   ----
     Total..................................................       $350
                                                                   ====
SOURCES OF FUNDS:
Revolving credit facility...................................       $100
First term loan facility....................................        100
Second term loan facility...................................        150
     Total..................................................       $350
                                                                   ====

     In addition to the conditions described below, the commitment of the agent remains subject to, among other things, completion of due diligence and execution of definitive loan agreements. We contemplate that definitive loan agreements will be executed immediately prior to the closings of the Aurora acquisition and the DBBC acquisition. While we do not expect that the definitive loan agreements will differ materially from the terms and conditions of the commitment letter, the following summary of the principal terms and conditions of the credit facilities remains subject to change, even as to material terms and conditions, based on further negotiations with the agent. We will not be able to consummate the Aurora acquisition or the DBBC acquisition if we are unable to complete the financing on terms acceptable to us.



     The Revolving Credit Facility. The revolving credit facility will provide for commitments to lend and to issue letters of credit, from time to time, up to an aggregate amount at any time outstanding of $100 million. The revolving credit facility will mature on the seventh anniversary of the date of the financing (or on December 31, 2007 if we do not refinance or repay our existing outstanding senior subordinated notes due in 2008, referred to as the 2008 Notes, prior to that date). Commitments under the revolving credit facility will be reduced on a quarterly basis in the annual amounts set forth below (listed as a percentage of the initial aggregate principal amount of the facility):



YEAR AFTER CLOSING DATE
OF FINANCING                                                   ANNUAL AMOUNT
-----------------------                                        -------------
1...........................................................         0%
2...........................................................         0%
3...........................................................        10%
4...........................................................        15%
5...........................................................        20%
6...........................................................        20%
7...........................................................        35%



     We expect to draw approximately $30 million of the revolving credit facility for purposes of financing a portion of the two acquisitions, leaving approximately $70 million available for our future working capital needs, potential future acquisitions and other general corporate purposes.



     The Term Loan Facilities. The term loan facilities will provide for commitments to make term loans aggregating $250 million ($100 million under the first term loan facility and $150 million under the second term loan facility). We must draw the full amount of the term loan facilities at the time of the financing. The first term loan facility will mature seven years after the date of the financing (or on December 31, 2007 if we do not refinance or repay our 2008 Notes prior to that date), and will amortize in quarterly installments in the annual amounts set forth below (listed as a percentage of the initial aggregate principal amount of the facility):



YEAR AFTER CLOSING DATE
OF FINANCING                                                   ANNUAL AMOUNT
-----------------------                                        -------------
1...........................................................         0%
2...........................................................         5%
3...........................................................        15%
4...........................................................        20%
5...........................................................        20%
6...........................................................        20%
7...........................................................        20%



     The second term loan facility will mature eight years after the date of the financing (or on December 31, 2007 if we do not refinance or repay our 2008 Notes prior to that date), and will amortize in quarterly installments in the annual amounts set forth below (listed as a percentage of the initial aggregate principal amount of the facility):



YEAR AFTER CLOSING DATE
OF FINANCING                                                   ANNUAL AMOUNT
-----------------------                                        -------------
1...........................................................         0%
2...........................................................         1%
3...........................................................         1%
4...........................................................         1%
5...........................................................         1%
6...........................................................         1%
7...........................................................         1%
8...........................................................        94%



     Mandatory Prepayment. Loans under the two term loan facilities will be prepaid with (a) 50% of excess cash flow, provided that the term loan facilities will be prepaid with 25% of excess cash flow when our total leverage ratio (total debt to earnings, before interest, taxes, depreciation and amortization, or EBITDA) is less than 5:1; (b) 100% of the net cash proceeds of all asset sales or other dispositions of property by us and our subsidiaries, subject to limited exemptions to be agreed upon; and (c) 100% of the net cash proceeds of any debt incurred by us and our subsidiaries at any time when our total leverage ratio is greater than or equal to 5:1, subject to limited exemptions to be agreed upon (which will include exemptions permitting the issuance of high yield subordinated debt securities, on terms to be agreed upon, in connection with the refinancing of specified existing and outstanding debt).



     Except under specified circumstances, the aggregate amount of each above-described mandatory prepayment will be allocated equally to prepay outstanding loans under each of the term loan facilities. Mandatory payments under the revolving credit facility will be required to the extent that outstanding loans and letters of credit under the facility exceed the commitments.



     Voluntary Prepayment. Voluntary prepayments of borrowings under any of the facilities, and voluntary reductions of the unutilized portion of the facility commitments, will be permitted at any time, in minimum principal amounts to be agreed upon. The aggregate amount of each above-described voluntary prepayment will be allocated equally to prepay outstanding loans under each of the term loan facilities.



     Conditions. The facilities and loans under the facilities will be subject to customary conditions for facilities and transactions of this type, including, without limitation, delivery of satisfactory legal opinions, evidence of authority, accuracy of representations and warranties, receipt of guarantees and collateral, evidence of insurance, receipt of any necessary consents or approvals, and payments of fees and expenses. The effectiveness of and initial borrowing under the facilities will also be subject to the following additional conditions:



     - we must terminate our existing credit agreement;



     - if we issue any new subordinated notes, their terms and conditions must be satisfactory to the lenders under these facilities;



     - after giving effect to the Aurora acquisition and the DBBC acquisition, we and our subsidiaries may have no indebtedness or preferred equity interests other than (a) the loans and other extensions of credit under these facilities, (b) any approved new subordinated notes; and (c) the indebtedness set forth on our consolidated balance sheet for the fiscal year ended December 31, 2001;



     - the borrowings under the facilities may not violate the terms of specified existing and outstanding debt; and



     - we are not in default of our existing credit agreement.

     The ongoing availability of loans and other extensions of credit under these facilities will be subject to customary conditions for facilities and transactions of this type, including the accuracy of representations and warranties and the absence of default.



     Guarantees and Security. Our obligations in respect of the facilities will be guaranteed by each of our existing or subsequently acquired or organized direct or indirect domestic subsidiaries (subject to specified exemptions), and will be secured by substantially all of our and our subsidiaries' assets, including, but not limited to, (a) a first-priority pledge of all of the capital stock and membership interests we or our subsidiaries hold and (b) perfected first-priority security interests in, or mortgages on, substantially all of our or our subsidiaries' tangible and intangible assets, in each case subject to specified exemptions. FCC licenses must be held in special-purpose subsidiaries whose stock must be pledged as part of the collateral.



     Interest Rates. The interest rates under the facilities will be, at our option, based on a fixed spread above the London Interbank Offer Rate, or LIBOR, per year or based on a fixed spread above an alternate bank rate, or ABR, which is the higher of (a) the agent's prime rate, (b) the Federal Funds Effective Rate plus 0.5%, or (c) the base certificate of deposit rate plus 1%, per year. The fixed spread for the first term loan facility or the revolving credit facility is based upon the total leverage ratio as of the most recent determination date as follows:



 TOTAL LEVERAGE RATIO   LIBOR SPREAD   ABR SPREAD
----------------------  ------------   ----------
       > 6.5:1                 3%            2%
   < 6.5:1 and > 6:1        2.75%         1.75%
               -
   < 6:1 and > 5.5:1         2.5%          1.5%
             -
   < 5.5:1 and > 5:1        2.25%         1.25%
               -
   < 5:1 and > 4.5:1           2%            1%
             -
   < 4.5:1 and > 4:1        1.75%         0.75%
               -
         < 4:1               1.5%          0.5%



     Notwithstanding the total leverage ratio, from the date of the financing through December 31, 2002, the interest rate spread will be equal to 3% for LIBOR borrowings and 2% for ABR borrowings.



     For the second term loan facility, the fixed spread is based upon the total leverage ratio as of the most recent determination date as follows:



 TOTAL LEVERAGE RATIO   LIBOR SPREAD   ABR SPREAD
----------------------  ------------   ----------
       > 5.5:1               3.5%          2.5%
       -
        < 5:1               3.25%         2.25%



     We may elect interest periods of one, two, three or six months for LIBOR borrowings. Interest will be payable at the end of each interest period.



     Covenants. The facilities will contain affirmative covenants with respect to us and our subsidiaries customary for facilities and transactions of this type, including, without limitation, compliance with laws (including FCC regulations) and FCC licenses. The facilities will also contain negative covenants with respect to us and our subsidiaries customary for facilities and transactions of this type, including, among other things, limitations on:



     - indebtedness and preferred stock (with specified exemptions to allow the repayment or redemption of existing outstanding indebtedness and preferred stock);



     - liens and sale-leaseback transactions;



     - fundamental changes, including mergers, consolidations, liquidations and change of business;



     - investments, loans, guarantees, and acquisitions (with exemptions to allow the Aurora acquisition and the DBBC acquisition);



     - sale or disposition of assets;

     - hedging agreements;



     - restricted payments;



     - prepayments, redemptions and repurchases of indebtedness;



     - transactions with affiliates;



     - specified restrictive agreements;



     - amendments of debt and specified material agreements; and



     - capital expenditures.



     We and our subsidiaries will also be subject to specified financial covenants, including:



     - a maximum total leverage ratio;



     - a maximum senior leverage ratio (senior debt to EBITDA);



     - a minimum interest expense coverage ratio (EBITDA to interest expense);
      and



     - a minimum fixed charge coverage ratio (EBITDA to fixed charges).



     Events of Default. Under the facilities, various specified events are expected to constitute events of default, whose occurrence would entitle the lenders to accelerate the maturity of all loans under the facilities, require cash collateralization of all letter of credit obligations and to terminate all commitments under the facilities. These events will include events customary for facilities and transactions of this type, and will include, without limitation:



     - nonpayment of principal or interest;



     - violation of covenants;



     - incorrectness of representations and warranties;



     - cross default and cross acceleration;



     - bankruptcy and insolvency events;



     - material judgments;



     - ERISA violations;



     - actual or asserted invalidity of security interests; and



     - a change-in-control,



all subject to customary notice, cure and grace periods.



     Fees. We have agreed to pay commitment fees on the unused commitments under the revolving credit facility commencing on the date of the financing and payable quarterly in arrears, at the rate set forth below opposite the applicable percentage of utilization of the revolving credit facility:



               UTILIZATION                              COMMITMENT FEE
               -----------                              --------------
                 >66.67%                                     0.5%
                 -
           >33.33% and <66.67%                              0.625%
           -
                 <33.33%                                     0.75%



In addition, we have agreed to pay some expenses in connection with the preparation, negotiation and administration of the new credit facilities as are customary for financings of this type.

               SECURITY OWNERSHIP OF CUMULUS MEDIA'S COMMON STOCK

     The following table lists information concerning the beneficial ownership of the common stock of the Company as of December 31, 2001 (unless otherwise noted) by (i) each director and named executive officer of the Company and their affiliates, (ii) all directors and executive officers as a group, and (iii) each person known to the Company to own beneficially more than 5% of any class of common stock of the Company.


                                            CLASS A                  CLASS B                  CLASS C
                                        COMMON STOCK(1)          COMMON STOCK(1)         COMMON STOCK(1)(2)
                                     ----------------------   ----------------------   ----------------------   PERCENTAGE
                                     NUMBER OF                NUMBER OF                NUMBER OF                OF VOTING
NAME OF SHAREHOLDER                   SHARES     PERCENTAGE    SHARES     PERCENTAGE    SHARES     PERCENTAGE    CONTROL
-------------------                  ---------   ----------   ---------   ----------   ---------   ----------   ----------
State of Wisconsin Investment
  Board(3).........................         --        --      3,240,619      54.8%            --        --           --
BA Capital Company, L.P.(4)........    877,563       3.2%     1,979,996      33.5%            --        --          2.0%
The Northwestern Mutual Life Ins.
  Company(5).......................                   --        693,728      11.7%            --        --           --
CML Holdings, LLC(6)...............    655,100       2.4%            --        --        872,422      57.0%        22.2%
Quaestus & Co. Inc.(6).............    101,000         *             --        --        237,313      15.5%         6.0%
DBBC of Georgia, LLC(7)............     95,000         *             --        --        291,542      19.1%         7.0%
John Hancock Financial Services,
  Inc.(8)..........................  3,424,190      11.0%            --        --             --        --          7.1%
Dimension Fund Advisors(9).........  2,448,200       8.6%            --        --             --        --          5.6%
Capital Research and Management
  Company(10)......................  1,670,000       7.5%            --        --             --        --          4.9%
Richard W. Weening(6)(11)..........    967,550       3.5%            --        --      2,266,437      84.4%        43.2%
Lewis W. Dickey, Jr.(12)...........    441,740       1.6%            --        --      1,490,389      57.3%        28.4%
John W. Dickey(13).................    319,166       1.1%            --        --             --        --            *
Martin R. Gausvik(13)..............    140,625         *             --        --             --        --            *
Jonathon Pinch(13).................     71,875         *             --        --             --        --            *
Robert H. Sheridan, III(14)........         --        --             --        --             --        --            *
Ralph B. Everett(15)...............     34,813         *             --        --             --        --            *
Eric P. Robison(15)................     35,813         *             --        --             --        --            *
Holcombe T. Green, Jr.(15).........      5,625         *             --        --             --        --            *
All directors and executive
  officers as a group (9
  persons).........................  2,017,207       7.1%            --        --      3,756,826       100%        59.8%


---------------

 *  Indicates less than one percent.

 1. Except upon the occurrence of certain events, holders of Class B common stock are not entitled to vote, whereas each share of Class A Common Stock entitles its holders to one vote and subject to certain exceptions, each share of Class C common stock entitles its holders to ten votes. The Class B common stock is convertible at any time, or from time to time, at the option of the holder of the Class B common stock (provided that the prior consent of any governmental authority required to make the conversion lawful has been obtained) without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A Common Stock or Class C common stock on a share-for-share basis; provided that the board of directors has determined that the holder of Class A Common Stock at the time of conversion would not disqualify the Company under, or violate, any rules and regulations of the FCC.

 2. Subject to certain exceptions, each share of Class C common stock entitles its holders to ten votes. The Class C common stock is convertible at any time, or from time to time, at the option of the holder of the Class C common stock (provided that the prior consent of any governmental authority required to make such conversion lawful has been obtained) without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A Common Stock on a share-for-share basis; provided that the board of directors has determined that the holder of Class A Common Stock at the time of conversion would not disqualify the Company under, or violate, any rules and regulations of the FCC. In the event of the death of Messrs.
    L. Dickey or Weening or the disability of either of them which results in the termination of that person's employment, each share of Class C common stock held by that person or any related party or affiliate of that person will automatically be converted into one share of Class A Common Stock.

 3. The address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707. This information is based on a Schedule 13G filed on February 10, 2000.


 4. The address of BA Capital Company, L.P. is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, North Carolina 28255. Includes options to purchase 37,313 shares of Class A Common Stock granted to BA Capital Company, L.P. in connection with its participation in designating a member to serve on the Board and exercisable within 60 days. This information is based on a Schedule 13D/A filed on February 4, 2002.


 5. The address of the Northwestern Mutual Life Insurance Company is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. This information is based on a
    Schedule 13G filed on February 2, 2000.

 6. The address of CML Holdings, LLC, Quaestus & Co. Inc. and Richard W. Weening is 400 E. Wisconsin Ave., 4th Floor, Milwaukee, Wisconsin 53202. This information is based on a Schedule 13G filed on January 15, 2002. Mr. Weening exercises voting and dispositive power with respect to the shares of stock owned by CML Holdings, LLC and by Quaestus & Co. Inc.


 7. The address of DBBC of Georgia, LLC is 50 Music Square W., Suite 901, Nashville, TN 37203. Mr. Lewis Dickey, Jr. is the president of DBBC of Georgia, LLC.



 8. The address of John Hancock Financial Advisors is John Hancock Place, P.O. Box 111, Boston, Massachusetts 02117. This information is based on a
    Schedule 13G filed on February 12, 2002.



 9. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. This information is based on a
    Schedule 13G filed on February 12, 2002.



10. The address of Capital Research and Management Company is 333 Hope Street, Los Angeles, California 90071. This information is based on a Schedule 13G filed on February 11, 2002.



11. Represents beneficial ownership attributable to Mr. Weening as a result of his direct ownership of 81,450 shares of Class A Common Stock and his controlling interests in Quaestus & Co. Inc. Corporation, which currently holds 101,000 shares of Class A Common Stock and 237,313 shares of Class C common stock, Quaestus Partner Fund, which currently holds 100,000 shares of Class A Common Stock, and CML Holdings, LLC, which currently holds 655,100 shares of Class A Common Stock and 872,422 shares of Class C common stock. Also includes options to purchase 30,000 shares of Class A Common Stock and 1,156,702 shares of Class C common stock granted to Mr. Weening and exercisable within 60 days. Mr. Weening disclaims beneficial ownership of shares owned by CML Holdings, LLC, QUAESTUS & Co. Inc. and Quaestus Partners Fund, except to the extent of his pecuniary interest therein.



12. Represents beneficial ownership attributable to Mr. Dickey as a result of his direct ownership of 66,740 shares of Class A Common Stock and 128,000 shares of Class C common stock and his controlling interest in DBBC of Georgia, LLC, which currently holds 95,000 shares of Class A Common Stock and 291,542 shares of Class C common stock. Also includes options to purchase 280,000 shares of Class A Common Stock and 1,070,847 shares of Class C common stock granted to Mr. Dickey and exercisable within 60 days. Mr. Dickey disclaims beneficial ownership of shares owned by DBBC of Georgia, LLC except to the extent of his pecuniary interest therein.



13. Includes options to purchase 247,166 shares of Class A Common Stock exercisable within 60 days granted to Mr. J. Dickey, 140,625 shares of Class A Common Stock exercisable within 60 days granted to Mr. Gausvik, and 71,875 shares of Class A Common Stock exercisable within 60 days granted to Mr. Pinch.

14. Does not reflect shares owned by BA Capital Company, L.P. Mr. Sheridan is a senior vice president and managing director of BA Capital Company, L.P. and a Managing Director of Bank of America Capital Investors, one of the principal investment groups within Bank of America Corporation.



15. Includes options to purchase 28,250 shares of Class A Common Stock exercisable within 60 days granted to Mr. Everett, 27,813 shares of Class A Common Stock exercisable within 60 days granted to Mr. Robison and 5,625 shares of Class A Common Stock exercisable within 60 days granted to Mr. Green.

                            SHAREHOLDERS' PROPOSALS


     We intend to hold our next annual meeting of shareholders in May 2002. If you are still a shareholder of Cumulus Media, you will be entitled to attend and participate in the meeting. Any shareholder of Cumulus Media who wished to present a proposal to be considered at the 2002 annual meeting of shareholders, whether or not that shareholder sought to have the proposal included in our proxy materials for the 2002 annual meeting, was required to deliver the proposal in writing to the secretary of Cumulus Media by February 3, 2002. Pursuant to the rules of the Securities Exchange Act of 1934, as amended, we may use discretionary authority to vote proxies with respect to shareholder proposals to be presented in person at the 2002 annual meeting of shareholders if the shareholder making the proposal did not give us notice by February 16, 2002.


                      WHERE YOU CAN FIND MORE INFORMATION

     As required by law, we file reports, proxy statements and other information with the SEC. You may read and copy this information at the following offices of the SEC:

Public Reference Room   New York Regional Office  Chicago Regional Office
450 Fifth Street, N.W.        233 Broadway        500 West Madison Street
      Room 1024         New York, New York 10279        Suite 1400
Washington, D.C. 20549                            Chicago, Illinois 60661

     For further information concerning the SEC's public reference rooms, you may call the SEC at (800) SEC-0330. You may obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may also access some of this information via the World Wide Web through the SEC's Internet address at www.sec.gov.

     The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in, or incorporated by reference in, this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about Cumulus Media and its finances.


SEC FILINGS (FILE NO. 000-24525)                       PERIOD
Annual Report on Form 10-K                             Year ended December 31, 2001
Registration Statement on Form 8-A                     Filed on June 24, 1998


     We are also incorporating by reference additional documents that we file with the SEC between the date of this proxy statement and the date of the special meeting.

     If you are a Cumulus Media shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement. Shareholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from Cumulus Media at the following address:

     Cumulus Media Inc.
     3535 Piedmont Road
     Building 14, Fourteenth Floor
     Atlanta, GA 30305
     Telephone: (404) 949-0700

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE ON THE PROPOSALS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

           INDEX TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
    UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (AURORA
                           ACQUISITION)
Introduction................................................   P-2
Unaudited Pro Forma Combined Balance Sheet as of December
  31, 2001..................................................   P-3
Unaudited Pro Forma Combined Statement of Operations for the
  year ended December 31, 2001..............................   P-4
Notes to the Unaudited Pro Forma Combined Financial
  Statements................................................   P-5
     UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (DBBC
                            ACQUISITION)
Introduction................................................   P-8
Unaudited Pro Forma Combined Balance Sheet as of December
  31, 2001..................................................   P-9
Unaudited Pro Forma Combined Statement of Operations for the
  year ended December 31, 2001..............................  P-10
Notes to the Unaudited Pro Forma Combined Financial
  Statements................................................  P-11
     UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (BOTH
                           ACQUISITIONS)
Introduction................................................  P-14
Unaudited Pro Forma Combined Balance Sheet as of December
  31, 2001..................................................  P-15
Unaudited Pro Forma Combined Statement of Operations for the
  year ended December 31, 2001..............................  P-16
Notes to the Unaudited Pro Forma Combined Financial
  Statements................................................  P-17

     UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (AURORA ACQUISITION)

     The following unaudited pro forma combined financial statements describe the pro forma effects of the Aurora acquisition on:


     - our balance sheet as of December 31, 2001; and



     - our statement of operations for the year ended December 31, 2001.



     The following unaudited pro forma combined statement of operations for the year ended December 31, 2001 also describes the pro forma effects of Aurora Communications' acquisition of nine radio stations from Crystal Communications Corporation, referred to as the Poughkeepsie acquisition, which was consummated on May 8, 2001. The pro forma effects of the Poughkeepsie acquisition have been presented in the accompanying unaudited pro forma combined financial statements to provide a more comprehensive description of the pro forma effects of the Aurora acquisition.



     The purpose of these unaudited pro forma combined financial statements is to demonstrate how the combined financial statements of these businesses might have appeared if each of the acquisitions had been completed at the beginning of the period presented, using the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements.



     The unaudited pro forma combined financial statements reflect the use of the purchase method of accounting for all acquisitions. The unaudited pro forma combined statement of operations for the year ended December 31, 2001 reflects adjustments as if the acquisitions had occurred on January 1, 2001. The unaudited pro forma combined balance sheet as of December 31, 2001 gives effect to the Aurora acquisition, as if it had occurred on December 31, 2001. The financial effects of the transactions presented in the unaudited pro forma combined financial statements are not necessarily indicative of either the financial position or results of operations that would have been obtained had the acquisitions actually occurred on the dates set forth above, nor are they necessarily indicative of the results of future operations. We expect to incur integration expenses as well as potential operating efficiencies as a result of the Aurora acquisition. The unaudited pro forma combined financial statements do not reflect any of these potential expenses and operating efficiencies that may occur due to our integration of Aurora Communications. The unaudited pro forma combined financial statements should be read in conjunction with our historical financial statements, including the related notes, incorporated by reference to this proxy statement, and the historical financial statements of Aurora Communications, including the related notes, beginning on page F-1.



     Certain assets and liabilities in the consolidated balance sheet of Aurora Communications have been reclassified to conform to the Cumulus Media line item presentation in the unaudited pro forma combined balance sheet. Certain expenses and other income (expense) items in the consolidated statement of operations of Aurora Communications and Poughkeepsie have been reclassified to conform to the Cumulus Media line item presentation in the unaudited pro forma combined statement of operations.

                               CUMULUS MEDIA INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                            AS OF DECEMBER 31, 2001



                                               (A)          (B)           (C)        (A)+(B)+(C)=(D)
                                             CUMULUS       AURORA      PRO FORMA        PRO FORMA
                                            HISTORICAL   HISTORICAL   ADJUSTMENTS       COMBINED
                                            ----------   ----------   -----------    ---------------
                                                                 (IN THOUSANDS)
                                               ASSETS
CURRENT ASSETS
Cash and cash equivalents.................   $  5,308     $    687     $      0        $    5,995
Restricted cash...........................     13,000            0            0            13,000
Accounts receivable, net..................     34,394        6,432            0            40,826
Prepaid expenses and other current
  assets..................................      6,656          324            0             6,980
Deferred tax assets.......................      6,689            0            0             6,689
                                             --------     --------     --------        ----------
Total current assets......................     66,047        7,443            0            73,490
Property and equipment, net...............     82,974       10,327            0            93,301
Intangible assets, net....................    791,863      134,397      103,524(1)      1,029,784
Other assets..............................     24,433        2,037        2,054(2)         28,524
                                             --------     --------     --------        ----------
Total assets..............................   $965,317     $154,204     $105,578        $1,225,099
                                             ========     ========     ========        ==========
                                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses.....   $ 50,271     $  2,535     $   (529)(3)    $   52,277
Current portion of long-term debt.........        770          392         (392)(3)           770
Other current liabilities.................        808            0          395(1)          1,203
                                             --------     --------     --------        ----------
Total current liabilities.................     51,849        2,927         (526)           54,250
Long-term debt............................    319,248       80,000       17,079(3)        416,327
Other liabilities.........................      2,984        2,603       (1,814)(3)         3,773
Deferred income taxes.....................     32,863            0       31,556(4)         64,419
                                             --------     --------     --------        ----------
Total liabilities.........................    406,944       85,530       46,295           538,769
Series A Preferred Stock..................    134,489            0            0           134,489
STOCKHOLDERS' EQUITY
Class A Common Stock......................        285            0           16(5)            301
Class B Common Stock......................         59            0           90(5)            149
Class C Common Stock......................         15            0            0                15
Additional paid in capital................    504,259            0      118,434(5)        622,693
Members' interests........................          0       68,674      (68,674)(6)             0
Issued Class A Common Stock held in
  escrow..................................     (9,417)           0        9,417(5)              0
Loan to officers..........................     (9,984)           0            0            (9,984)
Accumulated deficit.......................    (61,333)           0            0           (61,333)
                                             --------     --------     --------        ----------
Total stockholders' equity................    423,884       68,674       59,283           551,841
                                             --------     --------     --------        ----------
Total liabilities and stockholders'
  equity..................................   $965,317     $154,204     $105,578        $1,225,099
                                             ========     ========     ========        ==========


See accompanying notes to the unaudited pro forma combined financial statements.

                               CUMULUS MEDIA INC.



              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 2001



                                                               (C)
                                                           POUGHKEEPSIE                    (A)+(B)+(C)+
                                 (A)          (B)           HISTORICAL           (D)        (D) = (E)
                               CUMULUS       AURORA     (JANUARY 1, 2001 -    PRO FORMA     PRO FORMA
                             HISTORICAL    HISTORICAL      MAY 7, 2001)      ADJUSTMENTS     COMBINED
                             -----------   ----------   ------------------   -----------   ------------
                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenues...................  $   222,185    $34,922           $3,724           $    0      $   260,831
Less: agency commissions...      (20,857)    (3,167)            (238)               0          (24,262)
                             -----------    -------           ------           ------      -----------
Net revenues...............      201,328     31,755            3,486                0          236,569
Station operating expenses,
  excluding depreciation,
  amortization, and LMA
  fees.....................      141,598     17,939            2,303                0          161,840
Depreciation and
  amortization.............       50,585      4,300              214            1,138(7)        56,237
LMA fees...................        2,815          0                0                0            2,815
Corporate general and
  administrative...........       15,180      3,328              227                0           18,735
Restructuring and other
  charges..................        6,781          0                0                0            6,781
                             -----------    -------           ------           ------      -----------
Total operating expenses...      216,959     25,567            2,744            1,138          246,408
                             -----------    -------           ------           ------      -----------
Operating income (loss)....      (15,631)     6,188              742           (1,138)          (9,839)
Interest income............        2,160         28                0                0            2,188
Interest expense...........      (30,876)    (7,479)               0              950(8)       (37,405)
Other income, net..........       10,300          0                0                0           10,300
                             -----------    -------           ------           ------      -----------
Income (loss) before income
  taxes....................      (34,047)    (1,263)             742             (188)         (34,756)
Income tax (expense)
  benefit..................        3,494          0                0             (276)(9)        3,218
                             -----------    -------           ------           ------      -----------
Net income (loss) before
  extraordinary item.......      (30,553)   $(1,263)          $  742           $ (464)         (31,538)
                                            =======           ======           ======
Preferred stock
  dividends................       17,743                                                        17,743
                             -----------                                                   -----------
Net loss from continuing
  operations attributable
  to common stockholders...  $   (48,296)                                                  $   (49,281)
                             ===========                                                   ===========
Basic and diluted loss per
  common share from
  continuing operations....  $     (1.37)                                                  $     (1.08)
                             ===========                                                   ===========
Weighted average common
  shares outstanding.......   35,169,899                                                    45,721,081
                             ===========                                                   ===========



See accompanying notes to the unaudited pro forma combined financial statements.

                   NOTES TO THE UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF DECEMBER 31, 2001:


 (1) To reflect the excess of acquisition cost over the estimated fair value of net assets acquired (intangible assets). The consideration to be paid in connection with the Aurora acquisition consists of: (i) $93,000 cash, (ii) 1,570,034 shares of our Class A Common Stock, with a fair value of $18,605,
     (iii) 8,981,148 shares of our Class B Common Stock, with a fair value of $106,427, and (iv) warrants to acquire 833,333 shares of our common stock, with a fair value of $2,925. The warrants have an exercise price of $12.00 and a term of one-year. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: no dividends, one-year life, 2.32% risk-free interest rate, and 75.23% volatility.

     The purchase price and purchase price allocation are summarized as follows:

  Purchase price proposed to be paid as:
     Cash...................................................   $  93,000
     Class A Common Stock (at $0.01 par value)..............          16
     Class B Common Stock (at $0.01 par value)..............          90
     Additional paid-in capital.............................     127,851
                                                               ---------
       Total purchase consideration.........................   $ 220,957



  Purchase price allocation:
     Cash...................................................   $     687
     Accounts receivable, net...............................       6,432
     Prepaid expenses and other current assets..............         324
     Property and equipment.................................      10,327
     Other assets...........................................          12
     Intangible assets......................................     237,921
     Accounts payable and accrued expenses..................      (2,006)
     Other current liabilities..............................        (395)
     Other liabilities......................................        (789)
     Deferred tax liabilities...............................     (31,556)
                                                               ---------
       Total purchase consideration.........................   $ 220,957
  Adjustment to step-up the intangible assets to fair value:
  Intangible assets at fair value...........................   $ 237,921
  Less: historical book value of Aurora's intangible
     assets.................................................    (134,397)
                                                               ---------
     Net increase in intangible assets......................   $ 103,524


     The fair value of the working capital accounts and property and equipment proposed to be acquired approximate their carrying values in the historical balance sheet of Aurora Communications.

     Other current liabilities of $395 and other liabilities of $789 represent the short-term and long-term elements of an accrual for termination payments assumed by Cumulus Media to be paid to a member of Aurora Communications, effective upon consummation of this transaction, pursuant to the terms of the member's employment agreement.


 (2) To reflect the $2,054 increase to other assets resulting from (i) the capitalization of $4,079 of deferred finance costs expected to be incurred in connection with the establishment of a new credit facility to finance the cash portion of the Aurora acquisition and to obtain the cash required to settle

                   NOTES TO THE UNAUDITED PRO FORMA COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)


     the liabilities assumed in the DBBC acquisition (described elsewhere in this proxy statement), less (ii) $2,025 of deferred finance costs in the historical balance sheet of Aurora Communications. The total capitalized financing costs relating to the new credit facility are expected to be $5,000, and we estimate that $4,079 of these costs are attributable to the Aurora acquisition.



     The unaudited pro forma combined balance sheet does not reflect an adjustment for the expected write-off of $6,627 of deferred finance costs upon the establishment of a new credit facility and termination of our existing credit facility. The write-off of deferred financing costs will be presented as an extraordinary item, net of related tax effects, in our financial statements in the period in which it occurs.



 (3) To reflect the $529 decrease to accounts payable and accrued expenses, the $392 decrease to the current portion of long-term debt, the $17,079 increase to long-term debt, and the $1,814 decrease to other liabilities resulting from the following: (i) issuance of $93,000 of long-term debt to finance the cash portion of the Aurora acquisition; (ii) the incurrence of $4,079 of incremental indebtedness to fund the deferred finance costs associated with a new credit facility, (iii) the accrual of $789 in other liabilities for termination payments as described in note (1); less (iv) repayment of $80,392 of Aurora Communications' long-term debt (including the $392 current portion of Aurora Communications' long-term debt), $529 of current accrued interest and $2,603 of long-term accrued interest thereon upon closing of the Aurora acquisition, pursuant to the terms of the Aurora Acquisition Agreement.


     We expect to finance the cash portion of the Aurora acquisition through the issuance of $93,000 of long-term debt upon establishment of a new credit facility, which is expected to replace our existing facility.

 (4) To reflect the establishment of a deferred tax liability in purchase accounting, resulting from the book/tax differences of certain acquired assets.


 (5) To reflect the issuance of equity instruments as partial consideration for the Aurora acquisition as follows: (i) 1,570,034 shares of our Class A Common Stock, with a fair value of $18,605 (par value $0.01 per share),
     (ii) the issuance of 8,981,148 shares of our Class B Common Stock, with a fair value of $106,427 (par value $0.01 per share), and (iii) warrants to acquire 833,333 shares of our common stock, with a fair value of $2,925; less (iv) shares of Class A Common Stock returned to Cumulus Media from an escrow account and cancelled at closing ($9,417).


 (6) To reflect the elimination of the members' capital accounts of Aurora Communications.


NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001:


 (7) To reflect the increased amortization expense during the period from January 1, 2001 through May 7, 2001 resulting from the fair value step-up of intangible assets and property and equipment that Aurora Communications acquired in the Poughkeepsie acquisition on May 8, 2001.


     The unaudited pro forma combined statement of operations for the year ended December 31, 2001 does not reflect an adjustment to increase amortization expense in relation to fair value step-up of intangible assets (consisting of goodwill and broadcast licenses) in connection with the Aurora acquisition. Under the provisions of Statement of Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, goodwill and certain intangible assets with indefinite lives that are acquired after June 30, 2001 will not be amortized, but must be tested for impairment at least annually. We intend to renew our acquired broadcast licenses indefinitely and cash flows from the licenses are expected to continue indefinitely. The broadcast licenses proposed to be acquired will not be amortized and will be tested for impairment at least annually under the provisions of SFAS

                   NOTES TO THE UNAUDITED PRO FORMA COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     No. 142. The Aurora acquisition is not expected to be completed until the first or second quarter of 2002, so our operating results will not reflect additional amortization expense from the acquired intangible assets.


 (8) To reflect the net decrease in interest expense relating to the following:
     (i) $5,696 of interest expense relating to $93,000 of borrowings expected to be drawn under a new credit facility to finance the cash portion of the Aurora acquisition, (ii) $250 of interest expense relating to $4,079 of borrowings expected to be drawn under a new credit facility to finance the costs of the new credit facility, and (iii) $583 amortization of deferred finance costs of $4,079 expected to be incurred in connection with the establishment of a new credit facility with a seven-year term, less (iv) the elimination of $7,479 of interest expense on Aurora Communications' books relating to long-term debt that will be repaid upon consummation of the Aurora acquisition, pursuant to the terms of the Aurora Acquisition Agreement. The interest rate on the new debt is assumed to be 6.125 percent. A change of 1/8 percent in the interest rate would result in a change in interest expense and pre-tax net loss of $121.



     The unaudited pro forma combined statement of operations does not reflect an adjustment for the expected write-off of $6,627 of deferred finance costs upon the establishment of a new credit facility and termination of our existing credit facility. The write-off of deferred financing costs will be presented as an extraordinary item, net of related tax effects, in our financial statements in the period in which it occurs.



 (9) To reflect the income tax effects, using a 39% tax rate, of the income
     (loss) from the following: (i) the historical operations of Aurora Communications for the year ended December 31, 2001, (ii) the historical operations of Poughkeepsie from January 1, 2001 through May 7, 2001, and
     (iii) the pro forma adjustments to increase amortization and decrease interest expense.

      UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (DBBC ACQUISITION)

     The following unaudited pro forma combined financial statements describe the pro forma effects of the DBBC acquisition on:


     - our balance sheet as of December 31, 2001; and



     - our statement of operations for the year ended December 31, 2001.


     The purpose of these unaudited pro forma combined financial statements is to demonstrate how the combined financial statements of the businesses might have appeared if the DBBC acquisition had been completed at the beginning of the periods presented, using the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements.


     The unaudited pro forma combined financial statements reflect the use of the purchase method of accounting for the DBBC acquisition. The unaudited pro forma combined statement of operations for the year ended December 31, 2001 reflects adjustments as if the DBBC acquisition had occurred on January 1, 2001. The unaudited pro forma combined balance sheet as of December 31, 2001 gives effect to the DBBC acquisition, as if it had occurred on December 31, 2001. The financial effects of the transaction presented in the unaudited pro forma combined financial statements are not necessarily indicative of either the financial position or results of operations that would have been obtained had the DBBC acquisition actually occurred on the dates set forth above, nor are they necessarily indicative of the results of future operations. We expect to incur integration expenses as well as potential operating efficiencies as a result of the DBBC acquisition. The unaudited pro forma combined financial statements do not reflect any of these potential expenses and operating efficiencies that may occur due to our integration of DBBC. The unaudited pro forma combined financial statements should be read in conjunction with our historical financial statements, including the related notes, incorporated by reference to this proxy statement, and the historical financial statements of DBBC, including the related notes, beginning on page F-1.



     Certain assets and liabilities in the consolidated balance sheet of DBBC have been reclassified to conform to the Cumulus Media line item presentation in the unaudited pro forma combined balance sheet. Certain expenses and other income (expense) items in the consolidated statement of operations of DBBC have been reclassified to conform to the Cumulus Media line item presentation in the unaudited pro forma combined statement of operations.

                               CUMULUS MEDIA INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                            AS OF DECEMBER 31, 2001



                                              (A)          (B)           (C)         (A)+(B)+(C)=(D)
                                            CUMULUS        DBBC       PRO FORMA         PRO FORMA
                                           HISTORICAL   HISTORICAL   ADJUSTMENTS        COMBINED
                                           ----------   ----------   -----------     ---------------
                                                                (IN THOUSANDS)
                                               ASSETS
CURRENT ASSETS
Cash and cash equivalents................   $  5,308     $   117      $      0         $    5,425
Restricted cash..........................     13,000           0             0             13,000
Accounts receivable, net.................     34,394       1,873             0             36,267
Prepaid expenses and other current
  assets.................................      6,656          33             0              6,689
Deferred tax assets......................      6,689           0             0              6,689
                                            --------     -------      --------         ----------
Total current assets.....................     66,047       2,023             0             68,070
Property and equipment, net..............     82,974       1,565             0             84,539
Intangible assets, net...................    791,863      18,851       116,431(1)         927,145
Other assets.............................     24,433         421           731(2)          25,585
                                            --------     -------      --------         ----------
Total assets.............................   $965,317     $22,860      $117,162         $1,105,339
                                            ========     =======      ========         ==========

                                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses....   $ 50,271     $   800      $      0         $   51,071
Current portion of long-term debt........        770      16,154       (16,154)(3)            770
Other current liabilities................        808       1,078         2,376(3)           4,262
                                            --------     -------      --------         ----------
Total current liabilities................     51,849      18,032       (13,778)            56,103
Long-term debt...........................    319,248         592        21,329(3)         341,169
Other liabilities........................      2,984           0             0              2,984
Deferred income taxes....................     32,863           0        32,710(4)          65,573
                                            --------     -------      --------         ----------
Total liabilities........................    406,944      18,624        40,261            465,829
Series A Preferred Stock.................    134,489           0             0            134,489
STOCKHOLDERS' EQUITY
Class A Common Stock.....................        285           0            53(5)             338
Class B Common Stock.....................         59           0             0                 59
Class C Common Stock.....................         15           0             0                 15
Additional paid in capital...............    504,259           0        81,084(5)         585,343
Members' interests.......................          0       4,236        (4,236)(6)              0
Issued Class A Common Stock held in
  escrow.................................     (9,417)                                      (9,417)
Loan to officers.........................     (9,984)          0             0             (9,984)
Accumulated deficit......................    (61,333)          0             0            (61,333)
                                            --------     -------      --------         ----------
Total stockholders' equity...............    423,884       4,236        76,901            505,021
                                            --------     -------      --------         ----------
Total liabilities and stockholders'
  equity.................................   $965,317     $22,860      $117,162         $1,105,339
                                            ========     =======      ========         ==========


See accompanying notes to the unaudited pro forma combined financial statements.

                               CUMULUS MEDIA INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2001



                                             (A)          (B)           (C)         (A)+(B)+(C)=(D)
                                           CUMULUS        DBBC       PRO FORMA         PRO FORMA
                                         HISTORICAL    HISTORICAL   ADJUSTMENTS        COMBINED
                                         -----------   ----------   -----------     ---------------
Revenue................................  $   222,185    $ 8,360        $   0          $   230,545
Less: agency commissions...............      (20,857)    (1,230)           0              (22,087)
                                         -----------    -------        -----          -----------
Net revenues...........................      201,328      7,130            0              208,458
Station operating expenses, excluding
  depreciation, amortization, and LMA
  fees.................................      141,598      2,866            0              144,464
Depreciation and amortization..........       50,585      1,137            0(7)            51,722
LMA fees...............................        2,815          0            0                2,815
Corporate general and administrative...       15,180      1,444            0               16,624
Restructuring and impairment charges...        6,781          0            0                6,781
                                         -----------    -------        -----          -----------
Total operating expenses...............      216,959      5,447            0              222,406
                                         -----------    -------        -----          -----------
Operating income (loss)................      (15,631)     1,683            0              (13,948)
Interest income........................        2,160          0            0                2,160
Interest expense.......................      (30,876)    (1,544)          70(8)           (32,350)
Other income (expense), net............       10,300        (13)           0               10,287
                                         -----------    -------        -----          -----------
Income (loss) before income taxes......      (34,047)       126           70              (33,851)
Income tax (expense) benefit...........        3,494          0           76(9)             3,570
                                         -----------    -------        -----          -----------
Net income (loss) from continuing
  operations...........................      (30,553)   $   126        $ 146              (30,281)
                                                        =======        =====
Preferred stock dividends..............       17,743                                       17,743
                                         -----------                                  -----------
Net loss from continuing operations
  attributable to common
  stockholders.........................  $   (48,296)                                 $   (48,024)
                                         ===========                                  ===========
Basic and diluted loss per common share
  from continuing operations...........  $     (1.37)                                 $     (1.19)
                                         ===========                                  ===========
Weighted average common shares
  outstanding..........................   35,169,899                                   40,419,899
                                         ===========                                  ===========


See accompanying notes to the unaudited pro forma combined financial statements.

                   NOTES TO THE UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF DECEMBER 31, 2001:


 (1) To reflect the excess of acquisition cost over the estimated fair value of net assets acquired (intangible assets). The consideration to be paid in connection with the DBBC acquisition consists of: (i) $21,000 in assumed liabilities, (ii) 5,250,000 shares of our Class A Common Stock, with a fair value of $79,932, and (iii) a warrant to acquire 250,000 shares of our common stock, with a fair value of $1,205. The warrant has an exercise price of $12.00 and a term of six months. The fair value of the warrant was calculated using the Black-Scholes option pricing model with the following assumptions: no dividends, six-month life, 2.32% risk-free interest rate, and 75.23% volatility.

     The purchase price and purchase price allocation are summarized as follows:


Purchase price proposed to be paid as:
  Assumed liabilities.......................................   $ 21,000
  Class A Common Stock (at $0.01 par value).................         53
  Additional paid-in capital................................     81,084
                                                               --------
     Total purchase consideration...........................   $102,137
Purchase price allocation:
  Cash......................................................   $    117
  Accounts receivable, net..................................      1,873
  Prepaid expenses and other current assets.................         33
  Property and equipment....................................      1,565
  Other assets..............................................        231
  Intangible assets.........................................    135,282
  Accounts payable and accrued expenses.....................       (800)
  Other current liabilities.................................     (3,454)
  Deferred tax liabilities..................................    (32,710)
                                                               --------
     Total purchase consideration...........................   $102,137
Adjustment to step-up the intangible assets to fair value:
Intangible assets at fair value.............................   $135,282
Less: historical book value of DBBC's intangible assets.....    (18,851)
                                                               --------
  Net increase in intangible assets.........................   $116,431


     The fair value of the working capital accounts and property and equipment proposed to be acquired approximate their carrying values in the historical balance sheet of DBBC.


 (2) To reflect the $731 increase to other assets resulting from (i) the capitalization of $921 of deferred finance costs expected to be incurred in connection with the establishment of a new credit facility to obtain the cash required to settle the liabilities assumed in the DBBC acquisition and to finance the cash portion of the Aurora acquisition (described elsewhere in this proxy statement), less (ii) $190 of deferred finance costs in the historical balance sheets of DBBC. The total capitalized financing costs relating to the new credit facility are expected to be $5,000, and we estimate that $921 of these costs are attributable to the DBBC acquisition.



     The unaudited pro forma combined balance sheet does not reflect an adjustment for the expected write-off of $6,627 of deferred finance costs upon the establishment of a new credit facility and termination of our existing credit facility. The write-off of deferred financing costs will be presented

                   NOTES TO THE UNAUDITED PRO FORMA COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     as an extraordinary item, net of related tax effects, in our financial statements in the period in which it occurs.


 (3) To reflect the $16,154 decrease to the current portion of long-term debt, the $2,376 increase to other current liabilities, and the $21,329 increase to long-term debt, resulting from the following: (i) issuance of $21,000 of long-term debt to obtain the funds required to settle the assumed liabilities included in the purchase price, (ii) the incurrence of $921 of incremental indebtedness to fund the deferred finance costs associated with a new credit facility, less (iii) the repayment of $16,746 of DBBC's long-term debt (including the $16,154 current portion of DBBC's long-term debt) upon closing of the DBBC acquisition, and (iv) the assumption of $2,376 of other current liabilities included in the maximum assumed liability amount of $21,000, pursuant to the terms of the DBBC Acquisition Agreement.


     We expect to obtain the funds to settle the assumed liabilities included in the DBBC acquisition through the issuance of $21,000 of long-term debt upon establishment of a new credit facility, which is expected to replace our existing facility.

 (4) To reflect the establishment of a deferred tax liability in purchase accounting, resulting from the book/tax differences of certain acquired assets.

 (5) To reflect the issuance of equity instruments as partial consideration for the proposed acquisition as follows: (i) 5,250,000 shares of our Class A Common Stock, with a fair value of $79,932 (par value $0.01 per share), and
     (ii) a warrant to acquire 250,000 shares of our common stock, with a fair value of $1,205.

 (6) To reflect the elimination of the members' capital accounts of DBBC.


NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001:



 (7) The unaudited pro forma combined statement of operations for the year ended December 31, 2001 does not reflect an adjustment to increase amortization expense in relation to fair value step-up of intangible assets (consisting of goodwill and broadcast licenses) in connection with the DBBC acquisition. Under the provisions of Statement of Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, goodwill and certain intangible assets with indefinite lives that are acquired after June 30, 2001 will not be amortized, but must be tested for impairment at least annually. We intend to renew our acquired broadcast licenses indefinitely and cash flows from the licenses are expected to continue indefinitely. The broadcast licenses proposed to be acquired will not be amortized and will be tested for impairment at least annually under the provisions of SFAS No. 142. The DBBC acquisition is not expected to be completed until the first or second quarter of 2002, so our operating results will not reflect additional amortization expense from the acquired intangible assets.



 (8) To reflect the net decrease in interest expense relating to the following:
     (i) $1,286 of interest expense relating to $21,000 of borrowings expected to be drawn under a new credit facility to obtain the cash required to settle the assumed liabilities of the DBBC acquisition, (ii) $56 of interest expense relating to $921 of borrowings expected to be drawn under a new credit facility to finance the costs of the new credit facility, and
     (iii) $132 amortization of deferred finance costs of $921 expected to be incurred in connection with the establishment of a new credit facility with a seven-year term, less (iv) the elimination of $1,544 of interest expense reported by DBBC relating to long-term debt that will be repaid upon consummation of the DBBC acquisition, pursuant to the terms of the DBBC Acquisition Agreement. The interest rate on the new debt is assumed to be

                   NOTES TO THE UNAUDITED PRO FORMA COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)


     6.125 percent. A change of 1/8 percent in the interest rate would result in a change in interest expense and pre-tax net loss of $27.



     The unaudited pro forma combined statement of operations does not reflect an adjustment for the expected write-off of $6,627 of deferred finance costs upon the establishment of a new credit facility and termination of our existing credit facility. The write-off of deferred financing costs will be presented as an extraordinary item, net of related tax effects, in our financial statements in the period in which it occurs.



 (9) To reflect the income tax effects, using a 39% tax rate, of the income
     (loss) from the following: (i) the historical operations of DBBC for the year ended December 31, 2001, and (ii) the pro forma adjustment to decrease interest expense.

     UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (BOTH ACQUISITIONS)

     The following unaudited pro forma combined financial statements describe the pro forma effects of both the Aurora acquisition and the DBBC acquisition on:


     - our balance sheet as of December 31, 2001; and



     - our statement of operations for the year ended December 31, 2001.



     The following unaudited pro forma combined statements of operations for the year ended December 31, 2001 also describe the pro forma effects of Aurora Communications' acquisition of nine radio stations from Crystal Communications Corporation, referred to as the Poughkeepsie acquisition, which was consummated on May 8, 2001. The pro forma effects of the Poughkeepsie acquisition have been presented in the accompanying unaudited pro forma combined financial statements to provide a more comprehensive description of the pro forma effects of the Aurora acquisition.



     The purpose of these unaudited pro forma combined financial statements is to demonstrate how the combined financial statements of these businesses might have appeared if each of the acquisitions had been completed at the beginning of the period presented, using the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements.



     The unaudited pro forma combined financial statements reflect the use of the purchase method of accounting for all acquisitions. The unaudited pro forma combined statement of operations for the year ended December 31, 2001 reflects adjustments as if the acquisitions had occurred on January 1, 2001. The unaudited pro forma combined balance sheet as of December 31, 2001 gives effect to both the Aurora acquisition and the DBBC acquisition, as if they had occurred on December 31, 2001. The financial effects of the transactions presented in the unaudited pro forma combined financial statements are not necessarily indicative of either the financial position or results of operations that would have been obtained had the acquisitions actually occurred on the dates set forth above, nor are they necessarily indicative of the results of future operations. We expect to incur integration expenses as well as potential operating efficiencies as a result of the acquisitions of Aurora Communications and DBBC. The unaudited pro forma combined financial statements do not reflect any of these potential expenses and operating efficiencies that may occur due to our integration of Aurora Communications and DBBC. The unaudited pro forma combined financial statements should be read in conjunction with our historical financial statements, including the related notes, incorporated by reference to this proxy statement, and the historical financial statements of Aurora Communications and DBBC, including the related notes, beginning on page F-1.



     Certain assets and liabilities in the consolidated balance sheets of Aurora Communications and DBBC have been reclassified to conform to the Cumulus Media line item presentation in the unaudited pro forma combined balance sheet. Certain expenses and other income (expense) items in the consolidated statements of operations of Aurora Communications, Poughkeepsie and DBBC, have been reclassified to conform to the Cumulus Media line item presentation in the unaudited pro forma combined statement of operations.

                               CUMULUS MEDIA INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                            AS OF DECEMBER 31, 2001



                                                               (C)                           (E)         (A)+(B)+(C)+
                                    (A)          (B)         AURORA            (D)          DBBC          (D)+(E)=(F)
                                  CUMULUS       AURORA      PRO FORMA          DBBC       PRO FORMA        PRO FORMA
                                HISTORICAL    HISTORICAL   ADJUSTMENTS      HISTORICAL   ADJUSTMENTS       COMBINED
                                -----------   ----------   -----------      ----------   -----------     ------------
                                                                    (IN THOUSANDS)
                                                        ASSETS
CURRENT ASSETS
Cash and cash equivalents.....   $  5,308      $    687      $      0        $   117      $       0       $    6,112
Restricted cash...............     13,000             0             0              0              0           13,000
Accounts receivable, net......     34,394         6,432             0          1,873              0           42,699
Prepaid expenses and other
  current assets..............      6,656           324             0             33              0            7,013
Deferred tax assets...........      6,689             0             0              0              0            6,689
                                 --------      --------      --------        -------      ---------       ----------
Total current assets..........     66,047         7,443             0          2,023              0           75,513
Property and equipment, net...     82,974        10,327             0          1,565              0           94,866
Intangible assets, net........    791,863       134,397       103,524(1)      18,851        116,431(7)     1,165,066
Other assets..................     24,433         2,037         2,054(2)         421            731(8)        29,676
                                 --------      --------      --------        -------      ---------       ----------
Total assets..................   $965,317      $154,204      $105,578        $22,860      $ 117,162       $1,365,121
                                 ========      ========      ========        =======      =========       ==========

                                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued
  expenses....................   $ 50,271      $  2,535      $   (529)(3)    $   800      $       0       $   53,077
Current portion of long-term
  debt........................        770           392          (392)(3)     16,154        (16,154)(9)          770
Other current liabilities.....        808             0           395(1)       1,078          2,376(9)         4,657
                                 --------      --------      --------        -------      ---------       ----------
Total current liabilities.....     51,849         2,927          (526)        18,032        (13,778)          58,504
Long-term debt................    319,248        80,000        17,079(3)         592         21,329(9)       438,248
Other liabilities.............      2,984         2,603        (1,814)(3)          0              0            3,773
Deferred income taxes.........     32,863             0        31,556(4)           0         32,710(10)       97,129
                                 --------      --------      --------        -------      ---------       ----------
Total liabilities.............    406,944        85,530        46,295         18,624         40,261          597,654
Series A Preferred Stock......    134,489             0             0              0              0          134,489
STOCKHOLDERS' EQUITY
Class A Common Stock..........        285             0            16(5)           0             53(11)          354
Class B Common Stock..........         59             0            90(5)           0              0              149
Class C Common Stock..........         15             0             0              0              0               15
Additional paid in capital....    504,259             0       118,434(5)           0         81,084(11)      703,777
Members' interests............          0        68,674       (68,674)(6)      4,236         (4,236)(12)           0
Issued Class A Common Stock
  held in escrow..............     (9,417)            0         9,417              0              0                0
Loan to officers..............     (9,984)            0             0              0              0           (9,984)
Accumulated deficit...........    (61,133)            0             0              0              0          (61,333)
                                 --------      --------      --------        -------      ---------       ----------
Total stockholders' equity....    423,884        68,674        59,283          4,236         76,901          632,978
                                 --------      --------      --------        -------      ---------       ----------
Total liabilities and
  stockholders' equity........   $965,317      $154,204      $105,578        $22,860      $ 117,162       $1,365,121
                                 ========      ========      ========        =======      =========       ==========


See accompanying notes to the unaudited pro forma combined financial statements.

                               CUMULUS MEDIA INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2001


                                                               (C)
                                                           POUGHKEEPSIE
                                 (A)          (B)           HISTORICAL
                               CUMULUS       AURORA     (JANUARY 1, 2001 -
                             HISTORICAL    HISTORICAL      MAY 7, 2001)
                             -----------   ----------   ------------------
                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenues...................  $   222,185    $34,922           $3,724
Less: agency commissions...      (20,857)    (3,167)            (238)
                             -----------    -------           ------
Net revenues...............      201,328     31,755            3,486
Station operating expenses,
 excluding depreciation,
 amortization, and LMA
 fees......................      141,598     17,939            2,303
Depreciation and
 amortization..............       50,585      4,300              214
LMA fees...................        2,815          0                0
Corporate general and
 administrative............       15,180      3,328              227
Restructuring and other
 charges...................        6,781          0                0
                             -----------    -------           ------
Total operating expenses...      216,959     25,567            2,744
                             -----------    -------           ------
Operating income (loss)....      (15,631)     6,188              742
Interest income............        2,160         28                0
Interest expense...........      (30,876)    (7,479)               0
Other income (expense),
 net.......................       10,300          0                0
                             -----------    -------           ------
Income (loss) before income
 taxes.....................      (34,047)    (1,263)             742
Income tax (expense)
 benefit...................        3,494          0                0
                             -----------    -------           ------
Net loss from continuing
 operations................      (30,553)   $(1,263)          $  742
                                            =======           ======
Preferred stock
 dividends.................       17,743
                             -----------
Net loss from continuing
 operations attributable to
 common stockholders.......  $   (48,296)
                             ===========
Basic and diluted loss per
 common share, from
 continuing operations.....  $     (1.37)
                             ===========
Weighted average common
 shares outstanding........   35,169,899
                             ===========

                                 (D)
                              AURORA AND                       (F)         (A)+(B)+(C)+
                             POUGHKEEPSIE        (E)          DBBC       (D)+(E)+(F) = (G)
                              PRO FORMA          DBBC       PRO FORMA        PRO FORMA
                             ADJUSTMENTS      HISTORICAL   ADJUSTMENTS       COMBINED
                             ------------     ----------   -----------   -----------------
                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenues...................    $     0         $ 8,360        $  0          $   269,191
Less: agency commissions...          0          (1,230)          0              (25,492)
                               -------         -------        ----          -----------
Net revenues...............          0           7,130           0              243,699
Station operating expenses,
 excluding depreciation,
 amortization, and LMA
 fees......................          0           2,866           0              164,706
Depreciation and
 amortization..............      1,138(13)       1,137           0(16)           57,374
LMA fees...................          0               0           0                2,815
Corporate general and
 administrative............          0           1,444           0               20,179
Restructuring and other
 charges...................          0               0           0                6,781
                               -------         -------        ----          -----------
Total operating expenses...      1,138           5,447           0              251,855
                               -------         -------        ----          -----------
Operating income (loss)....     (1,138)          1,683           0               (8,156)
Interest income............          0               0           0                2,188
Interest expense...........        950(14)      (1,544)         70(17)          (38,879)
Other income (expense),
 net.......................          0             (13)          0               10,287
                               -------         -------        ----          -----------
Income (loss) before income
 taxes.....................       (188)            126          70              (34,560)
Income tax (expense)
 benefit...................       (276)(15)          0          76(18)            3,294
                               -------         -------        ----          -----------
Net loss from continuing
 operations................    $  (464)        $   126        $146              (31,266)
                               =======         =======        ====
Preferred stock
 dividends.................                                                      17,743
                                                                            -----------
Net loss from continuing
 operations attributable to
 common stockholders.......                                                 $   (49,009)
                                                                            ===========
Basic and diluted loss per
 common share, from
 continuing operations.....                                                 $     (0.96)
                                                                            ===========
Weighted average common
 shares outstanding........                                                  50,971,081
                                                                            ===========



See accompanying notes to the unaudited pro forma combined financial statements.

                   NOTES TO THE UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF DECEMBER 31, 2001:


 (1) To reflect the excess of acquisition cost over the estimated fair value of net assets acquired (intangible assets). The consideration to be paid in connection with the Aurora acquisition consists of: (i) $93,000 cash, (ii) 1,570,034 shares of our Class A Common Stock, with a fair value of $18,605,
     (iii) 8,981,148 shares of our Class B Common Stock, with a fair value of $106,427, and (iv) warrants to acquire 833,333 shares of our common stock, with a fair value of $2,925. The warrants have an exercise price of $12.00 and a term of one year. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: no dividends, one-year life, 2.32% risk-free interest rate, and 75.23% volatility.

     The purchase price and purchase price allocation are summarized as follows:

     Purchase price proposed to be paid as:

  Cash......................................................   $  93,000
  Class A Common Stock (at $0.01 par value).................          16
  Class B Common Stock (at $0.01 par value).................          90
  Additional paid-in capital................................     127,851
                                                               ---------
     Total purchase consideration...........................   $ 220,957

     Purchase price allocation:


  Cash......................................................   $     687
  Accounts receivable, net..................................       6,432
  Prepaid expenses and other current assets.................         324
  Property and equipment....................................      10,327
  Other assets..............................................          12
  Intangible assets.........................................     237,921
  Accounts payable and accrued expenses.....................      (2,006)
  Other current liabilities.................................        (395)
  Other liabilities.........................................        (789)
  Deferred tax liabilities..................................     (31,556)
                                                               ---------
     Total purchase consideration...........................   $ 220,957


     Adjustment to step-up the intangible assets to fair value:


Intangible assets at fair value.............................   $ 237,921
Less: historical book value of Aurora Communications'
  intangible assets.........................................    (134,397)
                                                               ---------
  Net increase in intangible assets.........................   $ 103,524


     The fair value of the working capital accounts and property and equipment proposed to be acquired approximate their carrying values in the historical balance sheet of Aurora Communications.

     Other current liabilities of $395 and other liabilities of $789 represent the short-term and long-term elements of an accrual for termination payments assumed by Cumulus Media to be paid to a member of Aurora Communications, effective upon consummation of this transaction, pursuant to the terms of the member's employment agreement.


 (2) To reflect the $2,054 increase to other assets resulting from (i) the capitalization of $4,079 of deferred finance costs expected to be incurred in connection with the establishment of a new credit

                   NOTES TO THE UNAUDITED PRO FORMA COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)


     facility to finance the cash portion of the Aurora acquisition and to obtain the cash required to settle the liabilities assumed in the DBBC acquisition (described elsewhere in this proxy statement), less (ii) $2,025 of deferred finance costs in the historical balance sheet of Aurora Communications. The total capitalized financing costs relating to the new credit facility are expected to be $5,000, and we estimate that $4,079 of these costs are attributable to the Aurora acquisition.



     The unaudited pro forma combined balance sheet does not reflect an adjustment for the expected write-off of $6,627 of deferred finance costs upon the establishment of a new credit facility and termination of our existing credit facility. The write-off of deferred financing costs will be presented as an extraordinary item, net of related tax effects, in our financial statements in the period in which it occurs.



 (3) To reflect the $529 decrease to accounts payable and accrued expenses the $392 decrease to the current portion of long-term debt, the $17,079 increase to long-term debt, and the $1,814 decrease to other liabilities resulting from the following: (i) issuance of $93,000 of long-term debt to finance the cash portion of the Aurora acquisition; (ii) the incurrence of $4,079 of incremental indebtedness to fund the deferred finance costs associated with a new credit facility, (iii) the accrual of $789 in other liabilities for termination payments as described in note (1); less (iv) repayment of $80,392 of Aurora Communications' long-term debt (including the $392 current portion of Aurora Communications' long-term debt) $529 of current accrued interest and $2,603 of long-term accrued interest thereon upon closing of the Aurora acquisition, pursuant to the terms of the Aurora Acquisition Agreement.


     We expect to finance the cash portion of the Aurora acquisition through the issuance of $93,000 of long-term debt upon establishment of a new credit facility, which is expected to replace our existing facility.

 (4) To reflect the establishment of a deferred tax liability in purchase accounting, resulting from the book/tax differences of certain acquired assets.


 (5) To reflect the issuance of equity instruments as partial consideration for the Aurora acquisition as follows: (i) 1,570,034 shares of Class A Common Stock of Cumulus, with a fair value of $18,605 (par value $0.01 per share),
     (ii) the issuance of 8,981,148 shares of Class B Common Stock of Cumulus, with a fair value of $106,427 (par value $0.01 per share), and (iii) warrants to acquire 833,333 shares of our common stock, with a fair value of $2,925; less (iv) shares of Class A Common Stock returned to Cumulus Media from an escrow account and cancelled at closing ($9,417).


 (6) To reflect the elimination of the members' capital accounts of Aurora Communications.

 (7) To reflect the excess of acquisition cost over the estimated fair value of net assets acquired (intangible assets). The consideration to be paid in connection with the DBBC acquisition consists of: (i) $21,000 in assumed liabilities, (ii) 5,250,000 shares of our Class A Common Stock, with a fair value of $79,932, and (iii) a warrant to acquire 250,000 shares of our common stock, with a fair value of $1,205. The warrant has an exercise price of $12.00 and a term of six months. The fair value of the warrant was calculated using the Black-Scholes option pricing model with the following assumptions: no dividends, six-month life, 2.32% risk-free interest rate, and 75.23% volatility.

                   NOTES TO THE UNAUDITED PRO FORMA COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     The purchase price and purchase price allocation are summarized as follows:


Purchase price proposed to be paid as:
  Assumed liabilities.......................................   $ 21,000
  Class A Common Stock (at $0.01 par value).................         53
  Additional paid-in capital................................     81,084
                                                               --------
     Total purchase consideration...........................   $102,137
Purchase price allocation:
  Cash......................................................   $    117
  Accounts receivable, net..................................      1,873
  Prepaid expenses and other current assets.................         33
  Property and equipment....................................      1,565
  Other assets..............................................        231
  Intangible assets.........................................    135,282
  Accounts payable and accrued expenses.....................       (800)
  Other current liabilities.................................     (3,454)
  Deferred tax liabilities..................................    (32,710)
                                                               --------
     Total purchase consideration...........................   $102,137
Adjustment to step-up the intangible assets to fair value:
  Intangible assets at fair value...........................   $135,282
  Less: historical book value of DBBC's intangible assets...    (18,851)
                                                               --------
     Net increase in intangible assets......................   $116,431


     The fair value of the working capital accounts and property and equipment proposed to be acquired approximate their carrying values in the historical balance sheet of DBBC.


 (8) To reflect the $731 increase to other assets resulting from (i) the capitalization of $921 of deferred finance costs expected to be incurred in connection with the establishment of a new credit facility to obtain the cash required to settle the liabilities assumed in the DBBC acquisition and to finance the cash portion of the Aurora acquisition (described elsewhere in this proxy statement), less (ii) $190 of deferred finance costs in the historical balance sheet of DBBC. The total capitalized financing costs relating to the new credit facility are expected to be $5,000, and we estimate that $921 of these costs are attributable to the DBBC acquisition.



     The unaudited pro forma combined balance sheet does not reflect an adjustment for the expected write-off of $6,627 of deferred finance costs upon the establishment of a new credit facility and termination of our existing credit facility. The write-off of deferred financing costs will be presented as an extraordinary item, net of related tax effects, in our financial statements in the period in which it occurs.



 (9) To reflect the $16,154 decrease to the current portion of long-term debt, the $2,376 increase to other current liabilities, and the $21,329 increase to long-term debt, resulting from the following: (i) issuance of $21,000 of long-term debt to obtain the funds required to settle the assumed liabilities included in the purchase price, (ii) the incurrence of $921 of incremental indebtedness to fund the deferred finance costs associated with a new credit facility, less (iii) the repayment of $16,747 of DBBC's long-term debt (including the $16,154 current portion of DBBC's long-term debt) upon closing of the proposed acquisition, and (iv) the assumption of $2,376 of other current

                   NOTES TO THE UNAUDITED PRO FORMA COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     liabilities included in the maximum assumed liability amount of $21,000, pursuant to the terms of the DBBC Acquisition Agreement.

     We expect to obtain the funds to settle the assumed liabilities included in the DBBC acquisition through the issuance of $21,000 of long-term debt upon establishment of a new credit facility, which is expected to replace our existing facility.

(10) To reflect the establishment of a deferred tax liability in purchase accounting, resulting from the book/tax differences of certain acquired assets.

(11) To reflect the issuance of equity instruments as partial consideration for the proposed acquisition as follows: (i) 5,250,000 shares of our Class A Common Stock, with a fair value of $79,932 (par value $0.01 per share), and
     (ii) a warrant to acquire 250,000 shares of our common stock, with a fair value of $1,205.

(12) To reflect the elimination of the members' capital accounts of DBBC.


NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001:


(13) To reflect the increased amortization expense during the period from January 1, 2001 through May 7, 2001 resulting from the fair value step-up of intangible assets and property and equipment that Aurora Communications acquired in the Poughkeepsie acquisition on May 8, 2001.


     The unaudited pro forma combined statement of operations for the year ended December 31, 2001 does not reflect an adjustment to increase amortization expense in relation to fair value step-up of intangible assets (consisting of goodwill and broadcast licenses) in connection with the Aurora acquisition. Under the provisions of Statement of Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, goodwill and certain intangible assets with indefinite lives that are acquired after June 30, 2001 will not be amortized, but must be tested for impairment at least annually. We intend to renew our acquired broadcast licenses indefinitely and cash flows from the licenses are expected to continue indefinitely. The broadcast licenses proposed to be acquired will not be amortized and will be tested for impairment at least annually under the provisions of SFAS No. 142. The Aurora acquisition is not expected to be completed until the first or second quarter of 2002, so our operating results will not reflect additional amortization expense from the acquired intangible assets.



(14) To reflect the net decrease in interest expense relating to the following:
     (i) $5,696 of interest expense relating to $93,000 of borrowings expected to be drawn under a new credit facility to finance the cash portion of the Aurora acquisition, (ii) $250 of interest expense relating to $4,079 of borrowings expected to be drawn under a new credit facility to finance the costs of the new credit facility, and (iii) $583 amortization of deferred finance costs of $4,079 expected to be incurred in connection with the establishment of a new credit facility with a seven-year term, less (iv) the elimination of $7,479 of interest expense on Aurora Communications' books relating to long-term debt that will be repaid upon consummation of the Aurora acquisition, pursuant to the terms of the Aurora Acquisition Agreement. The interest rate on the new debt is assumed to be 6.125 percent. A change of 1/8 percent in the interest rate would result in a change in interest expense and pre-tax net loss of $121.



     The unaudited pro forma combined statement of operations does not reflect an adjustment for the expected write-off of $6,627 of deferred finance costs upon the establishment of a new credit facility and termination of our existing credit facility. The write-off of deferred financing costs will be presented as an extraordinary item, net of related tax effects, in our financial statements in the period in which it occurs.

                   NOTES TO THE UNAUDITED PRO FORMA COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)


(15) To reflect the income tax effects, using a 39% tax rate, of the income
     (loss) from the following: (i) the historical operations of Aurora Communications for the year ended December 31, 2001, (ii) the historical operations of Poughkeepsie from January 1, 2001 through May 7, 2001, and
     (iii) the pro forma adjustments to increase amortization and decrease interest expense.



(16) The unaudited pro forma combined statement of operations for the year ended December 31, 2001 does not reflect an adjustment to increase amortization expense in relation to fair value step-up of intangible assets (consisting of goodwill and broadcast licenses) in connection with the DBBC acquisition. Under the provisions of Statement of Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, goodwill and certain intangible assets with indefinite lives that are acquired after June 30, 2001 will not be amortized, but must be tested for impairment at least annually. We intend to renew our acquired broadcast licenses indefinitely and cash flows from the licenses are expected to continue indefinitely. The broadcast licenses proposed to be acquired will not be amortized and will be tested for impairment at least annually under the provisions of SFAS No. 142. The DBBC acquisition is not expected to be completed until the first or second quarter of 2002, so our operating results will not reflect additional amortization expense from the acquired intangible assets.



(17) To reflect the net decrease in interest expense relating to the following:
     (i) $1,286 of interest expense relating to $21,000 of borrowings expected to be drawn under a new credit facility to obtain the cash required to settle the assumed liabilities of the DBBC acquisition, (ii) $56 of interest expense relating to $921 of borrowings expected to be drawn under a new credit facility to finance the costs of the new credit facility, and
     (iii) $132 amortization of deferred finance costs of $921 expected to be incurred in connection with the establishment of a new credit facility with a seven-year term, less (iv) the elimination of $1,544 of interest expense reported by DBBC relating to long-term debt that will be repaid upon consummation of the DBBC acquisition, pursuant to the terms of the DBBC Acquisition Agreement. The interest rate on the new debt is assumed to be
     6.125 percent. A change of 1/8 percent in the interest rate would result in a change in interest expense and pre-tax net loss of $27.



     The unaudited pro forma combined statement of operations does not reflect an adjustment for the expected write-off of $6,627 of deferred finance costs upon the establishment of a new credit facility and termination of our existing credit facility. The write-off of deferred financing costs will be presented as an extraordinary item, net of related tax effects, in our financial statements in the period in which it occurs.



(18) To reflect the income tax effects, using a 39% tax rate, of the income
     (loss) from the following: (i) the historical operations of DBBC for the year ended December 31, 2001, and (ii) the pro forma adjustment to decrease interest expense.

                         INDEX TO FINANCIAL STATEMENTS

                           AURORA COMMUNICATIONS, LLC

                       CONSOLIDATED FINANCIAL STATEMENTS


  FOR YEARS ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD JANUARY 20, 1999


               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999


                                                               PAGE
                                                               ----
Report of Independent Auditors..............................    F-2
Consolidated Balance Sheets.................................    F-3
Consolidated Statements of Operations.......................    F-4
Consolidated Statement of Members' Capital..................    F-5
Consolidated Statements of Cash Flows.......................    F-6
Notes to Consolidated Financial Statements..................    F-7

                          DBBC L.L.C. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS


                FOR YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999



                                                               PAGE
                                                               ----
Independent Auditors' Report................................   F-14
Consolidated Balance Sheets.................................   F-15
Consolidated Statements of Income and Changes in Members'
  Equity....................................................   F-16
Consolidated Statements of Cash Flows.......................   F-17
Notes to Consolidated Financial Statements..................   F-18

                         REPORT OF INDEPENDENT AUDITORS

The Members
Aurora Communications, LLC

     We have audited the accompanying consolidated balance sheets of Aurora Communications, LLC as of December 31, 2001 and 2000, and the related consolidated statements of operations, members' capital and cash flows for the years ended December 31, 2001 and 2000 and the period January 20, 1999 (commencement of operations) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aurora Communications, LLC at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for the years ended December 31, 2001 and 2000 and the period January 20, 1999 (commencement of operations) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                       /s/ ERNST & YOUNG LLP



New York, New York

February 1, 2002

                           AURORA COMMUNICATIONS, LLC
                         (A LIMITED LIABILITY COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  2001           2000
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $    686,972   $    731,854
  Accounts receivable, less allowance for doubtful accounts
     of $268,619 in 2001 and $152,749 in 2000...............     6,431,884      4,298,362
  Prepaid expenses and other current assets.................       323,532        177,358
                                                              ------------   ------------
Total current assets........................................     7,442,388      5,207,574
Property and equipment, at cost, less accumulated
  depreciation of $2,058,006 in 2001 and $883,935 in 2000...    10,327,483      5,268,616
FCC licenses, net of accumulated amortization of $6,081,423
  in 2001 and $2,988,333 in 2000............................   134,397,117     89,784,373
Deferred financing costs, net of accumulated amortization of
  $815,735 in 2001 and $481,967 in 2000.....................     2,024,547      1,844,175
Deferred acquisition costs..................................            --        104,054
Other assets................................................        12,450         12,450
                                                              ------------   ------------
Total assets................................................  $154,203,985   $102,221,242
                                                              ============   ============
                            LIABILITIES AND MEMBERS' CAPITAL
Current liabilities:
  Accounts payable and accrued expenses.....................  $  1,301,381   $    668,706
  Accrued wages and sales commissions.......................       704,818        563,759
  Accrued interest payable..................................       529,243        491,399
  Current maturities of long-term debt......................       392,000             --
                                                              ------------   ------------
Total current liabilities...................................     2,927,442      1,723,864
Long-term debt..............................................    80,000,351     54,801,173
Interest payable............................................     2,603,213      1,601,519
Commitments and contingencies...............................            --             --
Members' capital:
Members interests...........................................    68,672,979     44,094,686
                                                              ------------   ------------
Total liabilities and members' capital......................  $154,203,985   $102,221,242
                                                              ============   ============

                            See accompanying notes.

                           AURORA COMMUNICATIONS, LLC
                         (A LIMITED LIABILITY COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
   FOR YEARS ENDED DECEMBER 31, 2001 AND 2000 AND THE PERIOD JANUARY 20, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

                                                            2001          2000          1999
                                                         -----------   -----------   ----------
Net revenues...........................................  $31,755,359   $23,744,620   $6,204,731
Operating expenses:
  Selling..............................................    6,445,434     3,986,343    1,111,258
  Programming and promotion............................    6,627,803     5,146,866    1,198,369
  Technical............................................      612,310       453,313      113,594
  General and administrative...........................    4,253,781     3,108,598      682,963
  Depreciation and amortization........................    4,299,579     3,073,003      824,608
  Corporate expenses...................................    3,327,968     1,656,472      743,766
                                                         -----------   -----------   ----------
Total operating expenses...............................   25,566,875    17,424,595    4,674,558
                                                         -----------   -----------   ----------
Operating income.......................................    6,188,484     6,320,025    1,530,173
Net gain from recovery of escrow deposit...............           --     6,549,518           --
Interest income........................................       27,703        24,336       32,345
Interest expense.......................................    7,479,360     7,729,694    2,137,287
                                                         -----------   -----------   ----------
Net income (loss)......................................  $(1,263,173)  $ 5,164,185   $ (574,769)
                                                         ===========   ===========   ==========

                            See accompanying notes.

                           AURORA COMMUNICATIONS, LLC
                         (A LIMITED LIABILITY COMPANY)

                   CONSOLIDATED STATEMENT OF MEMBERS' CAPITAL

                                                            TOTAL COMMON
                                    PREFERRED UNITS             UNITS                       UNDISTRIBUTED
                                -----------------------   -----------------   UNALLOCATED     EARNINGS
                                  UNITS        VALUE        UNITS     VALUE     CAPITAL       (DEFICIT)        TOTAL
                                ---------   -----------   ---------   -----   -----------   -------------   -----------
Balance at January 20, 1999...         --   $        --          --    $--     $     --      $        --    $        --
Issued in connection with May
  3, 1999 capitalization......     52,500       525,000   2,743,678     --           --               --        525,000
Issued in connection with
  August 31, 1999
  capitalization..............  3,807,500    38,075,000   1,898,572     --        5,270               --     38,080,270
Net loss......................         --            --          --     --           --         (574,769)      (574,769)
                                ---------   -----------   ---------    ---     --------      -----------    -----------
Balance at December 31,
  1999........................  3,860,000    38,600,000   4,642,250      -        5,270         (574,769)    38,030,501
Preferred contributions.......     90,000       900,000          --     --           --               --        900,000
Net income....................         --            --          --     --           --        5,164,185      5,164,185
                                ---------   -----------   ---------    ---     --------      -----------    -----------
Balance at December 31,
  2000........................  3,950,000    39,500,000   4,642,250     --        5,270        4,589,416     44,094,686
Preferred contributions.......  2,500,000    25,000,000   1,335,063     --      841,466               --     25,841,466
Net loss......................         --            --          --     --           --       (1,263,173)    (1,263,173)
                                ---------   -----------   ---------    ---     --------      -----------    -----------
Balance at December 31,
  2001........................  6,450,000   $64,500,000   5,977,313    $--     $846,736      $ 3,326,243    $68,672,979
                                =========   ===========   =========    ===     ========      ===========    ===========

                            See accompanying notes.

                           AURORA COMMUNICATIONS, LLC
                         (A LIMITED LIABILITY COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

   FOR YEARS ENDED DECEMBER 31, 2001 AND 2000 AND THE PERIOD JANUARY 20, 1999
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1999

                                                           2001          2000          1999
                                                        -----------   ----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss).....................................  $(1,263,173)  $5,164,185   $   (574,769)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.......................    4,299,579    3,073,003        824,608
  Non-cash interest expense...........................    1,452,995    1,580,709        502,777
  Non-cash charge relating to issuance of common
     units............................................      841,466           --          5,270
  Net gain from recovery of escrow deposit............           --   (6,549,518)            --
  Changes in current assets and current liabilities:
     Increase in accounts receivable..................   (2,133,522)    (604,291)    (3,694,071)
     Increase in prepaid expenses and other current
       assets.........................................     (146,174)     (12,881)      (164,477)
     Increase (decrease) in accounts payable and
       accrued expenses...............................      632,675     (436,844)     1,105,550
     Increase in accrued wages and sales
       commissions....................................      141,059      285,862        277,897
     Increase (decrease) in accrued interest
       payable........................................       37,844     (315,960)       807,359
                                                        -----------   ----------   ------------
Total adjustments.....................................    5,125,922   (2,979,920)      (335,087)
                                                        -----------   ----------   ------------
Net cash provided by (used in) operating activities...    3,862,749    2,184,265       (909,856)
                                                        -----------   ----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
Payments for business acquisitions....................  (53,619,358)    (235,039)   (98,343,310)
Capital expenditures..................................     (247,779)    (281,320)      (207,435)
Net proceeds from escrow deposit......................           --    6,549,518             --
                                                        -----------   ----------   ------------
Net cash provided by (used in) investing activities...  (53,867,137)   6,033,159    (98,550,745)
                                                        -----------   ----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt, net.........   29,550,000           --     64,256,250
Proceeds from issuance of membership interests........   25,000,000      900,000     38,600,000
Net principal payments under long-term debt
  facilities..........................................   (3,958,822)  (9,455,077)            --
Debt issuance costs...................................     (631,672)     (27,087)    (2,299,055)
                                                        -----------   ----------   ------------
Net cash provided by (used in) financing activities...   49,959,506   (8,582,164)   100,557,195
                                                        -----------   ----------   ------------
Net increase (decrease) in cash and cash
  equivalents.........................................      (44,882)    (364,740)     1,096,594
Cash and cash equivalents at beginning of period......      731,854    1,096,594             --
                                                        -----------   ----------   ------------
Cash and cash equivalents at end of period............  $   686,972   $  731,854   $  1,096,594
                                                        ===========   ==========   ============

                            See accompanying notes.

                           AURORA COMMUNICATIONS, LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

1.  NATURE OF BUSINESS AND ORGANIZATION

     Aurora Communications, LLC (the "Company") is a limited liability company formed in January 1999 and is engaged in the acquisition and operation of radio stations throughout the United States. The Company is a subsidiary of Aurora Management, Inc., its majority owner and managing member. Pursuant to its limited liability company agreement, the Company shall continue until the earlier of its dissolution by its members or December 31, 2049.

  PENDING TRANSACTION

     On November 18, 2001, the Company's members entered into an agreement to sell all the ownership interests in the Company to Cumulus Media, Inc. ("Cumulus") for consideration consisting of $93.0 million less long-term debt assumed or repaid; 10,551,182 shares of Cumulus common stock; and a warrant to purchase 833,333 shares of Cumulus common stock. The transaction is subject to various regulatory approvals and Cumulus shareholder approval.

     Costs incurred related to the pending transaction totaling $909,000 have been classified as corporate expenses in the consolidated statement of operations for the year ended December 31, 2001.

2.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany items and transactions have been eliminated.

  DEPRECIATION

     Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Buildings...................................................     39 years
Furniture and fixtures......................................    5-7 years
Broadcasting equipment......................................   3-15 years
Transportation equipment....................................      5 years

     Expenditures for maintenance and repairs are charged to operations as incurred.

  INTANGIBLE ASSETS

     Deferred financing costs of $2.8 million in 2001 and $2.3 million in 2000 are amortized over the term of the related debt on a straight-line basis. FCC licenses represent the excess of acquisition cost over the amounts assigned to other assets acquired in the Company's acquisitions, and are amortized on a straight-line basis over a 40-year period.

     It is the Company's policy to account for FCC licenses at the lower of amortized cost or estimated realizable value. As part of an ongoing review of the valuation and amortization of intangible assets of the Company and its subsidiaries, management assesses the carrying value of the intangible assets if facts and circumstances suggest that there may be impairment. If this review indicates that the intangibles will not be recoverable as determined by a non-discounted cash flow analysis of the operating assets over the remaining amortization period, the carrying value of the intangible assets would be reduced to estimated realizable value.

                           AURORA COMMUNICATIONS, LLC

                           DECEMBER 31, 2001 AND 2000

  BARTER TRANSACTIONS

     Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized when advertisements are broadcast, and merchandise or services received are charged to expense (or capitalized as appropriate) when received or used. Barter revenue and expenses reflected in the consolidated statement of operations for the period ended December 31, 2001 was $3,425,000 and $3,467,000, respectively. Barter revenue and expenses for the period ended December 31, 2000 was $2,105,000 and $1,969,000, respectively. Barter revenue and expenses for the period ended December 31, 1999 was $491,000 and $412,000, respectively.

  REVENUES

     The primary source of revenue is the sale of advertising to local, regional and national customers. Revenue is presented net of advertising agency commissions of $3,167,000, $2,698,000 and $719,000 in 2001, 2000 and 1999,
respectively and is recognized when advertisements are broadcast.

  CASH EQUIVALENTS

     Cash equivalents consist of short-term, highly liquid investments, which are readily convertible into cash and have an original maturity of three months or less when purchased.

  ADVERTISING AND PROMOTION

     Expenditures for advertising and promotion are charged to expense as incurred and totaled $1,596,000, $1,676,000 and $430,000 in 2001, 2000 and 1999,
respectively.

  INCOME TAXES

     No provision for federal, state or local income taxes or credits has been reflected in the accompanying financial statements because such obligations or credits are liabilities or benefits of the members.

  RISKS AND UNCERTAINTIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results may differ from those estimates.

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of trade receivables. The Company's revenue is derived primarily from local broadcast advertisers who are impacted by the local economy. The Company routinely assesses the creditworthiness of its customers and generally does not require collateral or other security to support customer receivables.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the FASB issued Statements of Financial Accounting Standards
(SFAS) No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." Under the new rules, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company will apply the new accounting rules beginning January 1, 2002. The

                           AURORA COMMUNICATIONS, LLC

                           DECEMBER 31, 2001 AND 2000

Company anticipates that all amortization of FCC licenses as a charge to earnings will be eliminated. Amortization of FCC licenses totaled $3,101,000, $2,322,000, and $667,000, respectively in 2001, 2000 and 1999.

3.  ACQUISITIONS

     At December 31, 2001, the Company owned and operated eleven FM and seven AM radio stations.

     On May 8, 2001, the Company acquired substantially all the assets of radio stations WPDH-FM and WEOK-AM, serving Poughkeepsie, New York; WCZX-FM, licensed to Hyde Park, New York; WZAD-FM, licensed to Wurtsboro, New York; WRRB-FM, licensed to Arlington, New York; WPDA-FM, licensed to Jeffersonville, New York; WRRV-FM and WALL-AM, serving Newburgh-Middletown, New York; and WKNY-AM, serving Kingston, New York for $53.0 million plus transaction costs (the "Poughkeepsie Acquisition"). The transaction was funded by additional equity contributions by the Company's members totaling $25.0 million and additional senior debt borrowings of $29.6 million (see Notes 6 and 12).

     On October 27, 1999, the Company acquired substantially all the assets of radio stations WFAS-AM/ WFAS-FM/WFAF-FM, Westchester County, New York for $20.3 million plus transaction costs (the "Westchester Acquisition").

     On October 27, 1999, the Company acquired substantially all the assets of radio stations WRKI-FM/ WINE-AM, Danbury, Connecticut and WAXB-FM/WPUT-AM, Patterson, New York for $11.3 million plus transaction costs (the "Danbury Acquisition").

     On August 31, 1999, the Company acquired substantially all the assets of radio stations WEBE-FM/ WICC-AM, Bridgeport, Connecticut for $66.0 million plus transaction costs (the "Bridgeport Acquisition").

     All of the acquisitions have been accounted for using the purchase method of accounting. Accordingly, the purchase price of each acquisition has been allocated to the assets based upon their respective estimated fair values at the date of acquisition. The results of operations of the properties acquired are included in the Company's consolidated results of operations from the respective dates of acquisition. The purchase price of the Poughkeepsie Acquisition has been allocated to the assets acquired and liabilities assumed as follows:

Property and equipment......................................   $ 5,985,000
FCC licenses................................................    47,736,000
                                                               -----------
                                                                53,721,000
Current liabilities.........................................       (45,000)
                                                               -----------
                                                               $53,676,000
                                                               ===========

4.  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

                                                   2001          2000          1999
                                                -----------   -----------   -----------
Net revenues..................................  $35,242,000   $35,107,000   $21,496,000
Net income (loss).............................  $(1,779,000)  $ 5,994,000   $(2,055,000)

     The unaudited pro forma information for the years ended December 31, 2001 and 2000 assumes that the Poughkeepsie Acquisition described in Note 3 had occurred at the beginning of the periods presented. The unaudited pro forma information for the year ended December 31, 1999 assumes that the Bridgeport,

                           AURORA COMMUNICATIONS, LLC

                           DECEMBER 31, 2001 AND 2000

Westchester and Danbury Acquisitions described in Note 3 had occurred on January 1, 1999. The pro forma information is not necessarily indicative either of the results of operations that would have occurred had these transactions been made at the beginning of the period, or of future results of operations.

5.  LONG-TERM DEBT

     A summary of long-term debt as of December 31, 2001 and 2000 are as follows:

                                                                2001          2000
                                                             -----------   -----------
Term loan at the LIBOR rate plus 3.125%; interest payable
  monthly; quarterly commitment reductions from March 31,
  2000 through December 31, 2005 (A)(C)....................  $15,500,000   $18,000,000
Revolving loan at the LIBOR rate plus 3.125%; interest
  payable monthly; matures November 30, 2005 (A)(C)........   51,392,351    23,301,173
Subordinated debentures; cash interest payable quarterly at
  12%; payment-in-kind interest compounds quarterly at 5%;
  principal due in September 2006 (B)(C)...................   13,500,000    13,500,000
                                                             -----------   -----------
                                                              80,392,351    54,801,173
Less current portion.......................................     (392,000)           --
                                                             -----------   -----------
                                                             $80,000,351   $54,801,173
                                                             ===========   ===========

---------------

     (A) On August 31, 1999, Aurora Holding, LLC ("Holding"), a wholly-owned subsidiary of the Company entered into credit facilities totaling $75.0 million with Heller Financial, Inc. and Union Bank of California, N.A., as agents (the "Senior Loans"). The Senior Loans consist of a $20.0 million term loan and a $55.0 million revolving loan. The initial borrowings under the Senior Loans were used to partially fund the Company's acquisitions, pay transaction costs and provide working capital. The Senior Loans contain covenants which require, among other things, that Holding and its subsidiaries maintain certain financial levels, principally with respect to EBITDA (earnings before interest, income tax, depreciation and amortization) and leverage ratios, and limit the amount of capital expenditures. The Senior Loans also restrict the payment of cash dividends. The Senior Loans are collateralized by pledges of the tangible and intangible assets of Holding and its subsidiaries, as well as the membership interests of Holding and its subsidiaries. At December 31, 2001, the Company has additional availability under the revolving credit facility of $3.6 million, of which $2.6 million may currently be borrowed. The excess of term loan principal amounts scheduled to be repaid during 2002 over the availability under the revolving facility is classified as a current liability on the consolidated balance sheet at December 31, 2001. The Company pays an annual commitment fee of 0.5% of the unused commitment.

     (B) On September 10, 1999, Holding entered into a subordinated loan agreement with Allied Capital Corporation and Allied Investment Corporation which provides for subordinated debentures totaling $13.5 million. Proceeds from the debentures were used to partially fund the Company's acquisitions and to pay transaction costs. The subordinated debentures mature in September 2006 and bear interest at 17%. From the date of issuance through the first anniversary, interest is paid quarterly in cash at a rate of 8% per year. From the first anniversary to the second anniversary, interest is paid quarterly in cash at a rate of 10% per year. From the second anniversary through maturity, interest is paid quarterly in cash at a rate of 12% per year. Deferred interest accrues and compounds quarterly equal to the difference between 17% and the cash pay rate and is payable at the maturity date. The subordinated loan agreement contains covenants which require, among other things, that Holding and its subsidiaries maintain certain financial levels, principally with respect to EBITDA (earnings before interest, income tax, depreciation and amortization) and leverage ratios, and limit the amount of capital expenditures. The subordinated loan agreement also

                           AURORA COMMUNICATIONS, LLC

                           DECEMBER 31, 2001 AND 2000

restricts the payment of cash dividends. Payment of amounts owed under the debentures is guaranteed by the Company and Holdings' subsidiaries.

     At December 31, 2001, exclusive of the Revolving loan, the aggregate amounts of long-term debt due scheduled during the next five years are as follows:

                                                                 AMOUNT
                                                               -----------
2002........................................................   $ 3,000,000
2003........................................................     3,500,000
2004........................................................     4,000,000
2005........................................................     5,000,000
2006........................................................    13,500,000

     Cash paid for interest was approximately $5,989,000 in 2001 and $6,465,000 during 2000.

6.  PROPERTY AND EQUIPMENT

                                                                 2001          2000
                                                              -----------   ----------
Land........................................................  $ 1,811,238   $1,107,644
Buildings...................................................    3,810,546    1,261,614
Equipment...................................................    6,763,705    3,783,293
                                                              -----------   ----------
                                                               12,385,489    6,152,551
Less accumulated depreciation...............................   (2,058,006)    (883,935)
                                                              -----------   ----------
                                                              $10,327,483   $5,268,616
                                                              ===========   ==========

     At December 31, 2001, all property and equipment is pledged as collateral for the debt disclosed in Note 5.

7.  COMMITMENTS

     The Company leases office and broadcast tower space, vehicles and office equipment. Rental expense amounted to $499,000, $475,000 and $159,000 in 2001, 2000 and 1999, respectively.

     The minimum aggregate annual rentals under non-cancelable operating leases are payable as follows:

                                                                 AMOUNT
                                                               ----------
2002........................................................   $  574,000
2003........................................................      533,000
2004........................................................      488,000
2005........................................................      394,000
2006........................................................       95,000
Thereafter..................................................      345,000
                                                               ----------
                                                               $2,429,000
                                                               ==========

8.  BENEFIT PLAN

     Effective January 1, 2001, the Company adopted a defined contribution benefit plan, which qualifies under Section 401(k) of the Internal Revenue Code. Participation in the plan is available to full-time employees with at least three months of employment with the Company. All eligible employees may elect

                           AURORA COMMUNICATIONS, LLC

                           DECEMBER 31, 2001 AND 2000

to contribute a portion of their compensation to the plan, subject to Internal Revenue Code limitations. The plan provides for employer contributions based upon an employee's salary and contributions, which amounted to $104,000 in 2001.

9.  TRANSACTION WITH NASSAU BROADCASTING, L.P.

     On March 24, 2000, the Company's members entered into an agreement to sell all the ownership interests in the Company to Nassau Broadcasting Partners, L.P. In accordance with provisions of the agreement, on October 2, 2000 the Company terminated the transaction and collected the buyer's escrow deposit of $7.0 million plus accrued interest. The escrow deposit, net of transaction expenses is classified as net gain from recovery of escrow deposit in the consolidated statement of operations in 2000.

10.  RELATED PARTY TRANSACTIONS

     The Company pays Aurora Management, Inc., its managing member, a management and monitoring fee at the annual rate of $150,000 per year. During 2001, the Company also paid state franchise taxes on behalf of Aurora Management Inc. totaling $35,000.

     Under the long-term debt agreements described in Note 6, the Company borrowed funds from certain members of the Company or their affiliates. Heller Financial, Inc. and Union Bank of California, N.A. are members of the Company and are lenders and agents for the Company's Senior Loans (see Note 5). Allied Capital Corporation and Allied Investment Corporation are affiliates of a member of the Company and have entered into a subordinated loan agreement with Holding (see Note 5). Interest on the outstanding principal amounts and certain other fees are paid to such members or their affiliates.

     On October 27, 1999, the Company acquired substantially all the assets of radio stations WFAS-AM/ WFAS-FM/WFAF-FM, Westchester County, New York from Westchester Radio, LLC (see Note 3). At the time of the acquisition, Frank G. Washington, a member of the Company, was a member of Westchester Radio, LLC.

11.  MEMBERS' CAPITAL

     The classes of the Company's membership interests consist of Preferred Units and Common Units (which are further designated as Invested Common Units, Callable Common Units and Promoted Common Units). Each member shall be entitled to one vote for each Unit (Preferred and Common) that the member holds.

  PREFERRED EQUITY INTERESTS

     The Company may issue Preferred Units, no par value, which are non-convertible. As of December 31, 2001 the Company had issued 6,450,000 Preferred Units for an aggregate of $64.5 million. The holders of Preferred Units are entitled to a preferred return at the annual rate of 10%, compounded quarterly, cumulative to the extent not distributed. Undistributed preferred dividends as of December 31, 2001 and 2000 were approximately $11,858,000 and $5,527,000, respectively.

     On May 8, 2001, the Company issued 2,500,000 Preferred Units for an aggregate of $25.0 million. The proceeds were used to fund a portion of the purchase price of the Poughkeepsie Acquisition (see Note 3).

  COMMON EQUITY INTERESTS

     The Company may issue Common Units (which are further designated as Invested Common Units, Callable Common Units and Promoted Common Units), no par value, which represent a common profits

                           AURORA COMMUNICATIONS, LLC

                           DECEMBER 31, 2001 AND 2000

percentage. Each holder of Preferred Units received Invested Common Units. Callable Common Units outstanding at December 31, 2001 will convert to Invested Common Units upon investment by the Company's President and Chief Executive Officer of the optional equity contribution on or prior to May 3, 2004 (see Optional equity contribution). Otherwise, the units may be called by the Company for a nominal amount. Promoted Common Units have been awarded to Aurora Management Group, LLC, a member of the Company. Aurora Management Group, LLC's members consist of certain officers and employees of the Company. At December 31, 2001, issued and outstanding Invested Common Units, Callable Common Units, Promoted Common Units and Total Common Units were 5,126,868; 188,775; 661,670; and 5,977,313, respectively.

     On May 8, 2001, the Company issued 1,176,868 Invested Common Units; 23,537 Callable Common Units; and 134,658 Promoted Common Units in connection with the issuance of Preferred Units. A non-cash charge of $841,000 relating to the issuance of Promoted Common Units is classified as corporate expenses in the consolidated statement of operations for the year ended December 31, 2001.

  ALLOCATION OF PROFITS AND LOSSES/LIQUIDATION PREFERENCE

     After giving effect to tax distributions, if any, paid to the members, the Company's net income is allocated to the members' capital accounts in the following priority: (i) to the Preferred Unit holders until the aggregate net income allocated equals the aggregate net losses previously allocated to the Preferred Unit holders; (ii) to the Preferred Unit holders in an amount equal to the cumulative preferred return; and (iii) to the members in accordance with their respective common profits percentages.

     Net losses of the Company, after giving effect to tax distributions, if any, paid to the members, are allocated to the members' capital accounts in the following priority: (i) to the members until the aggregate net losses allocated to the members' Common Units equals the aggregate net income previously allocated to the members with respect to their Common Units; (ii) to the members in proportion to their respective adjusted common capital account balances until the adjusted common account balances of all members have been reduced to zero;
(iii) to the Preferred Unit holders until the aggregate net losses allocated to the Preferred Unit holders equals the excess, if any, of the sum of aggregate net income allocated to the Preferred Units over the amount of aggregate tax distributions and preferred return distributions made to the Preferred Unit holders; and (iv) to the Preferred Unit holders in proportion to their respective adjusted capital account balances until the adjusted capital account balances of all Preferred Unit holders have been reduced to zero.

     Upon a liquidation of the Company, after all the Company's liabilities have been paid, remaining proceeds shall be distributed as follows: (i) to the Preferred Unit holders in an amount equal to the lesser of such Preferred Unit holder's adjusted preferred capital contribution, and such Preferred Unit holders positive capital account balance; (ii) to the Common Unit holders in proportion to their positive capital account balances.

  OPTIONAL EQUITY CONTRIBUTIONS

     On or prior to May 3, 2004, a member of the Company and the Company's President and Chief Executive Officer, may make additional preferred capital contributions at his option with an aggregate value of up to approximately $2,152,000.

     Another member of the Company and director of Aurora Management, Inc. was entitled to make additional capital contributions with an aggregate value of up to $900,000 on or prior to April 3, 2000. During the first quarter of 2000, the member made an additional capital contribution of $900,000.

                          INDEPENDENT AUDITORS' REPORT

Members
DBBC, L.L.C.
Nashville, Tennessee

     We have audited the accompanying consolidated balance sheets of DBBC, L.L.C. and Subsidiaries ("DBBC") as of December 31, 2001 and 2000, and the related consolidated statements of income and changes in members' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of DBBC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DBBC, L.L.C. and Subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                 /s/ KRAFT BROS., ESSTMAN PATTON & HARRELL, PLLC


Nashville, Tennessee

February 11, 2002

                         DBBC, L.L.C. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000


                                                                 2001          2000
                                                              -----------   -----------
                                        ASSETS
CURRENT ASSETS
Cash -- Note 11.............................................  $   117,144   $   140,766
Accounts receivable -- trade, less allowance for doubtful
  accounts of: 2001 -- $230,998; 2000 -- $176,508 -- Note
  6.........................................................    1,872,838     1,740,422
Prepaid expenses and other..................................       32,639            --
                                                              -----------   -----------
TOTAL CURRENT ASSETS........................................    2,022,621     1,881,188
                                                              -----------   -----------
PROPERTY, BUILDING AND EQUIPMENT -- at cost, less
  accumulated depreciation -- Notes 3 and 6.................    1,565,350     1,064,733
                                                              -----------   -----------
BROADCAST LICENSES -- at cost, less accumulated
  amortization -- Notes 5 and 6.............................   18,850,854    19,702,575
                                                              -----------   -----------
OTHER ASSETS
Investments -- Notes 4 and 6................................      200,000       200,000
Debt issuance costs, less accumulated amortization of:
  2001 -- $99,714; 2000 -- $67,865..........................      190,232       212,661
Deposits and other..........................................       31,100        30,750
                                                              -----------   -----------
                                                                  421,332       443,411
                                                              -----------   -----------
TOTAL ASSETS................................................  $22,860,157   $23,091,907
                                                              ===========   ===========

                            LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Current portion of long-term debt -- Note 6.................  $16,154,613   $ 1,429,937
Payables to affiliates -- Note 7............................    1,077,867       467,078
Accounts payable............................................      695,620       376,253
Accrued expenses and taxes..................................      104,704       138,612
                                                              -----------   -----------
TOTAL CURRENT LIABILITIES...................................   18,032,804     2,411,880
LONG-TERM DEBT, less current portion -- Note 6..............      592,095    16,539,898
COMMITMENTS AND CONTINGENCIES -- Notes 9, 11 and 13
MEMBERS' EQUITY -- Note 14..................................    4,235,258     4,140,129
                                                              -----------   -----------
TOTAL LIABILITIES AND MEMBERS' EQUITY.......................  $22,860,157   $23,091,907
                                                              ===========   ===========


          See accompanying notes to consolidated financial statements.

                         DBBC, L.L.C. AND SUBSIDIARIES

        CONSOLIDATED STATEMENTS OF INCOME AND CHANGES IN MEMBERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                           2001          2000          1999
                                                        -----------   -----------   -----------
REVENUES..............................................  $ 8,360,418   $ 8,736,436   $ 6,700,611
Less: agency commissions..............................   (1,230,172)   (1,170,543)     (946,946)
                                                        -----------   -----------   -----------
NET REVENUES..........................................    7,130,246     7,565,893     5,753,665
                                                        -----------   -----------   -----------
OPERATING EXPENSES
Station operating expenses, excluding depreciation and
  amortization:
  Engineering.........................................       49,115        30,169        28,487
  Programming.........................................      982,899     1,027,979       764,567
  Selling.............................................      998,546     1,240,426       865,245
  Advertising and promotion...........................      429,074       505,301       259,394
  Local marketing agreement fees -- Note 10...........           --            --        34,900
  Bad debts...........................................      406,825       204,069         2,000
Depreciation and amortization.........................    1,137,416     1,021,256       648,904
General and administrative............................      745,558       725,910       455,545
Corporate expenses -- Note 13.........................      698,466       561,750       459,054
                                                        -----------   -----------   -----------
TOTAL OPERATING EXPENSES..............................    5,447,899     5,316,860     3,518,096
                                                        -----------   -----------   -----------
OPERATING INCOME......................................    1,682,347     2,249,033     2,235,569
                                                        -----------   -----------   -----------
NONOPERATING INCOME (EXPENSE)
Interest expense......................................   (1,543,648)   (1,292,673)     (915,213)
Interest income.......................................           --           515         4,076
Loss on disposition of broadcast license -- Note 5....           --      (649,854)           --
Other.................................................      (12,912)           --         1,791
                                                        -----------   -----------   -----------
NONOPERATING INCOME (EXPENSE) -- NET..................   (1,556,560)   (1,942,012)     (909,346)
                                                        -----------   -----------   -----------
NET INCOME............................................      125,787       307,021     1,326,223
MEMBERS' EQUITY -- BEGINNING OF YEAR..................    4,140,129     3,858,213     2,802,757
Cash distributions to members.........................      (30,658)      (25,105)     (270,767)
                                                        -----------   -----------   -----------
MEMBERS' EQUITY -- END OF YEAR........................  $ 4,235,258   $ 4,140,129   $ 3,858,213
                                                        ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                         DBBC, L.L.C. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                            2001          2000          1999
                                                         -----------   -----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the year................................  $   125,787   $   307,021   $1,326,223
                                                         -----------   -----------   ----------
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization........................    1,137,416     1,021,256      648,904
  Loss on disposition of property, building and
     equipment.........................................       12,912            --           --
  Loss on disposition of broadcast license.............           --       649,854           --
  Deferred income taxes................................           --            --       (1,772)
(Increase) decrease in:
  Accounts receivable -- trade.........................     (132,416)     (479,387)    (247,060)
  Prepaid expenses and other assets....................      (32,639)           --           --
Increase (decrease) in:
  Payables to affiliates...............................      160,789       (13,202)     104,233
  Accounts payable.....................................      319,367       (54,738)     420,407
  Accrued expenses and taxes...........................      (33,908)       85,355      (52,344)
                                                         -----------   -----------   ----------
TOTAL ADJUSTMENTS......................................    1,431,521     1,209,138      872,368
                                                         -----------   -----------   ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES..............    1,557,308     1,516,159    2,198,591
                                                         -----------   -----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of broadcast licenses......................           --    (6,256,441)    (686,638)
Additions to property, building and equipment..........     (767,375)     (345,497)    (618,087)
Deposits and other.....................................         (350)      (24,750)    (546,597)
                                                         -----------   -----------   ----------
NET CASH USED IN INVESTING ACTIVITIES..................     (767,725)   (6,626,688)  (1,851,322)
                                                         -----------   -----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt............................   (1,591,672)   (1,358,777)    (859,367)
Proceeds from long-term borrowings.....................      368,545     6,600,000      697,403
Proceeds of loans from affiliates......................      450,000            --           --
Cash distributions to members..........................      (30,658)      (25,105)    (270,767)
Debt issuance costs....................................       (9,420)      (73,590)     (10,765)
                                                         -----------   -----------   ----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES....     (813,205)    5,142,528     (443,496)
                                                         -----------   -----------   ----------
NET INCREASE (DECREASE) IN CASH........................      (23,622)       31,999      (96,227)
CASH -- BEGINNING OF YEAR..............................      140,766       108,767      204,994
                                                         -----------   -----------   ----------
CASH -- END OF YEAR....................................  $   117,144   $   140,766   $  108,767
                                                         ===========   ===========   ==========

          See accompanying notes to consolidated financial statements.

                         DBBC, L.L.C. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- GENERAL

     DBBC L.L.C. ("DBBC"), a limited liability company, was formed June 12, 1996 in the State of Georgia with a duration of twenty-five years. Operations began in May 1997 when DBBC entered into a local marketing agreement to operate the two radio stations for which Phoenix of Nashville, Inc. and Phoenix of Hendersonville, Inc. owned the broadcast licenses (WVOL-AM and WQQK-FM, respectively). On January 2, 1998, DBBC acquired the outstanding common stock of Phoenix Communications Group, Inc. (the parent corporation of Phoenix of Nashville, Inc. and Phoenix of Hendersonville, Inc.).

     On May 24, 1999, DBBC purchased all of the voting common stock of Mt. Juliet Broadcasting, Inc. ("Mt. Juliet"), which owns the radio broadcast license for WNPL-FM. DBBC had previously purchased all of the non-voting common stock in Mt. Juliet and had operated the station, starting in 1998, under a local marketing agreement. (See Note 5.)

     On April 17, 2000, DBBC purchased all of the voting and equity interest in Mid-TN Broadcasters, LLC ("Mid-TN"), which owned the broadcast license for WRQQ-FM. Following the acquisition, Mid-TN assigned this broadcast license to DBBC. Part of the consideration exchanged for this acquisition was the transfer of the broadcast license and certain other related assets of WVOL-AM to the seller. (See Note 5.)

     As a result of these transactions, DBBC currently owns and operates, either directly or through its subsidiaries, the radio broadcast licenses for three radio stations in the Middle Tennessee market. The entire excess of the acquisition cost of these properties over the identifiable tangible assets acquired has been allocated to these broadcast licenses.

  PENDING TRANSACTION


     On December 14, 2001, DBBC's members entered into an agreement to (1) sell substantially all of the assets related to the ownership and operation of WRQQ-FM to, and (2) merge DBBC's two subsidiaries with, Cumulus Media, Inc. ("Cumulus") for consideration consisting of: (1) 5,250,000 shares of Cumulus Class A Common Stock; (2) a warrant to purchase an additional 250,000 shares of Cumulus Class A Common Stock at an exercise price of $12 per share; and (3) assumption of specified liabilities of DBBC and payment of certain expenses up to an aggregate of $21 million. The transaction is subject to approvals obtained from Cumulus' shareholders and various regulatory authorities.


     Costs incurred related to the pending transaction totaling approximately $306,000 have been included in corporate expenses in the consolidated statement of income for the year ended December 31, 2001.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts and operations of DBBC, L.L.C., its wholly-owned subsidiaries: Phoenix Communications Group, Inc., Mt. Juliet Broadcasting, Inc. (effective May 24, 1999) and Mid-TN Broadcasters, LLC (effective April 17, 2000), and Phoenix's wholly-owned subsidiaries: Phoenix of Nashville, Inc. and Phoenix of Hendersonville, Inc. Significant intercompany balances and transactions have been eliminated in consolidation.

  CONCENTRATION OF CREDIT RISK

     Accounts receivable are geographically concentrated in the Middle Tennessee market. In the opinion of management, credit risk with respect to accounts receivable is limited due to the large number of diversified customers. DBBC performs ongoing credit evaluations of its customers and believes that adequate allowances for uncollectible accounts are maintained.

                         DBBC, L.L.C. AND SUBSIDIARIES

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  ADVERTISING AND PROMOTION

     Expenditures for advertising and promotion are charged to expense as incurred.

  PROPERTY, BUILDING AND EQUIPMENT

     Property, building and equipment are stated at cost. Depreciation is computed on the accelerated method over the estimated useful lives of the assets. Repairs and maintenance costs are charged to expense when incurred. When depreciable assets are sold, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is recognized.

  INTANGIBLE ASSETS

     Costs of acquired radio stations assigned to broadcast licenses are amortized using the straight-line method over twenty-five years. The carrying value of broadcast licenses and other intangible assets is evaluated periodically in relation to the projected future undiscounted net cash flows, in order to determine whether an impairment has occurred. The carrying value of intangible assets is considered impaired when the anticipated undiscounted cash flows from these assets are separately identifiable and are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value. Intangible assets identified for disposition are reported at the lower of carrying amount or fair value less cost to sell.

  DEBT ISSUANCE COSTS

     Costs related to the issuance of debt are capitalized and amortized over the life of the related debt obligation.

  REVENUE RECOGNITION

     Revenue is derived primarily from the sale of commercial air-time to local and national advertisers. Revenue is recognized as commercials are broadcast.

  TRADE AGREEMENTS

     DBBC trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability are recorded at the fair market value of the goods or services received. Trade revenue is recognized and the liability is relieved when commercials are broadcast. Trade expense is recognized and the asset is relieved when goods or services are received or used.

  LOCAL MARKETING AGREEMENTS

     In certain circumstances, DBBC enters into a local marketing agreement ("LMA") with a Federal Communications Commission licensee of a radio station. In a typical LMA, the licensee of the station sells airtime on its station to a party, which supplies programming to be broadcast during that airtime, and collects revenues from advertising aired during such programming.

                         DBBC, L.L.C. AND SUBSIDIARIES

  INCOME TAXES

     DBBC, L.L.C. is treated as a partnership for federal income tax purposes. Consequently, all taxable income or loss is passed through to the members individually.

     Phoenix Communications Group, Inc., Phoenix of Nashville, Inc. and Phoenix of Hendersonville, Inc. are "C" corporations and file a consolidated federal income tax return. Mt. Juliet Broadcasting, Inc. is also a "C" corporation and files a separate tax return. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities. These differences will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

  RECLASSIFICATION

     Certain prior year amounts have been reclassified to be consistent with the current year presentation.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. Under the new rules, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their estimated useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangibles acquired prior to July 1, 2001, DBBC will apply the new accounting standards beginning January 1, 2002. DBBC anticipates that all amortization of broadcast licenses as a charge to earnings will be eliminated.

NOTE 3 -- PROPERTY, BUILDING AND EQUIPMENT

     Property, building and equipment consist of the following at December 31:

                                                                 2001         2000
                                                              ----------   ----------
Land........................................................  $  150,000   $  150,000
Building and improvements...................................      24,470       21,645
Leasehold improvements -- construction in progress..........     421,505      196,804
Broadcasting and other equipment............................   1,548,539    1,115,718
Furniture and fixtures......................................     174,691       93,571
Vehicles....................................................      19,855       14,803
                                                              ----------   ----------
                                                               2,339,060    1,592,541
Less accumulated depreciation...............................     773,710      527,808
                                                              ----------   ----------
                                                              $1,565,350   $1,064,733
                                                              ==========   ==========

     The general range of useful lives is 5 to 39 years for buildings and improvements, and 5 to 10 years for all other depreciable assets.

     Depreciation expense recognized each year totals: 2001 -- $253,846; 2000 -- $253,032; 1999 -- $132,004.

                         DBBC, L.L.C. AND SUBSIDIARIES

NOTE 4 -- INVESTMENTS

     In 1998, DBBC issued to Richard Weening, in exchange for a portion of his interest in CML Holdings LLC ("CML"), valued at $200,000, a 4% interest in DBBC (exclusive of such transferred CML interest). The CML interest so acquired by DBBC was 1259.60 Class A membership units of CML. CML's principal asset is shares of common stock of Cumulus Media, Inc., a publicly traded company. As of December 31, 2001 and 2000, DBBC owned approximately 1.5% of CML. The investment in CML is reported at cost, which does not exceed current fair value.

NOTE 5 -- BROADCAST LICENSES

     Broadcast licenses consist of the following at December 31:

                                                                2001          2000
                                                             -----------   -----------
Broadcast licenses:
  WQQK-FM..................................................  $10,165,737   $10,165,737
  WNPL-FM..................................................    1,579,637     1,579,637
  WRQQ-FM..................................................    9,547,650     9,547,650
                                                             -----------   -----------
                                                              21,293,024    21,293,024
Less accumulated amortization..............................    2,442,170     1,590,449
                                                             -----------   -----------
                                                             $18,850,854   $19,702,575
                                                             ===========   ===========

     Amortization expense relating to broadcast licenses totals:
2001 -- $851,721; 2000 -- $740,332; 1999 -- $488,669.

     In June 1996, DBBC purchased all of the non-voting common stock (139 shares) in Mt. Juliet Broadcasting, Inc. ("Mt. Juliet") for $893,000. In connection with the purchase, DBBC also acquired an option to purchase all of the voting common stock (61 shares) of Mt. Juliet owned by an unrelated party for $687,000. DBBC exercised this option and acquired the outstanding voting common stock of Mt. Juliet on May 24, 1999, at which time, Mt. Juliet became a wholly-owned subsidiary of DBBC. Effective as of May 24, 1999, DBBC's investment in Mt. Juliet was allocated to DBBC 's broadcast license for WNPL-FM.

     On December 13, 1999, DBBC paid $540,597 for a purchase option and certain other fees and entered into agreements with eight individuals to acquire their voting and equity interests in Mid-TN Broadcasters, LLC ("Mid-TN"), which owns the broadcast license for WRQQ-FM. On April 17, 2000, DBBC acquired all of the voting and equity interests of Mid-TN, which became a wholly-owned subsidiary of DBBC. Mid-TN has assigned its broadcast license to DBBC.

     Total consideration paid for Mid-TN amounted to $9,500,000, including a $1,750,000 non-interest bearing note issued to one of the sellers (see Note 6) and the transfer of the WVOL-AM broadcast license and certain related assets, with a carrying value of $1,149,854, and an estimated fair market value of $500,000, to one of the sellers. The acquisition has been recorded net of a $249,388 imputed interest discount on the non-interest bearing note, plus other capitalized acquisition costs totaling $297,038. In addition, a $649,854 loss on the disposition of the WVOL-AM broadcast license has been recognized in 2000.

                         DBBC, L.L.C. AND SUBSIDIARIES

     A schedule summarizing the Mid-TN acquisition follows:

Costs incurred in 1999:
  Option price paid.........................................   $  300,000
  Brokerage fees............................................      125,000
  Legal and related closing fees............................      115,597
                                                               ----------
Deferred acquisition costs as of December 31, 1999..........      540,597
                                                               ----------
Consideration tendered at closing:
  Cash paid.................................................    6,200,000
  Promissory notes issued to former members of Mid-TN
     Broadcasters, LLC......................................    2,500,000
  Fair market value of WVOL-AM broadcast license and related operating property and equipment transferred to one
     former owner...........................................      500,000
                                                               ----------
Subtotal....................................................    9,200,000
Less: discount for imputed interest on non-interest bearing
  note......................................................     (249,388)
Add: other capitalized acquisition costs....................       56,441
                                                               ----------
Acquisition costs expended in 2000..........................    9,007,053
                                                               ----------
Total acquisition cost of Mid-TN Broadcasters, LLC..........   $9,547,650
                                                               ==========

NOTE 6 -- LONG-TERM DEBT

     Long-term debt consists of the following as of December 31:


                                                                2001          2000
                                                             -----------   -----------
Notes payable to The CIT Group/Equipment Financing, Inc.:
     Note dated December 31, 1997..........................  $ 7,877,158   $ 8,853,571
     Note dated May 24, 1999...............................      533,481       602,142
     Note dated April 17, 2000.............................    5,838,800     6,300,800
     Note dated February 13, 2001..........................      342,747            --
                                                             -----------   -----------
                                                              14,592,186    15,756,513
Notes payable to former members of Mid-TN Broadcasters,
  LLC......................................................    2,154,522     2,213,322
                                                             -----------   -----------
Total long-term debt.......................................   16,746,708    17,969,835
Less current portion.......................................   16,154,613     1,429,937
                                                             -----------   -----------
Long-term debt, net........................................  $   592,095   $16,539,898
                                                             ===========   ===========


  NOTES PAYABLE -- CIT GROUP/EQUIPMENT FINANCING, INC.

     On December 31, 1997, DBBC entered into a loan and security agreement (the "agreement") with The CIT Group/Equipment Financing, Inc. ("CIT") in which CIT agreed to loan DBBC up to $12,100,000 in term loans to finance (i) the purchase of the stock of Phoenix Communications Group, Inc. ("Phoenix"); (ii) repayment of certain debt secured by the assets of Phoenix; and (iii) the purchase of the voting common stock of Mt. Juliet Broadcasting, Inc. On April 17, 2000, the agreement was amended and restated for CIT to loan DBBC up to $17,500,000 in term loans to finance the purchase of all membership units in Mid-TN Broadcasters, LLC (see Notes 1 and 5).

                         DBBC, L.L.C. AND SUBSIDIARIES

     CIT made the first advance to DBBC on December 31, 1997 in the amount of $11,400,000. The loan is payable in monthly principal amounts ranging from $71,250 to $134,900 plus interest. On May 24, 1999, DBBC received the second advance in the amount of $697,403. This loan is payable in monthly principal amounts ranging from $5,184 to $8,413 plus interest. DBBC received the third advance, in the amount of $6,600,000, on April 17, 2000. This loan is payable in monthly principal amounts ranging from $35,200 to $66,000 plus interest. The interest rate charged on all three notes is fixed at 8.766%. On February 13, 2001, DBBC received a fourth advance from CIT in the amount of $368,545. This loan is payable in monthly principal amounts ranging from $2,130 to $3,685 plus interest at a variable rate equal to the London Interbank Offered Rate (LIBOR) plus 2.8%, adjusted quarterly (4.8501% at December 31, 2001). The loans are all due December 1, 2007, but may be prepaid at any time subject to a declining prepayment fee ranging from 2% to 1% of the principal prepaid during the first three years of each loan.



     The agreement contains various financial covenants with which DBBC must comply, including limitations on annual capital expenditures, debt service coverage and leverage ratios. In the event of any "call event" in connection with the loan, four of the five members have agreed to contribute to DBBC a combined total of up to $500,000 additional equity. As of December 31, 2001, DBBC was in violation of the debt service coverage covenant, which gives CIT the legal right to call these loans at any time. In management's opinion, based upon informal discussions with CIT and the pending transaction with Cumulus, as described in Note 1, the loans will not be called; however, a formal waiver of the loan covenant has not been obtained. Accordingly, the entire balance of the notes payable to CIT has been classified as a current liability as required by accounting principals generally accepted in the United States.



     The loans are secured by DBBC's accounts receivable, property, building and equipment, investments, broadcast licenses and general intangibles and the personal guaranties of four of the five members.


 NOTES PAYABLE -- FORMER OWNERS OF MID-TN BROADCASTERS, LLC (4 NOTES)

     Three of the notes, totaling $750,000, bear interest at the rate of 6% per annum and mature on April 14, 2002. The remaining note in the amount of $1,750,000 is non-interest bearing and requires 120 monthly payments of $8,333 through April 2010, plus $750,000 due April 14, 2002. This note has been recorded net of a $249,388 discount based on a 6% imputed rate of interest. The outstanding principal balance of this note totaled $1,404,522 at December 31, 2001 (net of $178,811 unamortized discount).


     Scheduled maturities of long-term debt, after reclassification of the entire balance of the CIT notes as a current liability, are as follows as of December 31, 2001:



2002........................................................   $16,154,613
2003........................................................        66,277
2004........................................................        70,365
2005........................................................        74,705
2006........................................................        79,313
Thereafter..................................................       301,435
                                                               -----------
                                                               $16,746,708
                                                               ===========


     Total interest expense paid by DBBC on all interest-bearing indebtedness amounted to $1,416,577 in 2001 ($1,234,491 in 2000 and $896,297 in 1999).

                         DBBC, L.L.C. AND SUBSIDIARIES

NOTE 7 -- PAYABLES TO AFFILIATES


     As of December 31, 2001, DBBC had unsecured promissory note obligations to two affiliated companies and one of its members. These notes are payable within 60 days upon demand. The note to the member amounted to $211,250, including accrued interest, and bears interest at 9%. Another note, in the amount of $355,129, includes advances, other operating expenses and accrued interest and bears interest at 9%. The third note includes the consolidation of two former promissory notes payable along with accrued interest and other operating expenses totaling $511,488, and bears interest at 6%.


     As of December 31, 2000, DBBC had two 6% unsecured promissory notes payable to an affiliated company in the amounts of $140,000 and $157,000. In addition, DBBC had outstanding advances payable to two affiliated companies in the amounts of $99,812 and $70,266, respectively. Interest accrued on the notes and advances totaled $56,781 and is included in accrued expenses in 2000.

NOTE 8 -- INCOME TAXES

     At December 31, 2001, Phoenix Communications Group, Inc. and its subsidiaries have consolidated federal tax loss carryovers totaling approximately $1,028,000, and individual state tax loss carryovers for the respective companies ranging from $493,000 to $929,000. The federal tax loss carryovers expire in the years 2012 ($360,000); 2018 ($150,000); 2020
($500,000); and 2021 ($18,000). The individual state tax loss carryovers expire between 2002 and 2016.

     The significant components of deferred tax assets and liabilities at December 31, 2001 and 2000, are as follows:

                                                                2001        2000
                                                              ---------   ---------
Deferred tax assets:
Net operating loss carryover................................  $ 328,960   $ 323,200
Valuation allowance.........................................   (328,960)   (321,334)
                                                              ---------   ---------
Deferred tax asset after valuation allowance................         --       1,866
Deferred tax liabilities:
Financial statement basis in excess of tax basis............         --      (1,866)
                                                              ---------   ---------
Net deferred tax asset......................................  $      --   $      --
                                                              =========   =========

     DBBC's provision for (benefit from) income taxes included in other nonoperating (income) expense for the years ended December 31, 2001, 2000 and 1999, consisted of the following:

                                                              2001   2000    1999
                                                              ----   ----   -------
Current.....................................................  $--    $--    $    --
Deferred....................................................   --     --     (1,772)
                                                              ---    ---    -------
Provision for income taxes (benefit)........................  $--    $--    $(1,772)
                                                              ===    ===    =======

NOTE 9 -- OPERATING LEASES

     DBBC leased certain office space for $6,000 per month under a month to month operating lease through March 2001. On August 16, 2000, DBBC entered into another five-year operating lease for its new office and studio space at a monthly rental of $12,375. DBBC has the option to terminate the lease with 30 days notice or to purchase the building for $1,650,000 less rental payments applied in the amount of $2,778 per month for each month during the option period, up to a maximum credit allowed of $50,000.

                         DBBC, L.L.C. AND SUBSIDIARIES

The option expires February 15, 2002. Rent expense totaled $160,500 in 2001 ($121,500 in 2000 and $44,000 in 1999).

     In February 2002, DBBC exercised its option to acquire the building. Closing on this property is expected to occur prior to March 15, 2002.

NOTE 10 -- RELATED PARTY TRANSACTIONS

     Prior to May 24, 1999 (see Notes 1 and 5), DBBC operated radio station WNPL-FM under a local marketing agreement with Mt. Juliet Broadcasting, Inc. ("Mt. Juliet") for which the monthly fees paid by DBBC totaled $34,900 in 1999. This agreement was terminated upon the acquisition by DBBC of all of the voting interest in Mt. Juliet.

NOTE 11 -- CASH CONCENTRATIONS

     From time to time throughout the year, DBBC's bank balances with financial institutions exceeded FDIC insurance limits. Management considers this to be a normal business risk.

NOTE 12 -- OTHER CASH FLOW DISCLOSURES

     Non-cash investing and financing activities consisted of the following for the years ended December 31:

                                                          2001      2000        1999
                                                          ----   ----------   --------
Transfer of investment in non-voting common stock of Mt.
  Juliet Broadcasting, Inc. to broadcast licenses upon
  acquisition of 100% of voting interest (see Note 5)...   $--   $       --   $893,000
Transfer of deposit and other deferred acquisition costs
  (option price and related brokerage and legal fees),
  relating to the purchase of Mid-TN Broadcasters, LLC,
  to broadcast licenses upon acquisition of 100% of
  voting interest (see Note 5)..........................   --       540,597         --
Transfer of WVOL-AM broadcast license and related assets
  to seller as partial consideration for acquisition of
  Mid-TN Broadcasters, LLC (see Note 5).................   --       500,000         --
Promissory notes payable issued to seller as partial
  consideration for acquisition of Mid-TN Broadcasters,
  LLC, net of $249,388 imputed interest (see Note 5)....   --     2,250,612         --

NOTE 13 -- COMMITMENTS

     In 1999, DBBC entered into an agreement with an unrelated company to provide consulting services for the purpose of pursuing and implementing facilities upgrades at two of DBBC's radio stations. Total costs relating to these consulting services, amounting to $54,000 in 2001, $119,500 in 2000, and $118,000 in 1999, are included in corporate expenses. In addition, DBBC has agreed to pay a $500,000 bonus for each upgrade successfully implemented, less any prior payments made for work on the upgrade project. If DBBC terminates the agreement after the implementation filing before one or both of the proposed upgrades has been filed with the Federal Communications Commission ("FCC"), and DBBC withdraws from consideration any implementation filings filed with the FCC, DBBC must pay $200,000 as liquidated damages for each such implementation filing it withdraws from consideration.

                         DBBC, L.L.C. AND SUBSIDIARIES

NOTE 14 -- MEMBERS' EQUITY

     DBBC's members each had an undivided interest in the profits or losses of DBBC, represented by units of ownership. Each unit is identical in all respects to every other unit. Members are entitled to one vote per unit, and income or loss is allocated in proportion to the number of units held. No additional member may be admitted to DBBC without the consent of a majority vote. A total of 400 units are issued and outstanding.

                                                                      APPENDIX A

                             ACQUISITION AGREEMENT,
                                   AS AMENDED

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ARTICLE 1   PURCHASE AND SALE; MERGERS; PURCHASE PRICE..................    A-2
  1.1       Purchase and Sale...........................................    A-2
  1.2       Mergers.....................................................    A-2
  1.3       Purchase Price..............................................    A-5
  1.4       Blocker Corp. Tax...........................................    A-6
  1.5       Pre-Closing Escrow Shares; Registration Rights Agreement....    A-6
  1.6       Escrow Agreement............................................    A-7
ARTICLE 2   APPLICATION TO AND CONSENT BY COMMISSION....................    A-7
  2.1       Commission Consent..........................................    A-7
  2.2       Application for Commission Consent..........................    A-7
  2.3       Absence of Commission Consent...............................    A-8
  2.4       Definition of Final Order...................................    A-8
  2.5       Effect of Termination.......................................    A-8
ARTICLE 3   CLOSING; DELIVERIES.........................................    A-8
  3.1       Closing.....................................................    A-8
  3.2       Deliveries by Seller Parties................................    A-8
  3.3       Deliveries by Buyer Parties.................................   A-10
  3.4       Further Assurances..........................................   A-10
ARTICLE 4   CLOSING CONDITIONS..........................................   A-11
  4.1       Conditions Precedent to the Obligations of the Buyer
            Parties.....................................................   A-11
  4.2       Conditions Precedent to the Obligations of the Seller
            Parties.....................................................   A-11
ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF SELLERS AND ENTITIES......   A-13
  5.1       Organization and Ownership Structure of the Companies;
            Standing and Qualification..................................   A-13
  5.2       Absence of Equity Investments...............................   A-13
  5.3       Authorization; No Violation.................................   A-13
  5.4       Financial Statements........................................   A-14
  5.5       Litigation..................................................   A-14
  5.6       Compliance; Properties; Authorizations......................   A-14
  5.7       Assets......................................................   A-15
  5.8       Contracts...................................................   A-16
  5.9       Accounts Receivable.........................................   A-16
  5.10      Insurance...................................................   A-16
  5.11      Absence of Changes or Events since Balance Sheet Date.......   A-17
  5.12      Intangibles.................................................   A-17
  5.13      Environmental Matters.......................................   A-18
  5.14      Employee Benefits...........................................   A-18
  5.15      Labor Matters...............................................   A-20
  5.16      Absence of Undisclosed Liabilities..........................   A-20

                                                                           PAGE
                                                                           ----
  5.17      Taxes.......................................................   A-20
  5.18      Barter......................................................   A-21
  5.19      Related Party Relationships.................................   A-21
  5.20      Disclosure..................................................   A-21
  5.21      Closing Expenses............................................   A-21
ARTICLE 6   REPRESENTATIONS AND WARRANTIES OF MEMBERS...................   A-21
  6.1       Title to Membership Interests...............................   A-21
  6.2       Capacity, Power and Authority...............................   A-21
  6.3       Authorization; No Violation.................................   A-21
  6.4       Litigation..................................................   A-22
ARTICLE 7   REPRESENTATIONS AND WARRANTIES OF BACI......................   A-22
  7.1       Organization and Standing...................................   A-22
  7.2       Capitalization..............................................   A-22
  7.3       Authorization; No Violation.................................   A-23
  7.4       Litigation..................................................   A-23
  7.5       No Investments, Operations, Liabilities.....................   A-23
  7.6       Taxes.......................................................   A-23
ARTICLE 8   REPRESENTATIONS AND WARRANTIES OF ALLIED BLOCKER CORP. AND
            ALLIED BLOCKER CORP. SHAREHOLDERS...........................   A-24
  8.1       Organization and Standing...................................   A-24
  8.2       Capitalization..............................................   A-24
  8.3       Authorization; No Violation.................................   A-24
  8.4       Litigation..................................................   A-25
  8.5       No Investments, Operations, Liabilities.....................   A-25
  8.6       Taxes.......................................................   A-25
ARTICLE 9   REPRESENTATIONS AND WARRANTIES OF BLOCKER CORP.
            SHAREHOLDERS................................................   A-26
  9.1       Title to Shares.............................................   A-26
  9.2       Capacity, Power and Authority...............................   A-26
  9.3       Authorization; No Violation.................................   A-26
  9.4       Litigation..................................................   A-26
ARTICLE 10  REPRESENTATIONS AND WARRANTIES OF BUYER.....................   A-27
  10.1      Organization and Standing...................................   A-27
  10.2      Capitalization..............................................   A-27
  10.3      Authorization; No Violation.................................   A-27
  10.4      Litigation..................................................   A-28
  10.5      Merger Shares and Stock Consideration.......................   A-28
  10.6      Buyer SEC Documents.........................................   A-28
  10.7      Financing...................................................   A-28
  10.8      Significant Subsidiaries; Buyer Parties.....................   A-29
  10.9      Proxy Statement; Registration Statement.....................   A-29
  10.10     Material Contracts..........................................   A-29

                                                                           PAGE
                                                                           ----
  10.11     FCC Qualifications..........................................   A-29
  10.12     Legally Required Shareholder Vote...........................   A-30
  10.13     Investment Representations of the Buyer Parties.............   A-30
  10.14     [intentionally deleted].....................................   A-30
  10.15     No Investments, Operations, Liabilities.....................   A-30
  10.16     Disclosure..................................................   A-30
  10.17     Tax Representations.........................................   A-30
  10.18     Commission Authorizations...................................   A-30
  10.19     Investment Company..........................................   A-31
ARTICLE 11  SECURITIES LAWS.............................................   A-31
  11.1      No Registration Statement...................................   A-31
  11.2      Investment Representations of Sellers.......................   A-31
  11.3      Conditions Precedent to Transfer of Merger Shares and Stock
            Consideration...............................................   A-31
ARTICLE 12  CERTAIN COVENANTS...........................................   A-32
  12.1      Conduct of Business.........................................   A-32
  12.2      Operations of Each of Companies.............................   A-33
  12.3      Conduct of Blocker Corps. Business..........................   A-33
  12.4      Conduct of Buyer's Business; Operations of Buyer............   A-34
  12.5      Changes in Information......................................   A-34
  12.6      Restrictions on Buyer.......................................   A-34
  12.7      Access to Information.......................................   A-34
  12.8      No Shop.....................................................   A-35
  12.9      Environmental Notices.......................................   A-35
  12.10     Supplying of Financial Statements...........................   A-35
  12.11     Non-Compete Agreements......................................   A-35
  12.12     HSR Filings.................................................   A-35
  12.13     Shareholder Meeting; SEC Filings............................   A-35
  12.14     Public Announcement.........................................   A-36
  12.15     Filing of Tax Returns.......................................   A-36
  12.16     Certain Taxes and Fees......................................   A-36
  12.17     Evidence of Title...........................................   A-36
  12.18     Surveys.....................................................   A-37
  12.19     Environmental Audits........................................   A-37
  12.20     Inspections, Reports and Studies............................   A-37
  12.21     Buyer's Actions.............................................   A-37
  12.22     Confidentiality.............................................   A-38
  12.23     Voting Agreement; Class B Consent...........................   A-38
  12.24     Information Provided by Sellers.............................   A-38
  12.25     Tax Matters.................................................   A-38
  12.26     Termination Payments........................................   A-38

                                                                           PAGE
                                                                           ----
ARTICLE 13  TERMINATION.................................................   A-39
  13.1      Termination.................................................   A-39
  13.2      Effect of Termination.......................................   A-40
  13.3      Specific Performance........................................   A-40
ARTICLE 14  INDEMNIFICATION.............................................   A-41
  14.1      General Obligation to Indemnify.............................   A-41
  14.2      Excluded Taxes; Indemnification by the Sellers..............   A-42
  14.3      Survival and Other Matters..................................   A-43
  14.4      Provisions Regarding Indemnification........................   A-44
  14.5      Tax Consequences............................................   A-44
  14.6      Exclusive Remedy............................................   A-44
ARTICLE 15  DEFINITIONS.................................................   A-44
ARTICLE 16  MISCELLANEOUS...............................................   A-51
  16.1      Binding Agreement...........................................   A-51
  16.2      Assignment..................................................   A-51
  16.3      Law To Govern...............................................   A-51
  16.4      Notices.....................................................   A-52
  16.5      Fees and Expenses...........................................   A-53
  16.6      Entire Agreement............................................   A-53
  16.7      Aurora Management Group, LLC Matters........................   A-53
  16.8      Waivers.....................................................   A-53
  16.9      Severability................................................   A-53
  16.10     No Third-Party Beneficiaries................................   A-53
  16.11     Appointment of Sellers' Representatives.....................   A-53
  16.12     Choice of Law, Submission to Jurisdiction, Etc. ............   A-54
  16.13     Counterparts................................................   A-55
  16.14     Headings....................................................   A-55
  16.15     Use of Terms................................................   A-55
  16.16     Survival....................................................   A-55

EXHIBITS
--------
Exhibit 1.1               Form of Membership Assignment
Exhibit 1.6               Form of Escrow Agreement
Exhibit 3.2(m)            Form of FCC Opinion
Exhibit 3.2(r)            Form of Class B Shareholder Agreement
Exhibit 3.3(g)            Form of FCC Opinion
Exhibit 15                Form of Warrant

SCHEDULES
---------
Schedule 1                Merger Shares, Subject Percentage Interests, etc.
Schedule 4.2(i)           Settlement Amounts
Schedule 5.1(a)           States of Incorporation and Qualification
Schedule 5.1(b)           Membership Interests
Schedule 5.2              Absence of Equity Investments
Schedule 5.3              No Conflicts
Schedule 5.4              Indebtedness
Schedule 5.5              Litigation
Schedule 5.6(a)           Compliance
Schedule 5.6(b)           Commission Authorizations
Schedule 5.6(c)           License Renewal Applications, etc.
Schedule 5.7(a)           Real Property
Schedule 5.7(b)           Personal Property
Schedule 5.7(c)           Permitted Liens
Schedule 5.8(a)           Contracts
Schedule 5.8(b)           Guarantees, Loans, etc.
Schedule 5.8(c)           Agency and Representative Agreements
Schedule 5.9              Accounts Receivable
Schedule 5.10             Insurance
Schedule 5.11             Absence of Changes
Schedule 5.12             Intangibles
Schedule 5.13             Environmental Matters
Schedule 5.14(a)          Employees
Schedule 5.14(c)          Changes to Benefit Plan
Schedule 5.14(e)          Severance Pay, etc.
Schedule 5.14(f)          Unresolved Claims
Schedule 5.16             Undisclosed Liabilities
Schedule 5.17             Taxes
Schedule 5.18             Barter Agreements
Schedule 5.19             Related Party Relationship
Schedule 5.21             Closing Expenses
Schedule 6.1              Title to Membership Interests
Schedule 6.3              Consents
Schedule 6.4              Litigation
Schedule 7.1              States of Incorporation and Qualifications
Schedule 7.2              Capitalization
Schedule 7.5              No Investments, Operations, etc.
Schedule 8.1              States of Incorporation and Qualification
Schedule 8.2              Capitalization
Schedule 9.3              Consents
Schedule 9.4              Litigation
Schedule 10.3             Consents, Authorizations, etc.
Schedule 10.4             Litigation
Schedule 12.1(e)          Dividends and Distributions

SCHEDULES
---------
Schedule 12.1(h)          Employee Benefit Plan
Schedule 12.1(k)          Loans, Asset Sales, etc.
Schedule 12.1(m)          Asset Acquisition, etc.
Schedule 12.4             Conduct of Business
Schedule 12.11            Non-Compete Agreements
Schedule 12.26            Termination Payments
Schedule 13.1(c)          BACI Termination
Schedule 14.1             Allied Percentage Interest
Schedule 14.3             Indemnification Cap
Schedule 16.7             Aurora Management Group Interests

                             ACQUISITION AGREEMENT

     This Agreement (the "Agreement"), dated as of November 18, 2001, by and among the following parties: (i) CUMULUS MEDIA INC. an Illinois corporation ("Buyer"); (ii) BA BLOCKER ACQUISITION CORP., a Delaware corporation ("BA Blocker Acquisition Corp."); (iii) AA BLOCKER ACQUISITION CORP., a Delaware corporation ("Allied Blocker Acquisition Corp." and, together with Buyer and BA Blocker Acquisition Corp. the "Buyer Parties"); (iv) AURORA COMMUNICATIONS, LLC, a Delaware limited liability company (the "Company"); (v) AURORA MANAGEMENT, INC., a Delaware corporation ("BA Blocker Corp."); (vi) ALLIED AURORA ACQUISITION CORP., a Maryland corporation ("Allied Blocker Corp.," BA Blocker Corp. together with Allied Blocker Corp. being hereinafter sometimes referred to as the "Blocker Corps."; and Blocker Corps. together with Company being hereinafter sometimes referred to as the "Entities"); (vii) ALLIED CAPITAL CORPORATION, a Maryland corporation ("Allied Capital") and ALLIED INVESTMENT CORPORATION, a Maryland corporation ("Allied Investment" and together with Allied Capital the "Allied Blocker Corp. Shareholders"); (viii) those certain entities and individuals identified on Appendix A hereto as the "BA Blocker Corp. Shareholders" (and together with Allied Blocker Corp. Shareholders, the "Blocker Corp. Shareholders"); (ix) those certain entities and individuals identified on Appendix A hereto as the "Members" (together with Blocker Corp. Shareholders, being hereinafter sometimes referred to as "Sellers"); and (x) FRANK OSBORN, a resident of the State of Connecticut, and BACI, both in their capacities as "Sellers' Representatives" (the Sellers' Representatives, together with the Company, Blocker Corps. and Sellers being hereinafter sometimes referred to as the "Seller Parties").

                                  WITNESSETH:

     WHEREAS, the Company owns and operates through the Subsidiaries the following radio stations, which broadcast radio programming into the markets indicated:

STATION                                                      MARKET
-------                                                      ------
WFAS -- FM...............................   White Plains/Westchester County
WFAS -- AM...............................   White Plains/Westchester County
WFAF -- FM...............................   Mount Kisco/Westchester County
WEBE -- FM...............................   Westport/Bridgeport, CT
WICC -- AM...............................   Bridgeport, CT
WRKI -- FM...............................   Brookfield/Danbury, CT
WAXB -- FM...............................   Patterson, NY/Danbury, CT
WINE -- AM...............................   Brookfield/Danbury, CT
WPUT -- AM...............................   Brewster, NY/Danbury, CT
WALL -- AM...............................   Middletown, NY
WPDH -- FM...............................   Poughkeepsie, NY
WPDA -- FM...............................   Jeffersonville/Poughkeepsie, NY
WRRB -- FM...............................   Arlington/Poughkeepsie, NY
WZAD -- FM...............................   Wurtsboro/Poughkeepsie, NY
WCZX -- FM...............................   Hyde Park/Poughkeepsie, NY
WEOK -- AM...............................   Poughkeepsie, NY
WKNY -- AM...............................   Kingston/Poughkeepsie, NY
WRRV -- FM...............................   Newburgh-Middletown, NY

(the "Stations"), pursuant to certain authorizations issued by the Federal Communications Commission (the "Commission" or "FCC") and the Company owns or leases through the Subsidiaries assets used or useful in connection with the operation of the Stations;

     WHEREAS, BA Blocker Corp. Shareholders are the current holders of all of the issued and outstanding shares of capital stock of BA Blocker Corp., Allied Blocker Corp. Shareholders are the current holders of all of the issued and outstanding shares of capital stock of Allied Blocker Corp., and Blocker Corps. and the Members own all of the outstanding membership interests in the Company;

     WHEREAS, the Company owns all of the outstanding membership interests of Aurora Holding, L.L.C., a Delaware limited liability company ("Aurora Holding") and Aurora Holding holds all of the outstanding membership interests in Operating Subsidiaries and License Subsidiaries;

     WHEREAS, each of the BA Blocker Corp. Shareholders and Allied Blocker Corp. Shareholders desires to sell to BA Blocker Acquisition Corp. and AA Acquisition Corp. all of its issued and outstanding shares of capital stock of BA Blocker Corp. and Allied Blocker Corp. as applicable, and each Member desires to sell to the Buyer its membership interests in the Company such that the Buyer Parties will acquire upon the closing of the transactions provided for herein directly, or indirectly, all of the membership interests in the Company;

     WHEREAS, the Board of Directors of each of the Buyer Parties has approved this Agreement, and deems it advisable and in the best interests of the shareholders of such Buyer Party to consummate the transactions contemplated by this Agreement, and the sole shareholder of each of BA Blocker Acquisition Corp. and Allied Blocker Acquisition Corp. has approved this Agreement and the consummation of the transactions contemplated by this Agreement;

     WHEREAS, all limited liability company or corporate authorizations requisite for the execution of delivery of this Agreement and the consummation of the transactions provided for herein by and in respect of each of the Entities and Sellers, which are not natural persons have been obtained;

     WHEREAS, each of the Sellers has agreed to appoint each of the Sellers' Representatives as attorney-in-fact as provided for herein; and

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                   PURCHASE AND SALE; MERGERS; PURCHASE PRICE

     1.1 Purchase and Sale. Subject to the terms and conditions hereinafter set forth at the Closing each of the Members shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens, all of such Member's membership interests in the Company (collectively, the "Membership Interests"). The sale, assignment, transfer and conveyance of the Membership Interests shall be evidenced by delivery to Buyer of assignments of such Membership Interests in the form attached as Exhibit 1.1 hereto (the "Membership Assignments"), executed by each of the Members in respect of its Membership Interests.

     1.2  Mergers.

          1.2.1  Merger of BA Blocker Corp.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, which shall constitute a "plan of reorganization" for purposes of Section 368 of the Code, and in accordance with the Delaware Code, BA Blocker Corp. shall be merged with and into BA Blocker Acquisition Corp. (the "BA Merger") at Closing. Following the BA Merger, BA Blocker Acquisition Corp. shall continue as the surviving corporation (the "BA Surviving Corporation") and the separate corporate existence of the BA Blocker Corp. shall cease.

          (b) A certificate of merger (the "Certificate of Merger) shall be duly prepared and executed in accordance with the Delaware Code and delivered on the Closing Date to the Secretary of State of the State of Delaware for filing. The BA Merger shall become effective upon the date and time of the filing of the Certificate of Merger or such other date and time as Buyer and the Sellers' Representatives shall agree and specify in the Certificate of Merger (the time the BA Merger becomes effective being referred to as the "BA Effective Time"). The BA Merger shall have the effects set forth in the Delaware Code.

          (c) The Certificate of Incorporation of BA Blocker Acquisition Corp. as in effect immediately preceding the BA Effective Time shall be the Certificate of Incorporation of the BA Surviving Corporation. The Bylaws of BA Blocker Acquisition Corp. as in effect immediately preceding the BA Effective Time shall be the Bylaws of the BA Surviving Corporation.

          (d) The directors of BA Blocker Acquisition Corp. immediately prior to the BA Effective Time shall be the directors of the BA Surviving Corporation and shall hold office from the BA Effective Time until their respective successors are duly elected or appointed and qualified in a manner provided in the Certificate of Incorporation and Bylaws of BA Surviving Corporation, or as otherwise provided by law.

          (e) The officers of BA Blocker Acquisition Corp. immediately prior to the BA Effective Time shall be the officers of the BA Surviving Corporation and shall hold office from the BA Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the BA Surviving Corporation, or as otherwise provided by law.

          (f) The shares of BA Blocker Corp. Stock issued and outstanding immediately prior to the BA Effective Time shall, at the BA Effective Time, by virtue of the BA Merger and without any action on the part of the holders thereof, be converted into the right to receive (i) that number of shares of Class B Common Stock, $.01 par value ("Class B Common Stock") set forth on Schedule 1 hereto, (ii) that number of shares of Class A Common Stock, $.01 par value of Buyer ("Class A Common Stock") set forth on
     Schedule 1 (such shares of Class B Common Stock and Class A Common Stock, collectively, the "BA Merger Shares"), and (iii) Warrants exercisable for that number of Warrant Shares set forth on Schedule 1 hereto, deliverable to the holders thereof without interest on the value thereof in the relative amounts set forth on Schedule 1. At the BA Effective Time, certificates which formerly represented shares of BA Blocker Corp. Stock shall only represent the right to receive the BA Merger Shares upon surrender of such certificates to Buyer.

          (g) Each share of BA Blocker Corp. Stock held in the treasury of the BA Blocker Corp. immediately prior to the BA Effective Time shall, at the BA Effective Time, by virtue of the BA Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist.

          (h) Each share of BA Blocker Acquisition Corp. Stock issued and outstanding immediately prior to the BA Effective Time shall, at the BA Effective Time, by virtue of the BA Merger and without any action on the part of the holder thereof, be converted into one share of common stock, $.01 par value, of BA Surviving Corporation.

          (i) The BA Merger Shares shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares and shall, when issued pursuant to the provisions hereof, be fully paid and nonassessable.

          (j) The number of BA Merger Shares and Warrant Shares and the exercise price of the Warrants shall be adjusted to reflect any stock dividends, combinations, splits or similar recapitalization events occurring or having occurred between the date of this Agreement and the Closing with respect to the Class A Common Stock, if any. In addition to any adjustments required by the preceding sentence, the number of BA Merger Shares and Warrant Shares that are shares of Class B Common Stock shall be adjusted to reflect any stock dividends, combinations, splits or similar recapitalization events occurring or having occurred between the date of this Agreement and the Closing with respect to the Class B Common Stock, if any.

          1.2.2  Merger of Allied Blocker Corp.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, which shall constitute a "plan of reorganization" for purposes of Section 368 of the Code, and in accordance with the Delaware Code and the Maryland Code, Allied Blocker Acquisition Corp. shall be merged with and into Allied Blocker Corp. (the "Allied Merger") at Closing. Following the Allied Merger, Allied Blocker Corp. shall continue as the surviving corporation (the "Allied Surviving Corporation") and the separate corporate existence of the Allied Blocker Acquisition Corp. shall cease.

          (b) Articles of merger (the "Articles of Merger") shall be duly prepared and executed in accordance with the Maryland Code and delivered on the Closing Date to the Secretary of State of the State of Delaware and of Maryland for filing. The Allied Merger shall become effective upon the date and time of the filing of the Articles of Merger, or such other date and time as Buyer and the Sellers' Representatives shall agree and specify in the Articles of Merger (the time the Allied Merger becomes effective being referred to as the "Allied Effective Time"). The Allied Merger shall have the effects set forth in the Delaware Code and Maryland Code.

          (c) The Articles of Incorporation of Allied Blocker Acquisition Corp. as in effect immediately preceding the Allied Effective Time shall be the Articles of Incorporation of the Allied Surviving Corporation. The Bylaws of Allied Blocker Acquisition Corp. as in effect immediately preceding the Allied Effective Time shall be the Bylaws of the Allied Surviving Corporation.

          (d) The directors of Allied Blocker Acquisition Corp. immediately prior to the Allied Effective Time shall be the directors of the Allied Surviving Corporation and shall hold office from the Allied Effective Time until their respective successors are duly elected or appointed and qualified in a manner provided in the Articles of Incorporation and Bylaws of Allied Surviving Corporation, or as otherwise provided by law.

          (e) The officers of Allied Blocker Acquisition Corp. immediately prior to the Allied Effective Time shall be the officers of the Allied Surviving Corporation and shall hold office from the Allied Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Allied Surviving Corporation, or as otherwise provided by law.

          (f) The shares of Allied Blocker Corp. Stock issued and outstanding immediately prior to the Allied Effective Time shall, at the Allied Effective Time, by virtue of the Allied Merger and without any action on the part of the holders thereof, be converted into the right to receive (i) that number of shares of Class A Common Stock set forth on Schedule 1 hereto (such shares of Class A Common Stock, the "Allied Merger Shares" and, together with the BA Merger Shares, collectively, the "Merger Shares") and (ii) Warrants exercisable for that number of Warrant Shares set forth on Schedule 1 hereto, deliverable to the holders thereof without interest on the value thereof in the relative amounts set forth on Schedule 1. At the Allied Effective Time, certificates which formerly represented shares of Allied Blocker Corp. Stock shall only represent the right to receive the Allied Merger Shares upon surrender of such certificates to Buyer.

          (g) Each share of Allied Blocker Corp. Stock held in the treasury of the Allied Blocker Corp. immediately prior to the Allied Effective Time shall, at the Allied Effective Time, by virtue of the Allied Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist.

          (h) Each share of Allied Blocker Acquisition Corp. Stock issued and outstanding immediately prior to the Allied Effective Time shall, at the Allied Effective Time, by virtue of the Allied Merger and without any action on the part of the holder thereof, be converted into one share of common stock, $.01 par value, of Allied Surviving Corp.

          (i) The Allied Merger Shares shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares and shall, when issued pursuant to the provisions hereof, be fully paid and nonassessable.

          (j) The number of Allied Merger Shares and Warrant Shares and the exercise price of the Warrants shall be adjusted to reflect any stock dividends, combinations, splits or similar recapitalization events occurring or having occurred between the date of this Agreement and the Closing with respect to the Class A Common Stock, if any.

     1.3  Purchase Price.

          1.3.1 Purchase Price Elements. The aggregate consideration to be paid by Buyer for the Membership Interests shall consist of the Stock Consideration and Cash Consideration.

          1.3.2 Stock Consideration. Subject to the provisions of Section 1.6 hereof, Buyer shall deliver share certificates at Closing representing that number of shares of Class A Common Stock set forth on Schedule 1 hereto (the "Stock Consideration") and Warrants exercisable for that number of Warrant Shares set forth on Schedule 1 hereto to the Members in the relative amounts set forth on Schedule 1; provided, however, that the number of shares of Stock Consideration and Warrant Shares and the exercise price of the Warrants shall be adjusted to reflect any stock dividends, combinations, splits or similar recapitalization events occurring or having occurred between the date of this Agreement and the Closing with respect to the Class A Common Stock, if any. A portion of the Stock Consideration shall be delivered at Closing to the Escrow Agent as provided for in
     Section 1.6 hereof.

          1.3.3 Cash Consideration. At the Closing, the Buyer shall pay the following:

             (i) To each of the Members, their respective Cash Percentage of an amount equal to (A) $93 million; (B) minus the amount of the Non-Compete Payments; (C) minus the Existing Debt Payoff Amount; (D) minus the Escrow Amount (each a "Closing Payment" and collectively, the "Closing Payments"), in cash, payable by wire transfer or delivery of other immediately available funds. The Closing Payments shall be made to a bank account designated by each of the Members as set forth on Schedule 1 hereto.

             (ii) To the Escrow Agent, the Escrow Amount in cash, if any, payable into the Escrow Account (as defined in the Escrow Agreement) by wire transfer or delivery of other immediately available funds, with the Escrow Amount credited to the respective individual accounts of the Sellers as set forth on Schedule 1 hereto.

             (iii) To the Lenders, the Existing Debt Payoff Amount as provided in Section 1.3.5.

          1.3.4 Non-Compete Payment. At the Closing, the Buyer shall pay one thousand dollars ($1,000.00) to each Seller executing a Non-Compete Agreement simultaneously herewith, in cash by wire transfer or delivery of other immediately available funds (collectively, the "Non-Compete Payments"). The Non-Compete Payments shall be made to a bank account designated by each such Seller.

          1.3.5 Existing Debt Payoff Amount. As soon as practicable, but in no event later than five (5) days before the Closing Date, the Company shall deliver to Buyer a pay-off letter or similar statement in customary form from each of the Lenders setting forth the amount of each debt constituting the Existing Debt (such amounts collectively the "Existing Debt Payoff Amount"). At Closing, Buyer shall pay to the Lenders, an amount equal to the Existing Debt Payoff Amount, in cash, payable by wire transfer or delivery of other immediately available funds, as directed by the applicable Lender.

          1.3.6 Merger Shares. At Closing, the Blocker Corp. Shareholders shall deliver to Buyer certificates representing their Shares free and clear of all Liens. In exchange therefor, subject to the provisions of
     Section 1.6, Buyer shall deliver to Blocker Corp. Shareholders certificates representing the Merger Shares, and Warrants, each in the relative amounts and in the class set forth on Schedule 1. A portion of the Merger Shares shall be delivered at Closing to the Escrow Agent as provided for in Section 1.6 hereof.

     1.4  Blocker Corp. Tax.

     (a) No later than ten (10) days prior to the Closing Date, (i) the Company shall prepare and deliver to the Buyer a computation of the Blocker Corp. Tax for BA Blocker Corp. (the "BA Blocker Corp. Tax Amount") and (ii) Allied Blocker Corp. shall prepare and deliver to the Buyer a computation of the Blocker Corp. Tax for Allied Blocker Corp. (the "Allied Blocker Corp. Tax Amount" and, together with the BA Blocker Corp. Tax Amount, the "Blocker Corp. Tax Amount"). Absent a good faith objection of the Buyer, delivered no later than five (5) days prior to the Closing Date as to the computation of the Blocker Corp. Tax Amount for either of the Blocker Corps., such estimate shall be used solely to effectuate the Closing and, absent a dispute properly submitted in accordance with Section 1.4(b), shall be conclusive and binding on the parties hereto. Should the Buyer object to the Blocker Corp. Tax Amount for either of the Blocker Corps., it shall provide in writing its proposed adjustment to the computation of such Blocker Corp. Tax Amount and such Buyer-adjusted amount shall be considered such Blocker Corp. Tax Amount solely to effectuate the Closing and, absent a dispute properly submitted in accordance with Section 1.4(b), shall be conclusive and binding on the parties hereto. The Company, on behalf of BA Blocker Corp., and Allied Blocker Corp. Shareholders, respectively, shall pay to Buyer at Closing the BA Blocker Corp. Tax Amount and Allied Blocker Corp. Tax Amount, respectively, in cash, payable by wire transfer or delivery of other immediately available funds. At Closing, the BA Blocker Corp. Shareholders shall reimburse the Company for such portion of the BA Blocker Tax Amount which is not the responsibility of the Company pursuant to the Company LLC Agreement.

     (b) In the event that Buyer, BA Blocker Corp. or Allied Blocker Corp. has a dispute with respect to the BA Blocker Corp. Tax Amount or the Allied Blocker Corp. Tax Amount used to effectuate the Closing, (i) the disputing party shall provide written notice of such dispute to the non-disputing party and (ii) shall submit the dispute for resolution to the Accounting Expert who shall, sitting as experts and not as arbitrators, resolve the dispute. The fees of the Accounting Expert shall be paid equally by the BA Blocker Corp. Shareholders and the Buyer, or by the Allied Blocker Corp. Shareholders and Buyer, as the case may be. The Blocker Corp. Shareholders, the Company and their respective accountants, shall each make readily available to the Accounting Expert all relevant work papers and books and records relating to the Blocker Corps. The Accounting Expert shall make a determination as soon as practicable but in any event within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the dispute and its adjustments to the BA Blocker Corp. Tax Amount or the Allied Block Corp. Tax Amount shall be conclusive and binding upon the parties hereto. Within five (5) days of the determination of the BA Blocker Corp. Tax Amount or the Allied Blocker Corp. Tax Amount, Buyer or the Company on the one hand, or Allied Blocker Corp. Shareholders or Buyer on the other hand, as the case may be, shall pay to the other any difference between such amount and the BA Blocker Corp. Tax Amount or the Allied Blocker Corp. Tax Amount used to effectuate Closing, if any. Any payment pursuant to this Section 1.4(b) shall be by wire transfer or delivery of other immediately available funds as directed by the Buyer or the Company or Allied Blocker Corp. Shareholders, as the case may be. The BA Blocker Corp. Shareholders shall immediately reimburse the Company for the portion of any payment in respect of the BA Blocker Corp. Tax Amount made by the Company which is not the responsibility of the Company pursuant to the Company LLC Agreement and the Company shall immediately distribute to the BA Blocker Corp. Shareholders the portion of any payment received by the Company in respect of the BA Blocker Corp. Tax Amount previously reimbursed to the Company by the BA Blocker Corp. Shareholders.

     1.5  Pre-Closing Escrow Shares; Registration Rights Agreement.

     (a) Simultaneously with the execution and delivery of this Agreement, Buyer shall deliver to the Pre-Closing Escrow Agent a certificate or certificates representing 770,000 shares of Class A Common Stock (the "Pre-Closing Escrow Shares"). The Pre-Closing Escrow Agent shall hold and disburse the Pre-

Closing Escrow Shares under the terms of an escrow agreement (the "Pre-Closing Escrow Agreement") in the form previously agreed upon by the parties, which is being executed and delivered by Buyer, the Company, the Sellers' Representatives on behalf of Sellers, and the Pre-Closing Escrow Agent simultaneously with the execution and delivery of this Agreement.

     (b) Simultaneously with the execution and delivery of this Agreement, Buyer, the Company and Sellers, are executing and delivering a registration rights agreement in connection with the Pre-Closing Escrow Shares, Merger Shares, Stock Consideration and Warrant Shares (the "Registration Rights Agreement"), in the form previously agreed upon by the parties.

     1.6 Escrow Agreement. Buyer and Sellers' Representatives covenant to enter at the Closing into an escrow agreement substantially in the form of
Exhibit 1.6 hereto (the "Escrow Agreement"). At the Closing, Buyer shall deliver on behalf of Sellers to the Escrow Agent certificates representing (i) the number of the Merger Shares that are otherwise to be delivered to the Blocker Corp. Shareholders pursuant to this Agreement, and (ii) the number of shares of the Stock Consideration otherwise to be delivered to the Members pursuant to this Agreement, along with executed in blank stock transfers for each certificate, equal in aggregate Market Value to Five Million Dollars ($5,000,000) less the Escrow Amount, if any (collectively, the "Escrow Shares"), such Escrow Shares to be withheld from the Merger Shares and Stock Consideration otherwise deliverable to each of the Blocker Corp. Shareholders and Members in the relative amounts and in the class set forth in Schedule 1. In addition, at the Closing the Buyer shall pay to the Escrow Agent by wire transfer of immediately available funds an amount, if any, determined by the Sellers' Representatives which shall be less than or equal to Five Million Dollars ($5,000,000) (the "Escrow Amount"). The Escrow Amount shall be withheld from the Cash Consideration otherwise deliverable to the Members in accordance with their respective Cash Percentage.

                                   ARTICLE 2

                    APPLICATION TO AND CONSENT BY COMMISSION

     2.1 Commission Consent. Consummation of the purchase and sale provided for herein and the performance of the obligations of the parties hereto to close under this Agreement are subject to the condition that the Commission shall have issued its Final Order (as hereinafter defined).

     2.2 Application for Commission Consent. Within ten business days after the execution of this Agreement, the Companies and the Buyer shall jointly file with the FCC applications for transfer of control of the License Subsidiaries from the Sellers to the Buyer (the "Transfer of Control Applications"). The costs of the FCC filing fees in connection with the Transfer of Control Applications shall be divided equally between the Company and the Buyer. The Sellers, the Companies and the Buyer shall thereafter prosecute the Transfer of Control Applications with all reasonable diligence and otherwise use their commercially reasonable efforts to obtain the grant of the Transfer of Control Applications as expeditiously as practicable (but neither the Sellers nor the Buyer shall have any obligation to satisfy complaints of the FCC by taking any steps which would have a material adverse effect upon the Buyer, the Sellers, or the Stations). If the FCC imposes any condition on any party to the Transfer of Control Applications, such party shall use commercially reasonable efforts to comply with such condition; provided, however, that no such party shall be required hereunder to comply with any condition that would have a material adverse effect upon the Buyer, the Sellers or the Stations. Notwithstanding the foregoing sentence, Buyer agrees to divest any media interest which it acquires or agrees to acquire after the date of this Agreement if necessary to obtain FCC approval of the Transfer of Control Applications. The Sellers, the Companies and the Buyer shall jointly oppose any petitions to deny or other objections to FCC grant of any Transfer of Control Applications, and any requests for reconsideration or judicial review of FCC approval of the Transfer of Control Applications and shall jointly request from the FCC an extension of the effective period of FCC approval of the Transfer of Control Applications if the Closing shall not have occurred prior to the expiration of the original effective period of the FCC consent to the Transfer of Control Applications.

     2.3 Absence of Commission Consent. This Agreement, prior to the Closing, may be terminated by the Sellers' Representatives, on behalf of the Seller Parties, on the one hand, or Buyer, on behalf of the Buyer Parties, on the other hand, upon written notice to the other(s), if the Initial Order is not issued or the Initial Order has not become a Final Order within twelve (12) months after the date hereof, or if the FCC issues an order (a "Denial Order") denying the Transfer of Control Applications; provided, however, that neither the Sellers' Representatives nor Buyer, as the case may be, may terminate this Agreement if any of the Sellers (in the case of a termination by the Sellers' Representatives) or the Buyer Parties (in the case of a termination by the Buyer) is in material default or breach under this Agreement, or if a delay in any decision or determination by the Commission respecting the Transfer of Control Applications has been caused or materially contributed to (i) by any failure of Sellers or Buyer, as the case may be, to furnish, file or make available to the Commission information within its respective control or, with respect to Sellers, failure to cause the Companies to provide such information;
(ii) by the willful furnishing by any of the Seller Parties or Buyer Parties, as the case may be, of incorrect, inaccurate or incomplete information to the Commission; (iii) in the case of an attempt to terminate this Agreement by Buyer, by the acquisition or agreement to acquire or programming after the date of this Agreement by Buyer of any media interest (including the right to program a broadcast station), the possession of which, along with the ownership of any of the Stations, violates the FCC's media ownership rules or policies; or (iv) by any other action taken by any of the Seller Parties or Buyer Parties, as the case may be, for the purpose of delaying the Commission's decision or determination respecting the Transfer of Control Applications.

     2.4 Definition of Final Order. For purposes of this Agreement, the term "Final Order" shall mean an order of the Commission which is not reversed, stayed, enjoined or set aside, and with respect to which no timely request for stay, reconsideration, review, rehearing or notice of appeal or determination to reconsider or review is pending, and as to which the time for filing any such request, petition or notice of appeal or for review by the Commission or a court with jurisdiction over such matters, and for any reconsideration, stay or setting aside by the Commission or court on its own motion or initiative, has expired.

     2.5 Effect of Termination. No termination under this Article 2 shall affect any rights or obligations under this Agreement arising by reason of any breach or default by any party under this Agreement prior to such termination or any remedy to which any party hereto may be entitled by reason of such breach or termination, each of which shall survive such termination.

                                   ARTICLE 3

                              CLOSING; DELIVERIES

     3.1 Closing. The Closing under this Agreement (the "Closing") shall take place at the offices of Jones, Day, Reavis & Pogue, 3500 SunTrust Plaza, 303 Peachtree Street, Atlanta, Georgia 30308-3242, commencing at 10:00 a.m., Eastern Time, on the later of (i) the tenth (10th) business day after the Initial Order shall have become a Final Order, or (ii) the tenth (10th) business day following the obtaining of the approval required under the HSR Act, or the termination or expiration of the waiting period in respect thereof or (iii) the third (3rd) business day following receipt of the Requisite Buyer Vote or such other date, place or time as the Buyer and the Sellers' Representatives may mutually agree upon in writing. The date of the Closing is herein called the "Closing Date". All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

     3.2 Deliveries by Seller Parties. At the Closing, the Seller Parties shall deliver to Buyer:

     (a) certificates representing all of the shares of the issued and outstanding capital stock of each Blocker Corp.;

     (b) Membership Assignments, duly executed by the Members in respect of all the Membership Interests;

     (c) a certificate by an officer of each Blocker Corp., and by an officer, partner or member of each Blocker Corp. Shareholder that is not a natural person, stating that the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been fully authorized by all necessary corporate or other required action and a certificate of incumbency for the officers of each Blocker Corp., and the officers, partners or members of each Blocker Corp. Shareholder;

     (d) a certificate by an officer, partner or member of each Member that is not a natural person stating that the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been fully authorized by all necessary corporate or other required action, and a certificate of incumbency for the officers, partners or members of such Member;

     (e) a certificate by an officer or manager of the Company stating that the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been fully authorized by all necessary limited liability company action and a certificate of incumbency for the officers or managers of Company;

     (f) the corporate minute book, stock ledger and all other original and duplicate corporate records of each of the Blocker Corps.;

     (g) all minutes and all other original and duplicate limited liability company records of each of the Companies;

     (h) a certified copy of the certificate of incorporation of each of the Blocker Corps., including all amendments thereto, and of the certificates of organization of each of the Companies, including all amendments thereto, each dated within ten (10) days of the Closing Date;

     (i) a copy of the bylaws of each of the Blocker Corps., including all amendments thereto, certified by an officer of each such Blocker Corp., and copies of the operating agreements of each of the Companies, including all amendments thereto, certified by an officer or manager of each such respective Company;

     (j) certificates of good standing with respect to each of the Blocker Corps. and each of the Companies, issued within ten (10) days of Closing by the Secretary of State of the state of its incorporation or organization, as the case may be, and any other jurisdiction in which any of Blocker Corps. and any of the Companies are qualified to do business;

     (k) the Escrow Agreement executed by the Sellers' Representatives;

     (l) the certificates described in Section 4.1(b) hereof;

     (m) opinion of special communications counsel for the Companies, in substantially the form attached as Exhibit 3.2(m) hereto, dated as of the Closing Date, addressed to Buyer;

     (n) resignations of each director and officer of each of the Blocker Corps. and each manager and/or officer of each of the Companies;

     (o) cash, by wire transfer or other immediately available funds from the Company and Allied Blocker Corp. Shareholders, respectively, in the amount of the BA Blocker Corp. Tax Amount and the Allied Blocker Corp. Tax Amount, respectively;

     (p) the Certificate of Merger and Articles of Merger executed by BA Blocker Corp. and Allied Blocker Corp., respectively;

     (q) a bring-down Representation Letter executed by BA Blocker Corp. dated as of the Closing Date;

     (r) the Class B Shareholder Agreement executed by BACI; and

     (s) all other documents required by the terms of this Agreement to be delivered to Buyer at the Closing and such other evidence of the performance of all covenants and satisfaction of all conditions required of any of the Seller Parties by this Agreement, at or prior to the Closing, as Buyer or its counsel may reasonably require.

     3.3 Deliveries by Buyer Parties. At the Closing, the Buyer Parties will deliver to Sellers in the case of paragraph (a) below and to Sellers' Representatives in all other cases:

     (a) stock certificates representing the Merger Shares and Stock Consideration (not including the Escrow Shares which shall be delivered in accordance with Section 1.6) and the Closing Payments in cash by wire transfer or delivery of other immediately available funds;

     (b) satisfactory evidence of the Requisite Buyer Vote;

     (c) copies of corporate resolutions of the Board of Directors of each of the Buyer Parties authorizing the execution, delivery and performance of this Agreement and the Transactions Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby, certified by an officer of each of the Buyer Parties and a certificate of incumbency for officers of each of the Buyer Parties;

     (d) Warrants in favor of each of the Sellers listed on Schedule 1 executed by the Buyer;

     (e) the Escrow Agreement executed by the Buyer;

     (f) the certificate of an officer of the Buyer Parties described in Section 4.2(b) hereof;

     (g) an opinion of special communications counsel for Buyer, in substantially the form attached as Exhibit 3.3(g) hereto, dated as of the Closing Date, addressed to Sellers' Representatives for the benefit of the Sellers;

     (h) the Certificate of Merger and Articles of Merger executed by BA Acquisition Corp., and AA Acquisition Corp., respectively;

     (i) a certified copy of the Certificate or Articles of Incorporation of each of the Buyer Parties, including all amendments thereto, dated within ten
(10) days of the Closing Date;

     (j) certificates of good standing with respect to each of the Buyer Parties issued within ten (10) days of the Closing by the Secretary of State of the State of their incorporation;

     (k) Bring-down Representation Letters executed by the Buyer Parties dated as of the Closing Date;

     (l) an opinion of counsel for Buyer in customary form as to the authorization and enforceability of this Agreement and the Transaction Documents, addressed to the Sellers' Representatives for the benefit of the Sellers;

     (m) the Class B Shareholder Agreement executed by Buyer; and

     (n) all other documents required by the terms of this Agreement to be delivered to the Sellers' Representatives at the Closing and such other evidence of performance of all the covenants and satisfaction of all of the conditions required of the Buyer Parties by this Agreement at or before the Closing as the Sellers' Representatives or their counsel may reasonably require.

     3.4 Further Assurances. At any time and from time to time after the Closing, and without further consideration, each party shall cooperate and take such actions, and execute such other documents, as may be reasonably requested by another party in order to more effectively transfer the Shares and Membership Interests, to put Buyer in actual possession and operating control, directly or indirectly of the Companies, to issue the Merger Shares and Stock Consideration to the Sellers, and to otherwise carry out the provisions and purposes of this Agreement.

                                   ARTICLE 4

                               CLOSING CONDITIONS

     4.1 Conditions Precedent to the Obligations of the Buyer Parties. The obligations of the Buyer Parties under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to Closing of each of the following conditions all of which may be waived, in whole or in part, by Buyer for purposes of consummating such transactions, but without prejudice to any other right or remedy which Buyer may have hereunder as a result of any misrepresentation by or breach of any covenant or warranty of Seller Parties contained herein or any other certificate or instrument furnished by or on behalf of any of the Seller Parties hereunder:

     (a) the representations and warranties made by each of the Seller Parties in this Agreement, any schedules and exhibits hereto and/or any certificates delivered in connection with this Agreement shall be true and correct when made, and shall also be true and correct at the time of Closing, with the same force and effect as though such representations and warranties were made at that time; provided, that for this purpose all qualifications and exceptions contained in such representations and warranties relating to materiality or any similar standard or qualification shall be disregarded; provided further, however, that notwithstanding the foregoing, this condition shall be deemed to be satisfied if all breaches of such representations and warranties without giving effect to the provision indicated above could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

     (b) each covenant, agreement and obligation required by the terms of this Agreement to be complied with and performed by the Seller Parties, at or prior to the Closing shall have been duly and properly complied with and performed in all material respects including, without limitation, the execution and delivery of all of the documents described in Article 3 hereof, and the Sellers' Representatives shall deliver to Buyer a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 4.1(a) hereof;

     (c) the Initial Order shall have been issued and become a Final Order and the execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law, including without limitation all approvals or expiration or early termination of any waiting period required under the HSR Act;

     (d) Buyer shall have received a bring-down opinion from its counsel to the effect that the BA Merger will qualify as a reorganization pursuant to Section 368(a) of the Code, which opinion shall be in customary form reasonably acceptable to Buyer;

     (e) this Agreement, the issuance of the Merger Shares, Stock Consideration, Warrants and Warrant Shares, and the transactions contemplated hereby shall have received the Legally Required Shareholder Vote and shall have been approved by the affirmative vote of a majority of the votes actually cast by those holders of shares of Class A Common Stock and Class C Common Stock (excluding any Seller or any Affiliates of any Seller to the extent such Persons hold Class A Common Stock or Class C Common Stock), voting together as a single class in accordance with the provisions of Buyer's Articles of Incorporation, at a meeting of Buyer's shareholders held for such purpose at which a quorum is present (the latter approval, together with the Legally Required Shareholder Vote, being the "Requisite Buyer Vote"); and

     (f) the Buyer shall have closed and received funding in respect of the Financing required to consummate the transactions provided for herein pursuant to the Financing Letters, or such other financing or financings enabling the Buyer Parties to consummate such transactions.

     4.2 Conditions Precedent to the Obligations of the Seller Parties. The obligations of the Seller Parties under this Agreement to consummate the transactions contemplated hereby are, subject to the satisfaction at or prior to Closing of each of the following conditions all or any of which may be waived, in whole or part, by Seller Parties for purposes of consummating such transactions, but without prejudice to any other right or remedy which Seller Parties may have hereunder as a result of any misrepresentation by or breach of any covenant or warranty of the Buyer Parties contained herein or any other certificate or instrument furnished by the Buyer Parties hereunder:

     (a) the representations and warranties made by the Buyer Parties contained in this Agreement or any exhibits hereto or any certificates delivered in connection with this Agreement shall be true and correct when made, and shall also be true and correct at the time of the Closing, with the same force and effect as though such representations and warranties were made at that time; provided, that for this purpose all qualifications and exceptions contained in such representations and warranties relating to materiality or any similar standard or qualification shall be disregarded; provided further, however, that notwithstanding the foregoing, this condition shall be deemed to be satisfied if all breaches of such representations and warranties without giving effect to the provision indicated above could not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect;

     (b) each covenant, agreement and obligation required by the terms of this Agreement to be complied with and performed by the Buyer Parties, at or prior to the Closing shall have been duly and properly complied with and performed in all material respects including, without limitation, the execution and delivery of all of the documents described in Article 3 hereof, and an officer of Buyer shall deliver to Seller Parties a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in
Section 4.2(a) hereof;

     (c) the Initial Order shall have been issued and become a Final Order and the execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law, including without limitation all approvals or expiration or early termination of any waiting period required under the HSR Act;

     (d) The Merger Shares Registration Statement shall have been declared effective by the SEC, and no stop order suspending effectiveness shall be in effect and the Merger Shares, Stock Consideration and Warrant Shares shall have been approved for listing upon notice of issuance by Nasdaq;

     (e) BACI shall have received a bring-down opinion from its tax counsel that the BA Merger will qualify as a reorganization pursuant to Section 368(a) of the Code, which opinion shall be in customary form reasonably acceptable to BACI;

     (f) this Agreement, the issuance of Merger Shares, Stock Consideration, Warrants and Warrant Shares and the transactions contemplated hereby shall have been approved by the Requisite Buyer Vote;

     (g) [intentionally deleted]; and

     (h) Sellers' Representatives shall have received evidence reasonably satisfactory to them that all shareholder class action litigation relating to Buyer's restatement of certain revenues and expenses for the first, second and third quarters of fiscal year 1999 have been settled (or the Buyer has a binding agreement from the plaintiffs in that regard and such binding agreement shall not have been withdrawn or terminated by the Buyer and shall have been approved by a final order of the relevant court) or are otherwise no longer pending, and the terms of any such settlement shall be reasonably satisfactory to the Sellers' Representatives; provided, that settlement terms consisting of (i) Buyer's payment of all preexisting insurance proceeds available to it plus cash and shares of Class A Common Stock of no more than the settlement amounts shown on Schedule 4.2 and (ii) Buyer's assumption of such non-monetary obligations that, in the aggregate, would not have a Buyer Material Adverse Effect shall be deemed satisfactory to the Sellers' Representatives.

                                   ARTICLE 5

             REPRESENTATIONS AND WARRANTIES OF SELLERS AND ENTITIES

     The Sellers and Entities, severally, hereby make each of the following representations and warranties to and for the benefit of the Buyer Parties as follows:

     5.1 Organization and Ownership Structure of the Companies; Standing and Qualification.

     (a) Each of the Companies is a limited liability company, validly existing and in good standing under the laws of the jurisdiction of its respective formation. Sellers have delivered to Buyer true, correct and complete copies of the Certificate of Organization and the limited liability company agreements of each of the Companies. Each of the Companies is duly qualified to transact business and is in good standing in each jurisdiction where the character of its respective properties owned or held under lease or the nature of its respective activities makes such qualifications necessary, which jurisdictions are also listed on Schedule 5.1(a), except where failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect. Each of the Companies has the power and authority to own, lease and operate its assets and to carry on its business in the manner in which it was conducted immediately prior to the date of this Agreement and to carry out the transactions contemplated by this Agreement.

     (b) Schedule 5.1(b) sets forth the total membership interest held, whether reflected in units or otherwise, in each of the Companies issued and outstanding and the name of each member and each member's ownership interest in each of the Companies. All such membership interests are validly issued. The Members and Blocker Corps. collectively own all of the title, rights and interest in and to all membership interests of the Company. The Company owns all of the title, rights and interest in all membership interests of Aurora Holding. Aurora Holding owns all of the title, rights and interest in the membership interests of each of the Operating Subsidiaries and the License Subsidiaries. Except as set forth on Schedule 5.1(b), there are no outstanding commitments or plans by any of the Companies, to issue any additional membership interest, to admit any additional members, or to purchase or redeem any membership interest. There are not outstanding any securities or obligations which are convertible into or exchangeable for any beneficial title, rights or interest in the Company or any of the Subsidiaries, other than any rights that are part of the Membership Interests to be acquired by Buyer at Closing or are held by one of the Blocker Corps. as part of its Membership Interest.

     5.2  Absence of Equity Investments.  Except as described in Section 5.1 and
Schedule 5.2 hereto for each of the Companies, the Companies do not, either directly or indirectly, own of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, limited liability company, joint venture, trust or other business entity.

     5.3 Authorization; No Violation. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party have been duly authorized by the Company. Each of this Agreement and the Transaction Documents to which the Company is a party, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws which affect the enforcement of creditor's rights generally or by equitable principles relating to enforceability). Except for the filing of the Transfer of Control Applications, and the granting of the Initial Order and the Final Order in respect thereof, and except as indicated in Schedule 5.3 hereto, the execution, delivery and performance of this Agreement and the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with or violate any provision of the Certificate of Organization or the limited liability company agreement of any of the Companies, (ii) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a default under, or permit the termination of, or cause or permit acceleration under, any Material Contract to which any of the Companies is a party or to or by which it is subject or bound, (iii) require the consent of any party to any Material Contract to which any of the Companies is a party, (iv) result in the creation or imposition of any Lien upon any of the assets of the Companies or
(v) violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which any of the Companies is subject or bound. Except for consents contemplated by Article 2 and Section 12.12, no consent, approval or authorization of, or declaration, filing or registration with, or notice to, any governmental or regulatory authority is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or the Transaction Documents to which the Company is a party or the consummation of the transactions contemplated hereby and thereby.

     5.4   Financial Statements.

     (a) The Sellers have delivered to Buyer copies of the audited consolidated balance sheets and related statements of income and cash flows of the Companies as of, and for the fiscal years ended, December 31, 2000 and 1999, and the unaudited consolidated balance sheets of the Companies and the related statements of income as of, and for the nine-month period ended, September 30, 2001 (the "Financial Statements"). All of the Financial Statements have been prepared in accordance with generally accepted accounting principles (except for the absence of footnotes and normal and customary year-end adjustments for the unaudited balance sheet and related statements of income and cash flows), consistently applied and maintained throughout the periods indicated, and fairly present in all material respects the financial condition of each of the Companies as at their respective dates and the results of operations for the periods covered thereby. Except as set forth on Schedule 5.4, none of the Companies have any indebtedness for borrowed money or similar liabilities other than liabilities under the Existing Aurora Credit Facilities.

     (b) The revenue pacing reports for the Stations delivered to Buyer prior to and after the execution of this Agreement are and shall be true and accurate in all material respects.

     5.5 Litigation. Except as set forth in Schedule 5.5 hereto, and except for administrative rule making or other proceedings of general applicability to the broadcast industry, there is no action, suit, proceeding, or arbitration, or to the Knowledge of the Company, investigation pending by or against or affecting any of the Companies. In the aggregate, all actions, suits, proceedings, arbitration and investigations set forth on Schedule 5.5 hereto, if determined adversely to the Company could not reasonably be expected to have a Company Material Adverse Effect. There is not outstanding any order, writ, injunction, award or decree of any court or arbitrator or any federal, state, municipal or other governmental department, commission, board, agency or instrumentality to which any of the Companies is subject or otherwise applicable to the Business, except for immaterial orders, writs, injunctions, awards or decrees, nor is any of them in default with respect to any such order, writ, injunction, award or decree.

     5.6  Compliance; Properties; Authorizations.

     (a) Except as set forth in Schedule 5.6(a) hereto, each of the Companies has complied in all material respects, with all laws, rules, regulations, ordinances, orders, judgments and decrees applicable to each of the Companies in respect of the Stations, any of the employees thereof, or any aspect of the Stations' operations, including, without limitation, any laws, rules, regulations, ordinances, codes, orders, judgments or decrees as to zoning, building requirements or standards, hiring, employment, or environmental, health and/or safety matters. Except as set forth on Schedule 5.6(a), none of the Companies have violated in any material respect any applicable federal or state law or regulation relating to labor or labor practices, including, without limitation, the provisions of Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination), 42 U.S.C. sec. 1981 (discrimination), 41 U.S.C. sec. 621-634 (the Age Discrimination in Employment
Act), 29 U.S.C. sec. 206 (equal pay), Executive Order 11246 (race, color, religion, sex, and national origin discrimination), Executive Order 11141 (age discrimination), sec. 503 of the Rehabilitation Act of 1973 (handicap discrimination), 42 U.S.C. sec.sec. 12101-12213 (Americans with Disabilities
Act), 29 U.S.C. sec.sec. 2001-2654 (Family and Medical Leave Act), and 29 U.S.C. sec.sec. 651-678 (occupational safety and health). Except as set forth on
Schedule 5.6(a), each of the Companies is, and as of the Closing Date will be, in compliance in all material respects with all applicable requirements of the Immigration and Nationality Act of 1952, as amended by the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder. Except as set forth on Schedule 5.6(a), the Companies have conducted and are conducting the business of the Stations in compliance with all federal and state antitrust and trade regulation laws, statutes, rules and regulations, including without limitation, the Sherman Act, the Clayton Act, the Robinson Patman Act, the Federal Trade Commission Act, state law patterned after any of the above, all laws forbidding price-fixing, collusion, or bid-rigging, and rules and regulations issued pursuant to authority set forth in any of the above. In the aggregate, all items set forth on Schedule 5.6(a) hereto do not and will not have a Company Material Adverse Effect.

     (b) License Subsidiaries are collectively the holder of all right, title, interest in and to all licenses, permits, approvals, construction permits and authorizations issued or granted by the FCC for the operation of, or used in connection with or necessary or useful for the operation of the Stations and any and all auxiliary and/or supportive transmitting and/or receiving facilities, boosters and repeaters (the "Seller Commission Authorizations"), for each of the Stations. All Seller Commission Authorizations held by the License Subsidiaries and the corresponding call letters for each of the Stations are listed on
Schedule 5.6(b). The Seller Commission Authorizations are in full force and effect. To the Knowledge of the Company, there is not pending any action by or before the FCC to revoke, suspend, cancel, rescind or adversely modify any of the Seller Commission Authorizations (other than proceedings to amend FCC rules of general applicability or in respect of immaterial Seller Commission Authorizations), and there is not now issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture against any of the Companies with respect to any of the Stations. The Stations are operating in compliance in all material respects with the Seller Commission Authorizations, the Communications Act, and the rules, regulations and policies of the FCC including the FCC's guidelines regarding RF radiation. All FCC regulatory fees for the Stations have been paid, and all broadcast towers from which the Stations operate have been duly registered with the FCC. Other than as permitted by the Commission's rules, the Stations are not shortspaced to any present or proposed broadcast Stations or frequency/channel allotment. The Stations are neither causing, nor receiving, any interference which the FCC would deem to be objectionable.

     (c) In addition to the Seller Commission Authorizations, each of the Companies possesses all material licenses, permits, approvals and other authorizations of any Governmental Authority required by such Company in the conduct of its business. Except as identified in Schedule 5.6(c), no application, action or proceeding is pending for the renewal or modification of any such licenses, permits, approvals or authorizations (other than the Seller Commission Authorizations), and no application, action or proceeding is pending or, to the Company's Knowledge, threatened that may result in the denial of the application for renewal, the revocation, modification, non-renewal or suspension of any of such licenses, permits, approvals or authorizations, the issuance of a cease-and-desist order, or the imposition of any administrative or judicial sanction, and, to the Company's Knowledge, there is no basis for any such denial, revocation, modification, non-renewal or suspension of any such order or sanction.

     5.7  Assets.

     (a) Schedule 5.7(a) contains a list and brief description of all real properties owned (the "Owned Real Property") or leased, including any subleases, (the "Leased Real Property") by the Companies, including all material structures located on the Owned Real Property and the Leased Real Property and any other interest in any real property, including, but not limited to any easements, variances, air rights and all security deposits in respect of the foregoing (together with the Owned Real Property and the Leased Real Property being collectively referred to herein as the "Real Property"). All improvements on the Owned Real Property are built in accordance in all material respects with all applicable laws, ordinances, regulations and orders, including, those applicable to zoning. No law, ordinance, regulation, order, restriction or agreement, including any zoning law, restricts the present use of any Real Property, or to the Knowledge of the Company, any planned expansion or alteration of or addition to the structures located on the Real Property, except in immaterial respects. Except as disclosed on Schedule 5.7(a), the sale of the Shares and Membership Interests will not adversely affect any of the Companies' right to use the Real Property for the same purpose and to the same extent as they were being used by the Companies prior to the date of this Agreement.

     (b) Schedule 5.7(b) reflects a value summary of certain assets from the time of acquisition by the Company and lists the Company's significant capital expenditures for certain Stations since their acquisition.

     (c) Each of the Companies has good and marketable title to all of the assets and Owned Real Property which it owns or uses or purports to own or use (the "Assets"), subject only to (i) Liens reflected on Schedule 5.7(c), (ii) Liens for Taxes or other governmental charges not yet due and payable, or (iii) inchoate materialmen's, mechanics, carriers, workmen's and repairmen's Liens arising in the ordinary course of business and not yet due and payable or the payment of which is being contested in good faith by appropriate proceedings (the "Permitted Liens"). The Assets, taken as a whole, are in good operating condition and repair, are suitable for the purpose used and are adequate and sufficient for the operations of the Stations (except for routine maintenance and repair). Except as set forth on Schedule 5.7(c), each of the Companies enjoys peaceful possession of all its Real Property.

     5.8  Contracts.

     (a) Schedule 5.8(a) lists all contracts, agreements, licenses and leases, including, without limitation, all program licenses and agreements and contracts to broadcast product or programs on the Stations to which any of the Companies is a party or bound by as of the date hereof (the "Contracts") but excluding (A) purchase orders for necessary supplies or services for cash made in the ordinary course of business (on customary terms and conditions and consistent with past practice) involving payments or receipts of less than $25,000 in any single case or series of related orders, (B) contracts entered into in the ordinary course of business on customary terms and conditions and involving payments or receipts during the entire life of such contracts of less than $25,000 in the case of any single contract and (C) time sales contracts.

     (b) Schedule 5.8(b) lists all guarantees, loan agreements, indentures, mortgages and pledges, all conditional sale or title retention agreements, security agreements, in each case to which any of the Companies is a party or by which any of the Companies is bound.

     (c) Schedule 5.8(c) lists all agency and representative agreements and all agreements providing for the services of an independent contractor involving payments during the entire life of the agreement of more than $10,000 to which any of the Companies is a party or by which any of the Companies is bound as of the date hereof.

     True and complete copies of all contracts, agreements, plans, arrangements, commitments and documents required to be listed pursuant to this Section 5.8 (to the extent in writing or if not in writing, an accurate summary thereof), together with any and all amendments thereto, have been delivered to Buyer (together with all such contracts entered into after the date hereof, collectively, the "Material Contracts"). All of the Material Contracts are in full force and effect (other than those which have been fully performed). There is not under any Material Contract any existing default by any of the Companies, or to the Knowledge of the Company, any other party thereto, or event which, after notice or lapse of time, or both, would constitute a default (other than immaterial defaults) or result in a right to accelerate or loss of rights (other than immaterial rights). Except as set forth in Schedules 5.8(a)-5.8(c) hereto, none of the Companies is a party to any agreement, contract or commitment outside the ordinary course of business which obligates it or may obligate it in the future to provide advertising time on the Stations on or after the Closing Date as a result of the failure of the Stations to satisfy specified ratings or any other performance criteria, guarantee or similar representation or warranty.

     5.9 Accounts Receivable. Schedule 5.9 lists all accounts receivable of all of the Companies, together with an aging thereof as of September 30, 2001. All accounts receivable of the Companies that are reflected on Schedule 5.9 or on the accounting records of any of the Companies as of the Closing Date (the "Receivables") represent and will represent valid obligations arising from sales actually made in the ordinary course of the business of the Companies.

     5.10 Insurance. Schedule 5.10 lists all insurance policies maintained by or on behalf of each of the Companies on the date hereof, all of which policies are in full force and effect and all of which policies shall be maintained in full force and effect through the Closing. Except as set forth in Schedule 5.10, there are no pending claims in excess of $10,000 against such insurance policies as to which the insurers have denied liability and there exist no claims in excess of $10,000 that have not been properly or timely submitted by any of the Companies to the related insurer.

     5.11 Absence of Changes or Events since Balance Sheet Date. Except as set forth in Schedule 5.11 hereto, since December 31, 2000 the Companies have conducted their respective businesses in all material aspects in the ordinary course consistent with past practices. Without limiting the foregoing, since such date, none of the Companies has:

          (i) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with its prior practice or under the terms of the Existing Aurora Credit Facilities;

          (ii) changed the outstanding and issued membership interests in any of the Companies; granted any option or other right to acquire any membership interest in any of the Companies; declared, set aside or paid any dividend (whether in cash, securities or other property) or other distribution or payment in respect of any membership interests in any of the Companies (other than to the extent payable solely to the Company);

          (iii) sold, transferred, leased to others or otherwise disposed of, including damage, destruction, or loss of, any of assets which had a book value at the time of the disposition of $50,000 or more, but no more than $200,000 for all dispositions;

          (iv) accepted any prepayment for the sale of air time or canceled or compromised any material debt or claim, or waived or released any material right of value or collected or compromised any accounts receivable other than in the ordinary course of business consistent with past practice;

          (v) received any written notice of actual or threatened termination of any Material Contract, or suffered any damage, destruction or loss (whether or not covered by insurance), which is material to the Condition of the Company;

          (vi) had any material change in its relations with its employees, agents, landlords, advertisers, customers or suppliers or any governmental regulatory authority or self-regulatory authorities;

          (vii) made any change or changes (other than in the ordinary course of business, consistent with past practice or according to the existing terms of an employment agreement) in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, conditionally or otherwise, and whether as bonus, extra compensation, pension or severance or vacation pay or otherwise, to any director, officer, employee, salesman, distributor or agent;

          (viii) made any capital expenditures or capital additions or betterment in respect of any individual Station in excess of an aggregate of $300,000;

          (ix) instituted, settled or agreed to settle (other than involving immaterial cash settlements) any litigation, action or proceeding before any court or governmental body;

          (x) changed its accounting practices, methods or principles used other than as required by GAAP; or

          (xi) entered into any agreement or made any commitment to take any of the types of actions described in any of subsections (i) through (x) above.

     5.12 Intangibles. The Companies own or possess all rights necessary to use the call letters set forth for each Station on Schedule 5.6(b), together with all copyrights, trademarks, trade names, logos, jingles, service marks and other proprietary rights and intangibles and any goodwill associated therewith currently used in connection with the operation of the Stations as presently operated. To the Knowledge of the Company, there is no infringement or unlawful, unauthorized or conflicting use of any of the foregoing, or of the use of any call letters, slogan or logo by any broadcast stations in the areas served by the Stations which may be confusingly similar to any of the call letters, slogans and logos currently used by the Stations. None of the Companies are infringing upon or violating the rights of others in any material respect, nor have any of the Companies received notice that any of the Companies are infringing upon, violating or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service mark rights, trade names, service names, call letters, logos, jingles, licenses or any other proprietary rights owned or used by any other Person. Schedule 5.12 lists all trademarks, trademark registrations, and applications therefor, service marks, service mark registrations, and applications therefor, trade names, patents and patent applications, copyright registrations, and applications therefor, all universal resource locators ("URLs"), domain names, names of web sites, wholly or partially owned, held or used by any of the Companies.

     5.13  Environmental Matters.

     (a) Except as set forth in Schedule 5.13 hereto, (i) to the Knowledge of the Company no Hazardous Substance (as hereinafter defined) has been stored (in a manner requiring correction or remediation action under or pursuant to environmental laws, rules, ordinances or regulations), treated, released, disposed of or discharged on, about, from or affecting any of the Real Property,
(ii) there is not presently and has never been an underground storage tank on any of the Real Property, and (iii) none of the Companies have any liability which is based upon or related to the environmental conditions under or about any of the Real Property. The Companies have all material permits required by environmental laws, rules, ordinances and regulations necessary for their operation and have complied with all environmental, health and safety laws applicable to the Real Property except for such instances of non-compliance which are immaterial in nature and effect. The term "Hazardous Substance" as used in this Agreement shall include, without limitation, oil and other petroleum products, explosives, radioactive materials and related and similar materials, and any other substance or material defined as a hazardous, toxic or polluting substance or material by any federal, state or local law, ordinance, rule or regulation, including asbestos and asbestos-containing materials.

     (b) Except as set forth in Schedule 5.13, none of the Companies has (i) given any report or notice to any governmental agency or authority involving the use, management, handling, transport, treatment, generation, storage, spill, escape, seepage, leakage, spillage, emission, release, discharge, remediation or clean-up of any Hazardous Substance on or about any of the Real Property or caused by any of the Companies or any affiliate thereof (a "Hazardous Discharge"), or (ii) received any complaint, order, citation or notice with regard to a Hazardous Substance or any other environmental, health or safety matter affecting any of the Real Property (an "Environmental Complaint"), under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or under any other federal, state or local law, ordinance, rule or regulation.

     5.14  Employee Benefits.

     (a) Schedule 5.14(a) lists (i) the names, positions and annual base salary rates for all employees whose annual base salary exceeded $40,000 as of September 30, 2001; (ii) any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan; any medical, vision, dental or other health plan; any life insurance plan or any other employee benefit plan or fringe benefit plan; any other material commitment, payroll practice or method of contribution or compensation (whether arrived at through collective bargaining or otherwise), whether formal or informal, whether funded or unfunded including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA that is currently or has previously been adopted, maintained, sponsored in whole or in part, or contributed to by any of the Companies or an ERISA Affiliate, for the benefit of, providing any remuneration or benefits to, or covering any current or former employee or retiree, any dependent, spouse or other family member or beneficiary of such employee or retiree, or any director, independent contractor, Member, officer or consultant of any of the Companies, or under (or in connection with) which any of the Companies or an ERISA Affiliate has any contingent or noncontingent liability of any kind, whether or not probable of assertion (collectively, the "Company Benefit Plans"). Any of the Company Benefit Plans that is an "employee pension benefit plan," as defined in Section 3(2) of ERISA or an "employee welfare benefit plan" as defined in
Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." To the extent that any of the Company Benefit Plans have been reduced to writing, copies thereof have been supplied or made available to the Buyer. In the case of any Company Benefit Plan that is not in written form, the Buyer has been provided with an accurate description of such Company Benefit Plan as in effect on the date hereof. Buyer has been provided with true and correct copies of each of the following items (to the extent that the item is applicable to the particular Company Benefit Plan): (i) the Form 5500 filed for the most recent plan year for which a Form 5500 has been filed prior to the date hereof, including without limitation all schedules thereto and financial statements with attached opinions of independent accountants; (ii) the most recent determination letter from the Internal Revenue Service; (iii) all trust agreements; and (iv) all insurance contracts.

     (b) No Company either contributes or is required to contribute to any multiemployer plan, as defined in Section 414(f) of the Code and Section 4001(a)(3) of ERISA. No Company Benefit Plan is subject to Title IV of ERISA and no Company has at any time during the seven year period ending on the date of this Agreement maintained or contributed to, any defined benefit plan covered by Title IV of ERISA, or incurred any liability during such period under Title IV of ERISA, the transactions contemplated by this Agreement will not subject any Company to liability under Title IV of ERISA, and no Company has any liability under Title IV of ERISA. Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and each related trust is exempt from taxation under Section 501(a) of the Code.

     (c) Except as set forth on Schedule 5.14(c), there is no plan or commitment to create any Company Benefit Plan or to modify or change any Company Benefit Plan (other than renewals in the ordinary course of business).

     (d) Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and applicable law. No governmental agency having jurisdiction with respect to a Company Benefit Plan has issued a written notice questioning or challenging the compliance of the Company Benefit Plan with any applicable law. There is no material liability under ERISA or otherwise with respect to any Company Benefit Plan other than for the payment or provision of the benefits due thereunder in accordance with its terms, which has been incurred or, based upon such facts as exist on the date hereof, may reasonably be expected to be incurred.

     (e) Except as set forth on Schedule 5.14(e), no amounts payable under the Company Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. Except as set forth on Schedule 5.14(e), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of any Company of any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

     (f) Except as set forth in Section 5.14(f), there are no unresolved claims or disputes under the terms of, or in connection with, the Company Benefit Plans (other than routine undisputed claims for benefits under the Company Benefit Plans or other immaterial claims or disputes), and no action, legal or otherwise, has been commenced with respect to any claim (including claims for benefits under Company Benefit Plans). To the Knowledge of the Company, no facts exist which could give rise to any actions, audits, suits or claims (other than in the ordinary course).

     (g) Neither the Companies nor any ERISA Affiliate, have maintained, and none now maintains, a Benefit Plan providing welfare benefits (as described in Section 3(1) of ERISA) to employees after retirement or other separation of service, except to the extent required under Part 6 of Title I of ERISA and
Section 4980B of the Code.

     (h) None of the assets of any Company Benefit Plan is invested in employer securities.

     (i) There have been no non-exempt "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan and none of the Companies has engaged in any non-exempt prohibited transaction.

     (j) There have been no acts or omissions by any Company or any ERISA Affiliate that have given rise to or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapter 43 or 47 of the Code for which any Company may be liable.

     (k) Adequate accruals for all obligations under the Company Benefit Plans are reflected in the Financial Statements of the Companies and such obligations include or will include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices and applicable law for the plan years which include the Closing Date. All obligations of the Companies under each Company Benefit Plan (i) that are due prior to the Closing Date have been paid or will be paid prior to that date, and (ii) that have accrued prior to the Closing Date have been or will be paid or properly accrued at that time.

     (l) There has been no act or omission that would impair the ability of any Company (or any successor thereto) to amend or terminate any Company Benefit Plan in accordance with its terms and applicable law.

     (m) No Company Benefit Plan is or at any time was funded through a "welfare benefit fund," as defined in Section 419(e) of the Code, and no benefits under any Company Benefit Plan are or at any time have been provided through a "voluntary employees' beneficiary association" (within the meaning of Section 501(c)(9) of the Code) or a "supplemental unemployment benefit plan" (within the meaning of Section 501(c)(17) of the Code).

     5.15 Labor Matters. None of the Sellers knows of any efforts to organize any employees of any Station, and no strike or labor dispute involving any Station has occurred or, to the Company's Knowledge, is threatened. None of the employees of any of the Companies is represented by any labor union nor are there any collective bargaining agreements otherwise in effect with respect to such employees.

     5.16 Absence of Undisclosed Liabilities. None of the Companies have any material debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) relating to or arising out of any act, transaction, circumstance or state of facts which has heretofore occurred or existed, due or payable, other than liabilities (i) reflected or reserved against on the balance sheet as of September 30, 2001, included in the Financial Statements; (ii) which have arisen after September 30, 2001 in the ordinary course of business; (iii) set forth on Schedule 5.16 hereto, none of which, individually or in the aggregate, are material; (iv) for performance under executory contracts after the date hereof; or (v) incurred in connection with the sale of the Company and not in violation of the terms hereof.

     5.17  Taxes.

     (a) Except as set forth on Schedule 5.17, each of the Companies has been taxed as a pass-through entity or a disregarded entity for federal, state and local income tax purposes for all times, and therefore will have no liability for any federal, state or local income taxes ("Income Taxes").

     (b) With respect to all Taxes: (i) Each of the Companies has filed or caused to be filed or shall file or cause to be filed on or prior to the Closing Date, all Tax Returns related to such Taxes which are required to be filed by or with respect to each of the Companies respectively on or prior to the Closing Date (including applicable extensions); (ii) such Tax Returns are, or when filed, will be, timely and complete and accurate; (iii) all such Taxes of the Companies that have become due and are required to be paid by them through the date hereof have been paid in full, and all deposits required by law to be made by the Companies through the date hereof with respect to employees and other withholding Taxes have been duly made; (iv) no deficiency for any Tax or claim for additional Taxes has been proposed, asserted or assessed against any of the Companies in writing and none of the Companies has granted any waiver of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to Tax assessment or deficiency; (v) none of the Companies are a party to any Tax allocation or sharing agreement; and (vi) none of the Companies has any liability for the Taxes of any person as a transferee or successor, by contract or otherwise.

     5.18 Barter. Schedule 5.18 hereto sets forth as of the respective dates set forth therein, all agreements and arrangements relating to each of the Stations pursuant to which advertising is exchanged for goods and services for which an obligation to broadcast advertising time valued at $5,000 or more per individual agreement is outstanding and indicating the balances thereof (the "Barter Agreements"). The Barter Agreements have been accounted for in the Financial Statements consistent with GAAP in all material respects, including EITF 99-17, Accounting for Advertising Barter Transactions and the barter provisions of FASB Statement 63, Financial Reporting by Broadcasters.

     5.19 Related Party Relationships. Except as set forth on Schedule 5.19 hereto, no member nor any affiliate of any member nor any officer or director of any of the Companies possesses, directly or indirectly, any beneficial interests in, or serves as a director, officer, member or employee of any corporation, partnership, firm, association or business organization that is a client, advertiser, lessor, lessee, or other contracting party with any of the Companies.

     5.20  Disclosure.  The representations and warranties contained in this
Article 5 and the Schedules hereto do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements herein or therein contained under the circumstances under which made, not misleading.

     5.21 Closing Expenses. Schedule 5.21 sets forth a description of all fees and expenses incurred or to be incurred by the Sellers or the Companies in connection with the transactions contemplated hereby which are in the nature of legal, accounting, broker, investment advisor or other professional fees and expenses, bonus or other compensation payments in respect of employment, including the amounts paid or accrued in respect thereof as of the date hereof, and to the extent Known by the Company an estimate of the amounts payable after the date hereof, or if not known by the Company, the basis or method pursuant to which such amounts will be calculated.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF MEMBERS

     Each Member, with respect to itself and not jointly with respect to any of the other Members, hereby represents and warrants to and for the benefit of Buyer as follows:

     6.1 Title to Membership Interests. Such Member is the beneficial owner of good and legal title to its respective Membership Interest indicated on
Schedule 5.1(b), free and clear of all Liens, except as set forth on Schedule
6.1 and the restrictions set forth in the Company LLC Agreement. At the Closing, such Member shall sell to Buyer good and marketable title to its Membership Interest, free and clear of all Liens.

     6.2 Capacity, Power and Authority. Such Member, if a natural person, has the capacity necessary to enter into this Agreement and to carry out the transactions contemplated hereby. Such Member, if not a natural person, possesses all requisite corporate, partnership or limited liability power and authority necessary to enter into this Agreement and carry out the transactions contemplated hereby. Such Member, if not a natural person, is duly organized, validly existing and in good standing under the laws of its formation or incorporation, respectively.

     6.3 Authorization; No Violation. The execution, delivery and performance of this Agreement and the Transaction Documents to which such Member is a party have been duly authorized by such Member (if not a natural person). This Agreement and the Transaction Documents to which such Member is a party when executed and delivered by such Member in accordance with the terms hereof, shall each constitute a valid and binding obligation of such Member, enforceable against such Member in accordance with its terms (except as such enforceability may be limited, by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws which affect the enforcement of a creditor's rights generally or by equitable principles relating to enforceability). The execution, delivery and performance of this Agreement and the Transaction Documents to which such Member is a party, and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with or violate any provision of the Certificate of Organization or Formation, or the limited liability company agreement of such Member (if such Member is a limited liability company), (ii) conflict with or violate any provision of the Certificate of Incorporation and Bylaws of such Member (if such Member is a corporation), (iii) conflict with or violate any provision of the Partnership Certificate or Partnership Agreement of such Member (if such Member is a partnership), (iv) except as set forth on Schedule 6.3 hereto require the consent of any third party, (v) result in the creation or imposition of any Lien upon any of the Membership Interests or assets of such Member or (vi) violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which such Member is subject or bound.

     6.4 Litigation. Except as set forth on Schedule 6.4 hereto, and except for administrative rule making or other proceedings of general applicability to the broadcast industry and except for the Transfer of Control Applications contemplated by this Agreement and matters pertaining thereto, there is no action, suit or proceeding pending, or to the Knowledge of such Member, threatened against such Member, which in any case or in the aggregate, would affect the ability of such Member to consummate the transactions contemplated hereby. Except as set forth on Schedule 6.4 hereto, there is no outstanding order, writ, injunction, award or decree of any court or arbitrator or any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, to which any such Member is subject, nor is such Member in default with respect to any such order, writ, injunction, award or decree, which in any case or in the aggregate would affect the ability of such Member to consummate the transactions contemplated hereby.

                                   ARTICLE 7

                     REPRESENTATIONS AND WARRANTIES OF BACI

     BACI represents and warrants to Buyer as follows:

     7.1 Organization and Standing. BA Blocker Corp. is a duly organized, validly existing corporation in good standing under the laws of the State of Delaware. BACI has delivered to Buyer true, correct and complete copies of the Certificate of Incorporation and the Bylaws of BA Blocker Corp. BA Blocker Corp. is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualifications necessary, which jurisdictions are listed on Schedule 7.1 hereto. BA Blocker Corp has the power and authority to own, lease and operate its assets and to carry on its business, if any, in the manner in which it was conducted immediately prior to the date of this Agreement.

     7.2 Capitalization. The entire authorized capital stock of BA Blocker Corp. (collectively, the "BA Blocker Corp. Stock") consists of (i) 750,000 shares of Preferred Stock, par value $.01 per share, of which 551,405 shares are issued and outstanding, (ii) 100 shares of Class A Voting Common Stock, par value $.01 per share, all of which are issued and outstanding and (iii) 2,000 shares of Class B Nonvoting Common Stock, par value $.01 per share, all of which are issued and outstanding. All the outstanding shares of BA Blocker Corp. Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Schedule 7.2 attached hereto sets forth the number of shares of issued and outstanding BA Blocker Corp. Stock and each holder of such shares both as to legal title and beneficial ownership. Except for this Agreement and the Investor Rights Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of BA Blocker Corp. Stock; in particular, there are no outstanding commitments or plans by BA Blocker Corp. to issue any additional shares of capital stock, or to purchase or redeem any shares BA Blocker Corp. Stock, nor are there outstanding any securities or obligations which are convertible into or exchangeable for any beneficial shares of BA Blocker Corp. Stock.

     7.3 Authorization; No Violation. BA Blocker Corp. has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and each Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and all Transaction Documents to which BA Blocker Corp. is a party constitute, and when executed and delivered after the date hereof will constitute the legal, valid and binding obligation of BA Blocker Corp. enforceable against BA Blocker Corp. in accordance with the terms hereof and thereof (except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws which affect the enforcement of creditor's rights or by equitable principles relating to enforceability). Except for the filing of the Transfer of Control Applications and the granting of the Initial Order and the Final Order, the execution, delivery and performance of this Agreement and the Transaction Documents to which BA Blocker Corp. is a party and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of BA Blocker Corp.,
(ii) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a default under, or permit the termination of, or cause or permit acceleration under, any contract or agreement to which the BA Blocker Corp. is a party or to or by which it is subject or bound, (iii) require the consent of any party to any contract or agreement to which BA Blocker Corp. is a party except for the Company LLC Agreement, (iv) result in the creation or imposition of any Lien upon any of the assets of BA Blocker Corp. or (v) violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which BA Blocker Corp. is subject or bound. Except for the Company LLC Agreement, no consent, approval or authorization of, or declaration, filing or registration with, or notice to, any governmental or regulatory authority or any other third party is required to be obtained or made by BA Blocker Corp. in connection with the execution, delivery and performance of this Agreement or the Transaction Documents to which BA Blocker Corp. is a party or the consummation of the transactions contemplated hereby and thereby.

     7.4 Litigation. Except for administrative rule making or other proceedings of general applicability to the broadcast industry, there is no action, suit, proceeding, or arbitration or, to the Knowledge of BACI, investigation pending by or against BA Blocker Corp. There is not outstanding any order, writ, injunction, award or decree of any court or arbitrator or any federal, state, municipal or other governmental department, commission, board, agency or instrumentality to which BA Blocker Corp. is subject nor is it in default with respect to any such order, writ, injunction, award or decree.

     7.5 No Investments, Operations, Liabilities. Except for its membership interest in the Company, BA Blocker Corp. does not, either directly or indirectly, own of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, limited liability company, joint venture, trust or other business entity. Except as set forth on Schedule
7.5 hereto, BA Blocker Corp. does not, either directly or indirectly, own beneficially any assets, real properties or personal properties and is not party to or governed by any agreement, contract, license or lease, other than the Company LLC Agreement and this Agreement. Except as set forth on Schedule 7.5 hereto, BA Blocker Corp. does not and has not had since the date of its incorporation any employees and has not since the date of its incorporation operated any business whatsoever other than its ownership of Membership Interests. Except as set forth on Schedule 7.5 hereof, BA Blocker Corp. does not have any debts, liabilities or obligations (whether absolute, contingent or otherwise), whatsoever other than in respect of Taxes or contractual obligations under the Company LLC Agreement which are non-monetary in nature.

     7.6 Taxes. BA Blocker Corp. has filed or caused to be filed or shall file or cause to be filed on or prior to the Closing Date all Tax Returns which are required to be filed by or with respect to BA Blocker Corp. on or prior to the Closing Date (including applicable extensions). Such Tax Returns are, or when filed, will be, timely and complete and accurate. All Taxes of the BA Blocker Corp. which have come due and are required to be paid by it through the date hereof have been paid in full and all deposits required by law to be made by BA Blocker Corp. through the date hereof with respect to employees and other withholding Taxes have been duly made. No deficiency for any Tax or claim for additional Taxes has been proposed, asserted or assessed against BA Blocker Corp. in writing and BA Blocker Corp. has not granted any waiver of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to Tax assessment or deficiency. BA Blocker Corp. has not been a United States real property holding corporation within the meaning of Code sec.897(c)(2). BA Blocker Corp. has not been a party to any Tax allocation or sharing agreement. BA Blocker Corp. (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (B) has no liability for the Taxes of any person (other than of BA Blocker Corp.) under Reg. sec.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. All of the representations, warranties and covenants made by BA Blocker Corp. in the Representation Letter to be delivered by BA Blocker Corp. are true and correct.

                                   ARTICLE 8

             REPRESENTATIONS AND WARRANTIES OF ALLIED BLOCKER CORP.
                     AND ALLIED BLOCKER CORP. SHAREHOLDERS

     Allied Blocker Corp. and Allied Blocker Corp. Shareholders jointly and severally represent and warrant to Buyer as follows:

     8.1 Organization and Standing. Allied Blocker Corp. is a duly organized, validly existing corporation in good standing under the laws of the State of Maryland. Allied Blocker Corp. Shareholders have delivered to Buyer true, correct and complete copies of the Articles of Incorporation and the Bylaws of Allied Blocker Corp. Allied Blocker Corp. is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualifications necessary, which jurisdictions are listed on Schedule 8.1 hereto. Allied Blocker Corp has the power and authority to own, lease and operate its assets and to carry on its business, if any, in the manner in which it was conducted immediately prior to the date of this Agreement.

     8.2 Capitalization. The entire authorized capital stock of Allied Blocker Corp. (collectively, "Allied Blocker Corp. Stock") consists of 1,000 shares of Common Stock, $0.0001 par value per share, of which 280 shares are issued and outstanding. All the outstanding shares of Allied Blocker Corp. Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Schedule 8.2 attached hereto sets forth the number of shares of issued and outstanding Allied Blocker Corp. Stock and each holder of such shares both as to legal title and beneficial ownership. Except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of Allied Blocker Corp. Stock; in particular, there are no outstanding commitments or plans by Allied Blocker Corp. to issue any additional shares of capital stock, or to purchase or redeem any shares of Allied Blocker Corp. Stock, nor are there outstanding any securities or obligations which are convertible into or exchangeable for any beneficial shares of Allied Blocker Corp. Stock.

     8.3 Authorization; No Violation. Allied Blocker Corp. has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and each Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and all Transaction Documents to which Allied Blocker Corp. is a party constitute, and when executed and delivered after the date hereof will constitute the legal, valid and binding obligation of Allied Blocker Corp. enforceable against Allied Blocker Corp. in accordance with the terms hereof and thereof (except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws which affect the enforcement of creditor's rights or by equitable principles relating to enforceability). Except for the filing of the Transfer of Control Applications and the granting of the Initial Order and the Final Order, the execution, delivery and performance of this Agreement and the Transaction Documents to which Allied Blocker Corp. is a party and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Allied Blocker Corp.,
(ii) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a default under, or permit the termination of, or cause or permit acceleration under, any contract or agreement to which the Allied Blocker Corp. is a party or to or by which it is subject or bound, (iii) require the consent of any party to any contract or agreement to which Allied Blocker Corp. is a party except for the Company LLC Agreement, (iv) result in the creation or imposition of any Lien upon any of the assets of Allied Blocker Corp. or (v) violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which Allied Blocker Corp. is subject or bound. Except for the Company LLC Agreement, no consent, approval or authorization of, or declaration, filing or registration with, or notice to, any governmental or regulatory authority or any other third party is required to be obtained or made by Allied Blocker Corp. in connection with the execution, delivery and performance of this Agreement or the Transaction Documents to which Allied Blocker Corp. is a party or the consummation of the transactions contemplated hereby and thereby.

     8.4 Litigation. Except for administrative rule making or other proceedings of general applicability to the broadcast industry, there is no action, suit, proceeding or arbitration or, to the Knowledge of each of the Allied Blocker Corp. Shareholders, investigation pending against or affecting Allied Blocker Corp. There is not outstanding any order, writ, injunction, award or decree of any court or arbitrator or any federal, state, municipal or other governmental department, commission, board, agency or instrumentality to which Allied Blocker Corp. is subject or otherwise applicable to the Business, nor is it in default with respect to any such order, writ, injunction, award or decree.

     8.5 No Investments, Operations, Liabilities. Except for its membership interest in the Company, Allied Blocker Corp. does not, either directly or indirectly, own of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, limited liability company, joint venture, trust or other business entity. Allied Blocker Corp. does not, either directly or indirectly, own beneficially any assets, real properties or personal properties and is not party to or governed by any agreement, contract, license or leases, other than the Company LLC Agreement and this Agreement. Allied Blocker Corp. does not and has not had since the date of its incorporation any employees and has not since the date of its incorporation operated any business whatsoever other than its ownership of Membership Interests. Allied Blocker Corp. does not have any debts, liabilities or obligations (whether absolute, contingent or otherwise) whatsoever, other than in respect of Taxes or contractual obligations under the Company LLC Agreement which are non-monetary in nature.

     8.6 Taxes. Allied Blocker Corp. has filed or caused to be filed or shall file or cause to be filed on or prior to the Closing Date all Tax Returns which are required to be filed by or with respect to Allied Blocker Corp. on or prior to the Closing Date (including applicable extensions). Such Tax Returns are, or when filed, will be, timely and complete and accurate. All Taxes of Allied Blocker Corp. which have come due and are required to be paid by it through the date hereof have been paid in full and all deposits required by law to be made by Allied Blocker Corp. through the date hereof with respect to employees and other withholding Taxes have been duly made. No deficiency for any Tax or claim for additional Taxes has been proposed, asserted or assessed against Allied Blocker Corp. in writing and Allied Blocker Corp. has not granted any waiver of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to Tax assessment or deficiency. Allied Blocker Corp. has not been a United States real property holding corporation within the meaning of Code sec.897(c)(2). Allied Blocker Corp. has not been a party to any Tax allocation or sharing agreement. Allied Blocker Corp. (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (B) has no liability for the Taxes of any person (other than of Allied Blocker Corp.) under Reg. sec.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                                   ARTICLE 9

                       REPRESENTATIONS AND WARRANTIES OF
                           BLOCKER CORP. SHAREHOLDERS

     Each Blocker Corp Shareholder, severally (and not jointly) hereby represents and warrants to and for the benefit of Buyer:

     9.1 Title to Shares. Such Blocker Corp. Shareholder is the record and beneficial owner, and has good and legal title to the shares of the respective Blocker Corps. set forth opposite to such Blocker Corp. Shareholder's name on
Schedule 7.2 and Schedule 8.2 respectively, free and clear of all Liens. At the Closing, such Blocker Corp. Shareholder shall sell to Buyer good and legal title to such shares, free and clear of all Liens.

     9.2 Capacity, Power and Authority. Such Blocker Corp. Shareholder if a natural person, has the capacity necessary to enter into this Agreement and to carry out the transactions contemplated hereby. Such Blocker Corp. Shareholder, if not a natural person, possesses all requisite corporate, limited liability company or partnership power and authority necessary to enter into this Agreement and carry out the transactions contemplated hereby. Such Blocker Corp. Shareholder, if not a natural person, is duly organized, validly existing and in good standing under the laws of its formation or incorporation, respectively.

     9.3 Authorization; No Violation. The execution, delivery and performance of this Agreement, and the Transaction Documents to which such Blocker Corp. Shareholder is a party have been duly authorized by such Blocker Corp. Shareholder (if not a natural person). This Agreement and the Transaction Documents to which such Blocker Corp. Shareholder is a party when executed and delivered by such Blocker Corp. Shareholder in accordance with the terms hereof, shall each constitute a valid and binding obligation of such Blocker Corp. Shareholder, enforceable against such Blocker Corp. Shareholder with its terms (except as such enforceability may be limited, by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws which affect the enforcement of a creditor's rights generally or by equitable principles relating to enforceability). The execution, delivery and performance of this Agreement, the Appointment of Sellers' Representatives Agreement and the Transaction Documents to which such Blocker Corp. Shareholder is a party, and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with or violate any provision of the Certificate of Organization or Formation or the limited liability company agreement (if such Blocker Corp. Shareholder is a limited liability company), (ii) conflict with or violate any provision of the Certificate of Incorporation or the Bylaws of such Blocker Corp. Shareholder (if such Blocker Corp. Shareholder is a corporation), (iii) conflict with or violate any provision of the Partnership Certificate or Partnership Agreement of such Blocker Corp. Shareholder (if such Blocker Corp. Shareholder is a partnership), (iv) except as set forth on Schedule 9.3 hereto, require the consent of any third party, (v) result in the creation or imposition of any Lien upon any of the Shares, or (vi) violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which such Blocker Corp. Shareholder is subject or bound.

     9.4 Litigation. Except for administrative rule making or other proceedings of general applicability to the broadcast industry there is no action, suit or proceeding pending, or to the Knowledge of such Blocker Corp. Shareholder threatened against such Blocker Corp. Shareholder, which, in any case or in the aggregate, would affect the ability of such Blocker Corp. Shareholder to consummate the transactions contemplated hereby. Except as set forth on Schedule 9.4 hereto, there is no outstanding order, writ, injunction, award or decree of any court or arbitration or any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, to which any such Blocker Corp. Shareholder is subject, nor is such Blocker Corp. Shareholder in default with respect to any such order, writ, injunction, award or decree, which in any case or in the aggregate would affect the ability of such Blocker Corp. Shareholder to consummate the transactions contemplated hereby.

                                   ARTICLE 10

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Company and Sellers that:

     10.1  Organization and Standing.

     (a) Buyer is a duly organized, validly existing corporation, in good standing under the laws of the State of Illinois.

     (b) Buyer is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualifications necessary, except where failure to be so qualified, individually or in the aggregate, could not reasonably be expected to have a Buyer Material Adverse Effect. Buyer has the corporate power and the authority to own, lease and operate its assets and to carry on its business in the manner in which it was conducted immediately prior to the date of this Agreement.

     (c) Buyer has delivered to Sellers true and complete copies of the Articles or Certificate of Incorporation and Bylaws in effect as of the date hereof of each of the Buyer Parties.

     10.2 Capitalization. The entire authorized capital stock of Buyer consists of 150,000,000 shares of common stock consisting of (i) 100,000,000 shares of Class A Common Stock, par value $.01 per share, (ii) 20,000,000 shares of Class B Common Stock, par value $.01 per share, and (iii) 30,000,000 shares of Class C Common Stock, par value $.01 per share, 250,000 shares of Series A Preferred Stock, par value $.01 per share, and 12,000 shares of Series B Preferred Stock (collectively, the "Authorized Shares"). Of the total authorized Common Stock, as of November 8, 2001, 35,219,416 shares of Common Stock were issued and outstanding, consisting of (i) 27,775,796 shares of Class A Common Stock, (ii) 5,914,343 shares of Class B Common Stock and (iii) 1,529,277 shares of Class C Common Stock. As of November 8, 2001, 130,141 shares of the Series A Preferred Stock were issued and outstanding and 280 shares of the Series B Preferred Stock were issued and outstanding. As of November 8, 2001, there are no options, warrants or other rights to purchase Authorized Shares other than options to purchase an aggregate of 4,595,562 and 2,657,392 shares of Class A Common Stock and Class C Common Stock, respectively, and warrants to purchase an aggregate of 38,883 shares of Class B Common Stock. All of the outstanding Authorized Shares (and any shares issued pursuant to presently outstanding options, if exercised and purchased at the applicable exercise price) were duly authorized and are (or will be when issued and the exercise price paid) validly issued, fully paid and nonassessable. None of the Authorized Shares are entitled to or subject to preemptive rights.

     10.3 Authorization; No Violation. Subject to obtaining the Requisite Buyer Vote, the Buyer Parties have all requisite corporate power and authority to enter into, deliver and execute this Agreement and each of the Transaction Documents to which the Buyer Parties are a party and to carry out the transactions contemplated hereby and thereby. This Agreement constitutes and when executed and delivered at the Closing, each of the Transaction Documents to which the Buyer Parties are a party when executed and delivered after the date hereof will constitute the legal, valid and binding obligation of the Buyer Parties, enforceable against each of them in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws which affect the enforcement of creditors' rights generally or by equitable principles relating to enforceability). All corporate proceedings and action required to be taken by the Buyer Parties and their respective Boards of Directors relating to the execution, delivery and performance of this Agreement and the Transaction Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby shall have been duly taken by the Closing. The execution, delivery and performance of this Agreement and Transaction Documents to which the Buyer Parties are a party and any other agreement or document necessary to the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with or violate any provision of the Articles or Certificates of Incorporation or Bylaws of the Buyer Parties, (ii) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a default under, or permit the termination of, or cause or permit acceleration under, any material contract or instrument or any debt or obligation to which any of the Buyer Parties are a party or subject, however, to Buyer obtaining the consent of its lenders which will be obtained in connection with the Closing, or (iii) violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which any of the Buyer Parties are subject or bound. Except as set forth on Schedule 10.3, no consent, approval or authorization of, or declaration, filing or registration with, or notice to, any governmental or regulatory authority or any other third party is required to be obtained or made by the Buyer Parties in connection with the execution, delivery and performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

     10.4 Litigation. Except as set forth on Schedule 10.4 hereto, and except for administrative rule making or other proceedings of general applicability to the broadcast industry, there is no action, suit, arbitration or proceeding, or to the Knowledge of Buyer, investigation pending by or against or affecting any of the Buyer Parties or any Significant Subsidiary. In the aggregate, all actions, suits, proceedings, arbitrations and investigations set forth on
Schedule 10.4, if adversely determined, could not reasonably be expected to have a Buyer Material Adverse Effect and would not adversely affect the ability of the Buyer Parties to consummate the transactions contemplated hereby.

     10.5 Merger Shares and Stock Consideration. The Merger Shares and Stock Consideration to be conveyed hereunder and the Warrant Shares issuable upon the exercise of the Warrants are duly authorized for issuance and, if and when issued and delivered by Buyer, will be validly issued, fully paid and non-assessable.

     10.6 Buyer SEC Documents. The Buyer's annual report on Form 10-K for its fiscal year ended December 31, 2000, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2001, and June 30, 2001, (iii) its proxy statements relating to meetings of the shareholders of Buyers held since December 31, 2000, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2000; together with any quarterly or annual reports and statements, and schedules filed with the SEC prior to Closing Date (other than the Buyer Proxy Statement or the Registration Statements) are referred to as "Buyer SEC Documents." As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment), the Buyer SEC Documents (i) complied as to form in all material respect with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing clause (ii) shall not apply to the financial statements included in Buyer SEC Documents (which are covered by the following sentence). The audited consolidated financial statements and unaudited consolidated interim financial statements included in Buyer SEC Documents (including any related notes and schedules) have been prepared in accordance with generally accepted accounting principles (except for the absence of footnotes and normal and customary year-end adjustments for the unaudited balance sheet and related statements of income and cash flow), consistently applied and maintained throughout the periods indicated, and fairly present the financial condition of Buyer and its subsidiaries at their respective dates and the results of operations for the periods covered thereby in all material respects. Since January 1, 2001, Buyer has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

     10.7 Financing. True and correct copies of the letter dated as of November 9, 2001 from a financial institution related to a proposed senior secured credit facility (the "Financing Letter") has been provided to the Sellers' Representatives. Buyer believes in good faith that the amount specified in the Financing Letter (such amount is referred to hereinafter as the "Financing") is sufficient to permit Buyer to consummate the transactions provided for in this Agreement. As of the date of this Agreement, Buyer does not have any reason to believe that the Financing will not be available to Buyer to consummate the transactions provided for herein.

     10.8 Significant Subsidiaries; Buyer Parties. Each of Buyer's Significant Subsidiaries and Buyer Parties (other than Buyer) (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and
(c) is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except in case of clauses (a) and (c) for jurisdictions in which such failure to be so qualified or to be in good standing in the aggregate would not reasonably be expected to have a Buyer Material Adverse Effect. All outstanding shares of capital stock of the Significant Subsidiaries and Buyer Parties (other than Buyer) are (y) validly issued, fully paid and non-assessable and (z) owned by Buyer, directly or indirectly, free and clear of all Liens, except in the case of clause (z) for Liens contained in credit agreements and similar instruments to which Buyer is a party. Except as disclosed in Buyer SEC Documents, there are no outstanding subscriptions, warrants, options, rights of first refusal, preemptive rights, calls or rights or other arrangements or commitments obligating any Significant Subsidiary or Buyer Parties (other than Buyer) to issue any capital stock or other securities of any Significant Subsidiary or Buyer Parties (other than Buyer), except as would be immaterial to Buyer.

     10.9  Proxy Statement; Registration Statement.

     (a) The proxy statement (as amended or supplemented, the "Buyer Proxy Statement") to be sent to Buyer's shareholders in connection with the Buyer Shareholders Meeting, will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, and will not (i) on the date the Buyer Proxy Statement is first mailed to the Buyer's shareholders, and (ii) at the time of the Buyer Shareholders Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Buyer Shareholders Meeting which has become false or misleading. Notwithstanding any other representation made in this
Section 10.9(a), the Buyer makes no representation or warranty with respect to any written information supplied by the Sellers expressly for the purpose of being contained in the Proxy Statement.

     (b) Each Registration Statement will comply in all material respects with the requirements of the Securities Act and with the rules and regulations thereunder and will not, at the time such Registration Statement is declared effective by the SEC, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statement made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the registration of the Merger Shares or Stock Consideration which has become false or misleading. Notwithstanding any other representation made in this Section 10.9(b), the Buyer makes no representation or warranty with respect to any written information supplied by the Sellers or the Companies expressly for the purpose of being contained in any of the Registration Statements.

     10.10 Material Contracts. Neither Buyer nor any of its Significant Subsidiaries has Knowledge of, or has received notice of any violation or default under any material contract (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) to which Buyer or any of its Significant Subsidiaries is a party ("Buyer Material Contracts"), except for such violations or defaults as could not in the aggregate reasonably be expected to have a Buyer Material Adverse Effect.

     10.11 FCC Qualifications. There are no facts currently Known to Buyer which, under the Communications Act or the rules, regulations, policies and practices promulgated thereunder, would (a) disqualify the Buyer Parties from becoming the holder of the Commission Authorizations or an owner or operator of the Stations; (b) disqualify the Buyer Parties from consummating the transactions contemplated hereby within the time period contemplated hereby; or
(c) otherwise impede in any material respect the consummation of such transactions. As of the date hereof, the Buyer Parties do not possess, and have not entered into any agreement (other than this Agreement) to acquire, any media interests

(including the right to program any broadcast stations) in any of the markets in which the Stations operate.

     10.12 Legally Required Shareholder Vote. The affirmative vote of a majority of the votes actually cast by the holders of shares of Class A Common Stock and Class C Common Stock, voting together as a single class in accordance with the provisions of Buyer's Articles of Incorporation, at a meeting of Buyer's shareholders held for such purpose at which a quorum is present, and the Class B Consent (collectively, the "Legally Required Shareholder Vote") are the only votes or consents of the holders of any class or series of Buyer's securities necessary under Buyer's Articles of Incorporation, the rules of Nasdaq, or the Illinois Business Corporation Act to approve the issuance of the Merger Shares, Stock Consideration, Warrants and, upon exercise of the Warrants, the Warrant Shares, and the consummation of the transactions contemplated hereby.

     10.13 Investment Representations of the Buyer Parties. The Buyer Parties represent, warrant and covenant to and with the Sellers that the Membership Interests to be acquired pursuant to the provisions of this Agreement will be, when delivered, acquired by the Buyer Parties for investment for the account of the Buyer Parties and not with a view to the subsequent resale or other distribution thereof, except within the limitations prescribed under the rules and regulations under the Securities Act, or in some other manner which will not violate the registration requirements of the Securities Act or any applicable "Blue Sky" laws.

     10.14  [intentionally deleted]

     10.15 No Investments, Operations, Liabilities. The Buyer Parties, other than Buyer, do not, either directly or indirectly, own of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, limited liability company, joint venture, trust or other business entity. The Buyer Parties, other than Buyer, do not, either directly or indirectly, own beneficially any assets, real properties or personal properties and are not party to or governed by any agreement, contract, license or leases, other than this Agreement. The Buyer Parties, other than Buyer, do not and have not had since the date of their incorporation any employees and have not since the date of their incorporation operated any business whatsoever. The Buyer Parties, other than Buyer, do not have any debts, liabilities or obligations (whether absolute, contingent or otherwise) whatsoever.

     10.16  Disclosure.  The representations and warranties contained in this
Article 10 and the schedules hereto do not contain any untrue statement of material fact or omit to state any fact necessary in order to make the statements herein or therein contained under the circumstances under which made, not misleading.

     10.17 Tax Representations. None of the Buyer Parties is an investment company within the meaning of Section 368(a)(2)(F) of the Code. Buyer owns 100% of the outstanding shares of capital stock and is in control (within the meaning of Section 368(c) of the Code) of both BA Blocker Acquisition Corp. and Allied Blocker Acquisition Corp., and Buyer has no current plan or intention to cause the issuance of additional shares of capital stock that would cause Buyer to lose such control of either BA Blocker Acquisition Corp. or Allied Blocker Acquisition Corp. The Buyer is not aware of any fact or circumstance that could reasonably be expected to prevent either the BA Merger or the Allied Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. All of the representations, warranties and covenants made by the Buyer Parties in the Representation Letters to be delivered by the Buyer Parties are true and correct.

     10.18 Commission Authorizations. Buyer and its subsidiaries are collectively the holder of all right, title, interest in and to all licenses, permits, approvals, construction permits and authorizations issued or granted by the FCC for the operation of, or used in connection with or necessary or useful for the operation of the Buyer Stations and any and all auxiliary and/or supportive transmitting and/or receiving facilities, boosters and repeaters ("Buyer Commission Authorizations") for each of the Buyer Stations. Such Buyer Commission Authorizations are in full force and effect. To the Knowledge of the Buyer, there is not pending any action by or before the FCC to revoke, suspend, cancel, rescind or adversely modify any such Buyer Commission Authorizations (other than proceedings to amend FCC rules of general applicability or in respect of immaterial Buyer Commission Authorizations), and there is not now issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture against Buyer or its subsidiaries with respect to any of the Buyer Stations. The Buyer Stations are operating in compliance in all material respects with the Buyer Commission Authorizations, the Commissions Act, and the rules, regulations and policies of the FCC, including the FCC's guidelines regarding RF radiation.

     10.19 Investment Company. None of the Buyer Parties is an investment company within the meaning of the Investment Company Act of 1940, as amended.

                                   ARTICLE 11

                                SECURITIES LAWS

     11.1 No Registration Statement. The Sellers understand that the Merger Shares and Stock Consideration to be issued and delivered to the Sellers pursuant to the provisions of this Agreement constitute restricted securities and will not be issued pursuant to a registration statement under the Securities Act, or any applicable "Blue Sky" laws, in reliance upon exemptions contained in the Securities Act and the general rules and regulations under the Securities Act promulgated by the SEC and comparable exemptions from any applicable "Blue Sky" laws.

     11.2 Investment Representations of Sellers. Each of the Sellers, severally (and not jointly), represents, warrants and covenants to and with the Buyer that (i) the Merger Shares and Stock Consideration to be issued and delivered to the Sellers pursuant to the provisions of this Agreement will be, when issued and delivered, acquired by the Sellers for investment for the account of the Sellers and not with a view to the subsequent resale or other distribution thereof, except within the limitations prescribed under the rules and regulations under the Securities Act, or in some other manner which will not violate the registration requirements of the Securities Act or any applicable "Blue Sky" laws, and (ii) such Seller is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act.

     11.3 Conditions Precedent to Transfer of Merger Shares and Stock Consideration. The Sellers acknowledge that they understand, consent and they hereby agree, that transfer of the Merger Shares and Stock Consideration received by the Sellers under this Agreement, including a transfer described in
Section 11.2, will be permitted or allowed only when:

     (a) Any of the Sellers is making such transfer or sale in compliance with Rule 144 of the general rules and regulations under the Securities Act promulgated by the SEC ("Rule 144") and any applicable "Blue Sky" laws, or

     (b) such request for transfer is accompanied by an opinion of counsel reasonably satisfactory to the Buyer, to the effect that neither the sale nor the proposed transfer results in a violation of the Securities Act or the rules and regulations thereunder or applicable "Blue Sky" laws, or

     (c) such request for transfer is accompanied by a "no-action" letter from the SEC and any applicable state securities regulatory agency with respect to the proposed transfer, or

     (d) a registration statement under the Securities Act and any applicable "Blue Sky" laws is then in effect with respect to such shares.

                                   ARTICLE 12

                               CERTAIN COVENANTS

     12.1 Conduct of Business. Prior to the Closing, the Companies shall not, and the Sellers shall cause the Companies not to and the Companies and the Sellers shall not permit the Stations to:

     (a) by any act or omission surrender, modify adversely, forfeit, or fail to renew under regular terms any Seller Commission Authorizations for any of the Stations, or give the FCC grounds to institute any proceeding for the revocation, suspension or modification of any Seller Commission Authorizations for any of the Stations, or fail to use commercially reasonable efforts to prosecute any pending application with respect to any of the Seller Commission Authorizations, except in each instance for immaterial Seller Commission Authorizations;

     (b) issue any membership interest or any other interest convertible into a membership interest in any of the Companies or grant any option to acquire any membership interest in any of the Companies;

     (c) declare, set aside or pay any dividend or other distribution in respect of any Membership Interest of the Companies except as set forth on Schedule 12.1(c);

     (d) terminate any Material Contract or amend any Material Contract, or cancel, modify or waive any material debts or claims held in respect of the Business or by any of the Companies or waive any material rights of value, except in the ordinary course of business consistent with past practice;

     (e) do any act or omit to do any act which will cause a material breach or default in any of the Material Contracts;

     (f) mortgage, pledge or subject to any Lien or other encumbrance (other than a Permitted Lien) any portion of the Companies' Assets other than pursuant to the Existing Aurora Credit Facilities;

     (g) sell, transfer or otherwise dispose of any of the Business' or any of the Companies' Assets valued at more than $50,000 in the aggregate;

     (h) except for the plan noted on Schedule 12.1(h), adopt or amend any Company Benefit Plan (or any plan that would be a Company Benefit Plan if adopted), except for the renewal of Company Benefit Plans in the ordinary course of business, or enter into, adopt, extend (beyond the Closing Date), renew or amend any collective bargaining agreement or other contract with any labor organization, union or association, except in each case as required by applicable laws;

     (i) grant to any executive officer or employee of any of the Companies any increase in compensation or benefits, except in the ordinary course of business and consistent with past practice or as may be required under existing agreements;

     (j) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness other than pursuant to the Existing Aurora Credit Facilities;

     (k) except as provided on Schedule 12.1(k), pay, loan or advance any amount to, or sell, transfer or lease any of the Companies' Assets to, or enter into any agreement or arrangement with an Affiliate;

     (l) make any change in any method of accounting or accounting practice or policy other than those required by GAAP;

     (m) except as provided on Schedule 12.1(m), acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets that are valued, individually or in the aggregate, in excess of $200,000;

     (n) make or incur any capital expenditure that, individually or in the aggregate, is in excess of $300,000;

     (o) enter into any lease of real property, or enter into any contract involving payments or receipts during the life of the contract of more than $50,000, or a term of more than six (6) months without the consent of Buyer, not to be unreasonably withheld;

     (p) accelerate the collection of or discount or factor its accounts receivable other than in the ordinary course consistent with past practices;

     (q) as to any of the Companies, by any act or omission, permit any of the Companies to undertake any action or omission which would cause it to breach any of the representations set forth in Article 5; or

     (r) authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of the foregoing.

     12.2 Operations of Each of Companies. During the period from the date of this Agreement to the Closing Date, the Sellers shall cause the Companies to be operated and conducted in the ordinary course of business and consistent with past practices in all material respects. The Sellers shall have sole responsibility for the Stations and their operations, and during such period, the Sellers shall and shall cause the Companies to:

     (a) operate the Stations in a manner consistent with the normal and prudent operation of commercial broadcast radio stations of similar size and format and in accordance in all material respects with the rules and regulations of the Commission and the Seller Commission Authorizations, and file all reports, applications, responses and other documents required to be filed with respect to the Stations during such period, and deliver to Buyer within five (5) days after filing thereof with the Commission copies of any and all such reports, applications, responses and/or other documents, including a copy of any Commission inquiries to which the filing is responsive (and in the event of an oral Commission inquiry, Company will furnish a written summary thereof);

     (b) use their commercially reasonable efforts to preserve intact the goodwill and staff of the Companies, and the relationships of any of the Companies with advertisers, customers, suppliers, employees, contracting parties, governmental authorities and others having business relations with such Company;

     (c) maintain in full force and effect all material Permits which are presently held and are required for the operation of the Business as presently conducted;

     (d) maintain all of the material Assets of the Companies in a manner consistent with past practices, reasonable wear and tear excepted and maintain the types and levels of insurance currently in effect in respect of the Assets, including Real Property;

     (e) subject to Section 13.1(g), upon any damage, destruction or loss to any material Asset, apply any insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such Asset or other property of any of the Companies before such event or, if required, to such other (better) condition as may be required by applicable laws;

     (f) manage the working capital of each of the Companies consistent with past practices, except for the repayment of the Existing Debt;

     (g) prior to or simultaneously with the Closing, pay or cause to be paid in full all of the expenses of any of the types referred to in Section 5.21, including, without limitation, all such expenses incurred on or prior to Closing or for which any of the Companies are or may become liable whether or not due and payable under their terms; and

     (h) after giving effect to the payment of the expenses referred to in
Section 12.2(g) above, and any distributions described in Schedule 12.1(c), maintain a minimum of $500,000 of cash on the Closing Date (in addition to the Blocker Corp. Tax Amount payable pursuant to Section 1.4 hereof).

     12.3 Conduct of Blocker Corps. Business. The BA Blocker Corp. Shareholders with respect to BA Blocker Corp., and the Allied Blocker Corp Shareholders with respect to Allied Blocker Corp., covenant to operate such Blocker Corp. in the ordinary and usual course of business and consistent with past practices. Without limiting the foregoing, the Blocker Corps. shall not, and the BA Blocker Corp. Shareholders shall not cause or permit BA Blocker Corp. to, and the Allied Blocker Corp. Shareholders shall not cause or permit Allied Blocker Corp. to, prior to the Closing:

     (a) issue or sell any shares of stock or securities convertible into or exchangeable for shares of stock in such Blocker Corp. or grant any share option right to purchase any shares of stock of any securities convertible into or exchangeable for shares of stock in such Blocker Corp.;

     (b) declare, set aside or pay any dividend or other distribution in respect of such securities; or

     (c) by any act or omission, permit such Blocker Corp. to undertake any action or omission which would cause it to breach any of the representations set forth in Articles 7 or 8, respectively.

     12.4 Conduct of Buyer's Business; Operations of Buyer. During the period from the date of this Agreement to and including the Closing Date, Buyer shall, and shall cause the Significant Subsidiaries to, operate the Buyer Stations and to conduct the business of Buyer and each Significant Subsidiary in all material respects in the ordinary course of business, consistent with past practices. During the period from the date of this Agreement to the Closing Date, Buyer shall and shall cause its Significant Subsidiaries to operate the Buyer Stations in a manner consistent with the normal and prudent operation of commercial broadcast radio stations of similar size and format and in accordance in all material respects with the rules and regulations of the FCC and the Buyer FCC Licenses, except to the extent that failure to do so would not have a Buyer Material Adverse Effect. During this period from the date of this Agreement to and including Closing, Buyer shall not undertake any of the activities listed on
Schedule 12.4 hereto except as provided therein.

     12.5 Changes in Information. During the period from the date of this Agreement to the Closing Date, each of the Seller Parties shall give Buyer, and Buyer shall give the Seller Parties prompt written notice of any change in, or any of the information contained in, the representations and warranties made in or pursuant to this Agreement by such Seller Party or the Buyer Parties, respectively, or of any event or circumstance which, if it had occurred on or prior to the date hereof, would cause any of such representations or warranties not to be true and correct.

     12.6 Restrictions on Buyer. Nothing contained in this Agreement shall give Buyer any right to control the programming or operations of the Stations prior to the Closing Date and the Companies shall have complete control of the programming and operation of the Stations between the date hereof and the Closing Date.

     12.7  Access to Information.

     (a) During the period from the date of this Agreement to the Closing Date, Buyer and its accountants, counsel and other representatives, shall, upon prior written or telephone notice of at least one day, be given reasonable and continuing access during normal business hours to all of the facilities, properties, books and records of each of the Companies, and they shall be furnished with such documents and information with respect to the affairs of each of the Companies and the Stations as from time to time may reasonably be requested, and, in furtherance thereof, including all accounting records and working papers pertaining to the Financial Statements. Buyer may retain an engineering firm of its own choosing, and at its cost, to conduct engineering due diligence into the adequacy, operation and condition of the Stations, and the transmission, receiving, broadcast, studio and production machinery, equipment, towers and facilities of and/or relating to the Stations, and their compliance with the standards of applicable law.

     (b) From and after the Closing Date, Buyer shall provide to each Seller Party, upon reasonable prior notice and during normal business hours, reasonable access to the books and records of the Companies and Blocker Corps. related to the period ending on the Closing Date as may be necessary for Tax filings, the defense of third party claims pursuant to Section 14.4 hereof, and other proper purposes, subject to the confidentiality obligations of Section 12.22 hereof.

     12.8 No Shop. The Sellers agree that from and after the date hereof and until the earlier of the termination of this Agreement in accordance with the terms hereof, the Closing Date or a date which is twelve (12) months after the date hereof, the Sellers will not sell, transfer or otherwise dispose of any direct or indirect equity or other interest in any of the Companies or Blocker Corps. or any material portion of the Assets of the Companies, and the Seller Parties will not seek and will not provide any information in connection with inquiries or proposals, or enter into or pursue any discussions, or enter into any agreements (oral or written), with respect to, the sale or purchase of any direct or indirect equity or other interest in any of the Companies or Blocker Corps., or any option or warrant with respect to such interest, or the merger, consolidation, sale, lease or other disposition of all or any material portion of the assets, business, rights or Commission Authorizations of any of the Companies or the Stations; provided that any Seller may transfer its interest in the Company or any Blocker Corps. to an affiliate or to a family member or trust established for such Seller or any family member of such Seller who agrees to be bound by the terms and conditions hereof in form and substance reasonably satisfactory to Buyer.

     12.9 Environmental Notices. In the event that, on or prior to the Closing Date, any of the Seller Parties receives any notice or advice in connection with any of the Companies from any governmental agency or authority or any other source with respect to a Hazardous Discharge or presence of a Hazardous Substance, Sellers' Representatives shall immediately notify Buyer and furnish to Buyer a copy of any such notices, correspondence and other documentation. Sellers shall promptly conduct all investigations, studies, sampling and testing which may be appropriate in connection with any such notice or advice and in accordance with all applicable federal, state and local laws, ordinances, rules and regulations, and keep Buyer informed of all developments in any such matter.

     12.10 Supplying of Financial Statements. Sellers' Representatives covenant to deliver to Buyer all regularly prepared unaudited financial statements of any of the Entities prepared after the date of this Agreement in format historically utilized internally, as soon as available, which statements shall be issued no less frequently than monthly.

     12.11 Non-Compete Agreements. Simultaneously with the execution and delivery of this Agreement, the Sellers listed on Schedule 12.11 and Buyer have executed a Non-Compete Agreement in the form previously agreed upon.

     12.12 HSR Filings. As soon as practicable after the execution hereof, but in no event later than twenty (20) business days after the execution hereof, Buyer and the Sellers' Representatives on behalf of Sellers and the Companies shall each make the required filings in connection with the transactions contemplated hereby under the HSR Act with the FTC and the Antitrust Division of the United States Department of Justice, and shall request early termination of the waiting period with respect to such filings. As promptly as practicable from time to time after the date of this Agreement, each party shall make all such further filings and submissions and take such further action as may be required in connection therewith and shall furnish all other information necessary therefor. The Sellers' Representatives and Buyer shall notify the other immediately upon receiving any request for additional information with respect to such filings from either the Antitrust Division or the FTC and the party receiving such request shall use its best efforts to comply with such request as soon as reasonably possible. Neither party shall withdraw any filing or submission without the prior written consent of the other. All fees in connection with the required filings shall be borne one-half ( 1/2) by the Buyer and one-half ( 1/2) by the Company.

     12.13 Shareholder Meeting; SEC Filings. Buyer shall duly call and hold a meeting of its shareholders ("Buyer Shareholders Meeting") as soon as reasonably practicable for the purpose of approving the issuance of the Merger Shares and Stock Consideration and the transactions contemplated by this Agreement. Buyer shall include in the Buyer Proxy Statement the recommendation of its Board of Directors that its shareholders vote in favor of the issuance of the Merger Shares and Stock Consideration, subject to the duties of the Board of Directors of the Company to make any further disclosure to the shareholders (which shall not, unless expressly stated, constitute a withdrawal or adverse modification of such recommendation). Buyer shall give Sellers' Representatives a reasonable opportunity to review and comment on the Buyer Proxy Statement before it is filed with the SEC. In connection with such meeting and the transactions contemplated hereunder, Buyer will (i) prepare and file with the SEC, use reasonable efforts to have cleared by the SEC, and thereafter mail to its shareholders the Buyer Proxy Statement and any and all amendments or supplements thereto and all other materials appropriate for such meeting; (ii) use its reasonable best efforts to obtain the Requisite Buyer Vote and (iii) otherwise comply with all legal requirements applicable to such meeting.

     12.14 Public Announcement. In the event that any party hereto determines that an announcement or press release is appropriate under any circumstances relating to the Agreement or the transaction contemplated hereby, the parties shall consult with each other regarding form and content and timing of such announcement or press release.

     12.15  Filing of Tax Returns.

     (a) The Sellers, severally (and not jointly), covenant to cause the Companies', the BA Blocker Corp. Shareholders, severally (and not jointly), covenant to cause BA Blocker Corp.'s and the Allied Blocker Corp. Shareholders, severally (and not jointly), covenant to cause the Allied Blocker Corp.'s federal, state and local Tax Returns for the taxable years or periods that end on or prior to the Closing Date to be prepared and timely filed (all such Tax Returns being "Seller Returns"). All such Seller Returns shall be prepared and filed in a manner that is consistent with prior practice, except as required by applicable law. The Sellers, severally (and not jointly), covenant to cause the Companies', the BA Blocker Corp. Shareholders, severally (and not jointly), covenant to cause BA Blocker Corp.'s and the Allied Blocker Corp. Shareholders, severally (and not jointly), covenant to cause the Allied Blocker Corp.'s federal, state and local Tax Returns for the taxable years or periods beginning before and ending after the Closing Date ("Straddle Returns") to be prepared and timely filed. The Sellers shall submit all Straddle Returns of the Company and the BA Blocker Corp., and the Allied Blocker Corp. Shareholders shall submit all Straddle Returns of the Allied Blocker Corp., to Buyer at least thirty (30) days prior to the date they must be filed. Buyer shall notify Sellers, the BA Blocker Corp. Shareholders, and Allied Blocker Corp. Shareholders, as applicable, of any proposed revisions to such Straddle Returns within fifteen (15) days after receipt of such Straddle Returns. Sellers, the BA Blocker Corp. Shareholders, or Allied Blocker Corp. Shareholders, as applicable, and Buyer agree to attempt to resolve in good faith any dispute concerning the reporting of any item of such Straddle Return. In the event the Sellers, BA Blocker Corp. Shareholders, or Allied Blocker Corp. Shareholders, as applicable, and the Buyer are unable to resolve such dispute, the Accounting Expert shall resolve such dispute and Sellers, BA Blocker Corp. Shareholders, or Allied Blocker Corp. Shareholders, as applicable, and Buyer agree that the decision of such firm shall be binding and conclusive on Sellers, BA Blocker Corp. Shareholders, or Allied Blocker Corp. Shareholders, as applicable, and Buyer. The Sellers, BA Blocker Corp. Shareholders, and Allied Blocker Corp. Shareholders, as applicable, and Buyer hereby agree to provide each other with such cooperation and information as any of them may reasonably request in filing any Seller Return, Straddle Return, amended tax return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation shall include the retention and provision of records and information relevant to any such return, audit litigation or other proceedings. All such information shall be true, correct and accurate.

     (b) Buyer shall not file or cause to be filed any amendment with respect to any Seller Return or any Straddle Return without the consent of the Sellers' Representatives.

     12.16 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including all penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Company when due, and the Company will file all necessary Tax Returns and other documentation with respect to such Taxes, fees and charges.

     12.17 Evidence of Title. Prior to Closing, Buyer, at its sole cost and expense, may order title insurance commitments (the "Commitments") issued by a licensed title insurer chosen by Buyer agreeing to issue to Buyer, on the Closing Date, ALTA lender's policies of title insurance with respect to each Site in form and substance satisfactory to Buyer. The Company shall cooperate with Buyer in all respects in securing the Commitments; provided, however, that the securing of such Commitments shall not constitute a condition precedent to Buyer's obligation to consummate the transactions contemplated hereby.

     12.18 Surveys. Prior to Closing, Buyer, at its sole cost and expense, may order "AS BUILT" surveys (the "Surveys") of the Sites prepared by a surveyor chosen by Buyer. Each Survey shall include such matters as Buyer shall require. The Company shall cooperate with the Buyer in all respects in securing the Surveys; provided, however, that the securing of such Surveys shall not constitute a condition precedent to Buyer's obligation to consummate the transactions contemplated hereby.

     12.19 Environmental Audits. In the event that environmental audits for any Site are warranted, in the opinion of Buyer, Buyer shall have prepared with the cooperation of Sellers and the Company, if Buyer so chooses, such audits, and the cost of such environmental audits shall be borne by the Buyer. The environmental audits may include without limitation the following: (i) a description of the scope of the engineer's investigation which shall include all of the following: (a) a search and examination of the records of governmental agencies (local, state and federal) on any environmental matters; (b) physical inspection of the Sites to identify potential environmental problems (including but not limited to asbestos, radon gas and underground storage tanks); (c) a tour of the area around the Sites to determine potential source of environmental problems; (d) a review of the location of federal, state, and local hazardous waste sites in the vicinity and their effect on the Sites; (e) interviews of employees of the Companies and owners of land adjacent to the Sites; and (f) a review of the prior ownership and use of the Sites; and (ii) a written analysis of the findings of the engineer's investigation. No soil or groundwater samples shall be taken as part of such audit, except as reasonably required by Buyer at reasonable times and with the Company having the right to have a representative present.

     12.20 Inspections, Reports and Studies. Prior to the Closing, Buyer may, at Buyer's sole cost and expense, in each case at reasonable times and with the Company having the right to have a representative present, perform a structural and mechanical inspection (the "Inspection") of the Sites to determine that the structural improvements (including but not limited to, the towers located thereon), the mechanical and utility systems (including but not limited to, the HVAC, plumbing, electric, gas and sewer) and the Assets are in good working order and condition. The Company shall deliver to Buyer, within five (5) business days after written request from Buyer, any information and data pertaining to the Sites in the possession of any of the Companies including but not limited to, any title work, surveys, soil boring tests, environmental reports, engineering feasibility studies, land use plans, plans and specifications, zoning permits, building permits, appraisals, inspection reports, maintenance agreements and utility contracts, and Buyer may, at Buyer's sole cost and expense, perform such further soil tests, engineering feasibility studies, market feasibility studies and other tests and studies as it deems necessary or desirable in connection with the Property (collectively, the "Tests"). Buyer shall cause each of its agents, contractors, consultants or other representatives performing any Tests, prior to entering upon any of the Sites, to deliver to the Company evidence of liability insurance naming the Company as an additional insured with a combined single limit of not less than $5,000,000. During the course of the Inspection or any Tests, Buyer shall not cause, and shall not suffer or permit to occur, any damage or injury to the Assets or any portion thereof or any other property located in or on the Sites and Buyer shall not cause, and shall not suffer or permit to occur, any material interference with the management or operation of the Sites. If as a result of any entry or activities conducted in, on or about the Sites by Buyer or any of its agents, contractors, consultants or other representatives, whether prior to or on or after the date of this Agreement, the Assets or any portion thereof sustain or sustained any damage or other injury, Buyer shall be required to accept the Assets subject to any such damage or injury without any claim or offset on account thereof, and if the Closing shall fail to occur for any reason, Buyer shall pay to Sellers, on demand, the cost to restore the Assets in question to a condition which is near as possible to their original condition as existed prior to such entry or activities.

     12.21 Buyer's Actions. Buyer agrees that neither it nor any of its Significant Subsidiaries shall knowingly take any actions, including the acquisition of or agreement to acquire media interests (including the right to program broadcast stations), which would cause any delay of the granting of FCC consent, or the expiration of any applicable waiting period or early termination under the HSR Act.

     12.22 Confidentiality. Except and to the extent required by law, Buyer, Sellers and Sellers' Representatives hereby agree not to disclose or use, and to cause their respective representatives and their respective subsidiaries and their representatives not to disclose or use, any confidential information with respect to any party hereto furnished, or to be furnished, by such party or their respective representatives in connection with the transactions contemplated by this Agreement at any time or in any manner other than in connection with the transactions contemplated by this Agreement.

     12.23 Voting Agreement; Class B Consent. Buyer has obtained an agreement from Lewis W. Dickey, Jr., CML Holdings, LLC, and Richard W. Weening and each of their Affiliates to vote their shares of Buyer in favor of this Agreement, the issuance of the Merger Shares, Stock Consideration, Warrants and Warrant Shares and the other actions required by this Agreement, a copy of which agreement has been provided to the Sellers' Representatives, and the Class B Consent, a copy of which has been provided to the Sellers' Representatives.

     12.24 Information Provided by Sellers. The Sellers covenant and agree to cause the Company and the Company warrants and agrees, to provide to Buyer such information, including such information about the Entities as may be necessary to enable Buyer to prepare and file with the SEC the Proxy Statement and the Registration Statements, or any other appropriate registration statement under the Securities Act, and the rules and regulations promulgated thereunder. The Seller Parties covenant (i) that the information provided to be included in the Proxy Statement at the time the Proxy Statement is first mailed to the stockholders of Buyer, and at the time of the Buyer Shareholders Meeting, and
(ii) that the information provided to be included in any Registration Statement at the time such Registration Statement is declared effective by the SEC, will not contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Buyer Shareholders Meeting or with respect to the registration of the Merger Shares and Stock Consideration which has become false or misleading.

     12.25 Tax Matters. Simultaneously with the execution and delivery of this Agreement, the Buyer Parties and BACI have received opinions from their respective counsel to the effect that the BA Merger will qualify as a reorganization pursuant to Section 368(a) of the Tax Code, and Buyer and BA Blocker Corp. have delivered representation letters to each other's counsel in agreed form supporting such opinions, and the Buyer Parties have delivered a representation letter in agreed form to the Allied Blocker Corp. Shareholders (the "Representation Letters"). The Buyer Parties and each Blocker Corp. and Blocker Corp. Shareholders as applicable shall (i) take such actions, or refrain from taking such actions, as may be reasonably necessary so that the BA Merger and the Allied Merger each will qualify as a reorganization under the provisions of Section 368(a) of the Code, (ii) in the case of the BA Merger, obtain bring-down opinions of counsel referred to in Sections 4.1(d) and 4.2(e) and deliver bring-down Representation Letters in connection therewith, and in the case of the Allied Merger, deliver a bring-down Representation Letter, and (iii) prepare or cause to be prepared all Tax Returns or other governmental filings and reports and applicable books and records in accordance with the treatment of the BA Merger and Allied Merger as reorganizations under Section 368(a) of the Code, unless otherwise required by law.

     12.26 Termination Payments. Should the Closing occur, Buyer covenants and agrees to make, or cause the Company to make, to Frank Osborn the termination payments and benefits described in Schedule 12.26 hereto. Frank Osborn covenants, acknowledges and agrees that he is not entitled to any other payments or benefits after the Closing Date in respect of the termination of his employment with the Company.

                                   ARTICLE 13

                                  TERMINATION

     13.1 Termination. This Agreement may be terminated at any time prior to Closing as follows:

     (a) by mutual written consent of Buyer and Sellers' Representatives, on behalf of Sellers;

     (b) by written notice from Buyer, if each of the Buyer Parties is not then in material breach of this Agreement, or by written notice from Sellers' Representatives, if each of the Seller Parties is not then in material breach of this Agreement, if any of the Seller Parties in case of such a notice by Buyer, or any of the Buyer Parties in case of such a notice by the Sellers' Representatives, has continued in material breach of this Agreement for thirty
(30) days after written notice of such breach from the terminating party is received by the other party and such breach is not cured by the earlier of (i) the last day of such 30-day period or (ii) the Closing Date (the "Cure Period"); provided, however, that if such breach cannot be reasonably cured within such 30-day period but can be cured before the Closing Date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the Closing Date;

     (c) by BACI as provided in Schedule 13.1(c);

     (d) as provided in Section 2.3;

     (e) by written notice of Buyer to Sellers' Representatives, or by Sellers' Representatives to Buyer if (i) the Requisite Buyer Vote shall not have been obtained at a meeting of Buyer's shareholders held for such purpose, or (ii) such meeting is not held on or before twelve (12) months after the date of this Agreement;

     (f) by written notice of Buyer to Sellers' Representatives if the Board of Directors of Buyer after due consideration and in exercise of their fiduciary duties shall have withdrawn its approval or recommendation of this Agreement and the transactions contemplated hereby;

     (g) by Buyer if any loss, damage or other occurrence prevents broadcast transmissions by WEBE FM, WRKI FM, WPDH FM or WFAS FM for more than three continuous days, provided that if Buyer does not terminate this Agreement pursuant to this Section 13.1(g) within ten (10) days of notice by Sellers' Representatives (which notice Sellers' Representative shall give as soon as practicable after they become aware of any loss, damage or other occurrence which is reasonably likely to prevent broadcast transmissions by any of the listed Radio Stations for more than three continuous days), the Company shall promptly restore transmissions and replace the damaged property in a manner substantially similar to that previously conducted or existing (the "Sellers Repairs") and, in such event, Buyer shall not be entitled to terminate this Agreement by reason of such failure to broadcast. If the Sellers Repairs have not been completed at the time the Closing would otherwise be held, then the Closing shall be deferred until a date within 15 days after Sellers' Representatives have notified Buyer of the completion of the Sellers Repairs, the Closing Date to be selected by Sellers upon not less than five days' prior notice to Buyer. If the Sellers Repairs have not been completed and Buyer is so notified by the close of business on the tenth day following the date on which the Closing would otherwise have occurred, Buyer may terminate this Agreement. If the Closing Date would be after the period permitted by the FCC's Final Order, Sellers and Buyer shall file an appropriate request with the FCC for an extension of time within which to complete the Closing. Notwithstanding anything in this Section 13.1(g) to the contrary, if the Sellers Repairs would cost in the aggregate more than $1,000,000 in excess of amounts covered by insurance, Sellers may terminate this Agreement unless Buyer agrees to bear the cost in excess of $1,000,000 or waives the requirement to repair. The need for any Sellers Repairs shall not constitute a breach by Sellers of any covenant, representation or warranty hereunder, if Sellers fulfill their obligations under this Section 13.1(g);

     (h) by written notice of Sellers' Representatives to Buyer, or by Buyer to Sellers' Representatives, if on or prior to the date Closing is to take place pursuant to the provisions of Section 3.1 hereof, the condition set forth in
Section 4.1(f) hereof has not been satisfied;

     (i) by Sellers' Representatives if any loss, damage or other occurrence prevents broadcast transmissions by twenty (20) of Buyer's radio stations for more than three continuous days, provided that if Sellers' Representatives do not terminate this Agreement pursuant to this Section 13.1(h) within ten (10) days of notice by Buyer (which notice Buyer shall give as soon as practicable after it becomes aware of any loss, damage or other occurrence which is reasonably likely to prevent broadcast transmissions by twenty (20) of Buyer's radio stations for more than three continuous days), Buyer shall, at Buyer's expense, promptly restore transmissions and replace the damaged property in a manner substantially similar to that previously conducted or existing (the "Buyer Repairs") and, in such event, Sellers' Representatives shall not be entitled to terminate this Agreement by reason of such failure to broadcast. If the Buyer Repairs have not been completed at the time the Closing would otherwise be held, then the Closing shall be deferred until a date within 15 days after Buyer has notified Sellers' Representatives of the completion of the Buyer Repairs, the Closing Date to be selected by Buyer upon not less than five days' prior notice to Sellers' Representatives. If the Buyer Repairs have not been completed and Sellers' Representatives are so notified by the close of business on the tenth day following the date on which the Closing would otherwise have occurred, Sellers' Representatives may terminate this Agreement. If the Closing Date would be after the period permitted by the FCC's Final Order, Sellers and Buyer shall file an appropriate request with the FCC for an extension of time within which to complete the Closing. Notwithstanding anything in this Section 13.1(h) to the contrary, if the Buyer Repairs would cost in the aggregate more than $1,000,000 in excess of amounts covered by insurance, Buyer may terminate this Agreement unless Sellers agree to bear the cost in excess of $1,000,000 or waives the requirement to repair. The need for any Buyer Repairs shall not constitute a breach by the Buyer Parties of any covenant, representation or warranty hereunder, if Buyer fulfills its obligations under this Section 13.1(h);

     (j) by written notice of Sellers' Representatives to Buyer, or by Buyer to Sellers' Representatives if the Closing shall not have been consummated on or before the date three hundred seventy (370) days after the date of this Agreement provided that the terminating party is not then in breach or default.

     13.2  Effect of Termination.

     (a) Upon termination of this Agreement by any party, the other parties shall thereafter remain liable for (i) breach of this Agreement prior to such termination and (ii) payment and performance of the party's obligations under
Article 14 hereof.

     (b) If this Agreement is terminated by (i) Buyer pursuant to Section 13.1(e) or (f) or (h) hereof, or (ii) by Sellers' Representatives pursuant to
Section 13.1(b) or (e)(i) hereof, or (iii) by Sellers' Representatives pursuant to Section 13.1(e)(ii) or (h) hereof if, at the time of such termination, the conditions set forth in Section 4.1(a), (b) and (c) shall have been satisfied, or (iv) by BACI pursuant to Section 13.1(c) hereof and the conditions in paragraph 2 of Schedule 13.1(c) are satisfied, the Company shall be entitled to and Buyer shall deliver to the Company all Pre-Closing Escrow Shares in accordance with and pursuant to the terms of the Pre-Closing Escrow Agreement. In the case of the delivery of all of the Pre-Closing Escrow Shares to the Company on behalf of Sellers as described in and in accordance with this Section 13.2, delivery of such Pre-Closing Escrow Shares shall constitute liquidated damages and shall be the sole and exclusive remedy of Sellers for any and all damages arising under or in connection with this Agreement, and, upon delivery of such shares, neither Buyer nor any officers, directors, employees, agents, representatives or stockholders of Buyer shall have any liability or further obligation to any of Sellers under or in connection with this Agreement.

     13.3 Specific Performance. Sellers agree that the Entities, the Shares and the Membership Interests to be purchased hereunder include unique property that cannot be readily obtained on the open market and that Buyer will be irreparably injured if this Agreement is not specifically enforced. Therefore, Buyer shall have the right specifically to enforce the performance of Sellers under this Agreement without the necessity of posting any bond or other security, and Sellers hereby waive the defense in any such suit that Buyer has an adequate remedy at law and agrees not to interpose any opposition, legal or otherwise, as to the propriety of specific performance as a remedy. The remedy of specifically enforcing any or all of the provisions of this Agreement in accordance with this Section 13.3 shall not be exclusive of any other rights and remedies which Buyer may otherwise have under this Agreement or otherwise, all of which rights and remedies shall be cumulative.

                                   ARTICLE 14

                                INDEMNIFICATION

     14.1  General Obligation to Indemnify.

     (a) Each of the Sellers, severally (and not jointly, in accordance with their Subject Percentage Interest), hereby agrees to save, indemnify and hold harmless Buyer from and against, and shall on demand reimburse the Buyer Parties for any and all loss, liability, claim, damage, deficiency or injury, and all costs and expenses (including counsel fees and costs of any suits related thereto) (collectively, "Losses") (excluding any Losses related to Taxes) suffered or incurred by the Buyer Parties by reason of any breach of warranty set forth in Article 5 hereof, or pursuant to any certificate executed by the Company and delivered to Buyer pursuant to or in connection with this Agreement, or nonfulfillment of any covenant or agreement to be performed by or complied with the Company under this Agreement.

     (b) Each Member, severally (and not jointly), hereby agrees to save, indemnify and hold harmless the Buyer Parties from and against, and shall on demand reimburse the Buyer Parties for any and all Losses (excluding any Losses related to Taxes) suffered or incurred by the Buyer Parties by reason of any breach of warranty of such Member set forth in Article 6 or Article 11 hereof or pursuant to any certificate executed by such Member and delivered to Buyer pursuant to or in connection with this Agreement or nonfulfillment of any covenant or agreement to be performed or complied with by such Member under this Agreement.

     (c) BACI hereby agrees to save, indemnify and hold harmless the Buyer Parties from and against, and shall on demand reimburse the Buyer Parties for any and all Losses (excluding any Losses related to Taxes) suffered or incurred by the Buyer Parties by reason of any breach of warranty set forth in Article 7 or Article 11 hereof or pursuant to any certificate executed by the BA Blocker Corp. and delivered to Buyer pursuant to or in connection with this Agreement. BACI hereby agrees to save, indemnify and hold harmless the Buyer Parties from and against, and shall on demand reimburse the Buyer Parties for all Losses (excluding any Losses related to Taxes) suffered or incurred by the Buyer Parties by reason of nonfulfillment of any covenant or agreement to be performed or complied with by the BA Blocker Corp. under this Agreement or any liabilities or obligations of BA Blocker Corp. of any nature based on events or conditions occurring, existing or arising at any time on or prior to the Closing Date, fixed or contingent, known or unknown, except in respect of Taxes which are the subject of Section 14.2 hereof. Each BA Blocker Corp. Shareholder severally (and not jointly), hereby agrees to save, indemnify and hold harmless the Buyer Parties from and against and shall on demand reimburse the Buyer Parties by reason of any breach of warranty of such BA Blocker Corp. Shareholder set forth in Article 9 hereof or pursuant to any certificate executed by such BA Blocker Corp. Shareholder and delivered to Buyer pursuant to or in connection with this Agreement or nonfulfillment of any covenant or agreement to be performed or complied in by such BA Blocker Corp. Shareholder under this Agreement.

     (d) Each Allied Blocker Corp. Shareholder, severally (and not jointly, in accordance with their Allied Percentage Interest), hereby agrees to save, indemnify and hold harmless the Buyer Parties from and against, and shall on demand reimburse the Buyer Parties for any and all Losses (excluding any Losses related to Taxes) suffered or incurred by the Buyer Parties by reason of any breach of warranty set forth in Article 8 or Article 11 hereof or pursuant to any certificate executed by the Allied Blocker Corp. and delivered to Buyer pursuant to or in connection with this Agreement, or nonfulfillment of any covenant or agreement to be performed or complied with by the Allied Blocker Corp. under this Agreement, or any liabilities or obligations of Allied Blocker Corp. of any nature based on events or conditions occurring, existing or arising at any time on or prior to the Closing Date, fixed or contingent, known or unknown, except in respect of Taxes which are the subject of Section 14.2 hereof. Each Allied Blocker Corp. Shareholder severally (and not jointly), hereby agrees to save, indemnify and hold harmless the Buyer

Parties from and against, and shall on demand reimburse the Buyer Parties by reason of any breach of warranty of such Allied Blocker Corp. Shareholder set forth in Article 9 hereof or pursuant to any certificate executed by such Allied Blocker Corp. Shareholder and delivered to Buyer pursuant to or in connection with this Agreement or nonfulfillment of any covenant or agreement to be performed or complied with by such Allied Blocker Corp. Shareholder under this Agreement.

     (e) Buyer hereby agrees to save, indemnify and hold harmless the Seller Parties from, against and in respect of, and shall on demand reimburse the Seller Parties for any and all Losses suffered or incurred by the Seller Parties by reason of any breach of warranty by the Buyer Parties or nonfulfillment of any covenant or agreement to be performed or complied with by the Buyer Parties under this Agreement or in any certificate executed by any of the Buyer Parties and delivered to the Seller Parties pursuant to or in connection with this Agreement, including, without limitation, the Representation Letters executed by the Buyer Parties.

     14.2  Excluded Taxes; Indemnification by the Sellers.

     (a) The Sellers, severally (and not jointly, in accordance with their Subject Percentage Interest), agree to save, indemnify and hold harmless the Buyer Parties from and against, and shall on demand reimburse the Buyer Parties for all Losses suffered or incurred by the Buyer Parties in respect of all Taxes
(i) imposed on any of the Companies or for which any of the Companies may otherwise be liable for any taxable year that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date, and (ii) imposed on any of the Companies as a result of any breach of a representation or warranty contained in Section 5.17.

     (b) The Allied Blocker Corp. Shareholders, severally (and not jointly, in accordance with their Allied Percentage Interest), agree to save, indemnify and hold the Buyer Parties harmless from and against, and shall on demand reimburse the Buyer Parties for all Taxes (i) imposed on Allied Blocker Corp. or for which Allied Blocker Corp. may otherwise be liable with respect to any taxable year or period that ends on or before the Closing Date and with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (except to the extent such Taxes arise from a breach of any Buyer Party's representations in Section 10.17 hereof), and (ii) imposed on Allied Blocker Corp. as a result of any breach of a representation and warranty contained in
Section 8.6, in either case that are not included or reflected in and as part of Blocker Corp. Tax Amount.

     (c) BACI agrees to save, indemnify and hold the Buyer Parties harmless from and against, and shall on demand reimburse the Buyer Parties for all Taxes (i) imposed on BA Blocker Corp. or for which BA Blocker Corp. may otherwise be liable with respect to any taxable year or period that ends on or before the Closing Date and with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (except to the extent such Taxes arise from a breach of any Buyer Party's representations in Section 10.17 hereof), and (ii) imposed on BA Blocker Corp. as a result of any breach of a representation and warranty contained in Section 7.6, or as a result of any breach of a covenant, representation or warranty in the Representation Letters executed by BA Blocker Corp. in either case that are not included or reflected in and as part of Blocker Corp. Tax Amount; provided that in the event that an indemnification obligation of BACI arises under this Section 14.2(c) as a result of the failure of the BA Merger to qualify as a reorganization under section 368(a)(1)(A) of the Code for any reason other than a breach of BA Blocker Corp.'s representations in Section 7.6 hereof, then such indemnification obligation shall be reduced by any tax savings actually realized or to be realized by Buyer for any taxable period by reason of such failure or the circumstances giving rise thereto (based on reasonable assumptions relating to utilization and applicable marginal tax rates and taking into account the time value of money with a discount rate equal to Buyer's cost of capital during the prior year).

     (d) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

          (i) in the case of any Taxes based upon or related to income or receipts, the amount which would be payable if the taxable year ended or is treated as ending as of the end of the Closing Date;

          (ii) in the case of Taxes other than Taxes based upon or related to income or receipts, the amount of such Taxes of the entire period, multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period beginning on the first day of the period and ending on the Closing Date and the denominator of which is the number of calendar days in the entire period; and

          (iii) adjusted to exclude the effect of any extraordinary transactions occurring at the direction of the Buyer Parties after the Closing but on the Closing Date if such transactions are not contemplated by this Agreement.

     14.3 Survival and Other Matters. Each representation, warranty, indemnity, covenant and agreement of each of the parties hereto shall survive the Closing; provided, however, that no party shall be entitled to assert claims against any other for misrepresentations or breach of warranty under or pursuant to this Agreement unless the party asserting such claim shall notify the other in writing of such claim within one (1) year after the Closing Date; provided, however, that the foregoing limitations on the survival of representations and warranties shall not apply to (i) any of the representations and warranties in or pursuant to the first two sentences of Section 5.1(a) (Organization and Ownership Structure), Section 5.1(b), the first sentence of Section 5.7(c) (Title to Assets), Section 6.1 (Title to Membership Interests), Section 6.2 (Capacity, Power and Authority), the first two sentences of Section 7.1 (Organization and Standing), Section 7.2 (Capitalization), Section 7.5 (No Investments, Operations, Liabilities), the first two sentences of Section 8.1 (Organizational Standing), Section 8.2 (Capitalization), Section 8.5 (No Investments, Operations, Liabilities), Section 9.1 (Title to Shares), Section
9.2 (Capacity, Power and Authority), Section 10.1 (Organization and Standing) and Section 10.2 (Capitalization), all of which shall survive indefinitely; (ii) any of the representations and warranties in or pursuant to Section 5.13 (Environmental Matters), which shall survive Closing for a period ending on the earlier of three (3) years from the Closing Date or the Environmental Termination Date; and (iii) any of the representations and warranties in or pursuant to Section 5.17 (Taxes), Section 7.6 (Taxes), Section 8.6 (Taxes),
Section 10.17 (Tax Representations), which shall survive for the statute of limitations applicable thereto in respect of the subject matter thereof and provided further that the indemnification obligation under Section 14.2 hereof shall only survive for the statute of limitations applicable thereto in respect of the subject matter thereof. The aggregate liability of the Sellers for indemnification pursuant to Section 14.1 shall be first satisfied from the Escrow Shares and Escrow Amount deposited with the Escrow Agent under the Escrow Agreement, and proceeds therefrom, in accordance with the terms and conditions thereof. Notwithstanding any of the foregoing, should the Closing occur, in no event shall Sellers in the aggregate or Buyer have any liabilities under or pursuant to this Agreement for any misrepresentation or breach of warranties or covenants hereunder in excess of the Indemnification Cap, except in respect of the representations and warranties referred to clauses (i) and (iii) of the first sentence of this Section 14.3 or in the case of fraud or knowing or intentional misrepresentation or breach, which shall not be subject to the Indemnification Cap. Notwithstanding anything herein to the contrary, in no event shall either Buyer on the one hand, or Sellers on the other hand, be entitled to indemnification pursuant to Section 14.1 hereof until the aggregate of all Losses for which indemnification is sought pursuant to Section 14.1 exceeds the Indemnification Threshold, after which Buyer or Sellers, as the case may be, shall be entitled to be indemnified for all Losses, in excess of the Indemnification Threshold, except in respect of the representations and warranties referred to in clauses (i) and (iii) of the first sentence of this
Section 14.3, or the covenants contained in Sections 12.2(f), (g) and (h), or in the case of fraud or knowing or intentional misrepresentation or breach, each of which shall not be subject to the Indemnification Threshold; provided, further, that Buyer shall not be entitled to indemnification pursuant to Section 14.1 hereof for claims made after the first anniversary of the Closing Date in respect of the representations and warranties referred to in clause (ii) of the first sentence of this Section 14.3 until the aggregate of all Losses for which indemnification is sought pursuant to Section
14.1 exceeds both the Indemnification Threshold and the Additional Threshold, after which Buyer shall be entitled to be indemnified for all Losses in excess of the Indemnification Threshold and Additional Threshold. In cases where the Indemnification Threshold applies, no Seller shall be required to make any payments on any Loss attributable to such Seller until the aggregate amount of such Loss attributable to such Seller exceeds such Seller's Subject Percentage Interest of the Indemnification Threshold. In cases where the Indemnification Cap applies, for all Losses in respect of which the Sellers' indemnification obligation hereunder is limited to their respective Subject Percentage Interest, no Seller shall be required to make any payments in respect of such Losses in excess of such Seller's Subject Percentage Interest of the Indemnification Cap.

     14.4 Provisions Regarding Indemnification. If, within the applicable survival period, any third party shall notify any Party (the "Indemnified Party") with respect to any third party claim or the commencement of any tax audit or any similar investigation by any taxing authority which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Article 14, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnified Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced. In the event any Indemnifying Party notifies the Indemnified Party within 20 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes reasonably that the counsel the Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to any settlement with respect to the matter without the written consent of the Indemnifying Party, and
(iv) without the written consent of the Indemnified Party, the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement unless the Indemnifying Party pays all amounts in full and such judgment or settlement includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.

     14.5 Tax Consequences. Any payment received by the Buyer or the Seller Parties under this Article shall be deemed to be an adjustment to the Aggregate Purchase Price.

     14.6 Exclusive Remedy. Following the Closing, the indemnification rights provided by this Article 14 shall be the sole and exclusive remedy available under contract, tort or other legal theories to the parties hereto for breach, misrepresentation or default by any party under or in respect of this Agreement, except in the case of fraud or knowing or intentional breach, misrepresentation or default, and except for any equitable remedies that may be available to a party.

                                   ARTICLE 15

                                  DEFINITIONS

     As used herein, the terms used in this Article 15 shall have the meanings set forth therein and herein unless the context otherwise requires, and such terms shall be equally applicable to the singular and plural terms defined.

     "Accounting Expert" means Arthur Andersen LLP.

     "Additional Threshold" means $500,000.

     "Affected Seller" has the meaning set forth in Section 16.11(f) hereof.

     "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

     "Aggregate Purchase Price" means the aggregate of the Merger Shares, Stock Consideration, Cash Consideration and Warrants.

     "Agreement" means this Acquisition Agreement.

     "Allied Blocker Acquisition Corp." means AA Blocker Acquisition Corp., a Maryland corporation.

     "Allied Blocker Acquisition Corp. Stock" means the entire authorized capital stock of Allied Blocker Acquisition Corp.

     "Allied Blocker Corp." means Allied Aurora Acquisition Corp., a Maryland corporation.

     "Allied Blocker Corp. Shareholders" means Allied Capital and Allied Investment.

     "Allied Blocker Corp. Stock" has the meaning set forth in Section 8.2.

     "Allied Blocker Corp. Tax Amount" has the meaning set forth in Section 1.4(a).

     "Allied Capital" means Allied Capital Corporation, a Maryland corporation.

     "Allied Effective Time" has the meaning set forth in Section 1.2.2(b).

     "Allied Investment" means Allied Investment Corporation, a Maryland corporation.

     "Allied Merger" has the meaning set forth in Section 1.2.2(a).

     "Allied Merger Shares" has the meaning set forth in Section 1.2.2(f).

     "Allied Percentage Interest" means with respect to any Allied Blocker Corp. Shareholder, that percentage set forth for such Allied Blocker Corp. Shareholder on Schedule 14.1(d).

     "Allied Surviving Corporation" has the meaning set forth in Section
1.2.2(a).

     "Articles of Merger" has the meaning set forth in Section 1.2.2(b).

     "Assets" has the meaning set forth in Section 5.7(c) hereof.

     "Aurora Holding" means Aurora Holding, L.L.C., a Delaware limited liability company.

     "Authorized Shares" has the meaning set forth in Section 10.2(a) hereof.

     "BA Blocker Acquisition Corp." means BA Blocker Acquisition Corp., a Delaware corporation.

     "BA Blocker Acquisition Corp. Stock" means the entire authorized capital stock of BA Blocker Acquisition Corp.

     "BA Blocker Corp." means Aurora Management, Inc., a Delaware corporation.

     "BA Blocker Corp. Shareholders" means BACI, together with Frank D. Osborn, a resident of the State of Connecticut, and Frank G. Washington, a resident of the State of California.

     "BA Blocker Corp. Stock" has the meaning set forth in Section 7.2.

     "BA Blocker Corp. Tax Amount" has the meaning set forth in Section 1.4(a).

     "BA Effective Time" has the meaning set forth in Section 1.2.1(b).

     "BA Merger" has the meaning set forth in Section 1.2.1(a).

     "BA Merger Shares" has the meaning set forth in Section 1.2.1(f).

     "BA Surviving Corporation" has the meaning set forth in Section 1.2.1(a).

     "BACI" means BancAmerica Capital Investors SBIC I, L.P., a Delaware limited partnership.

     "Balance Sheet Date" means September 30, 2001.

     "Barter Agreements" has the meaning set forth in Section 5.18 hereof.

     "Blocker Corp. Shareholders" means collectively, Allied Blocker Corp. Shareholders and BA Blocker Corp. Shareholders.

     "Blocker Corp. Tax" means and shall include all liabilities of any Blocker Corp. for Taxes as of the Closing Date, giving effect for operations of such Blocker Corp. through the Closing Date and all transactions occurring coincident with or prior thereto, wherein such Tax liability shall include all Taxes imposed on such Blocker Corp. or for which such Blocker Corp. may otherwise be liable for any taxable year or period that ends on or before the Closing Date, and, with respect to any taxable year or period that begins before and ends after the Closing Date, the portion of such taxable year ending on and including the Closing Date. In this regard, in the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be: (i) in the case of any Taxes based upon or related to income or receipts, the amount of which would be payable if the taxable year ended or is treated as ending as of the end of the Closing Date; (ii) in the case of Taxes other than Taxes based upon or related to income or receipts, the amount of such Taxes for the entire period, multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period; and (iii) adjusted to exclude the effect of any extraordinary transactions occurring at the direction of the Buyer Parties after the Closing but on the Closing Date if such transactions are not contemplated by this Agreement.

     "Blocker Corp. Tax Amount" has the meaning set forth in Section 1.4(a) hereof.

     "Blocker Corps." means BA Blocker Corp. and Allied Blocker Corp.

     "Business" means the business, operations, obligations and activities of all of the Companies collectively, useful for and in connection with the Stations.

     "Buyer" means Cumulus Media Inc., an Illinois corporation.

     "Buyer Commission Authorizations" has the meaning set forth in Section
10.18 hereof.

     "Buyer Material Adverse Effect" means any change or effect that is or would be materially adverse to the Condition of Buyer and its subsidiaries, taken as a whole.

     "Buyer Material Contracts" has the meaning set forth in Section 10.10 hereof.

     "Buyer Parties" means collectively, Buyer, BA Blocker Acquisition Corp. and Allied Blocker Acquisition Corp.

     "Buyer Proxy Statement" has the meaning set forth in Section 10.9(a) hereof.

     "Buyer Repairs" has the meaning set forth in Section 13.1(h) hereof.

     "Buyer SEC Documents" has the meaning set forth in Section 10.6 hereof.

     "Buyer Shareholders Meeting" has the meaning set forth in Section 12.13 hereof.

     "Buyer Stations" means the radio stations owned and operated by Buyer and its subsidiaries.

     "Cash Consideration" means the payments described in clauses (i), (ii) and
(iii) of Section 1.3.3.

     "Cash Percentage" means, with respect to any Member, that percentage of the Cash Consideration set forth for such Member on Schedule 1 hereto.

     "Certificate of Merger" has the meaning set forth in Section 1.2.1(b).

     "Class A Common Stock" has the meaning set forth in Section 1.2.2(f) hereof.

     "Class B Common Stock" has the meaning set forth in Section 1.2.1(f) hereof.

     "Class B Consent" means the written consent of the Consent Right Holders (as that term is defined in the Articles of Incorporation of Buyer) to the acquisition provided herein as required by the Articles of Incorporation of Buyer.

     "Class B Shareholder Agreement" means a Shareholder Agreement substantially in the form of Exhibit 3.2(r) hereto.

     "Closing" has the meaning set forth in Section 3.1 hereof.

     "Closing Date" has the meaning set forth in Section 3.1 hereof.

     "Closing Payment" or "Closing Payments" has the meaning set forth in
Section 1.3.3 hereof.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" has the meaning set forth in the preamble hereto.

     "Commitments" has the meaning set forth in Section 12.17 hereof.

     "Communications Act" means the Communications Act of 1934.

     "Companies" means Company, together with the Subsidiaries.

     "Company" means Aurora Communications, LLC, a Delaware limited liability company.

     "Company Benefit Plans" has the meaning set forth in Section 5.14(a) hereof.

     "Company Material Adverse Effect" means any change or effect that is or would be materially adverse to the Condition of the Companies, taken as a whole.

     "Company LLC Agreement" means the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 30, 1999, as amended.

     "Condition" means, with respect to any Person, the business, operations, condition (financial or otherwise) or results of operations of such Person.

     "Contracts" has the meaning set forth in Section 5.8(a) hereof.

     "Cure Period" has the meaning set forth in Section 13.1(b) hereof.

     "Delaware Code" means the General Corporation Law of the State of Delaware.

     "Denial Order" has the meaning set forth in Section 2.3 hereof.

     "EITF" means Emerging Issues Task Force.

     "Entities" means the Company, Allied Blocker Corp. and BA Blocker Corp.

     "Environmental Complaint" has the meaning set forth in Section 5.14(b) hereof.

     "Environmental Termination Date" means the date on which a transaction of the type described in clauses (i) and (ii) of Schedule 12.4 hereto is consummated; provided that for purposes of this definition, the "20%" in clause
(i) shall be deemed to be "50%".

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means with respect to a Person, any other Person that is required to be aggregated with such Person under Section 4.14(b), (c), (m) and/or (o) at any time prior to the Closing Date.

     "ERISA Plan" has the meaning set forth in Section 5.14(a) hereof.

     "Escrow Account" has the meaning set forth in Section 1.3.3 hereof.

     "Escrow Agent" means SunTrust Bank, Atlanta.

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

     "Escrow Agreement" has the meaning set forth in Section 1.6 hereof.

     "Escrow Amount" has the meaning set forth in Section 1.6 hereof.

     "Escrow Shares" has the meaning set forth in Section 1.6 hereof.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Aurora Credit Facilities" means (i) the Credit Agreement, dated as of August 31, 1999, as amended May 8, 2001 among Aurora Holding, Heller Financial, Inc., and the other agents and lenders party thereto and (ii) the Subordinated Loan Agreement, dated as of September 10, 1999, as amended May 8, 2001, among the Subsidiaries, the Company, Aurora Holding, and the Allied Blocker Corporation Shareholders.

     "Existing Debt" means all indebtedness of Aurora Holding outstanding immediately prior to the Closing under the Existing Aurora Credit Facilities, including all principal, accrued interest, fees, any applicable prepayment premiums and any other amounts then owing thereunder or payable in connection with the discharge of such indebtedness.

     "Existing Debt Payoff Amount" has the meaning set forth in Section 1.3.5 hereof.

     "FASB" means Financial Accounting Standards for Broadcasters.

     "FCC" has the meaning set forth in the preamble hereto.

     "Final Order" has the meaning set forth in Section 2.4 hereof.

     "Financial Statements" has the meaning set forth in Section 5.4(a) hereof.

     "Financing" has the meaning set forth in Section 10.7 hereof.

     "Financing Letter" has the meaning set forth in Section 10.7 hereof.

     "FTC" means the Federal Trade Commission.

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Authority" means any foreign, domestic, federal territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

     "Hazardous Discharge" has the meaning set forth in Section 5.13(b) hereof.

     "Hazardous Substance" has the meaning set forth in Section 5.13(a) hereof.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Income Taxes" has the meaning set forth in Section 5.18(a) hereof.

     "Indemnification Cap" means the amount set forth on Schedule 14.3 hereto.

     "Indemnification Threshold" means $250,000.

     "Indemnified Party" has the meaning set forth in Section 14.4 hereof.

     "Indemnifying Party" has the meaning set forth in Section 14.4 hereof.

     "Initial Order" means the Commission's issuance of its approval of the transfer of control of the License Subsidiaries to Buyer or any entity determined by Buyer in accordance with the terms of this Agreement and without any condition which Buyer reasonably determines to be adverse to Buyer.

     "Inspection" has the meaning set forth in Section 12.20 hereof.

     "Investor Rights Agreement" means the Investor Rights Agreement among BACI, BA Blocker Corp. Frank D. Osborn and Frank G. Washington, dated as of May 3, 1999, as amended.

     "Knowledge" or "Knows" in the case of the Company, means actual knowledge of Frank Osborn, Vince Cremona and Michael Mangan; in the case of BACI means the actual knowledge of Robert H. Sheridan III; in the case of Allied Capital, actual knowledge of Thomas Westbrook; in the case of Allied Investment, means the actual knowledge of Thomas Westbrook; in the case of any Buyer Party and any of the Significant Subsidiaries means Lewis W. Dickey, Jr., Jonathan Pinch, Martin Gausvik and John Dickey; in the case of an individual, means the actual knowledge of such individual; in the case of a partnership, means the actual knowledge of the managing general partner of such partnership; in the case of a limited liability company, means the actual knowledge of the manager(s); in the case of a corporation, means the actual knowledge of any officer of the corporation.

     "Leased Real Property" has the meaning set forth in Section 5.7(a) hereof.

     "Legally Required Shareholder Vote" has the meaning set forth in Section 10.12.

     "Lenders" means those Persons to which the Existing Debt is owed.

     "License Subsidiaries" means Aurora of Bridgeport License Company, a Delaware limited liability company; Aurora of Westchester License Company, LLC, a Delaware limited liability company; Aurora of Danbury License Company, LLC, a Delaware limited liability company; and Aurora of Poughkeepsie License Company, LLC, a Delaware limited liability company.

     "Liens" means any and all liens, pledges, charges, mortgages, security interests, restrictions, easements, liabilities, claims, title defects, encumbrances or rights of others of every kind and description.

     "Losses" has the meaning set forth in Section 14.1(a) hereof.

     "Market Value" means the greater of (i) a number equal to the average closing market price per share (or if there is no sale on any such date, then the average between the closing bid and asking price on any such day) for shares of Class A Common Stock during the thirty (30) consecutive trading days ending on the second (2nd) trading day prior to the Closing reported by Nasdaq; or (ii) $12.00.

     "Material Contracts" has the meaning set forth in Section 5.8 hereof.

     "Members" means Heller Financial, Inc., a Delaware corporation; UnionBanCal Venture Corporation, a Delaware corporation; Frank D. Osborn, a resident of the State of Connecticut; Frank G. Washington, a resident of the State of California; Vincent M. Cremona, a resident of the State of Connecticut; and Aurora Management Group, LLC, a Delaware limited liability company.

     "Membership Assignments" has the meaning set forth in Section 1.1 hereof.

     "Membership Interests" has the meaning set forth in Section 1.1 hereof.

     "Merger Shares" has the meaning set forth in Section 1.2.2(f) hereof.

     "Merger Shares Registration Statement" means the registration statement on Form S-3, or other applicable form of registration statement, prepared and filed with the SEC by Buyer pursuant to the Registration Rights Agreement providing for the resale of the shares of Class A Common Stock, and the Class A Common Stock issuable upon conversion of the shares of Class B Common Stock comprising the Merger Shares, the Stock Consideration, and the Warrant Shares.

     "Nasdaq" means the Nasdaq Stock Market, Inc.

     "Non-Compete Agreement" means the non-compete agreement referred to in
Section 12.11 hereof.

     "Non-Compete Payments" has the meaning set forth in Section 1.3.4 hereof.

     "Operating Subsidiaries" means Aurora of Bridgeport, LLC, a Delaware limited liability company; Aurora of Westchester, LLC, a Delaware limited liability company; Aurora of Danbury, LLC, a Delaware limited liability company; and Aurora of Poughkeepsie, LLC, a Delaware limited liability company.

     "Owned Real Property" has the meaning set forth in Section 5.7(a) hereof.

     "Permits" means all certificates, licenses, permits, franchises, authorizations, variances, waivers, consents and approvals of any governmental entity.

     "Permitted Liens" has the meaning set forth in Section 5.7(c) hereof.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate or unincorporated organization.

     "Pre-Closing Escrow Agent" means SunTrust Bank, Atlanta.

     "Pre-Closing Escrow Agreement" has the meaning set forth in Section 1.5(a) hereof.

     "Pre-Closing Escrow Shares" has the meaning set forth in Section 1.5(a) hereof.

     "Pre-Closing Escrow Shares Registration Statement" means the registration statement on Form S-3, or other applicable form of registration statement, prepared and filed with the SEC by Buyer pursuant to the Registration Rights Agreement providing for the resale of shares Class A Common Stock which comprise the Pre-Closing Escrow Shares.

     "Real Property" has the meaning set forth in Section 5.7(a) hereof.

     "Receivables" has the meaning set forth in Section 5.9 hereof.

     "Registration Rights Agreement" has the meaning set forth in Section 1.5(b) hereof.

     "Registration Statements" means the Pre-Closing Escrow Shares Registration Statement and the Merger Shares Registration Statement.

     "Requisite Buyer Vote" has the meaning set forth in Section 4.1(e) hereof.

     "Representation Letters" has the meaning set forth in Section 12.25.

     "Rule 144" has the meaning set forth in Section 11.3(a) hereof.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Seller Commission Authorizations" has the meaning set forth in Section 5.6(b) hereof.

     "Seller Parties" means collectively, Sellers' Representatives, the Company, Blocker Corps. and Sellers.

     "Seller Returns" has the meaning set forth in Section 12.15(a) hereof.

     "Sellers' Repairs" has the meaning set forth in Section 13.1(g) hereof.

     "Sellers' Representatives" means Frank Osborn, a resident of the State of Connecticut and BACI.

     "Sellers" means the Members and the Blocker Corp. Shareholders.

     "Shares" means collectively, the issued and outstanding shares of BA Blocker Corp. Stock and Allied Blocker Corp. Stock.

     "Significant Subsidiary" means Caribbean Communications Company, Ltd., Cumulus Holdings, Inc., Cumulus Broadcasting, Inc., Cumulus Licensing Corporation and Cumulus Wireless Services, Inc.

     "Site" means each site owned or leased by any of the Companies on which a tower used for the transmission of radio signals is located and each site owned by any of the Companies on which improvements, including but not limited to office buildings, are located.

     "Stations" has the meaning set forth in the preamble hereto.

     "Stock Consideration" has the meaning set forth in Section 1.3.2 hereof.

     "Straddle Returns" has the meaning set forth in Section 12.15(a) hereof.

     "Subject Percentage Interest" means, with respect to any Seller, that percentage set forth for such Seller on Schedule 1 hereto.

     "Subsidiaries" means Operating Subsidiaries, License Subsidiaries and Aurora Holding.

     "Surveys" has the meaning set forth in Section 12.18 hereof.

     "Surviving Representations" has the meaning set forth in Section 14.3 hereof.

     "Taxes" or "Tax" means all taxes or other fiscal levies imposed by any Governmental Authority, domestic or foreign, including without limitation, any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or environmental tax, custom, duty or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed or assessed by any Governmental Authority with respect thereto.

     "Tax Returns" means all federal, state, local or foreign returns or reports with respect to Taxes, including declarations of estimated Tax.

     "Tests" has the meaning set forth in Section 12.20 hereof.

     "Title Company" has the meaning set forth in Section 12.17 hereof.

     "Title Objections" shall have the meaning set forth in Section 12.17 hereof.

     "Transaction Documents" means all documents, agreements and instruments to be executed in connection with this Agreement.

     "Transfer of Control Applications" has the meaning set forth in Section 2.2 hereof.

     "URLS" has the meaning set forth in Section 5.12 hereof.

     "Warrants" means the warrants to be issued under Article 1 in the form of
Exhibit 15 attached hereto.

     "Warrant Shares" means the shares issued upon the exercise of Warrants.

                                   ARTICLE 16

                                 MISCELLANEOUS

     16.1 Binding Agreement. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

     16.2 Assignment. This Agreement and all rights of Buyer hereunder shall be assignable by Buyer to one or more subsidiaries or affiliates of Buyer, prior to the Closing upon prior notice to Sellers, and after the Closing may be assigned by Buyer in any manner they deem appropriate, in each case without the consent of any of the Seller Parties, although Buyer shall remain liable for the performance of any assignee in respect thereof, provided that such assignment would not delay the Closing. This Agreement shall not be assignable by any of the Seller Parties without the prior written consent of Buyer. No assignment shall relieve the assigning party of its obligations hereunder.

     16.3 Law To Govern. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Georgia, except in respect of the BA Merger and Allied Merger which shall be governed by and construed and enforced in accordance with the Delaware Code and Maryland Code, respectively.

     16.4 Notices. All notices shall be in writing and shall be deemed to have been duly given if delivered personally or when deposited in the mail if mailed via registered or certified mail, return receipt requested, postage prepaid to the other party hereto at the following addresses:

     if to Buyer, to:

     Cumulus Media Inc.
     3535 Piedmont Rd.
     Building 14, 14th Floor
     Atlanta, Georgia 30305
     Attn: Lewis W. Dickey, Jr.

     with a copy to:

     Jones, Day, Reavis & Pogue
     3500 SunTrust Plaza
     303 Peachtree Street
     Atlanta, GA 30308-3242
     Attn: John E. Zamer, Esq.

     if to the Company, to:

     Aurora Communications, LLC
     Three Stamford Landing
     Suit 210
     46 Southfield Avenue
     Stamford, CT 06902
     Attn: Mr. Frank Osborn

     with copies to:

     Paul, Weiss, Rifkind, Wharton & Garrison
     1285 Avenue of the Americas
     New York, NY 10019
     Attn: Richard Borisoff, Esq.

     if to any of Sellers: to the addresses listed on the signature pages hereto if to Sellers' Representatives, to:

     Frank Osborn
     64 Hemlock Hill Road
     New Canaan, CT 06848

            and

     BancAmerica Capital Investors SBIC I L.P.
     100 N. Tryon Street, 25th Floor
     Charlotte, NC 28255-0001
     Attention: Robert H. Sheridan, III
     with copies to:

     Paul, Weiss, Rifkind, Wharton & Garrison
     1285 Avenue of the Americas
     New York, NY 10019
     Attn: Richard Borisoff, Esq.

or to such other addresses as any such party may designate in writing in accordance with this Section 16.4.

     16.5 Fees and Expenses. Except as expressly set forth in this Agreement, each of the parties shall pay its own fees and expenses with respect to the transactions contemplated hereby.

     16.6 Entire Agreement. This Agreement and the Transaction Documents set forth the entire understanding of the parties hereto in respect of the subject matter hereof and may not be modified or amended except by a written agreement specifically referring to this Agreement or the particular Transaction Document signed by all of the parties hereto or thereto. This Agreement and the Transaction Documents supersede all prior agreements and understandings among the parties with respect to such subject matter.

     16.7 Aurora Management Group, LLC Matters. The Sellers which are members of Aurora Management Group, LLC, hereby covenant and agree to be liable for all representations, warranties, covenants and obligations of Aurora Management Group LLC as a Member and Seller hereunder, severally in accordance with their respective interests in Aurora Management Group LLC as set forth on Schedule
16.7 hereto.

     16.8 Waivers. Subject to applicable law, this Agreement may be amended or supplemented only by a writing signed by Buyer, Sellers (subject to the last sentence of this Section 16.8) and each other party hereto whose rights or obligations are affected by such amendment or supplement. No waiver of compliance with any provision or condition of this Agreement shall be effective unless evidenced by a writing signed by the party against whom enforcement of such waiver is sought. Notwithstanding the foregoing, any amendment, supplement or waiver of any provision or condition of this Agreement shall be binding on all of the Sellers (and Sellers' Representatives) if evidenced by a writing signed by Sellers entitled to receive a majority of the consideration to be received by Sellers hereunder or by Sellers' Representatives; provided that any amendment, supplement or waiver that would change the amount, form or timing of receipt of the consideration to be provided to Sellers by Buyer hereunder or would otherwise materially adversely affect the rights of a Seller relative to other Sellers shall not be effective unless signed by the affected Seller.

     16.9 Severability. Any provision of this Agreement which is rendered unenforceable by a court of competent jurisdiction shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement.

     16.10 No Third-Party Beneficiaries. Nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement or any documents executed in connection with this Agreement.

     16.11  Appointment of Sellers' Representatives.

     (a) Each Seller appoints the Sellers' Representatives (with full power of substitution) as his, her or its agent and attorney-in-fact to act for him, her or it and in his, her or its name in connection with all matters related to this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents, and each of them gives the Sellers' Representatives full power and authority to deliver certificates or other evidence of ownership for his, her or its Shares or Membership Interests, as the case may be, to take all action contemplated to be taken by the Sellers' Representatives under this Agreement and the Transaction Documents, to receive on his, her or its behalf the purchase price for his, her or its Shares or Membership Interests payable pursuant to Article II, to execute amendments, supplements or waivers to this Agreement and the Transaction Documents (so long as such amendment has been properly authorized by Sellers pursuant to Section 17.7), to give and receive all notices and other communications relating to this Agreement and Transaction Documents, and to execute any instruments and documents that the Sellers' Representatives may determine necessary in the exercise of their authority pursuant to this power of attorney, all without notice to any of them and with the same effect as if they had themselves taken such action; and each of the Sellers acknowledges and agrees that they shall be bound by, and Buyer may rely and act upon, any action taken by Sellers' Representatives on behalf of the Sellers and upon any instruments and documents signed by Sellers' Representatives with the same force and effect as if Sellers had themselves so acted. By their execution hereof, Sellers' Representatives hereby accept such appointment and agree to act as Sellers' Representatives under this Agreement and the Transaction Documents and in connection therewith.

     (b) Sellers' Representatives shall not be liable to Sellers for any action taken or omitted by Sellers' Representatives in good faith, and in no event shall Sellers' Representatives be liable or responsible except for their own gross negligence or willful misconduct. Sellers shall be liable, jointly and severally, to hold Sellers' Representatives (acting in such capacity, but not in their capacity as a Seller) harmless from, and to indemnify and reimburse Sellers' Representatives for, all amounts paid by Sellers' Representatives pursuant to this Agreement and the Transaction Documents and all Losses arising in connection with any action, suit or claim arising under this Agreement and the Transaction Documents, provided that Sellers' Representatives have not acted with gross negligence, bad faith or willful misconduct with respect to any of the events relating to such claims, liabilities, losses or expenses.

     (c) The Sellers, severally (and not jointly, in accordance with their Subject Percentage Interest) agree to save, indemnify and hold BACI harmless from and against, and shall on demand reimburse BACI for all Taxes other than federal, state and local income Taxes payable by BACI pursuant to Section 14.2(c).

     (d) The Sellers, severally (and not jointly, in accordance with their Subject Percentage Interest) agree to save, indemnify and hold each Sellers' Representative harmless from and against, and shall on demand reimburse such Sellers' Representatives for all costs, losses, claims, damages, disbursements, liabilities and expenses, including reasonable costs of investigation, court costs and attorney's fees for which such Sellers' Representative is liable pursuant to Section 8 of the Escrow Agreement.

     (e) Each Seller agrees to cooperate with the Sellers' Representatives in all respects in order to enable the Sellers' Representatives to act on behalf of such Seller under the relevant provisions of the Escrow Agreement, including providing prompt responses, directions and instructions to the Sellers' Representatives in response to any inquiries of such Seller by Sellers' Representatives.

     (f) Sellers' Representatives agree to provide each Seller with written notice of any claim made against the Seller (the "Affected Seller") for indemnification pursuant to Sections 14.1 and 14.2 of this Agreement and Section 4(a) of the Escrow Agreement within two business days of receipt of such claim from Buyer. Sellers' Representatives shall give each Affected Seller an opportunity to participate in the response to any claim, provided that the Affected Seller responds promptly to the notice.

     16.12 Choice of Law, Submission to Jurisdiction, Etc. Each Seller hereby irrevocably submits to the nonexclusive jurisdiction of any federal court sitting in the Northern District of Georgia, as Buyer may elect, in any suit, action or proceeding arising out of or relating to this Agreement or any document executed in connection herewith. Each Seller hereby irrevocably agrees that all claims in respect to such suit, action or proceeding may be heard and determined in any of such courts. Each Seller irrevocably waives, to the fullest extent permitted by law, any objection which such Seller may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and each Seller further irrevocably waives any claim that such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each Seller hereby expressly waives all rights of any other jurisdiction which such Seller may now or hereafter have by reason of its present or subsequent domiciles. Each Seller authorizes the service of process upon such Seller by registered mail sent to the Seller at its address set forth on the signature page hereof. Each Seller hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

     16.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

     16.14 Headings. The Section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Sections and paragraphs.

     16.15 Use of Terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the words "include" or "including" in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof. Unless otherwise indicated, reference in this Agreement to a "Section" or Article" means a Section or Article, as applicable, of this Agreement. When used in this Agreement, words such as "herein", "hereinafter", "hereof", "hereto", and "hereunder" shall refer to this Agreement as a whole, unless the context clearly requires otherwise. The use of the words "or," "either" and "any" shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     16.16 Survival. The provisions of Section 12.22, and Articles 13, 14, 15 and 16 hereof shall survive the termination of this Agreement.

                         [SIGNATURES ON THE NEXT PAGE]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          CUMULUS MEDIA INC.

                                          By:   /s/ LEWIS W. DICKEY, JR.
                                            ------------------------------------
                                              Lewis W. Dickey, Jr., Chairman and
                                              CEO

                                          BA BLOCKER ACQUISITION CORP.

                                          By:   /s/ LEWIS W. DICKEY, JR.
                                            ------------------------------------
                                              Lewis W. Dickey, Jr., President

                                          AA BLOCKER ACQUISITION CORP.

                                          By:   /s/ LEWIS W. DICKEY, JR.
                                            ------------------------------------
                                              Lewis W. Dickey, Jr., President

                                          AURORA COMMUNICATIONS, LLC

                                          By: AURORA MANAGEMENT, INC., as
                                              sole manager

                                          By:      /s/ FRANK D. OSBORN
                                            ------------------------------------
                                              Name: Frank D. Osborn
                                              Title:   President

                                          Address: 3 Stanford Landing
                                                   46 Southfield Avenue, Suite
                                                   210
                                                   Stamford, CT 06902

                                          AURORA MANAGEMENT, INC.

                                          By:       /s/ FRANK D. OSBORN
                                              ----------------------------------
                                              Name: Frank D. Osborn
                                              Title:   President

                                          Address: 3 Stanford Landing
                                                   46 Southfield Avenue, Suite
                                                   210
                                                   Stamford, CT 06902

                                          ALLIED AURORA ACQUISITION CORP.

                                          By:    /s/ THOMAS H. WESTBROOK
                                            ------------------------------------
                                              Name: Thomas H. Westbrook
                                              Title: President

                                          Address: 1919 Pennsylvania Avenue NW
                                                   Washington, DC 20006-3434

                                          BLOCKER CORP. SHAREHOLDERS:

                                          BANCAMERICA CAPITAL INVESTORS
                                          SBIC I, L.P., AS SELLERS

                                          By: BANCAMERICA CAPITAL
                                              MANAGEMENT SBIC I, LLC, its
                                              general partner

                                          By: BANCAMERICA CAPITAL
                                              MANAGEMENT I, L.P., its sole
                                              member

                                          By: BACM I GP, LLC, its general
                                              partner

                                          By:  /s/ ROBERT H. SHERIDAN III
                                            ------------------------------------
                                              Name: Robert H. Sheridan III
                                              Title:   Managing Director

                                          Address: Bank of America Corporate
                                                   Center
                                                   25th Floor

                                                   100 North Tryon Street

                                                   Charlotte, NC 28255-0001

                                                  /s/ FRANK D. OSBORN
                                          --------------------------------------
                                          Frank D. Osborn

                                          Address: 64 Hemlock Hill Road
                                                   New Canaan, CT 06840

                                                /s/ FRANK G. WASHINGTON
                                          --------------------------------------
                                          Frank G. Washington

                                          Address: 601 University Avenue, Suite
                                                   211
                                                   Sacramento, CA 95825

                                          ALLIED CAPITAL CORPORATION

                                          By:    /s/ THOMAS H. WESTBROOK
                                            ------------------------------------
                                              Name: Thomas H. Westbrook
                                              Title:   Managing Director

                                          Address: 1919 Pennsylvania Avenue NW
                                                   Washington, DC 20006-3434

                                          ALLIED INVESTMENT CORPORATION

                                          By:    /s/ THOMAS H. WESTBROOK
                                            ------------------------------------
                                              Name: Thomas H. Westbrook
                                              Title:   Managing Director

                                          Address: 1919 Pennsylvania Avenue NW
                                                   Washington, DC 20006-3434

                                          MEMBERS:

                                          FRANK D. OSBORN
                                          ALLISON WAITE OSBORN
                                          CAROLINE LADNER OSBORN
                                          ELIZABETH ANDREW OSBORN
                                          FRANK WILLIAM OSBORN
                                          KATHERINE NELSON OSBORN

                                                  /s/ FRANK D. OSBORN
                                          --------------------------------------
                                          Frank D. Osborn, on behalf of himself
                                          and as Attorney-in-Fact

                                          Address: 64 Hemlock Hill Road
                                                   New Canaan, CT 06840

                                                /s/ FRANK G. WASHINGTON
                                          --------------------------------------
                                          Frank G. Washington

                                          Address: 601 University Avenue, Suite
                                                   211
                                                   Sacramento, CA 95825

                                                /s/ VINCENT M. CREMONA
                                          --------------------------------------
                                          Vincent M. Cremona

                                          Address: Two Lafayette Square
                                                   350 Fairfield Avenue
                                                   Bridgeport, CT 06604

                                          HELLER FINANCIAL, INC.

                                          By:      /s/ DAVID J. ALIEN
                                            ------------------------------------
                                              Name: David J. Alien
                                              Title: Vice President

                                          Address: 500 West Monroe Street
                                                   Chicago, IL 60661

                                          UNIONBANCAL VENTURE CORPORATION

                                          By:      /s/ J. KEVIN SAMPSON
                                              ----------------------------------
                                              Name: J. Kevin Sampson
                                              Title: Vice President

                                          By:      /s/ DAVID BONROUMI
                                            ------------------------------------
                                              Name: David Bonroumi
                                              Title: Vice President

                                          Address: Private Capital Group
                                                   445 South Figueroa Street,
                                                   16th Floor
                                                   Los Angeles, CA 90071

                                          AURORA MANAGEMENT GROUP, LLC

                                          By:      /s/ FRANK D. OSBORN
                                            ------------------------------------
                                              Frank D. Osborn, Authorized Person

                                          SELLERS' REPRESENTATIVES, AS
                                          ATTORNEY-IN-FACT AND ON BEHALF OF
                                          SELLERS

                                                  /s/ FRANK D. OSBORN
                                          --------------------------------------
                                          Frank D. Osborn

                                          Address: 64 Hemlock Hill Road
                                                   New Canaan, CT 06840

                                          BANCAMERICA CAPITAL INVESTORS SBIC I,
                                          L.P., AS SELLERS

                                          By: BANCAMERICA CAPITAL
                                              MANAGEMENT SBIC I, LLC, its
                                              general partner

                                          By: BANCAMERICA CAPITAL
                                              MANAGEMENT I, L.P., its sole
                                              member

                                          By: BACM I GP, LLC, its general
                                              partner

                                          By:  /s/ ROBERT H. SHERIDAN III
                                            ------------------------------------
                                              Name: Robert H. Sheridan III
                                              Title: Managing Director

                                          Address: Bank of America Corporate
                                                   Center
                                                   25th Floor

                                                   100 North Tryon Street

                                                   Charlotte, NC 28255-0001

The undersigned agrees to be bound
by the provisions of Section 16.7 as
if he were a Seller.

/s/ MICHAEL F. MANGAN
---------------------------------------------------------
Michael F. Mangan

                                                                    APPENDIX B-1

                    (LETTERHEAD OF GREENBRIDGE PARTNERS LLC)

November 18, 2001

The Board of Directors
Cumulus Media Inc.
3535 Piedmont Road
Building 14, 14th Floor
Atlanta, GA 30305

Members of the Board:

     Cumulus Media Inc. ("Cumulus") plans to acquire all of the membership interests in Aurora Communications, LLC ("Aurora") pursuant to the terms of the Acquisition Agreement (the "Agreement"), substantially in the form of the draft dated November 15, 2001 (the "Acquisition"). As a result of the Acquisition, the Seller Parties (as defined in the Agreement) will receive (i) cash of $93 million; (ii) 1,584,370 shares of the Class A Common Stock of Cumulus, par value $0.01; (iii) 8,966,811 shares of the Class D non-voting Common Stock of Cumulus, par value $0.01 per share; and (iv) a Warrant to purchase $10 million of Class A Common Stock of Cumulus (together (i) through (iv), the "Total Consideration"). The terms, conditions and structure of the Acquisition are more fully set forth in the Agreement.

     You have asked us whether, in our opinion, the Total Consideration is fair from a financial point of view to Cumulus.

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed certain publicly available business and financial information relating to Cumulus that we deemed to be relevant including (a) the Annual Report on Form 10-K and related audited financial statements for the two years ended December 31, 2000 and (b) Quarterly Reports on Form 10-Q and related unaudited financial statements for the quarterly periods ending March 31, 2000, June 30, 2000, September 30, 2000, March 31, 2001,
     June 30, 2001, and September 30, 2001;

          (2) Reviewed certain business and financial information provided by Aurora's management relating to Aurora that we deemed to be relevant including (a) audited financial statements for the fiscal year ended December 31, 2000 and the period January 20, 1999 (commencement of operations) to December 31, 1999 for Aurora Communications, LLC (b) audited financial statements for the two fiscal years ended December 31, 2000 and December 31, 1999, respectively, for The Crystal Radio Group, (c) unaudited pro forma monthly income statements for the nine months ended September 30, 2001 provided by Aurora management, and (d) the Financing Memorandum prepared by Bank of America Capital Investors dated March 27, 2001.

          (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Cumulus and Aurora, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Acquisition furnished to us by Cumulus and Aurora, respectively;

          (4) Conducted discussions with members of senior management and representatives of Aurora and Cumulus concerning the matters described in clauses 1 through 3 above, as well as their respective businesses and prospects before and after giving effect to the Acquisition and the expected cost savings and synergies;

          (5) Discussed with the management teams Cumulus Media and Aurora the impact of the terrorist attacks which occurred on September 11, 2001 on each company's businesses and prospects;

                                      B-1-1

          (6) Reviewed the market prices and valuation multiples for the Class A Common Stock of Cumulus and compared them with those of certain publicly traded companies that we deemed to be relevant;

          (7) Reviewed the implied valuation multiples for Aurora and compared them with those of private market radio station sales and certain publicly traded companies that we deemed to be relevant;

          (8) Reviewed the results of operations of Aurora and Cumulus and compared them with those of certain publicly traded companies that we deemed to be relevant;

          (9) Compared the proposed financial terms of the Acquisition with the financial terms of certain other transactions that we deemed to be relevant;

          (10) Reviewed the potential pro forma impact of the Acquisition on Cumulus;

          (11) Reviewed a draft dated November 15, 2001 of the Agreement; and

          (12) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions, as well as our experience in connection with similar transactions and securities valuation generally.

     In preparing our opinion, we have, with your permission, assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Aurora or Cumulus or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to and did not conduct any physical inspection of the properties or facilities of Aurora or Cumulus. With respect to the financial forecast information and the expected cost savings and synergies furnished to or discussed with us by Aurora or Cumulus, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Aurora's or Cumulus's managements as to the expected future financial performance of Aurora or Cumulus, as the case may be, and the expected cost savings and synergies. We have made no independent investigation of any legal matters and accounting advice given to such parties and their respective boards of directors, including, without limitation, advice as to the accounting and tax consequences of the Acquisition. We have assumed that the final form of the Agreement will be substantially similar to the November 15, 2001 draft reviewed by us and that the Acquisition will be consummated in accordance with the terms set forth therein and without waiver of any of the material conditions to the Acquisition set forth in the Agreement.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. Existing conditions are subject to rapid, substantial and unpredictable changes and such changes could impact our opinion. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Acquisition, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Acquisition.

     We have been retained to render our opinion to the Board of Directors of the Company in connection with the Acquisition and will receive a fee for our services. In arriving at our opinion we were not authorized to and did not negotiate with Aurora or its representatives regarding the terms of the Acquisition Agreement. In addition, Cumulus has agreed to indemnify us for certain liabilities arising out of our engagement.

     This opinion is for the use and benefit of the Board of Directors of Cumulus in its evaluation of the proposed Acquisition. We have not been asked to consider, and our opinion does not address, the merits of the underlying decision by Cumulus to engage in the Acquisition, the merits of the Acquisition over any
                                      B-1-2
alternative business transaction or strategies that might exist for Cumulus or the effect of any other transaction in which Cumulus might engage. As you are aware, we did not participate in negotiations with respect to the terms of the Acquisition and we were not requested to and did not provide advice concerning the structure, the specific amount of the Total Consideration or any other aspects of the Acquisition, or to provide services other than the delivery of this opinion. Our opinion also is not intended to and does not constitute a recommendation of the Acquisition or a recommendation to any shareholder of Cumulus as to how such shareholder should vote on the proposed Acquisition or any matter related thereto. We are not expressing any opinion herein as to the prices at which the Class A Common Stock of Cumulus will trade following the announcement or consummation of the Acquisition. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Greenbridge Partners LLC be made, without our prior written consent.

     On the basis of and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Total Consideration is fair from a financial point of view to Cumulus.

                                          Very truly yours,

                                          GREENBRIDGE PARTNERS LLC

                                          By: /s/  Michael Yagemann
                                            ------------------------------------
                                              Michael Yagemann
                                              Managing Member

                                      B-1-3

                                                                    APPENDIX B-2

                    (LETTERHEAD OF GREENBRIDGE PARTNERS LLC)

January 23, 2002

The Board of Directors
Cumulus Media Inc.
3535 Piedmont Road
Building 14, 14th Floor
Atlanta, GA 30305


Members of the Board:


     On November 18, 2001 Greenbridge Partners LLC ("we") delivered an oral opinion, confirmed in writing on that date (the "Opinion"), that, as of that date and subject to the various assumptions, limitations, and qualifications described in the opinion, the Total Consideration (as defined in the Opinion) that Cumulus Media Inc. ("Cumulus") was to pay to acquire all of the membership interests in Aurora Communications, LLC ("Aurora") pursuant to the terms of the Acquisition Agreement (the "Agreement"), substantially in the form of the draft dated November 15, 2001 (the "Acquisition"), was fair from a financial point of view to Cumulus.

     You have informed us that, subsequent to the delivery of our opinion, Cumulus and the Seller Parties have negotiated a proposed amendment to the Agreement (the "Amendment"). We understand that the primary result of the Amendment is that the non-voting Common Stock component of the Total Consideration is to be changed from 8,966,811 shares of a proposed Class D non-voting Common Stock to the same number of shares of the Class B non-voting Common Stock of Cumulus, par value $0.01 per share. The Amendment also adds as a condition to the closing of the Acquisition that Cumulus and BancAmerica Capital Investors SBIC I, L.P. ("BACI") enter into a Shareholder Agreement which limits some of the rights that it would otherwise have as a holder of the Class B Common Stock and grants to BACI certain rights to exchange shares of Class A Common Stock into Class B Common Stock.

     We have reviewed a draft of the Amendment dated January 23, 2002, including, as Exhibit 3.2 thereto, a draft of the Shareholder Agreement. Subject to the assumptions, limitations and qualifications set forth in the Opinion, and based on our experience as investment bankers, our work as described in the Opinion, our review of the Amendment (including the Shareholder Agreement) and such other factors as we deemed relevant, we confirm to you that our Opinion would not have been adversely affected if the changes detailed in the Amendment (including the inclusion of the Shareholder Agreement as a condition to the closing of the Acquisition) had been incorporated in the Agreement on the date of our Opinion.

     This confirmation is for the use and benefit of the Board of Directors of Cumulus in its evaluation of the proposed Acquisition. Use of this confirmation is subject to the same terms, conditions and limitations as are applicable to the Opinion.

                                          Very truly yours,

                                          GREENBRIDGE PARTNERS LLC

                                          By:     /s/ MICHAEL YAGEMANN
                                            ------------------------------------
                                              Michael Yagemann
                                              Managing Member

                                      B-2-1

                                                                      APPENDIX C

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF DECEMBER 14, 2001

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1.   DEFINITIONS.................................................    C-1
  1.1.       Definitions.................................................    C-1
ARTICLE 2.   PURCHASE AND SALE; MERGERS..................................    C-7
  2.1.       Purchased Assets............................................    C-7
  2.2.       Excluded Assets.............................................    C-9
  2.3.       Assumed Liabilities and Assumed Commitments.................    C-9
  2.4.       Excluded Liabilities........................................   C-10
  2.5.       Mt. Juliet Merger...........................................   C-11
  2.6.       Phoenix Merger..............................................   C-11
  2.7.       Effective Time..............................................   C-11
  2.8.       Effects of the Mergers......................................   C-11
  2.9.       Certificates of Incorporation and By-Laws...................   C-11
  2.10.      Directors and Officers......................................   C-11
  2.11.      Tax Consequences............................................   C-11
ARTICLE 3.   PURCHASE PRICE..............................................   C-12
  3.1.       Purchase Price..............................................   C-12
  3.2.       Determination of Final Balance Sheet........................   C-12
  3.3.       Payment of Purchase Price and Agreed Adjustment Amounts.....   C-13
  3.4.       Allocation of Purchase Price and Assumed Liabilities........   C-14
  3.5.       Confirmation of Assumed Liabilities.........................   C-14
  3.6.       Payment of Certain Taxes and Expenses.......................   C-15
  3.7.       Limit on Buyer Obligation...................................   C-15
ARTICLE 4.   CLOSING.....................................................   C-16
  4.1.       Closing.....................................................   C-16
  4.2.       Documents to be Delivered to Buyer..........................   C-16
  4.3.       Documents to be Delivered to Seller.........................   C-18
  4.4.       Form of Documents...........................................   C-19
ARTICLE 5.   REPRESENTATIONS AND WARRANTIES REGARDING SELLER.............   C-19
  5.1.       Organization; Authority; Agreement Binding..................   C-19
  5.2.       Organization and Operation of Merged Companies and Phoenix
             of Hendersonville...........................................   C-19
  5.3.       Ownership Interests and Related Matters.....................   C-20
  5.4.       Absence of Conflicts........................................   C-20
  5.5.       No Violation, Litigation or Regulatory Action...............   C-21
  5.6.       Financial Statements........................................   C-21
  5.7.       No Undisclosed Liabilities..................................   C-22
  5.8.       Operations Since December 31, 2000..........................   C-22
  5.9.       Taxes.......................................................   C-23
  5.10.      Title to and Condition of Assets............................   C-24
  5.11.      Real Property...............................................   C-25
  5.12.      Personal Property...........................................   C-26
  5.13.      Personal Property Leases....................................   C-26
  5.14.      Governmental Permits........................................   C-26

                                                                            PAGE
                                                                            ----
  5.15.      Intellectual Property.......................................   C-27
  5.16.      Employees and Related Agreements............................   C-28
  5.17.      Employee Relations..........................................   C-30
  5.18.      Contracts...................................................   C-31
  5.19.      Status of Contracts.........................................   C-32
  5.20.      Environmental Matters.......................................   C-32
  5.21.      No Advisor..................................................   C-33
  5.22.      Bank Accounts, Guarantees and Powers........................   C-33
  5.23.      Insurance...................................................   C-33
  5.24.      Indebtedness of Insiders....................................   C-33
  5.25.      Compliance with FCC Requirements............................   C-33
  5.26.      Books and Records...........................................   C-34
  5.27.      DBBC's Investment Intent....................................   C-34
  5.28.      Disclosure..................................................   C-34
ARTICLE 6.   REPRESENTATIONS AND WARRANTIES OF BUYER.....................   C-34
  6.1.       Organization of Buyer.......................................   C-34
  6.2.       Authority of Buyer; Agreement Binding.......................   C-34
  6.3.       Capitalization..............................................   C-34
  6.4.       Absence of Buyer Conflicts..................................   C-35
  6.5.       No Litigation...............................................   C-35
  6.6.       No Advisor..................................................   C-35
  6.7.       Disclosure..................................................   C-35
ARTICLE 7.   ACTION PRIOR TO THE CLOSING DATE............................   C-35
  7.1.       Investigation of Seller by Buyer............................   C-35
  7.2.       Preserve Accuracy of Representations and Warranties.........   C-36
  7.3.       Consents of Third Parties...................................   C-36
  7.4.       Operations Prior to the Closing Date........................   C-36
  7.5.       Antitrust Law Compliance....................................   C-37
  7.6.       FCC Consent and Control of Stations.........................   C-38
  7.7.       Other Governmental Approvals................................   C-38
  7.8.       Environmental Audits........................................   C-38
  7.9.       Shareholder Meeting; SEC Filings............................   C-39
ARTICLE 8.   CONDITIONS TO CLOSING.......................................   C-39
  8.1.       Conditions to the Obligations of Buyer......................   C-39
  8.2.       Conditions to the Obligations of Seller.....................   C-41
  8.3.       Reimbursement of Expenses...................................   C-42
ARTICLE 9.   ADDITIONAL AGREEMENT OF THE PARTIES.........................   C-42
  9.1.       Conveyance and Transfer of Owned Real Property..............   C-42
  9.2.       Taxes.......................................................   C-43
  9.3.       Business Employees and Employee Benefit Plans...............   C-44
  9.4.       Post-Closing Remittances....................................   C-45
  9.5.       Insurance After Closing.....................................   C-45
  9.6.       Financial, Sales and FCC Reports............................   C-45

                                                                            PAGE
                                                                            ----
  9.7.       Public Announcement.........................................   C-45
  9.8.       Fees of Buyer's Counsel.....................................   C-46
ARTICLE 10.  TERMINATION.................................................   C-46
  10.1.      Termination.................................................   C-46
  10.2.      Notice of Termination.......................................   C-46
  10.3.      Effect of Termination.......................................   C-46
ARTICLE 11.  INDEMNIFICATION.............................................   C-47
  11.1.      Indemnification by Seller...................................   C-47
  11.2.      Indemnification by Buyer....................................   C-47
  11.3.      Notice of Claims............................................   C-48
  11.4.      Third Person Claims.........................................   C-48
  11.5.      Indemnification Funds.......................................   C-49
  11.6.      Exclusive Remedy............................................   C-49
  11.7.      Subrogation.................................................   C-49
  11.8.      Adjustment to the Purchase Price............................   C-49
ARTICLE 12.  GENERAL PROVISIONS..........................................   C-49
  12.1.      Notices.....................................................   C-49
  12.2.      Confidential Nature of Information..........................   C-50
  12.3.      Entire Agreement; Amendments................................   C-50
  12.4.      Successors and Assigns......................................   C-51
  12.5.      Interpretation..............................................   C-51
  12.6.      Waivers.....................................................   C-51
  12.7.      Expenses....................................................   C-51
  12.8.      Partial Invalidity..........................................   C-51
  12.9.      Execution in Counterparts...................................   C-52
  12.10.     Governing Law...............................................   C-52
  12.11.     Submission to Jurisdiction; Specific Performance............   C-52
  12.12.     Further Assurances..........................................   C-52
  12.13.     Access to Records after Closing.............................   C-52
  12.14.     Survival of Covenants and Agreements........................   C-52
  12.15.     Actions of Buyer............................................   C-53

EXHIBITS

A     --   Assumption Agreement
B     --   Escrow Agreement
C     --   Registration Rights Agreement
D     --   Stock Warrant Agreement

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of December, 14, 2001 (the "Agreement") is executed by and among CUMULUS MEDIA INC., a corporation incorporated under the laws of the State of Illinois ("Buyer"); MT. JULIET INC., a corporation incorporated under the laws of the State of Delaware ("MJI"); PHOENIX BROADCASTING INC., a corporation incorporated under the laws of the State of Delaware ("PBI"); PHOENIX COMMUNICATIONS GROUP, INC., a corporation incorporated under the laws of the State of Delaware ("Phoenix"); MT. JULIET BROADCASTING, INC., a corporation incorporated under the laws of the State of Tennessee ("Mt. Juliet"); and DBBC, L.L.C., a limited liability company formed under the laws of the State of Georgia and the sole shareholder of Phoenix and Mt. Juliet ("DBBC" or "Seller").

     WHEREAS, DBBC is engaged in the business of radio broadcasting and presently owns, among other things, (i) the assets of commercial radio broadcast station WRQQ(FM) in Goodlettsville, Tennessee ("WRQQ"), (ii) all of the shares of stock of Mt. Juliet, which owns and operates commercial radio broadcast station WNPL(FM) in Belle Meade, Tennessee ("WNPL"), and (iii) all of the shares of stock of Phoenix;

     WHEREAS, Phoenix presently owns all of the shares of stock of Phoenix of Hendersonville, Inc., a corporation incorporated under the laws of the State of Tennessee ("Phoenix of Hendersonville"), which owns and operates commercial radio broadcast station WQQK(FM) in Hendersonville, Tennessee ("WQQK", and together with WRQQ and WNPL, are collectively referred to as the "Stations");

     WHEREAS, the acquisition of the Stations is subject to the prior approval of the FCC and the other conditions set forth in this Agreement;

     WHEREAS, Buyer, MJI and PBI desire to acquire the Stations (collectively referred to as the "Business") in a series of transactions contemplated by this Agreement, viz. (i) the purchase by Buyer from DBBC of substantially all of the assets and assumption of certain liabilities related to the ownership and operation of WRQQ; and (ii) the merger of Mt. Juliet with and into MJI; and
(iii) the merger of Phoenix with and into PBI, all on the terms and subject to the conditions set forth herein; and

     WHEREAS, DBBC desires to sell to Buyer the assets described in the preceding paragraph, to merge Mt. Juliet with and into MJI, and to merge Phoenix with and into PBI, on the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Buyer and Seller agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

     "Action" means any claim, action, lawsuit, arbitration, or other judicial, administrative or other legal proceeding or action, whether at law or in equity.

     "Additional Accounting Firm" has the meaning specified in Section 3.2(d).

     "Additional Accounting Firm Adjustments" has the meaning specified in
Section 3.2(d)(ii).

     "Adjustment Escrowed Shares" has the meaning specified in Section 3.3(a).

     "Advertising Agreements" has the meaning specified in Section 2.1(f).

     "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

     "Affiliate Indebtedness" has the meaning specified in Section 2.3(b).

     "Agreed Adjustments" has the meaning specified in Section 3.2(d).

     "Agreed GAAP Exceptions" has the meaning specified in Section 3.2(a).

     "Agreement" has the meaning specified in the first paragraph of this Agreement.

     "Assumed Commitments" has the meaning specified in Section 2.3(c).

     "Assumed Liabilities" has the meaning specified in Section 2.3.

     "Assumption Agreement" means the Assumption Agreement in the form of Exhibit A between Buyer and DBBC.

     "Average Cumulus Stock Price" means the volume weighted average of the closing prices for Cumulus Common Stock on the NASDAQ National Market for the fifteen (15) full trading days ending on the fifth full trading day prior to the Closing Date.

     "Balance Sheet Net Book Value" means Four Million, Six Hundred Fifty Eight Thousand, Six Hundred Twenty Eight and 00/100 United States Dollars (US$4,658,628.00).

     "Bill of Sale and Assignment Agreement" means the Bill of Sale and Assignment in form and substance reasonably acceptable to Seller and Buyer.

     "Business" has the meaning specified on the first page in the fifth paragraph of this Agreement.

     "Business Employees" has the meaning specified in Section 9.3(a).

     "Business Agreements" has the meaning specified in Section 5.19.

     "Buyer" has the meaning specified in the first paragraph on the first page of this Agreement.

     "Buyer Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

     "Buyer Group Member" means Buyer and its Affiliates, directors, officers, employees, agents, attorneys and consultants and their respective successors and assigns.

     "Buyer Proxy Statement" has the meaning specified in Section 7.9.

     "Buyer Shareholders Meeting" has the meaning specified in Section 7.9.

     "Buyer Tax Opinion Certificate" has the meaning specified in Section
4.3(i).

     "Buyer's Accounting Report" has the means specified in Section 3.2(b).

     "Buyer's Audited Closing Date Balance Sheet" has the meaning specified in
Section 3.2(b).

     "Capped Amount" has the meaning specified in Section 3.7.

     "Certificates of Merger" has the meaning specified in Section 2.7.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec.sec. 9601 et seq., any amendments thereto, any state analogs thereto, and any regulations promulgated thereunder.

     "CIT Indebtedness" has the meaning specified in Section 2.3(b).

     "CIT Loan Documents" has the meaning specified in Section 5.18(d).

     "Claim" has the meaning specified in Section 11.3.

     "Claim Notice" has the meaning specified in Section 11.3.

     "Clean Air Act" means the Clean Air Act, 42 U.S.C. sec. 7401 et seq., any amendments thereto, including the Clean Air Act Amendments of 1990, any state analogs thereto, and any regulations promulgated thereunder.

     "Clean Water Act" means the Federal Water Pollution Control Act, 33 U.S.C sec.sec. 1251 et seq., any amendments thereto, any state analogs thereto, and any regulations promulgated thereunder.

     "Closing" has the meaning specified in Section 4.1(a).

     "Closing Date" has the meaning specified in Section 4.1(a).

     "COBRA Obligations" has the meaning specified in Section 9.3(f).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" has the meaning specified in Section 12.2.

     "Contaminant" means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste and any material the exposure to, presence, use, generation, treatment, storage, release, disposal, handling, clean-up or remediation of which is regulated by any Environmental Law.

     "Contracts" has the meaning specified in Section 2.1(g).

     "Controlled Group" has the meaning specified in Section 5.16(b).

     "Court Order" means any judgment, order, award or decree of any federal, state, local or other court or tribunal and any award in any arbitration proceeding.

     "Cumulus Common Stock" means each share of Class A Common Stock, $.01 par value per share, of Buyer.

     "December 31, 2000 Balance Sheet" has the meaning specified in Section 5.6(a).

     "Delaware Secretary" has the meaning specified in Section 2.7.

     "DBBC" has the meaning specified in the first paragraph on the first page of this Agreement.

     "DGCL" has the meaning specified in Section 2.5.

     "Dickey Brothers" has the meaning specified in Section 5.3.

     "Disclosure Schedule" means any of the Schedules to Article 5 of this Agreement.

     "DSMO" has the meaning specified in Section 3.6(a).

     "Effective Time" has the meaning specified in Section 2.7.

     "EEOC" has the meaning specified in Section 5.5(e).

     "Employee Plan" has the meaning specified in Section 5.16(b).

     "Encumbrance" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant, assessment, imperfection, exception or other restriction of any kind, but excluding any matter which has been or will be insured over by Buyer's title insurance company.

     "Environmental Audits" has the meaning specified in Section 7.8.

     "Environmental Encumbrance" means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the indoor or outdoor environment.

     "Environmental Law" means all Requirements of Law derived from or relating to all foreign, federal, state and local laws or regulations relating to or addressing protection of human health or the environment, including but not limited to common law, CERCLA, Clean Air Act, Clean Water Act, EPCRA, OSHA, RCRA, NEPA and TSCA and any state analogs thereto, and any applicable foreign or international laws, regulations, policies or treaties.

     "EPCRA" means the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. sec.sec. 11001 et seq., any amendments thereto, any state analogs thereto, and any regulations promulgated thereunder.

     "ERISA" has the meaning specified in Section 5.16(b).

     "Escrow Account" has the meaning specified in Section 3.3(a).

     "Escrow Agent" has the meaning specified in Section 3.3(a).

     "Escrow Agreement" has the meaning specified in Section 3.3(a).

     "Escrowed Shares" has the meaning specified in Section 3.3(a).

     "Estimated Assumed Liabilities Balance Sheet" has the meaning specified in
Section 2.3.

     "Excluded Assets" has the meaning specified in Section 2.2.

     "Excluded Liabilities" has the meaning specified in Section 2.4.

     "Expenses" means any and all reasonable expenses incurred in connection with investigating, defending or asserting any Action (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and the reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals, costs or expenses associated with activities of employees necessitated by such Action (excluding indirect or overhead costs or expenses associated with such employees)).

     "FCC" means the Federal Communications Commission.

     "FCC Consent" means action by the FCC granting its consent to the assignment or transfer of control of the FCC Licenses from Seller to Buyer.

     "FCC Licenses" means all licenses, construction permits and authorizations issued by the FCC and used or usable for the operation of the Stations.

     "Final Balance Sheet" has the meaning specified in Section 3.2(c).

     "Final Net Book Value" means the total assets of the Business less the total liabilities of the Business as determined in accordance with GAAP, in each case as set forth in the Final Balance Sheet.

     "Final Order" means an FCC Consent, with respect to which no action, request for stay, petition for rehearing or reconsideration, appeal or review by the FCC on its own motion is pending and as to which the time for filing or initiation of any such request, petition, appeal or review has expired.

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Body" means any, federal, state, local or other governmental authority, agency, commission, administrative body or regulatory body.

     "Governmental Permits" has the meaning specified in Section 5.14(a).

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "IRS" means the Internal Revenue Service.

     "Improvements" has the meaning specified in Section 5.11(e).

     "Indemnified Party" has the meaning specified in Section 11.3.

     "Indemnitor" has the meaning specified in Section 11.3.

     "Indemnity Obligation Escrowed Shares" has the meaning specified in Section 3.3(a).

     "Intellectual Property" has the meaning specified in Section 2.1(d).

     "IRS" means the Internal Revenue Service.

     "Knowledge of Seller" (or similar phrases) means matters known to any of the officers and directors of the Seller, the Merged Companies or Phoenix of Hendersonville, Lewis Dickey, David Dickey, John Dickey, Michael Dickey, after due inquiry.

     "Kraft" has the meaning specified in Section 3.6(a).

     "Leased Real Property" has the meaning specified in Section 5.11(b).

     "Losses" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, assessments, penalties, damages, expenses, deficiencies or other charges actually and reasonably incurred, but shall not include consequential or incidental damages.

     "Material Adverse Effect" means a material adverse effect on (i) the assets, consolidated results of operations or consolidated financial position of the Business as a whole, or (ii) the value or condition of the Business taken as a whole, or (iii) the availability of assets necessary to operate the Business as a whole, in each case, other than by reason of one or more events, circumstances, changes, developments, impairments or conditions that adversely affect the radio broadcasting industry generally or any change in a Requirement of Law or accounting principles.

     "Maximum Assumed DBBC Liability Amount" means Twenty-one Million United States Dollars (US$21,000,000), minus the Subsidiary Company Liabilities.

     "Mergers" has the meaning specified in Section 2.6.

     "Merged Company(ies)" means has the meaning specified in Section 2.6.

     "Merged Company Tax Opinion Certificate" has the meaning specified in
Section 4.2(ee).

     "Mid-TN Indebtedness" has the meaning specified in Section 2.3(b).

     "MJI" has the meaning specified in the first paragraph of this Agreement.

     "Mt. Juliet" has the meaning specified in the first paragraph of this Agreement.

     "Mt. Juliet Merger" has the meaning specified in Section 2.5.

     "Negative Adjustment Amount" has the meaning specified in Section 3.1(c).

     "NEPA" means the National Environmental Policy Act, any amendments thereto, any state analogs thereto, and any regulations promulgated thereunder.

     "Objection Period" has the meaning specified in Section 3.2(c).

     "October 31, 2001 Balance Sheet" has the meaning specified in Section
5.6(a).

     "OSHA" means the Occupational Safety and Health Act, 29 U.S.C. sec.sec. 651 et seq., any amendments thereto, any state analogs thereto, and any regulations promulgated thereunder.

     "Owned Real Property" has the meaning specified in Section 5.11(a).

     "Owned Real Property Permitted Encumbrances" means the Encumbrances specifically set forth on Schedule 1.1(A) hereto.

     "PBGC" has the meaning specified in Section 5.16(i).

     "PBI" has the meaning specified in the first paragraph of this Agreement.

     "Pension Plan" has the meaning specified in Section 5.16(b).

     "Permitted Encumbrances" means the Encumbrances specifically set forth on
Schedule 1.1(B) hereto.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

     "Phoenix" has the meaning specified in the first paragraph on the first page of this Agreement.

     "Phoenix of Hendersonville" has the meaning specified in the third paragraph on the first page of this Agreement.

     "Phoenix Merger" has the meaning specified in Section 2.6.

     "Positive Adjustment Amount" has the meaning specified in Section 3.1(b).

     "Preliminary Balance Sheet" has the meaning specified in Section 3.2(a).

     "Purchase Price" has the meaning specified in Section 3.1(a).

     "Purchased Assets" has the meaning specified in Section 2.1.

     "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C sec.sec. 6901 et seq., any amendments thereto, any state analogs thereto, and any regulations promulgated thereunder.

     "Real Property" has the meaning specified in Section 5.11(b).

     "Receivables" has the meaning specified in Section 2.1(c).

     "Records" means files and records, including schematics, technical information and engineering data, programming information, correspondence, books of account, employment records, customer files, purchase and sales records and correspondence, advertising records, files and literature, and FCC logs, files and records and other written materials of Seller relating to the Business.

     "Registration Rights Agreement" has the meaning specified in Section
4.3(g).

     "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the environment or into, on or out of any real property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or any real property.

     "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or
(iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

     "Requirements of Law" means any federal, state or local laws, statutes, regulations, rules, rulings, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body or court.

     "Resolution Period" has the meaning specified in Section 3.2(d).

     "Rules and Regulations" means the rules of the FCC as set forth in Title 47 of the Code of Federal Regulations and all policies of the FCC.

     "SEC" has the meaning specified in Section 7.9.

     "Seller" has the meaning specified in the first paragraph of this Agreement.

     "Seller Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

     "Seller Financial Statements" has the meaning specified in Section 5.6(a).

     "Seller Group Member" means Seller and its attorneys, consultants, members, and permitted assigns.

     "Seller Tax Opinion Certificate" has the meaning specified in Section 4.2(ff).

     "Stations" has the meaning specified in the third paragraph on the first page of this Agreement.

     "Stock Warrant Agreement" has the meaning specified in Section 4.3(h).

     "Straddle Period" means any taxable year or period beginning before the Closing and ending after the Closing.

     "Subsidiary Company Liabilities" shall mean the liabilities of Mt. Juliet, Phoenix, and Phoenix of Hendersonville as of the Closing Date as reflected on the Final Balance Sheet.

     "Surveys" has the meaning specified in Section 9.1(a).

     "Surviving Corporations" has the meaning specified in Section 2.6.

     "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, county, local or foreign income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, license, franchise, employment, payroll, withholding or minimum tax, ad valorem, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty or fine, addition to tax or additional amount imposed by any Governmental Body.

     "Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

     "TBCA" has the meaning specified in Section 2.5.

     "Tennessee Secretary" has the meaning specified in Section 2.7.

     "Transaction Costs" has the meaning specified in Section 3.6(a).

     "Transaction Taxes" has the meaning specified in Section 3.6(b).

     "Treasury Regulations" means the regulations promulgated under the Code as in effect on the Closing Date.

     "TSCA" means The Toxic Substance Control Act of 1976, 15 U.S.C.
sec.sec. 2601 et seq., any amendments thereto, any state analogs thereto, and any regulations promulgated thereunder.

     "Undisclosed Liabilities" has the meaning specified in Section 5.7.

     "Warrant" shall be a warrant granted by Buyer to Seller for 250,000 shares of Cumulus Common Stock, exercisable at any time from the Closing Date to the date falling six (6) months after the Closing Date at $12.00 per share.

     "Welfare Plan" has the meaning specified in Section 5.16(b).

     "WNPL" has the meaning specified on the first page in the second paragraph of this Agreement.

     "WRQQ" has the meaning specified on the first page in the second paragraph of this Agreement.

     "WQQK" has the meaning specified on the first page in the third paragraph of this Agreement.

                                   ARTICLE 2

                           PURCHASE AND SALE; MERGERS

     2.1. Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, DBBC shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from DBBC, free and clear of all Encumbrances (except for Permitted Encumbrances and Owned Real Property Encumbrances), all of the assets and properties of DBBC of every kind and description, wherever located, real, personal or mixed, tangible or intangible, used or usable in the operation of WRQQ, but excluding the Excluded Assets (herein collectively called the "Purchased Assets"). The Purchased Assets shall include, without limitation, all of DBBC's right, title and interest in and to:

     (a) Real Property. All Real Property and interests therein, including all land, office facilities and other improvements and fixtures attached to said Real Property and including specifically but without limitation all interest in the Leased Real Property described in Schedule 5.11(B).

     (b) Tangible Personal Property. All equipment, parts, supplies, furniture, fixtures, motor vehicles and other tangible personal property of every kind and description now or hereafter owned, leased or held by DBBC and used or useful in the operation of WRQQ, including but not limited to the transmitting towers and other improvements and fixtures (except to the extent they are deemed real property, in which event the same shall constitute part of the Real Property), transmission equipment and studio equipment of WRQQ, together with such modifications, replacements, improvements and additional items, and subject to such deletions therefrom, made or acquired between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement, including specifically but without limitation those items listed and described in Schedule 5.12 and Schedule 5.13.

     (c) Receivables. All accounts receivable of WRQQ as the same may exist on the Closing Date (the "Receivables").

     (d) Proprietary Rights. All goodwill, patents, patent applications, patent disclosures and inventions; slogans, promotions, jingles, trademarks, service marks, trade dress, trade names, corporate names, domain names and the goodwill associated therewith, as well as any applications to register any of the foregoing; copyrights and copyright registrations; trade secrets, know-how and confidential business information, computer software, data or documentation, and other proprietary rights or any licenses to and from any Person with respect to any of the foregoing developed by or for DBBC or employed by or utilized in the conduct of WRQQ, WQQK and WNPL; all of the rights of DBBC in and to the call letters "WRQQ", "WQQK" and "WNPL"; all programming concepts developed by DBBC or its employees, whether presently being broadcast or not; all other ideas, designs, processes or other characteristics relating to any inter or intranet web site of DBBC or WRQQ; and all other proprietary information and rights employed by or utilized in the conduct of WRQQ, including without limitation, those items listed on Schedule 5.15(A) (the "Intellectual Property").

     (e) FCC Licenses and Governmental Permits. The FCC Licenses and Governmental Permits, including without limitation those listed on Schedule 5.14(A) (including any renewals, extensions, amendments or modifications thereof or applications therefor) now held by DBBC or hereafter obtained by DBBC between the date hereof and the Closing Date, to the extent such FCC Licenses and Governmental Permits pertain to or are used or held for use in the operation of the Business.

     (f) Advertising Agreements. Agreements for the sale of time on WRQQ entered into in the ordinary course of business and consistent with WRQQ's past pricing policies and other practices existing on the date hereof, and those made or entered into between the date of this Agreement and the Closing Date in accordance with the terms and provisions of this Agreement ("Advertising Agreements").

     (g) Other Station Agreements. All agreements listed on Schedule 5.18(A) and all agreements relating to the operation of WRQQ (other than Advertising Agreements); any renewals, extensions, amendments or modifications of any such agreements which are made in the ordinary course of business by DBBC consistent with DBBC's past practices and in accordance with the terms and provisions of this Agreement; and any additional agreement (including any renewals, extensions, amendments or modifications thereof), other than for the sale of time on WRQQ, which is made or entered into between the date of this Agreement and the Closing Date in accordance with the terms and provisions of this Agreement (collectively, "Contracts"), and, to the extent transferable, all of DBBC's rights and manufacturers' and vendors' warranties relating to items included in the Purchased Assets and all similar rights against third parties relating to items included in the Purchased Assets.

     (h) Public Inspection File. Complete sets of all documents required to be maintained in WRQQ's public inspection file pursuant to the Rules and Regulations.

     (i) Station Logs and Business Records. The operating and maintenance logs of WRQQ, and any program logs that may be retained in accordance with DBBC's usual practice, together with such copies of such files and records pertaining to the operation of WRQQ as currently exist, including advertiser lists, advertising studies, consulting reports, sales correspondence, promotional materials, credit and sales reports, advertising agreements and all other agreements to be assigned under the terms of this Agreement, programming information and studies, engineering studies or reports, technical information, engineering data, and any records required to be maintained by the FCC or related to the FCC Licenses.

     (j) Insurance Policies. All insurance policies and claims thereunder pertaining to WRQQ, except to the extent the same insure liabilities and obligations included in Excluded Liabilities.

     (k) Cash. All cash, cash equivalents, bank accounts, certificates of deposit, investment securities, commercial paper and any other marketable securities or similar investments of DBBC pertaining to WRQQ;

     (l) Certain Rights of DBBC. All claims, rights and causes of action of DBBC against third Persons pertaining to WRQQ, including claims, rights and causes of action against third Persons arising under warranties from vendors and others.

     (m) Other Assets. All other assets of DBBC pertaining to WRQQ, except for Excluded Assets, whether real, personal, tangible, intangible or mixed, including books, records and files (including all personnel files), any prepaid expenses, and any utility deposits, all except as specifically excluded in
Section 2.2.

     2.2. Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the "Excluded Assets"):

     (a) All corporate minute books and limited liability interest transfer books of DBBC.

     (b) All refunds of any Taxes paid with respect to periods ending on or before the Closing Date, and all claims therefor.

     (c) All agreements and all claims, rights and causes of action relating to Excluded Assets including, without limitation, claims for Tax refunds and refunds of fees paid to the FCC, or relating to liabilities and obligations not included in Assumed Liabilities.

     (d) All Governmental Permits not lawfully transferable or assignable.

     (e) All rights of DBBC under this Agreement.

     (f) DBBC's ownership interest in 1259.6 Class A units of CML Holdings, LLC.

     2.3.  Assumed Liabilities and Assumed Commitments.

     (a) Prior to the Closing Date, Seller shall deliver to Buyer an unaudited consolidated balance sheet of DBBC dated as of a date not more than five (5) days prior to the Closing Date (the "Estimated Assumed Liabilities Balance Sheet"). The Estimated Assumed Liabilities Balance Sheet shall fairly present the assets and liabilities of DBBC as of the date thereof. On the Closing Date, Buyer shall deliver to DBBC the Assumption Agreement, pursuant to which (subject to the adjustment contemplated by Section 3.5 hereof and subject to Section 2.3(b)) Buyer shall assume and agree to discharge only the liabilities of DBBC that (i) have been incurred as of the Closing Date in the ordinary course of business consistent with past practice, and (ii) are reflected on the Estimated Assumed Liabilities Balance Sheet (the "Assumed Liabilities"). The Assumed Liabilities shall be subject to confirmation in connection with the preparation of the Final Balance Sheet, as contemplated by Section 3.5 hereof. Buyer will assume the Assumed Liabilities in accordance with their respective terms and subject to the respective conditions thereof.

     (b) The Buyer shall pay the following liabilities of Seller at the Closing by wire transfer of immediately available funds: (i) the Loan and Security Agreement dated December 31, 1997, as amended, to The CIT Group/Equipment Financing, Inc. (the "CIT Indebtedness"); (ii) the promissory notes in favor of John Heidelberg, Ronald T. Bledsoe, Charles W. Bone, Michael Norton, William E. Benns, III, D. Whit Adamson and Eleanor T. Mead (the "Mid-TN Indebtedness"); and (iii) the promissory notes in favor of Dickey Broadcasting Company, Stratford Research Company, Inc. and Michael Dickey (the "Affiliate Indebtedness"). The CIT Indebtedness, the Mid-TN Indebtedness and the Affiliate Indebtedness shall be deemed to be Assumed Liabilities for purposes of (i) the preparation of the Preliminary Balance Sheet, the Buyer's Audited Closing Date Balance Sheet, and the Final Balance Sheet, and (ii) Section 3.7 hereof; provided, however, that Buyer shall not assume such liabilities. The CIT Indebtedness does not include any indebtedness that may be incurred by the Seller in connection with the purchase of real property contemplated by Section 2.3(c), and such indebtedness that may be incurred by the Seller in connection with the purchase of real property shall not be deemed to be part of the Assumed Liabilities.

     (c) In addition to the Assumed Liabilities, Buyer will assume and agree to perform the Contracts, the Advertising Agreements, and will agree to pay indebtedness incurred in connection with Seller's exercise of an option to purchase certain real property located at 10 Music Circle, Nashville, Tennessee pursuant to a purchase option set forth in a lease agreement between Seller and Partners on the Row, L.L.C. dated June 16, 2000 (collectively, the "Assumed Commitments"); provided, however, that (i) any liabilities incurred by Seller under the Contracts or Advertising Agreements prior to the Closing Date will be reflected on the Final Balance Sheet, and (ii) the Buyer's obligation to pay indebtedness incurred in connection with the exercise of the real estate purchase option shall not exceed US$1,750,000, consisting of a purchase price of US$1,600,000 and actual transaction costs associated with the purchase not exceeding US$150,000.

     (d) Except as expressly set forth in this Section 2.3, in no event shall Buyer assume any other liabilities of Seller whatsoever.

     2.4. Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of DBBC, direct or indirect, known or unknown, absolute or contingent, not expressly included in the Assumed Liabilities and Assumed Commitments (all such liabilities and obligations not being assumed being herein called the "Excluded Liabilities"). Without limiting the foregoing, each of the following shall be Excluded Liabilities for purposes of this Agreement:

     (a) Liabilities in respect of suits, claims, proceedings or investigations described in Schedule 5.5.

     (b) Liabilities and obligations incurred under or imposed by any Environmental Law, relating to, associated with or arising out of (i) the occupancy, operation, use or control of any of the Real Property or any real property formerly owned, occupied, operated, used or otherwise controlled by DBBC or its predecessors on or prior to the Closing Date, or (ii) the operation of WRQQ on or prior to the Closing Date.

     (c) Except as provided in Section 9.3(f), debts, obligations or liabilities, whether absolute, accrued, contingent or otherwise, relating to any plan or arrangement under which benefits are provided to employees of Seller, the Merged Companies or Phoenix of Hendersonville, including but not limited to, any Employee Plan; and, except as provided in Section 9.3(d), any debts, obligations, claims or liabilities with respect to wages, overtime pay, fees, expense reimbursements, vacation pay, commissions, bonuses and any other payments whatsoever based on services provided by any employee or independent contractor to Seller, the Merged Companies or Phoenix of Hendersonville prior to the Closing Date.

     (d) Any Taxes levied against Seller, the Merged Companies or Phoenix of Hendersonville or for which Seller, the Merged Companies or Phoenix of Hendersonville are liable for any period or portion thereof ending on or prior to the Closing Date or for any period or portion thereof beginning subsequent to the Closing Date but relating to operations and activities of Seller, the Merged Companies or Phoenix of Hendersonville prior to Closing, but only insofar as such Taxes have not been reflected or reserved against in Seller Financial Statements (as defined in Section 5.6(a)); provided, however, that this Section 2.4(d) is not intended to limit Buyer's agreement to pay to the members of DBBC the amount of certain taxes as contemplated by Section 3.6(b) hereof.

     (e) Undisclosed Liabilities.

     (f) Liabilities or obligations in respect of any Excluded Assets.

     (g) Any liabilities otherwise categorized as Assumed Liabilities under
Section 2.3 hereof that are deemed to be Excluded Liabilities pursuant to the terms of Section 3.5.

     (h) Any liabilities of, pertaining to, or arising from, Phoenix of Nashville, Inc. or from Phoenix's ownership or disposition thereof.

     2.5. Mt. Juliet Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Tennessee Business Corporation Act ("TBCA") and the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Mt. Juliet shall merge by statutory merger with and into MJI (the "Mt. Juliet Merger"). MJI shall be the surviving corporation in the Mt. Juliet Merger and shall continue its corporate existence under the laws of the State of Delaware under the name "Mt. Juliet Inc." Upon consummation of the Mt. Juliet Merger, the separate corporate existence of Mt. Juliet shall terminate.

     2.6. Phoenix Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Phoenix shall merge by statutory merger with and into PBI (the "Phoenix Merger"). PBI shall be the surviving corporation in the Phoenix Merger and shall continue its corporate existence under the laws of the State of Delaware under the name "Phoenix Broadcasting Inc." Upon consummation of the Phoenix Merger, the separate corporate existence of Phoenix shall terminate. Mt. Juliet and Phoenix are sometimes collectively referred to herein as the "Merged Companies". The Mt. Juliet Merger and the Phoenix Merger are sometimes collectively referred to herein as the "Mergers". MJI and PBI are sometimes collectively referred to as the "Surviving Corporations."

     2.7. Effective Time. On the Closing Date, the parties shall cause (a) certificates of merger (the "Certificates of Merger") in respect of the Mergers to be properly executed and filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") as provided in Section 252 of the DGCL, and
(b) a certified copy of the Certificates of Merger to be properly filed with the Secretary of State of the State of Tennessee (the "Tennessee Secretary") and the Delaware Secretary as provided in Section 48-21-107 of the TBCA and in Section 252 of the DGCL as soon as practicable after the filing of the Certificates of Merger (but in no event longer than six (6) months after the Closing Date). The Mergers shall become effective upon the filing of the Certificates of Merger with the Delaware Secretary, or at such later time as may be mutually agreed to by the parties and specified in the Certificate of Merger (the time that the Mergers become effective is referred to as the "Effective Time").

     2.8. Effects of the Mergers. At and after the Effective Time, the Mergers shall have the effects set forth in the DGCL and the TBCA and this Agreement.

     2.9. Certificates of Incorporation and By-Laws. At the Effective Time, the certificates of incorporation and by-laws of MJI and PBI shall be the certificate of incorporation and by-laws of the Surviving Corporations until thereafter amended in accordance with the certificates of incorporation, the by-laws and applicable law.

     2.10. Directors and Officers. The respective directors and officers of MJI and PBI immediately prior to the Effective Time shall continue as the respective officers and directors of the Surviving Corporations, unless and until thereafter changed in accordance with the DGCL and the Surviving Corporations' respective certificates of incorporation and by-laws.

     2.11. Tax Consequences. The parties intend that the Mergers shall each constitute a reorganization within the meaning of Section 368(a)(2)(D) of the Code and that this Agreement shall constitute a "plan of reorganization" within the meanings of sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. In addition, the parties agree that they will prepare or cause to be prepared all Tax Returns or other governmental filings and reports and applicable books and records in a manner consistent with such intent, unless otherwise required by law.

                                   ARTICLE 3

                                 PURCHASE PRICE

     3.1.  Purchase Price.

     (a) The consideration payable as provided herein for the Purchased Assets and in respect of the Mergers (the "Purchase Price") shall be Five Million, Two Hundred Fifty Thousand (5,250,000) shares of Cumulus Common Stock, plus the Assumed Liabilities, plus the Warrant, plus the Positive Adjustment Amount or minus the Negative Adjustment Amount, as the case may be.

     (b) If the Final Net Book Value is greater than the Balance Sheet Net Book Value, the "Positive Adjustment Amount" shall be equal to the amount of such excess, provided, however, that if such excess is Five Hundred Thousand United States Dollars (US$500,000) or less, then the Positive Adjustment Amount shall be zero.

     (c) If the Balance Sheet Net Book Value is greater than the Final Net Book Value (as set forth on the Final Balance Sheet), the "Negative Adjustment Amount" shall be equal to the amount of such excess, provided, however, that if such excess is Five Hundred Thousand United States Dollars (US$500,000) or less, then the Negative Adjustment Amount shall be zero.

     3.2.  Determination of Final Balance Sheet.

     (a) As promptly as practicable following the Closing Date (but not later than thirty (30) days after the Closing Date), Seller shall prepare a consolidated balance sheet as of the Closing Date setting forth in reasonable detail the total assets and total liabilities of the Business (the "Preliminary Balance Sheet"), and deliver same to Buyer and Buyer's accountant (who shall not have been retained by DBBC in connection with the transactions contemplated hereby). The Preliminary Balance Sheet shall be prepared in accordance with GAAP and in accordance with past practices, provided, however, that the parties acknowledge and agree that for purposes of determining certain values as set forth on the Preliminary Balance Sheet (i) the amount of depreciation expense on property, building and equipment which relates to the period from October 31, 2001 through the Closing Date will not be reflected, (ii) the amount of amortization expense on broadcast licenses which relates to the period from October 31, 2001 through the Closing Date will not be reflected, (iii) the amount of amortization expense on debt issuance costs which relates to the period from October 31, 2001 through the Closing Date will not be reflected,
(iv) the amount of Transaction Costs incurred and paid for by Seller prior to the Closing Date will be reflected as an asset, and (v) any liability of Seller that is paid by Buyer at the Closing pursuant to Section 2.3(b) will be reflected as a liability on the Preliminary Balance Sheet. The foregoing exceptions from GAAP are sometimes referred to herein as the "Agreed GAAP Exceptions."

     (b) Promptly following delivery of the Preliminary Balance Sheet to Buyer and its accountant, Buyer shall cause its accountant to conduct a special audit of the Preliminary Balance Sheet, which special audit shall be completed on or before the date falling ninety (90) days after delivery of the Preliminary Balance Sheet to Buyer and its accountant. Upon completion of the special audit, and upon having made any necessary adjustments to the Preliminary Balance Sheet to cause it to be prepared in a manner consistent with the accounting policies used in the December 31, 2000 Balance Sheet, Buyer shall cause its accountant to deliver to DBBC:

          An audit report stating (without qualification as to GAAP) that, in Buyer's accountant's opinion, the Preliminary Balance Sheet has been prepared in accordance with GAAP consistently applied except as to the Agreed GAAP Exceptions (such summary and audit report are herein referred to as the "Buyer's Accounting Report").

The Preliminary Balance Sheet, as so determined, is herein referred to as the "Buyer's Audited Closing Date Balance Sheet" for purposes of this Agreement.

     (c) Promptly following receipt of the Buyer's Accounting Report, Seller may review the same and, within sixty (60) days after the date of such receipt by Seller (the "Objection Period"), Seller may deliver to Buyer a certificate setting forth Seller's objections to the Buyer's Audited Closing Date Balance Sheet as set forth in the Buyer's Accounting Report, together with a summary of the reasons therefor and calculations which, in Seller's view, are necessary to eliminate such objections. In the event Seller does not so object within the Objection Period, the Buyer's Audited Closing Date Balance Sheet set forth in the Buyer's Accounting Report shall be final and binding as the "Final Balance Sheet" for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

     (d) In the event Seller objects within the Objection Period, then within thirty (30) days following Seller's delivery to Buyer of the certificate referenced in Section 3.2(c) (the "Resolution Period"), DBBC and Buyer shall use their reasonable efforts to resolve by written agreement (the "Agreed Adjustments") Seller's objections as to the Buyer's Audited Closing Date Balance Sheet. In the event that DBBC and Buyer so resolve any such objections, the Buyer's Audited Closing Date Balance Sheet set forth in the Buyer's Accounting Report shall be adjusted by the Agreed Adjustments and, if all such objections have been resolved by Agreed Adjustments, the Buyer's Audited Closing Date Balance Sheet set forth in the Buyer's Accounting Report, as adjusted by the Agreed Adjustments, shall be final and binding as the Final Balance Sheet for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement. In the event any objections raised by Seller are not resolved by Agreed Adjustments during the Resolution Period, then within five (5) days following the end of the Resolution Period DBBC and Buyer shall jointly select a national accounting firm acceptable to both DBBC and Buyer (or if they cannot agree on such selection, a national accounting firm will be selected by lot from the following firms: Andersen LLP, PricewaterhouseCoopers, Ernst & Young LLP and Deloitte & Touche (the "Additional Accounting Firm") and jointly direct such firm to review and resolve any remaining objections as to which Buyer and DBBC have not reached Agreed Adjustments. The procedures to be employed by the Additional Accounting Firm in resolving any such remaining objections shall be mutually agreed upon by Buyer and DBBC. Buyer and DBBC shall jointly direct the Additional Accounting Firm to deliver, within sixty (60) days following the end of the Resolution Period, written notice to each of Buyer and DBBC setting forth its determination of:

          (i) Such remaining objections; and

          (ii) The adjustments to the Buyer's Audited Closing Date Balance Sheet (the "Additional Accounting Firm Adjustments").

The Buyer's Audited Closing Date Balance Sheet as so determined but after giving effect to the Agreed Adjustments and to the Additional Accounting Firm Adjustments shall be final and binding as the Final Balance Sheet for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

     (e) The Preliminary Balance Sheet, the Buyer's Audited Closing Date Balance Sheet, and the Final Balance Sheet shall each present the assets and liabilities of DBBC and the subsidiaries on a consolidated and consolidating basis.

     (f) The parties hereto shall make available to Seller's accountant and, if applicable, the Additional Accounting Firm, without further indemnification or undertakings, such books, records and other information (including work papers) as such firms may reasonably request to audit or review the Buyer's Accounting Report. The fees and expenses of the Additional Accounting Firm, if any, shall be borne by Buyer.

     3.3. Payment of Purchase Price and Agreed Adjustment Amounts. The Buyer shall pay the Purchase Price as follows:

     (a) The Buyer shall pay that portion of the Purchase Price to be paid in Cumulus Common Stock by issuing Five Million Two Hundred Fifty Thousand (5,250,000) shares of Cumulus Common Stock. The shares described in the preceding sentence shall be issued to Seller as follows: (i) 5,250,000 shares of Cumulus Common Stock, less the Indemnity Escrowed Shares (as defined below) and the Adjustment Escrowed Shares (as defined below) shall be issued to Seller on the Closing Date; and (ii) the Indemnity

Escrowed Shares and the Adjustment Escrowed Shares shall be deposited into an escrow account ("Escrow Account") established pursuant to an Escrow Agreement among Buyer, DBBC and Sun Trust Bank, as escrow agent (the "Escrow Agent"), in the form attached hereto as Exhibit B (the "Escrow Agreement"). The Cumulus Common Stock placed into the Escrow Account (the "Escrowed Shares") will be distributed pursuant to the terms and conditions of the Escrow Agreement, which will provide, among other terms, that (i) the number of shares of Cumulus Common Stock priced at Average Cumulus Stock Price representing ten percent (10%) of total value of the Purchase Price (the "Indemnity Obligation Escrowed Shares") will be held to support DBBC's indemnity obligations as provided in Article 11 hereof, and (ii) the number of shares of Cumulus Common Stock priced at the Average Cumulus Stock Price representing one hundred fifty percent (150%) of the total value of the estimated Negative Adjustment Amount, if any, calculated by comparing the Estimated Assumed Liabilities Balance Sheet and the October 31, 2001 Balance Sheet (giving effect to the US$500,000 collar contemplated by Section 3.1), but not fewer than ten thousand (10,000) shares (the "Adjustment Escrowed Shares") will be distributed to DBBC or to Buyer, as the case may be, upon determination of the Positive Adjustment Amount or the Negative Adjustment Amount as provided herein.

     (b) In the event there is a Positive Adjustment Amount calculated pursuant hereto, the Escrow Agent shall distribute to DBBC the Adjustment Escrowed Shares, and Buyer shall issue to Seller an additional number of shares of Cumulus Common Stock equal in value (valued at the Average Cumulus Stock Price) to the Positive Adjustment Amount.

     (c) In the event there is a Negative Adjustment Amount calculated pursuant hereto, the Escrow Agent shall distribute (i) to Buyer, that number of Adjustment Escrowed Shares calculated by dividing the Negative Adjustment Amount by the Average Cumulus Stock Price, and (ii) to Seller, the balance, if any, of the Adjustment Escrowed Shares. If the value of the Adjustment Escrowed Shares (valued at the Average Cumulus Stock Price) is less than the Negative Adjustment Amount, then all of the Adjustment Escrowed Shares shall be distributed to Buyer, and the remaining shortfall in the Negative Adjustment Amount shall be paid immediately by Seller to Buyer in cash or Cumulus Common Stock (valued at the Average Cumulus Stock Price).

     3.4.  Allocation of Purchase Price and Assumed Liabilities.

     (a) The amount of money denominated in United States Dollars represented by Five Million, Two Hundred Fifty Thousand (5,250,000) shares of Cumulus Common Stock valued at the Average Cumulus Stock Price, the value of the Assumed Liabilities and the value of the Warrant (as determined by Houlihan, Lokey, Howard & Zukin in connection with the preparation of its fairness opinion to be issued in connection with the transactions contemplated hereby) shall be allocated among the Purchased Assets and as consideration in exchange for the stock of the Merged Companies as set forth on Schedule 3.4(A) attached hereto. The parties agree that the consideration paid for the Purchased Assets as set forth in Schedule 3.4(A) shall be composed first of the Assumed Liabilities and, only if the amount paid for the Purchased Assets exceeds the amount of the Assumed Liabilities shall any portion of the Cumulus Common Stock or the Warrant be allocated to the Purchased Assets. The parties agree that the allocation set forth on Schedule 3.4(A), as amended and reissued pursuant to Section 3.4(b), will be used by them and respected for all income tax purposes, and that the parties shall follow such allocation for all tax reporting purposes, including the preparation and filing of Internal Revenue Service Form 8594 pursuant to
Section 1060 of the Code and the Treasury Regulations promulgated thereunder.

     (b) Promptly following the determination of the Final Balance Sheet and the calculation of the Positive Adjustment Amount or the Negative Adjustment Amount, Buyer shall cause KPMG to prepare a revised purchase price allocation (determined in a manner consistent with the allocation on Schedule 3.4(A)), which will be attached hereto as amended Schedule 3.4(A).

     3.5. Confirmation of Assumed Liabilities. Upon the issuance of the Final Balance Sheet, Buyer shall confirm the amount of the Assumed Liabilities by reference to the consolidating DBBC balance sheet included with the Final Balance Sheet. If the amount of the Assumed Liabilities reflected on the Final Balance Sheet is greater than the Maximum Assumed DBBC Liability Amount, the Buyer shall revise the

Assumption Agreement to reduce the amount of the liabilities assumed pursuant thereto to the Maximum Assumed DBBC Liability Amount nunc pro tunc. Any liabilities that are eliminated from the Assumed Liabilities pursuant to this
Section 3.5 are Excluded Liabilities. If the Assumed Liabilities are greater than the Maximum Assumed DBBC Liability Amount, then Buyer shall have no obligation to pay Transaction Costs or Transaction Taxes as provided in Section 3.6.

     3.6.  Payment of Certain Taxes and Expenses.

     (a) Subject to Section 3.7, and to the Closing, Buyer agrees that it will pay any and all outstanding fees and expenses due and owing by DBBC in connection with the negotiation, documentation and closing of the transactions contemplated hereby to Dickstein, Shapiro, Morin & Oshinsky, LLP ("DSMO"), Marie Swinford, Kraft Bros., Esstman, Patton & Harrell ("Kraft"), and Media Services Group. The foregoing costs and expenses, as well as fifty percent (50%) of the FCC filing fees and those monies previously paid by DBBC to the above-specified parties in connection with the negotiation, documentation and closing of the transactions contemplated hereby are referred to herein as the "Transaction Costs". At the Closing, DBBC will deliver to Buyer written notification of the estimated amount of the Transaction Costs (including such amounts previously paid by DBBC hereunder), along with reasonable documentation of the estimated Transaction Costs. DBBC will afford Buyer the opportunity to verify and confirm such amounts to Buyer's reasonable satisfaction. No later than thirty (30) days after Closing, DBBC will deliver to Buyer written notification of the final amount of the Transaction Costs, along with reasonable documentation of the final Transaction Costs. DBBC will afford Buyer the opportunity to verify and confirm such amounts to Buyer's reasonable satisfaction. Any Transaction Costs outstanding at the Closing Date will be paid by Buyer not more than ten (10) days after the determination of the Final Balance Sheet.

     (b) Subject to Section 3.7, upon the Closing, Buyer agrees that it will pay all federal and state income taxes incurred by DBBC or by the members of DBBC as a result of the completion of the transactions contemplated hereby ("Transaction Taxes"); provided, however, that the Transaction Taxes will not include any additional taxes incurred by the DBBC members as a result of Buyer's payment of the Transaction Taxes. The Transaction Taxes will be calculated by the members of DBBC. At the Closing, Seller will deliver to Buyer written notice of the amount of the Transaction Taxes and the date(s) upon which the Transaction Taxes are due, together with such supporting documentation and work papers as are reasonably necessary for Buyer to confirm such amounts and date(s). Such amounts and due dates shall be subject to confirmation by Buyer. The Transaction Taxes, as so confirmed, will be paid by Buyer to the members of DBBC in the amounts so calculated and on the date(s) not less than ten (10) days before the date(s) upon which the Transaction Taxes are due.

     3.7. Limit on Buyer Obligation. Notwithstanding anything else in this Agreement to the contrary, in no event will the aggregate amount of the Subsidiary Company Liabilities, the Assumed Liabilities, the Transaction Costs and the Transaction Taxes (the "Capped Amount") exceed Twenty One Million United States Dollars (US$21,000,000); provided, however, that the indebtedness related to the exercise of the real property purchase option described in Section 2.3(c) shall not be included in the Capped Amount. If the Capped Amount exceeds Twenty One Million United States Dollars (US$21,000,000), then the components of the Capped Amount will be reduced or eliminated (and Buyer's obligations with respect thereto reduced or eliminated) to the extent necessary to reduce the Capped Amount to Twenty One Million United States Dollars (US$21,000,000). The components of the Capped Amount will be reduced or eliminated in the following order: (1) Transaction Taxes and (2) Transaction Costs. Any components of the Capped Amount that are so reduced or eliminated shall remain liabilities of DBBC or its members, as the case may be.

                                   ARTICLE 4

                                    CLOSING

     4.1.  Closing.

     (a) The closing of (i) the purchase and sale of the Purchased Assets and
(ii) the Mergers (the "Closing") shall be consummated at 10:00 a.m. local time, on a date in accordance with Section 4.1(b) that is mutually acceptable to the parties at the offices of Gardner, Carton & Douglas at 321 North Clark Street, Chicago, Illinois, or at such other time or place as shall be agreed upon by Buyer and Seller. The time and date on which the Closing is actually held is referred to herein as the "Closing Date." The Closing shall be effective as of the close of business on the Closing Date.

     (b) The Closing shall occur no later than ten (10) business days after the occurrence of both of the following conditions: (i) the date on which the grant of the FCC Consent shall have become a Final Order and (ii) the expiration or termination of the applicable waiting period under the HSR Act; provided, however, that Buyer may in its sole discretion, after the FCC's issuance of the FCC Consent approving the transactions contemplated hereby, waive the condition set forth in (i) upon the execution by Buyer and Seller of a rescission agreement in a form mutually acceptable to Buyer and Seller.

     4.2. Documents to be Delivered to Buyer. At the Closing, Seller will deliver or cause to be delivered to Buyer the following documents:

     (a) Copy of the certification of organization of DBBC, certified as of a recent date by the Secretary of State of the State of Georgia.

     (b) Copy of the articles of incorporation of Mt. Juliet, certified as of a recent date by the Tennessee Secretary.

     (c) Copy of the articles of incorporation of Phoenix, certified as of a recent date by the Delaware Secretary.

     (d) Copy of the articles of incorporation of Phoenix of Hendersonville, certified as of a recent date by the Tennessee Secretary.

     (e) Certificate of good standing of DBBC, issued as of a recent date by the Secretary of State of Georgia.

     (f) Certificate of good standing of Phoenix, issued as of a recent date by the Delaware Secretary.

     (g) Certificate of good standing of Mt. Juliet, issued as of a recent date by the Tennessee Secretary.

     (h) Certificate of good standing of Phoenix of Hendersonville, issued as of a recent date by the Tennessee Secretary.

     (i) Certificate of the secretary or an assistant secretary of DBBC, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to
(i) no amendments to DBBC's certificate of organization since a specified date;
(ii) DBBC's Operating Agreement; (iii) the resolutions of DBBC's Members authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of DBBC's managers executing this Agreement and any Seller Ancillary Agreement.

     (j) Certificate of the secretary or an assistant secretary of Phoenix, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to Phoenix's certificate of incorporation since a specified date; and (ii) Phoenix's bylaws.

     (k) Certificate of the secretary or an assistant secretary of Phoenix of Hendersonville, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to Phoenix of Hendersonville's articles of incorporation since a specified date; and (ii) Phoenix of Hendersonville's bylaws.

     (l) Certificate of the secretary or an assistant secretary of Mt. Juliet, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendment to Mt. Juliet's articles of incorporation since a specified date; and (ii) Mt. Juliet's bylaws.

     (m) Certificate of DBBC in form and substance reasonably acceptable to Buyer certifying as to the accuracy of DBBC's representations and warranties at and as of the Closing and that DBBC has performed and complied with all of the terms, provisions and conditions to be performed and complied with by DBBC at or before the Closing.

     (n) An opinion of DSMO, counsel to Seller, in form and substance reasonably acceptable to Buyer.

     (o) Certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title.

     (p) All consents, waivers or approvals obtained by Seller with respect to the Purchased Assets, the Merged Companies or the Business or the consummation of the transactions contemplated by this Agreement.

     (q) An instrument assigning to Buyer all right, title and interest of Seller in the FCC Licenses and any pending applications relating to the Business before the FCC.

     (r) A special warranty deed with respect to each of the parcels of Owned Real Property, duly executed by DBBC and in form and substance reasonably satisfactory to Buyer, as provided in Section 9.1(b) hereof.

     (s) An assignment with respect to each of the leases of real estate described in Schedule 5.11(B), duly executed by DBBC and in form and substance reasonably satisfactory to Buyer.

     (t) The standard 1992 Form B ALTA fee owner's title insurance policy or marked-up unconditional binder for such insurance including all required endorsements, dated as of the Closing Date and showing title to the Owned Real Property in the name of Buyer, all as provided in Section 9.1(c) hereof.

     (u) All required real estate transfer declaration or exemption certificates and any other documents as may be otherwise necessary to transfer title of the Owned Real Property to Buyer.

     (v) All affidavits and other statements as may be reasonably required by the title insurance company in order to issue the title insurance policies contemplated by Section 9.1(c) and (d) hereof.

     (w) Affidavit of Seller stating, under penalty of perjury, Seller's United States taxpayer identification number and that the Seller is not a foreign person, in the form required by Section 1445(b)(2) of the Code and the Treasury Regulations thereunder.

     (x) The Bill of Sale and Assignment Agreement duly executed by DBBC.

     (y) Business and personnel records related to the Business Employees.

     (z) The resignations of each member of Phoenix's board of directors and officers effective as of the Closing.

     (aa) The resignations of each member of Mt. Juliet's board of directors and officers effective as of the Closing.

     (bb) The resignations of each member of Phoenix of Hendersonville's board of directors and officers effective as of the Closing.

     (cc) The Escrow Agreement among Buyer, Seller and the Escrow Agent substantially in the form attached hereto as Exhibit B.

     (dd) Evidence, satisfactory to Buyer in its sole discretion, that all liens encumbering the assets of the Merged Companies and Phoenix of Hendersonville have been released or will be released upon payment of the CIT Indebtedness, the Mid-TN Indebtedness or the Affiliate Indebtedness.

     (ee) Certificates in customary form of each of the Merged Companies (each, a "Merged Company Tax Opinion Certificate") signed by an officer of the respective Merged Company, setting forth factual representations and covenants that will serve as the basis for the tax opinions required pursuant to Sections 4.2(gg) and 4.3(j) of this Agreement.

     (ff) A Certificate in customary form (the "Seller Tax Opinion Certificate") signed by an officer of Seller, setting forth factual representations and covenants that will serve as a basis for the tax opinions required pursuant to Sections 4.2 and 4.3 of this Agreement.

     (gg) An opinion of Jones, Day, Reavis & Pogue, counsel to Buyer, that the Mergers will each qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Code. In providing such opinion, Jones, Day, Reavis & Pogue may rely upon the Merged Company Tax Opinion Certificates, the Seller Tax Opinion Certificate and the Buyer Tax Opinion Certificate.

     (hh) If necessary, an update of the Disclosure Schedules attached hereto pursuant to Section 12.3.

     (ii) The respective Certificates of Merger in respect of the Mergers.

     (jj) Such other assignments and other instruments of transfer or conveyance, and other certificates and documents as Buyer or its counsel may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer or to evidence and effect the Mergers.

     In addition to the above deliveries, Seller shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets or to evidence and effect the Mergers.

     4.3. Documents to be Delivered to Seller. At the Closing, Buyer will deliver to Seller the following documents:

     (a) Copy of Buyer's certificate of incorporation certified as of a recent date by the Illinois Secretary.

     (b) Certificate of good standing of Buyer issued as of a recent date by the Illinois Secretary.

     (c) Certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to
(i) no amendments to the certificate of incorporation of Buyer since a specified date; (ii) the by-laws of Buyer; (iii) the resolutions of the board of directors of Buyer authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers executing this Agreement and any Buyer Ancillary Agreement.

     (d) Certificate of Buyer in form and substance reasonably acceptable to Seller certifying as to the accuracy of Buyer's representations and warranties at and as of the Closing and that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Buyer at or before the Closing.

     (e) Certificate in the name of DBBC evidencing ownership of the Cumulus Common Stock issued pursuant to Section 3.1 hereof in form ready for transfer and duly endorsed for transfer to DBBC.

     (f) The Assumption Agreement duly executed by Buyer.

     (g) The Registration Rights Agreement between Seller and Buyer (the "Registration Rights Agreement") substantially in the form attached hereto as Exhibit C.

     (h) The Stock Warrant Agreement between Seller and Buyer (the "Stock Warrant Agreement") substantially in the form attached hereto as Exhibit D.

     (i) A certificate (the "Buyer Tax Opinion Certificate"), signed by an officer of Buyer setting forth factual representations and covenants that will serve as a basis for the tax opinions required pursuant to Sections 4.2 and 4.3 of this Agreement.

     (j) An opinion of DSMO in customary form that the Mergers will each qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Code. In providing such opinion, DSMO may rely upon the Merged Company Tax Opinion Certificates, the Seller Tax Opinion Certificate and the Buyer Tax Opinion Certificate.

     (k) Stock powers, executed in blank by DBBC, sufficient to permit the disbursement of the Escrowed Shares from the Escrow Account as contemplated by the Escrow Agreement.

     (l) The respective Certificates of Merger in respect of the Mergers.

     (m) Such other certificates and documents as Seller or its counsel may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer or to evidence and effect the Mergers.

In addition to the above deliveries, Buyer shall take all steps and actions as Seller may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets or to evidence and effect the Mergers.

     4.4. Form of Documents. The documents and instruments referred to in Sections 4.2 and 4.3 shall be satisfactory as to form to counsel for the party to whom they are delivered.

                                   ARTICLE 5

                REPRESENTATIONS AND WARRANTIES REGARDING SELLER

     Seller represents and warrants to Buyer as follows:

     5.1. Organization; Authority; Agreement Binding. DBBC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia. DBBC has delivered to Buyer complete and correct copies of DBBC's certificate of organization, operating agreement and other organizational documents and amendments thereto as in effect on the date hereof. Such certificate of organization, operating agreement and other organizational documents, as amended, are in full force and effect. DBBC is not in violation of any provision of its certificate of organization, operating agreement or other organizational documents. DBBC is duly qualified or licensed to do business and is in good standing as a limited liability company in the jurisdictions specified in Schedule 5.1. DBBC is not required to be qualified or licensed to do business as a foreign limited liability company in any jurisdiction other than those specified in Schedule 5.1, except for those jurisdictions where the failure to so qualify is not likely to have a Material Adverse Effect on DBBC's business or financial condition, or the ability of DBBC to lawfully consummate the transactions contemplated by this Agreement in all material respects. DBBC has all requisite corporate or other power and authority to own or lease and to operate and use the Purchased Assets as now employed and to operate WRQQ as currently conducted and as proposed to be conducted. DBBC has the corporate or other power and authority to execute and deliver this Agreement and all Seller Ancillary Agreements and to perform its obligations hereunder and thereunder. DBBC's execution, delivery and performance of this Agreement and the Seller Ancillary Agreements has been duly authorized by all necessary member actions, and will not violate any provision of DBBC's operating agreement. This Agreement has been duly executed and delivered by DBBC, and assuming due authorization, execution and delivery by the other parties thereto, is the legal, valid and binding obligation of DBBC enforceable in accordance with its terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditor's rights generally.

     5.2. Organization and Operation of Merged Companies and Phoenix of Hendersonville. Each of the Merged Companies and Phoenix of Hendersonville is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. Seller has delivered to Buyer complete and correct copies of the Merged Companies' and Phoenix of Hendersonville's respective articles of incorporation, bylaws and other organizational documents and amendments thereto as in effect on the date hereof. Such articles of incorporation, bylaws and other organizational documents, as amended, are in full force and effect. None of the Merged Companies or Phoenix of Hendersonville is in violation of any provision of its articles of incorporation, bylaws or other organizational documents. Each of the Merged Companies and Phoenix of Hendersonville is duly qualified or licensed to do business and is in good standing as a corporation in the jurisdictions specified in Schedule 5.2. None of the Merged Companies or Phoenix of Hendersonville is required to be qualified or licensed to do business as a foreign corporation in any jurisdiction other than those specified in Schedule 5.2, except for those jurisdictions where the failure to so qualify is not likely to have a material adverse effect on the Merged Companies' or Phoenix of Hendersonville's business or financial condition. None of the Merged Companies or Phoenix of Hendersonville is liable for or has guaranteed any liabilities or obligations of DBBC.

     5.3. Ownership Interests and Related Matters. Each of Michael W. Dickey, Lewis D. Dickey, Jr., David W. Dickey, John W. Dickey (the "Dickey Brothers") and Quaestus Management Corporation own, in the aggregate, one hundred percent (100%) of the limited liability company interests of DBBC as follows: each of the Dickey Brothers owns twenty-four percent (24%) of DBBC and Quaestus Management Corporation owns four percent (4%) of DBBC. DBBC owns all of the issued and outstanding shares of stock of Mt. Juliet and Phoenix, in each case free and clear of any lien, charge or encumbrance. Phoenix owns all of the issued and outstanding shares of stock of Phoenix of Hendersonville, free and clear of any lien, charge or encumbrance. The authorized capital stock of Mt. Juliet consists of 200 shares with 61 shares of common voting stock and 139 shares of common non-voting stock, no par value, of which 61 shares of common voting stock are issued and outstanding. The authorized capital stock of Phoenix consists of 1,000,000 shares of common stock, par value $.01 per share, of which 750,000 are issued and outstanding. The authorized capital stock of Phoenix of Hendersonville consists of 20,000 shares of common stock, par value $.05 per share, of which 1,000 are issued and outstanding. All of the outstanding shares of stock of each of the Merged Companies and Phoenix of Hendersonville have been duly authorized and are validly issued. Except as set forth on Schedule 5.3, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of stock of any of the Merged Companies or Phoenix of Hendersonville or securities or obligations of any kind convertible into or exchangeable for any shares of stock of any of the Merged Companies or Phoenix of Hendersonville. The Mergers contemplated by this Agreement shall vest in Buyer all right, title and interest in the Merged Companies, free and clear of all adverse claims (as defined under U.C.C. sec. 8-302(2)), other than adverse claims created by or through or suffered by Buyer. Phoenix's only subsidiary is Phoenix of Hendersonville. Neither Mt. Juliet nor Phoenix of Hendersonville has any subsidiaries.

     5.4. Absence of Conflicts. Except as set forth in Schedule 5.4, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, will not:

     (a) Conflict with, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets or the assets of any of the Merged Companies or Phoenix of Hendersonville under (i) any material term or provision of the certificate of organization or operating agreement of DBBC or the articles of incorporation or bylaws of any of the Merged Companies or Phoenix of Hendersonville; (ii) any contract, agreement, indenture, lease or other commitment to which any of DBBC, Phoenix, Phoenix of Hendersonville or Mt. Juliet is a party or by which any of DBBC, Phoenix, Phoenix of Hendersonville or Mt. Juliet is bound or to which any of the Purchased Assets, the Merged Companies, Phoenix of Hendersonville or the Business is subject; (iii) any Court Order by which any of DBBC, Phoenix, Phoenix of Hendersonville or Mt. Juliet are bound or any of the Purchased Assets or the Business is subject; or (iv) any material Requirements of Law affecting Seller, the Purchased Assets, the Merged Companies, Phoenix of Hendersonville or the Business.

     (b) Require the approval, consent, authorization or act of, or the making by Seller of any declaration, notification, filing or registration with any Person or public agency or other authority other than the FCC, the Federal Trade Commission or the Antitrust Division of the Department of Justice.

     5.5. No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 5.5:

     (a) DBBC, Phoenix, Phoenix of Hendersonville and Mt. Juliet each has (since their respective acquisitions by DBBC) complied and each is in substantial compliance with all Court Orders and all Requirements of Law, including all court or administrative orders or processes, including but not limited to FCC, OSHA, EEOC, National Labor Relations Board and Environmental Protection Agency and with all applicable statutes, rules and regulations pertaining to equal employment opportunity, which are applicable to DBBC, Phoenix, Phoenix of Hendersonville and Mt. Juliet, the Purchased Assets or the Business.

     (b) There are no Actions or investigations pending or, to the Knowledge of Seller, threatened against DBBC, Phoenix, Phoenix of Hendersonville and Mt. Juliet which could have a Material Adverse Effect.

     (c) There is no Action pending or, to the Knowledge of Seller, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

     (d) Except for FCC rulemaking proceedings generally affecting the radio broadcasting industry, there is no decree, judgment, order, investigation, litigation at law or in equity, arbitration proceeding or proceeding before or by any Governmental Body or authority pending or, to the Knowledge of Seller, threatened, to which any of DBBC, Phoenix, Phoenix of Hendersonville or Mt. Juliet is a party or otherwise relating to the Business or the Purchased Assets.

     (e) Seller owns and operates and, since the date Seller purchased the Merged Companies or Phoenix of Hendersonville, has owned and operated, the Business, the Purchased Assets, and the Merged Companies and Phoenix of Hendersonville and carries on and conducts, and has carried on and conducted, the business and affairs of the Business in substantial compliance with all Requirements of Law, and all court or administrative orders or processes, including but not limited to FCC, OSHA, Equal Employment Opportunity Commission ("EEOC"), National Labor Relations Board and Environmental Protection Agency with all applicable statutes, rules and regulations pertaining to equal employment opportunity, including, without limitation, those of the EEOC and the FCC.

     5.6.  Financial Statements.

     (a) Schedule 5.6(A) contains correct and complete copies of the following documents, (which are collectively referred to herein as the "Seller Financial Statements"):

          (i) The audited consolidated balance sheet of DBBC and its subsidiaries as of December 31, 2000 (the "December 31, 2000 Balance Sheet") and the related audited consolidated statements of income, cash flows and changes in members' equity for the year then ended, together with the notes thereto, reported on by Kraft, whose unqualified reports thereon are included therewith;

          (ii) The unaudited consolidated balance sheet of DBBC and its subsidiaries as of October 31, 2001 (the "October 31, 2001 Balance Sheet") and the related unaudited consolidated statements of income, cash flows and changes in members' equity for the period then ended.

          (iii) The audited consolidated balance sheet of DBBC and its subsidiaries as of December 31, 1999 and the related audited consolidated statements of income, cash flows and changes in members' equity for the year then ended, together with the notes thereto, reported on by Kraft, whose unqualified reports thereon are included therewith;

          (iv) The audited consolidated balance sheet of DBBC and its subsidiaries as of December 31, 1998 and the related audited consolidated statements of income, cash flows and changes in members' equity for the year then ended, together with the notes thereto, reported on by Kraft, whose unqualified reports thereon are included therewith;

     (b) The Seller Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present the financial condition, assets, liabilities (whether accrued, absolute, contingent or otherwise) and members' equity of Seller as of their dates. The related statements have been prepared in accordance with GAAP consistently applied (except with respect to the October 31, 2001 Balance Sheet which reflects the Agreed GAAP Exceptions and which does not include accompanying notes) and fairly present the results of operations and changes in cash flow and members' equity of the Seller for the periods covered thereby.

     5.7. No Undisclosed Liabilities. The Seller has no liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of any nature whatsoever, whether arising out of contract, tort, statute or otherwise which are not reflected, reserved against or given effect to in the Seller Financial Statements or the Final Balance Sheet except: (i) liabilities and obligations which are disclosed specifically in Schedule 5.7; (ii) liabilities and obligations under executory contracts; (iii) liabilities and obligations under Employee Plans; (iv) liabilities and obligations which are the subject matter of another representation of this Article V; or (v) liabilities and obligations incurred in the ordinary course of business since the date of the Seller Financial Statements and which are of the same nature and general amounts as those set forth on the Seller Financial Statements ("Undisclosed Liabilities"). There is no basis for assertion against Seller of any liabilities or obligations not adequately reflected, reserved against or given effect to in the Seller Financial Statements or the Final Balance Sheet or in Schedule 5.7 except for liabilities and obligations described in clause (ii) of this Section 5.7.

     5.8.  Operations Since December 31, 2000.

     (a) Except as set forth in Schedule 5.8(A), since December 31, 2000, there has been no Material Adverse Effect in the Purchased Assets or in the Business, operations, workforce, prospects or financial condition of Seller, the Merged Companies or Phoenix of Hendersonville.

     (b) Except as set forth in Schedule 5.8(B), since December 31, 2000, Seller, the Merged Companies and Phoenix of Hendersonville have conducted the Business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, since December 31, 2000, except as set forth in such Schedule, Seller, the Merged Companies and Phoenix of Hendersonville have not:

          (i) Sold, leased (as lessor), transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the December 31, 2000 Balance Sheet or any assets acquired by Seller, the Merged Companies or Phoenix of Hendersonville since December 31, 2000, except for inventory and immaterial amounts of personal property sold or otherwise disposed of in the ordinary course of business and except for Permitted Encumbrances;

          (ii) canceled any debts owed to or claims held by them (including the settlement of any claims or litigation) other than in the ordinary course of business;

          (iii) created, incurred, assumed or guaranteed, or agreed to create, incur, assume or guaranty, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

          (iv) accelerated or delayed collection of notes or accounts receivable generated by Seller, the Merged Companies or Phoenix of Hendersonville in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business, other than accelerations and delays of such notes or accounts receivable in amounts not exceeding US$25,000 individually, which are necessary or desirable in light of the financial condition of the maker of the note or the account party may be made with Buyer's prior written consent thereto;

          (v) delayed or accelerated payment of any account payable or other liability of Seller, the Merged Companies or Phoenix of Hendersonville beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business (other than accelerations and delays necessary or desirable in light of the financial condition of the maker of the note on the account party);

          (vi) instituted any increase in any compensation payable to any employee of Seller, the Merged Companies or Phoenix of Hendersonville or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of Seller, the Merged Companies or Phoenix of Hendersonville (other than any such increase or payment paid or to become payable in the ordinary course of business consistent with past practice);

          (vii) declared or paid any distributions or dividends other than distributions to provide funds for the payment of federal and state income tax liabilities of the members of DBBC resulting from the attribution to such members of the income of DBBC, which distributions are disclosed in
     Schedule 5.8(A) or Schedule 5.8(B) and which have been made in the ordinary course of business consistent with past practice; or

          (viii) agreed to do any of the foregoing.

     5.9.  Taxes.

     (a) The Seller, the Merged Companies and all members of any consolidated, affiliated or unitary group of which a Merged Company is a member have, since the date Seller purchased the Merged Companies or Phoenix of Hendersonville, accurately prepared and in all material respects timely filed (including all extensions) all federal, state, county, municipal and local income, sales, use, transfer, business, property and other Tax Returns required to be filed by them on or prior to the Closing Date and have paid (or have accrued or will accrue, prior to the Closing Date, amounts for the payment of) all Taxes shown as owing on all such Tax Returns on or prior to the Closing Date. Except as set forth on the attached Schedule 5.9(A):

          (i) All Tax Returns prepared and filed by Seller, the Merged Companies and Phoenix of Hendersonville (since Seller's formation or Seller's acquisition of Phoenix of Hendersonville, as the case may be) are true and correct in all material respects and properly reflect the Taxes due for the periods covered thereby.

          (ii) To the Knowledge of Seller, there has been no intentional disregard of any statute, regulation, rule or revenue ruling in the preparation of any Tax Return applicable to Seller, the Merged Companies or Phoenix of Hendersonville.

          (iii) There are no tax liens on any of the Purchased Assets of Seller or on the assets or the stock of the Merged Companies or Phoenix of Hendersonville, except for liens for current Taxes not yet due and payable and the Purchased Assets or the assets or stock of the Merged Companies are not subject to claims for income taxes of any Person.

          (iv) Since the date Seller purchased the Merged Companies or Phoenix of Hendersonville, none of the Seller, the Merged Companies or Phoenix of Hendersonville has waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes, which waiver or consent is currently in effect.

          (v) No Tax Return of Seller, the Merged Companies or Phoenix of Hendersonville (since the date of their acquisition by Seller) has been audited by any taxing authority or other Governmental Body, and to the Knowledge of Seller, there are no unresolved questions, claims or disputes asserted by any taxing authority or other Governmental Body concerning liability for Taxes of Seller or the Merged Companies.

          (vi) Neither the Merged Companies nor Phoenix of Hendersonville have received a written ruling of a taxing authority relating to Taxes, or entered into a written agreement with a taxing authority relating to Taxes, that would have a continuing adverse effect after the Closing Date.

          (vii) None of the Merged Companies or Phoenix of Hendersonville have filed, and will not file on or prior to the Closing Date, a consent under
     Section 341(f) of the Code.

          (viii) None of the Merged Companies or Phoenix of Hendersonville are parties to any agreement, contract or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (ix) None of the Seller, any of the Merged Companies or Phoenix of Hendersonville is a United States real property holding corporation as defined in Section 897 of the Code nor has been a United States real property holding corporation at any time during the five-year period ending on the Closing Date.

          (x) None of the Merged Companies or Phoenix of Hendersonville (since their acquisition by Seller) has made or received any distribution of stock or other securities that would cause Section 355(e) of the Code to apply to any of the Merged Companies or Phoenix of Hendersonville.

          (xi) Seller has delivered to Buyer correct and complete copies of all federal income tax returns of Seller, the Merged Companies and Phoenix of Hendersonville, and all examination reports and statements of deficiencies assessed against or agreed to by any of the Seller, Merged Companies or Phoenix of Hendersonville, for all years since 1998.

          (xii) All Taxes which Seller, the Merged Companies or Phoenix of Hendersonville are obligated to withhold from amounts owing to any employee, former employee, creditor or third Person have been fully paid or properly accrued.

          (xiii) All tax deficiencies asserted or assessed since the date Seller purchased the Merged Companies or Phoenix of Hendersonville against Seller, the Merged Companies or Phoenix of Hendersonville have been paid or finally settled and no amounts with respect thereto remain unpaid.

          (xiv) There are no outstanding waivers, executed or requested by Seller, the Merged Companies, Phoenix of Hendersonville or any tax authority, of any statute of limitations with respect to the assessment of any Tax.

          (xv) There are no material elections (including but not limited to an election by Seller pursuant to Section 301.7701-3(c) of the Treasury Regulations to be classified as a corporation for federal income tax purposes), consents or agreements with tax authorities other than those reflected on Tax forms filed with Tax authorities.

          (xvi) No withholding of Taxes by Buyer will be required in connection with the purchase and sale contemplated herein under Section 1445 of the Code or any other provision of the Code or any provision of foreign, state or local law.

     5.10.  Title to and Condition of Assets.

     (a) DBBC is the owner of and has good and marketable title to, or valid and enforceable leasehold, license or similar interest in, all of the Purchased Assets (provided that title to the Owned Real Property is addressed solely in Section 5.11), and the Merged Companies and Phoenix of Hendersonville have good and marketable title to, or valid enforceable leasehold, license or similar interests in, all of the assets necessary to operate their respective businesses, including without limitation those assets and properties reflected in the Seller Financial Statements (other than those properties and assets disposed of since the date of the Seller Financial Statements in the ordinary course of business for fair value) in the amounts and categories reflected therein, and all properties and assets acquired after the date of the Seller Financial Statements, free and clear of all Encumbrances, other than Permitted Encumbrances, or other third Person interests of any nature whatsoever, except for: (a) the lien of current taxes not yet due and payable, (b) the security interests and deeds of trust listed in Schedule 5.10(A), and (c) other title exceptions disclosed in Schedule 5.10(A). Except as disclosed in Schedule 5.10(A), all of the tangible properties and assets owned by DBBC, except for the Excluded Assets, are included in the Purchased Assets.

     (b) Except for the Excluded Assets and except as set forth on Schedule 5.10(B), the Purchased Assets and the assets of the Merged Companies and Phoenix of Hendersonville constitute all of the assets necessary to operate the Business at and after Closing in a manner substantially similar to the operations of the Business prior to Closing. All the rights, properties and assets which are used in connection with the carrying on and conduct of the Business, are either (i) owned by Seller, the Merged Companies or Phoenix of Hendersonville, (ii) granted, leased or licensed to Seller, the Merged Companies or Phoenix of Hendersonville under one of the contracts, agreements, arrangements, commitments or plans listed in the

Schedules hereto to the extent required to be disclosed therein or (iii) disclosed on Schedule 5.10(B) pursuant to this Section 5.10.

     (c) The Purchased Assets and the other assets owned by Seller, the Merged Companies or Phoenix of Hendersonville that are currently used in connection with the Business are in good operating condition and repair, ordinary wear and tear only excepted, are useable in the ordinary course of business and conform in all material respects to all applicable statutes, ordinances, and regulations relating to their construction, use and operation.

     5.11.  Real Property.

     (a) Schedule 5.11(A) contains (i) a list of the parcel of real property owned by any of the Seller, the Merged Companies or Phoenix of Hendersonville and required for the operation of the Business (the "Owned Real Property") (showing any indebtedness secured by a mortgage or other Encumbrance thereon), and (ii) a brief description of each option held by any of the Seller, the Merged Companies or Phoenix of Hendersonville to acquire any real property.

     (b) Schedule 5.11(B) sets forth a list of each lease or similar agreement under which any of the Seller, the Merged Companies or Phoenix of Hendersonville is a lessee of, or holds or operates, any real property owned by any third Person (the "Leased Real Property"). The Owned Real Property and the Leased Real Property are collectively referred to herein as the "Real Property."

     (c) Schedule 5.11(C) contains a list of each parcel of real property (i) that has been used in the respective conduct of the businesses of Seller, the Merged Companies or Phoenix of Hendersonville during the period in which the members of DBBC directly or indirectly owned all of the outstanding membership interests or capital stock of such entities, and (ii) is not described, listed or set forth in Schedule 5.11(A) or Schedule 5.11(B) hereto.

     (d) Each of the Seller, the Merged Companies and Phoenix of Hendersonville, as the case may be, has good, valid and marketable title to the Owned Real Property owned by it as disclosed in Schedule 5.11(A), free and clear of all Encumbrances whatsoever except for Owned Real Property Permitted Encumbrances. The occupation, possession and use of the Leased Real Property by Seller, the Merged Companies or Phoenix of Hendersonville is not disturbed and, to the Knowledge of Seller, has not been disturbed since the date Seller purchased the Merged Companies or Phoenix of Hendersonville. Since the date Seller purchased the Merged Companies or Phoenix of Hendersonville, no claim has been asserted or, to the Knowledge of Seller, threatened, which is adverse to the rights of Seller, the Merged Companies or Phoenix of Hendersonville to the continued occupation, possession and use of the Leased Real Property, as currently utilized.

     (e) All buildings, structures, improvements, fixtures, facilities, equipment, and all components of all buildings, structures and other improvements included within the Real Property, including but not limited to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein (collectively, the "Improvements"), are in good operating condition and repair, subject to normal wear and maintenance and are usable in the regular and ordinary course of business, and no material maintenance, repair or replacement thereof has been deferred. No Person other than Seller, the Merged Companies or Phoenix of Hendersonville owns any Improvements, except for leased Improvements disclosed on Schedule 5.11(B) or Schedule 5.13.

     (f) There is no pending, or to the Knowledge of Seller, threatened condemnation, eminent domain or similar proceeding with respect to, or which could affect, any Real Property or any Improvements included within such Real Property.

     (g) None of the Seller, the Merged Companies or Phoenix of Hendersonville has been notified in writing since the date Seller purchased the Merged Companies or Phoenix of Hendersonville of any contemplated improvements to the Real Property by public or governmental authority, the cost of which is to be assessed as special taxes against the Real Property in the future.

     (h) There are no rights of possession, use or otherwise, outstanding in third Persons by reason of unrecorded leases, land contracts, sales contracts, options or other comparable instruments.

     (i) Except for the Jerry Daum payable identified on Schedule 5.5, all labor and work performed upon and all machinery, materials and fuel delivered or furnished to the Real Property for the improvement thereof have been paid for or accrued in the Final Balance Sheet, and no unpaid-for Improvements, including without limitation costs of construction of any Improvements, have been or will be made to the Real Property prior to the Closing unless the same are accrued for in the Final Balance Sheet. To the Knowledge of Seller, except for the Jerry Daum payable, there are no parties entitled to assert a mechanics lien claim with respect to the Owned Real Property.

     (j) To the Knowledge of Seller, there are no off record or undisclosed legal or equitable interests in any part of the Real Property owned by any other Person.

     (k) None of the Seller's, the Merged Companies' or Phoenix of Hendersonville's use of, and the Improvements included within the Real Property, conflicts with any zoning ordinance applicable to such Real Property and each of Seller, the Merged Companies and Phoenix of Hendersonville, as the case may be, has obtained all zoning permits required for its use of the Owned Real Property and the Leased Real Property and any operations conducted thereon.

     5.12. Personal Property. Schedule 5.12 contains a detailed list of all machinery, equipment, vehicles, furniture and other personal property owned by Seller, the Merged Companies and Phoenix of Hendersonville having an original cost of Twenty-Five Thousand United States Dollars (US$25,000) or more per item.

     5.13. Personal Property Leases. Schedule 5.13 contains a list of each lease or other agreement or right, whether written or oral, under which any of the Seller, the Merged Companies or Phoenix of Hendersonville is a lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except those which are terminable by Seller, the Merged Companies or Phoenix of Hendersonville without cost or penalty on thirty (30) days' or less notice or which provide for annual rentals of less than Twenty-Five Thousand United States Dollars (US$25,000).

     5.14.  Governmental Permits.

     (a) The Seller, the Merged Companies or Phoenix of Hendersonville hold or possess all FCC Licenses from the FCC to operate the Stations as radio broadcast stations and all auxiliary facilities licensed by the FCC for operation in connection with the Business, and all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from another Governmental Body which are necessary to entitle Seller, the Merged Companies or Phoenix of Hendersonville to own or lease, operate and use the Purchased Assets and the Business and conduct their operations as currently operated (herein collectively called "Governmental Permits"). Schedule 5.14(A) sets forth a list of each Governmental Permit, including but not limited to Final Orders, which has been issued as of the date of this Agreement. Complete and correct copies of all of the Governmental Permits listed in Schedule 5.14(A) have heretofore been delivered or made available to Buyer by Seller, the Merged Companies or Phoenix of Hendersonville. The public inspection files of the Business are in compliance with Section 73.3526 of the Rules and Regulations.

     (b) Except as set forth in Schedule 5.14(B), (i) Seller and the Merged Companies and Phoenix of Hendersonville are in compliance in all material respects with their respective obligations under each of the Governmental Permits, and since the date Seller purchased the Merged Companies or Phoenix of Hendersonville no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit; (ii) no written notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in clause (i) of this Section 5.14(b), has been received by Seller, the Merged Companies or Phoenix of Hendersonville; (iii) no action or proceeding is pending or, to the Knowledge of Seller, threatened before the FCC or any other Governmental Body to revoke, refuse to renew or modify such Governmental Permits or other authorizations of the Business; and (iv) each of the Governmental Permits is valid, subsisting and in full force and effect and, except as otherwise set forth in Sections 7.5 and 7.6, each Governmental Permit may be assigned and transferred to Buyer in accordance with this Agreement and will be, immediately after the Closing, in full force and effect, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body. Except as set forth on Schedule 5.14(B), neither the Seller, the Merged Companies nor Phoenix of Hendersonville have any reason to believe that any of the Governmental Permits would not be renewed for a full term with no adverse conditions by the FCC or other granting authority in the ordinary course, or that the Stations are in violation of any FCC rules or policies.

     (c) The Business is being operated in accordance with the terms and conditions of the Governmental Permits applicable to it and in accordance with the Rules and Regulations, no proceedings or investigations are pending or, to the Knowledge of Seller, are threatened which may result in the revocation, cancellation, suspension, rescission, modification or non-renewal of any of the Governmental Permits, the denial of any pending application, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to the Business or its operation, other than proceedings that are not likely to have a Material Adverse Effect on the Business. There is not on the date of this Agreement pending before the FCC any issued or outstanding, nor to the Knowledge of Seller is there on the date of this Agreement threatened, any application, complaint, petition or proceeding with respect to any Station. Seller, the Merged Companies and Phoenix of Hendersonville have complied in all material respects with all requirements to file reports, applications and other documents with the FCC with respect to the Business, and with all such reports and applications. The Seller has no Knowledge of any matters (i) which would result in the revocation of or the refusal to renew any of the Governmental Permits, or (ii) against Seller, the Merged Companies or Phoenix of Hendersonville which would result in the FCC's refusal to grant the FCC Consent. The operation and maintenance by Seller, the Merged Companies or Phoenix of Hendersonville of the towers, antenna systems and other facilities relating to the Business or used in connection with the transmission of their respective signals do not violate any Requirements of Law or rights of any Person in any respect which have had or would have a Material Adverse Effect on the Business. Seller, the Merged Companies and Phoenix of Hendersonville have registered the towers owned by Seller, the Merged Companies or Phoenix of Hendersonville to the extent required by applicable Requirements of Law. None of the Stations is causing objectionable interference to the transmissions of any other broadcast station or communications facility nor have any of the Stations received any complaints with respect thereto, and to the Knowledge of Seller no other broadcast stations or communications facility is causing objectionable interference to respective transmissions of any Station. The operation of the Business, the Merged Companies, Phoenix of Hendersonville and all of the Purchased Assets is in compliance with ANSI Radiation Standards C95.1-1992.

     5.15.  Intellectual Property.

     (a) Except as described in Section 2.1(d) and as set forth on Schedule 5.15(A), there is no Intellectual Property.

     (b) Each item constituting part of the Intellectual Property has been, to the extent indicated in Schedule 5.15(B), duly registered, filed or issued, as the case may be, to the extent as is indicated in Schedule 5.15(B) and such registrations, filings and issuances remain in full force and effect.

     (c) Except as set forth on Schedule 5.15(C), the Seller, the Merged Companies or Phoenix of Hendersonville own and possess all right, title and interest in and to the Intellectual Property, and except as set forth in
Schedule 5.15(C), no written claim by any Person contesting the validity, enforceability, use, or ownership of any Intellectual Property has been received by the Seller, the Merged Companies or Phoenix of Hendersonville or is currently outstanding and none of the Seller, the Merged Companies or Phoenix of Hendersonville has received any notices of any threatened claim by any Person contesting the validity, enforceability, use, or ownership of any Intellectual Property.

     (d) Except as set forth on Schedule 5.15(D), none of the Seller, the Merged Companies or Phoenix of Hendersonville has received any written notices of, nor are there any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any Person with respect to any Intellectual Property.

     (e) Except as set forth on Schedule 5.15(E), to Seller's Knowledge, neither the Seller, the Merged Companies nor Phoenix of Hendersonville has infringed, misappropriated or otherwise been in conflict with any rights of any Person.

     (f) Except as set forth in Schedule 5.15(F), neither the Seller, the Merged Companies nor Phoenix of Hendersonville has received any written notice of, nor are there any facts indicating a likelihood of, the invalidity or unenforceability of any Intellectual Property.

     (g) None of the former or present employees, agents, independent contractors, officers, directors, members or managers of Seller, the Merged Companies or Phoenix of Hendersonville holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property. Neither the Seller, the Merged Companies nor Phoenix of Hendersonville license from any present or former employees, officers, members, managers or directors of Seller, the Merged Companies or Phoenix of Hendersonville any Intellectual Property relating to the Business as currently conducted or as currently proposed to be conducted. None of the Seller, the Merged Companies or Phoenix of Hendersonville is a party to any employment contract, patent disclosure agreement or any other contract or agreement with any employee of Seller, the Merged Companies or Phoenix of Hendersonville relating to any Intellectual Property. Schedule 5.15(G) describes all Intellectual Property that has been or is licensed to any Person and all Intellectual Property that has been or is licensed from any Person, and identifies the Person to whom or from whom such rights have been or are licensed. All Intellectual Property has been assigned or licensed to Seller, the Merged Companies or Phoenix of Hendersonville free and clear of any Encumbrance. The transactions contemplated by this Agreement will have no Material Adverse Effect on Seller's or the Merged Companies' or Phoenix of Hendersonville's right, title and interest in and to any Intellectual Property. Except as set forth in Schedule 5.15(B), the Seller, the Merged Companies and Phoenix of Hendersonville have taken all commercially reasonable action necessary or desirable to protect the Intellectual Property and will continue to use commercially reasonable efforts to maintain those rights prior to Closing so as to not materially adversely affect the validity or enforcement of the Intellectual Property.

     5.16.  Employees and Related Agreements.

     (a) Except as described in Schedules 5.16(A) and 5.16(B), neither Seller nor any member of Seller's Controlled Group is a party to or bound by any implied, oral or written collective bargaining agreement, employment agreement, severance agreement, consulting, advisory, independent contractor or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete, or other contract or agreement relating to employment or compensation which, individually or in the aggregate, is material to the Business. There are no material controversies pending, or, to the Knowledge of Seller, threatened between Seller or any member of its Controlled Group and its employees or former employees.

     (b) For purposes of this Agreement, (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder; (ii) the term "Employee Plan" includes any written pension, retirement, savings, disability, medical, dental, health, life (including, without limitation, any individual life insurance policy under which an employee or former employee of Seller or any member of its Controlled Group is the named insured and as to which Seller or any member of its Controlled Group makes premium payments, whether or not Seller or any member of its Controlled Group is the owner, beneficiary or both of such policy), incentive, severance pay, death benefit, group insurance, profit-sharing, deferred compensation, stock option, stock purchase, bonus, vacation pay, trust, contract, agreement or policy, including without limitation any pension plan as defined in Section 3(2) of ERISA ("Pension Plan") and any written welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan") whether or not any of the foregoing is funded or insured, which is intended to provide or does in fact provide benefits to any current or former employee of Seller or its Controlled Group, and to which Seller or any member of its Controlled Group is a party or by which they (or any of their rights, properties or assets) are bound; and (iii) the term "Controlled Group" includes, with respect to Seller, any corporation, partnership, proprietorship, company, individual, organization, Person or other entity that with Seller is required to be treated as a single employer under Section 414(b),
(c) or (m) of the Code. Except as described in Schedule 5.16(B), (i) neither Seller nor any member of the Controlled Group maintains, or is required to contribute to, either directly or through any other Person or entity, any Employee Plan on behalf of its current or former employees; (ii) no current or former employees of Seller or any member of its Controlled Group are covered under any Employee Plan; and (iii) each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (copies of which have been furnished to Buyer) stating that the plan meets the requirements of the Code and that the trust associated with the plan is tax-exempt under Section 501(a) of the Code.

     (c) Neither Seller nor any member of its Controlled Group has ever contributed to, been obligated to contribute to, or has any liability under any Multiemployer plan (as described in Section 4001(a)(3) of ERISA) with respect to its current or former employees.

     (d) Each Welfare Plan maintained by Seller or any member of its Controlled Group which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies in all material respects with, and has been maintained and operated in accordance with, each of the health care continuation requirements of Section 162(k) of the Code as in effect for years beginning prior to 1989,
Section 4980B of the Code for years beginning after December 31, 1988, Part 6 of Title I, Subtitle B of ERISA, and the requirements of the Health Insurance Protection and Portability Act of 1996.

     (e) Except as disclosed in Schedule 5.16(E), neither Seller nor any member of its Controlled Group has any liabilities for post-retirement welfare benefits, including retiree medical benefits.

     (f) Each Employee Plan, the administrator and fiduciaries of each Employee Plan and Seller and all members of Seller's Controlled Group have at all times complied with the applicable requirements of ERISA (including, but not limited to, the fiduciary responsibilities imposed by Part 4 of Title I, Subtitle B of ERISA), the Code and any other applicable Requirements of Law governing each Employee Plan, and (ii) each Employee Plan has at all times since the date Seller purchased the Merged Companies or Phoenix of Hendersonville been properly administered in all material respects in accordance with all such Requirements of Law, and in accordance with its terms to the extent not inconsistent with any such Requirements of Law.

     (g) Except as disclosed on Schedule 5.16(G), neither Seller nor any member of its Controlled Group is delinquent as to contributions or payments to or in respect of any Employee Plan as to which Seller or any member of its Controlled Group is in any way obligated to make contributions or payments, nor has Seller or any member of its Controlled Group failed to pay any assessments made with respect to any such Employee Plan. All contributions and payments with respect to Employee Plans that are required to be made by Seller or any of its Controlled Group with respect to periods ending on or before the Closing Date (including periods from the first day of the then-current plan or policy year to and including the Closing Date) have been made or will be accrued before the Closing Date by Seller or any member of Seller's Controlled Group in accordance with the appropriate actuarial valuation report or insurance contracts or arrangements.

     (h) With respect to each Employee Plan, there has not occurred since the date Seller purchased the Merged Companies or Phoenix of Hendersonville, nor is any Person contractually bound to enter into, any non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

     (i) Neither Seller or any member of its Controlled Group either maintains or contributes to, and during the seven (7) years immediately preceding the Closing Date, neither Seller nor any member of its Controlled Group has maintained or contributed to any Employee Plan that is subject to the provisions of Title IV of ERISA. No Pension Plan maintained by Seller or any member of its Controlled Group has been the subject of a "reportable event" (within the meaning of Section 4043 of ERISA) as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation ("PBGC"), other than events reportable on IRS Form 5310 or 5310-A and no proceeding by the PBGC to terminate any Employee Plan sponsored or maintained by Seller or any member of Seller's Controlled Group has been instituted or threatened.

     (j) Neither Seller nor any member of its Controlled Group has any current or potential liabilities with respect to any defined benefit Pension Plan that has ever been maintained by Seller or any member of its Controlled Group.

     (k) No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any Person have been filed since the date Seller purchased the Merged Companies or Phoenix of Hendersonville, are pending or, to the Knowledge of Seller, have been threatened, and to the Knowledge of Seller, no facts or contemplated events exist that reasonably could be expected to give rise to any such lawsuit, claim (other than a routine claim for benefits) or complaint, with respect to any Employee Plan.

     (l) Neither Seller nor any member of Seller's Controlled Group has any formal plan or commitment to create or amend any Employee Plan.

     5.17.  Employee Relations.

     (a) Except as set forth in Schedule 5.17(A), Seller, the Merged Companies and Phoenix of Hendersonville are in compliance in all material respects with all applicable Requirements of Law with respect to employment, employment practices, employment verifications, recordkeeping and reporting, terms and conditions of employment and wages, overtime pay, and hours. Neither Seller, the Merged Companies nor Phoenix of Hendersonville has engaged in any unfair labor practice or illegally discriminated with regard to any aspect of employment on the basis of age, color, national origin, race, religion, gender, disability or on the basis of any other legally protected category or classification. With respect to employees and former employees who rendered services to, or participated in conduct or activities in connection with, Seller, the Merged Companies or Phoenix of Hendersonville, Seller, the Merged Companies and Phoenix of Hendersonville have since the date Seller purchased the Merged Companies or Phoenix of Hendersonville withheld all amounts required by law from the wages, salaries and other payments to employees and former employees and are not liable for any arrears of wages, overtime pay, commissions, bonuses and other payments or any taxes or any penalty based on failure to comply with any of the foregoing.

     (b) Except as set forth in Schedule 5.17(B), there are no: (i) unfair labor practice charges or complaints pending or, to the Knowledge of Seller, threatened against Seller, the Merged Companies or Phoenix of Hendersonville before the National Labor Relations Board; (ii) discrimination, harassment or retaliation charges or complaints pending or, to the Knowledge of Seller, threatened against Seller, the Merged Companies or Phoenix of Hendersonville under any federal, state or local law, rule, regulation or order; (iii) complaints, charges or citations pending or, to the Knowledge of Seller, threatened against Seller, the Merged Companies or Phoenix of Hendersonville under OSHA or any state or local occupational safety law, rule, regulation or order; or (iv) other employment-related legal or administrative proceedings, governmental investigations, compliance reviews, lawsuits, audits or enforcement proceedings of any kind pending or, to the Knowledge of Seller, threatened against Seller, the Merged Companies or Phoenix of Hendersonville.

     (c) Except as set forth in Schedule 5.17(C), Seller, the Merged Companies and Phoenix of Hendersonville are in compliance in all material respects with all Requirements of Law requiring periodic reports and disclosures with regard to the employees of Seller, the Merged Companies or Phoenix of Hendersonville, and all such reports have been filed or furnished in a timely manner and in accordance in all material respects with applicable laws.

     (d) There are no unions representing or claiming to represent any employees of Seller, the Merged Companies or Phoenix of Hendersonville, or strikes, grievances, controversies or other similar disputes pending, or to the Knowledge of Seller, threatened against Seller, the Merged Companies or Phoenix of Hendersonville. There are no pending, or to the Knowledge of Seller, threatened claims of representation by any labor union or other employee group involving an attempt to organize Seller's or the Merged Companies' or Phoenix of Hendersonville's employees.

     5.18.  Contracts.

     (a) Except as set forth in Schedule 5.18(A), none of Seller, the Merged Companies or Phoenix of Hendersonville is a party to or bound by:

          (i) Any contract for the purchase or sale of real property.

          (ii) Any distributor, dealer, sales agency, advertising representative or advertising or public relations contract, agreement or commitment which will involve the payment of more than Fifty Thousand United States Dollars (US$50,000) during Seller's current fiscal year, or which extends beyond July 31, 2002.

          (iii) Any contract, subscription, agreement, option, warrant, right or other commitment regarding the purchase, sale or issuance of limited liability interests or shares of stock, as applicable (or interests therein) of Seller, the Merged Companies or Phoenix of Hendersonville.

          (iv) Any contract, agreement or commitment regarding the testing of any product designed by, or the rights to which are held by, Seller, the Merged Companies or Phoenix of Hendersonville.

          (v) Any contract, agreement or commitment regarding the sale or other disposition of products or services by the Seller or any of the Merged Companies or Phoenix of Hendersonville, or for the purchase of products or services by the Seller or any of the Merged Companies or Phoenix of Hendersonville, which will involve the receipt or payment of more than Fifty Thousand United States Dollars (US$50,000) during Seller's current fiscal year, or which extends beyond July 31, 2002.

          (vi) Any guarantee or indemnification agreement for the benefit of any Person.

          (vii) Any Tax sharing agreements.

          (viii) Any contract, agreement or commitment providing for the incurrence by the Seller or any of the Merged Companies of indebtedness for borrowed money.

          (ix) Any partnership or joint venture agreement.

          (x) Any contract, agreement or commitment pursuant to which any Person is granted a general or special power of attorney by the Seller or any of the Merged Companies or Phoenix of Hendersonville.

          (xi) Any other contract, agreement, commitment, understanding or instrument (A) involving payment or receipt after the date hereof of more than Fifty Thousand United States Dollars (US$50,000) in the aggregate during the current fiscal year of Seller that is not terminable without cost or penalty by the Seller or any of the Merged Companies or Phoenix of Hendersonville on sixty (60) days' or less notice, or (B) that is otherwise material to Seller, the Merged Companies or Phoenix of Hendersonville.

     (b) To Seller's Knowledge, except as set forth in Schedule 5.18(B), none of the other parties to any contracts, leases, agreements, commitments, plans or licenses described in Schedule 5.18(A) has provided notice to Seller, the Merged Companies or Phoenix of Hendersonville that it intends to terminate or materially alter the provisions of such contracts, leases, agreements, commitments, plans or licenses.

     (c) All of the Advertising Agreements have been entered into in the ordinary course of business, consistent with past practice.

     (d) All of the agreements, documents, schedules, and amendments pertaining to the CIT Indebtedness (the "CIT Loan Documents") have been provided to the Buyer by the Seller prior to the Closing Date.

     (e) The CIT Indebtedness, the Mid-TN Indebtedness and the Affiliate Indebtedness may be paid by the Buyer as contemplated by Section 2.3(b) without giving notice to, obtaining the consent of, or paying any fee or penalty to any third party, in each case including, without limitation, the parties to the CIT Indebtedness, the Mid-TN Indebtedness and the Affiliate Indebtedness,

     5.19. Status of Contracts. Except as set forth in Schedule 5.19 or in any other Schedule hereto, each of the leases, contracts and other agreements of Seller, the Merged Companies or Phoenix of Hendersonville listed in Schedules 5.11(B), 5.13, 5.15, 5.16 and 5.18(A) (collectively, the "Business Agreements") constitutes a legal, valid and binding obligation of the Seller, the Merged Companies or Phoenix of Hendersonville and, to Seller's Knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles) and is in full force and effect. Except as set forth in Schedule 5.19, the Seller, the Merged Companies or Phoenix of Hendersonville are not, or, to Seller's Knowledge, alleged to be in, material breach or material default under, any of the Business Agreements and, to Seller's Knowledge, no other party to the Business Agreements is in material breach or material default thereunder, and, to Seller's Knowledge, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Seller, the Merged Companies or Phoenix of Hendersonville, or, to Seller's Knowledge, by any such other party. True and complete copies of all Business Agreements, including any amendments thereto, have been delivered to Buyer.

     5.20.  Environmental Matters.  Except as set forth on Schedule 5.20:

     (a) The Seller, the Merged Companies and Phoenix of Hendersonville have been since the date Seller purchased the Merged Companies or Phoenix of Hendersonville and are in compliance in all material respects with all applicable Environmental Laws with respect to the operation of the Business.

     (b) The Seller, the Merged Companies or Phoenix of Hendersonville own, hold or possess all Governmental Permits required under Environmental Laws for the operation of the Business as currently conducted, and all such Governmental Permits are listed on Schedule 5.14(A).

     (c) The Seller, the Merged Companies or Phoenix of Hendersonville have not been since the date Seller purchased the Merged Companies or Phoenix of Hendersonville or are not subject to any pending or, to Seller's Knowledge, threatened investigation by, order from, claim or notice by or agreement with any Person (including without limitation any prior owner or operator of the Real Property or any other real property) respecting: (i) any Environmental Law, (ii) any Remedial Action or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the indoor or outdoor environment or the presence of any Contaminant on, in, at or beneath any Real Property.

     (d) None of the Seller, the Merged Companies or Phoenix of Hendersonville is subject to any pending or, to Seller's Knowledge, threatened judicial or administrative investigation, proceeding, order, judgment, decree or settlement alleging or relating to a violation of or liability under any Environmental Law.

     (e) The Seller, the Merged Companies and Phoenix of Hendersonville have not, and to Seller's Knowledge, no predecessor of Seller, the Merged Companies or Phoenix of Hendersonville, has Released, disposed or arranged for disposal of any Contaminants on, at, in, or beneath: (i) the Real Property, or (ii) except in material compliance with all applicable Environmental Laws, any other site or location including, without limitation, any third party disposal site and any real property formerly leased, owned, operated or otherwise used by Seller, the Merged Companies or Phoenix of Hendersonville.

     (f) No Environmental Encumbrance has attached to the Real Property.

     (g) To the Knowledge of Seller, there are no underground storage tanks located at, in, or beneath the Real Property. No underground storage tanks have been operated or otherwise used by Seller, the Merged Companies or Phoenix of Hendersonville at the Real Property.

     (h) To the Knowledge of Seller, no asbestos or asbestos containing material is present on any Real Property.

     (i) The Seller, the Merged Companies and Phoenix of Hendersonville have delivered or made available to Buyer all environmental audits, assessments, studies, sampling results, inspections, and reports arising from or relating to the past or present operations of Seller, the Merged Companies or Phoenix of Hendersonville or any of their predecessors and any real property associated therewith.

     (j) The operation of the Business is in compliance with standards concerning radio frequency radiation exposure recommended in ANSI Standards C95.1-1992 or any subsequently adopted standards to the extent required to be met under applicable Rules and Regulations, OSHA or other applicable Requirements of Law.

     5.21. No Advisor. Except for the retention of Media Services Group, whose fees are included in the Transaction Costs, none of the Seller, the Merged Companies, Phoenix of Hendersonville or any Person acting on their behalf, has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which Buyer may be liable.

     5.22. Bank Accounts, Guarantees and Powers. Schedule 5.22 sets forth a list of all accounts and deposit boxes maintained by any of the Seller, the Merged Companies or Phoenix of Hendersonville at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts and with access to such boxes.

     5.23. Insurance. Schedule 5.23 contains a list of all insurance policies (specifying (i) the insurer, (ii) the amount of the coverage, (iii) the type of insurance, (iv) the policy number and (v) any currently pending claims thereunder or any claims asserted thereunder or under similar policies since December 31, 1999 maintained by or on behalf of Seller, the Merged Companies or Phoenix of Hendersonville in connection with the Business. All such policies are in full force and effect, and Seller, the Merged Companies and Phoenix of Hendersonville are not in default with respect to any provision contained in any insurance policy. None of the Seller, the Merged Companies or Phoenix of Hendersonville has failed since the date Seller purchased the Merged Companies or Phoenix of Hendersonville to give any notice or present any claim under any insurance policy in due and timely fashion.

     5.24. Indebtedness of Insiders. Except as set forth on Schedule 5.24, no member, manager, officer or employee of Seller, the Merged Companies or Phoenix of Hendersonville are indebted to Seller, the Merged Companies or Phoenix of Hendersonville other than for ordinary employee business-related expenses in excess of One Thousand Five Hundred United States Dollars (US$1,500) per such person.

     5.25. Compliance with FCC Requirements. Except as set forth on Schedule 5.25, the Stations, their physical facilities, electrical and mechanical systems and transmitting and studio equipment are being and have been operated in material compliance with the specifications of the applicable Governmental Permits and with each document submitted in support of such Governmental Permits, and Seller, the Merged Companies, Phoenix of Hendersonville and the Stations are in compliance in all material respects with all Rules and Regulations. Seller, the Merged Companies and Phoenix of Hendersonville have complied in all material respects with all requirements of the FCC and the Federal Aviation Administration with respect to the construction and/or alteration of Seller's or the Merged Companies' or Phoenix of Hendersonville's antenna structures, and "no hazard" determinations for each antenna structure have been obtained, where required, and if required by the Rules and Regulations, such structures are registered with the FCC. Except as set forth on
Schedule 5.25, all material reports and other filings required by the FCC with respect to the Stations, including without limitation items required to be placed in the Stations' public inspection file have been duly and currently filed as of the date hereof, and are true and complete in all material respects and, after the Closing Date, Seller shall furnish to Buyer all information required by the FCC relating to the operation of the Stations prior to the Closing Date. To Seller's Knowledge, there are no facts or circumstances primarily relating to Seller or the Stations which could reasonably be expected to cause the FCC to deny or to materially delay approval of the FCC Consent.

     5.26. Books and Records. The Seller's, the Merged Companies' and Phoenix of Hendersonville's books, accounts and records have been maintained in accordance with GAAP, are true, correct and complete in all material respects and all material transactions to which Seller, the Merged Companies or Phoenix of Hendersonville are or have been a party are properly recorded therein.

     5.27. DBBC's Investment Intent. The Cumulus Common Stock being acquired in connection with the transactions contemplated herein by DBBC is being acquired by DBBC solely for DBBC's own account, for investment purposes only, and is not being purchased with a view to or for the resale, distribution or fractionalization thereof. DBBC has no agreement or other arrangement, formal or informal, with any person (with the exception of the Dickey Brothers and Quaestus Management Corporation) to sell, transfer, pledge or subject to any lien any part of the Cumulus Common Stock being acquired or which would guarantee DBBC any profit or protect DBBC against any loss with respect to the Cumulus Common Stock and DBBC has no plans to enter into any such agreement or arrangement. Each of the members of DBBC is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act of 1933, as amended.

     5.28. Disclosure. No representation or warranty of Seller made herein or in the Schedules or in any certificate delivered by or on behalf of Seller herein contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. Copies of all documents referred to herein or in the Schedules that have been delivered or made available to Buyer, are correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder.

                                   ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to DBBC as follows:

     6.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Buyer is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which Buyer's operations require that it qualify to transact business as a foreign corporation, except for those jurisdictions where the failure to so qualify is not likely to have a Material Adverse Effect on Buyer's business or financial condition, or the ability of Buyer to lawfully consummate the transactions contemplated by this Agreement in all material respects. Buyer has all requisite corporate power and authority to conduct its operations as currently conducted.

     6.2. Authority of Buyer; Agreement Binding. Buyer has the corporate power and authority to execute and deliver this Agreement and all Buyer Ancillary Agreements and to perform its obligations hereunder. Buyer's execution, delivery and performance of this Agreement has been duly authorized and approved by Buyer's board of directors. This Agreement has been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by the other parties thereto, is the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditor's rights generally.

     6.3. Capitalization. As of November 8, 2001, 35,219,416 shares of Cumulus Common Stock consisting of (i) 27,775,796 shares of Class A Common Stock, $.01 par value, (ii) 5,914,343 shares of Class B Common Stock, $.01 par value, and
(iii) 1,529,277 shares of Class C Common Stock were issued and outstanding. In addition, as of November 8, 2001, 130,141 shares of 13 3/4% Series A Cumulative Redeemable Exchangeable Preferred Stock, and 280 shares of 12% Series B Cumulative Preferred Stock of Buyer were issued and outstanding. All of the issued and outstanding shares of Cumulus Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of Cumulus

Common Stock to be issued as the Purchase Price will be duly authorized and validly issued and, on the Closing Date, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of Cumulus Common Stock issued upon the exercise of the Warrant will be duly authorized for issuance and, if and when issued and delivered by Buyer, will be validly issued, fully paid and non-assessable.

     6.4. Absence of Buyer Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, does not:

     (a) Conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the creation or imposition of any Encumbrance under: (i) any term or provision of the amended and restated articles of incorporation or amended and restated bylaws of Buyer,
(ii) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject, (iii) any Court Order to which Buyer is a party or by which it is bound, or (iv) any Requirements of Law.

     (b) Require the approval, consent, authorization or act of, or the making by Buyer of any declaration, notification, filing or registration with, any Person, other than the FCC Consent or a notification required to be filed under the HSR Act, except in each case, for any of the foregoing individually or in the aggregate which would not be reasonably be expected to have a material adverse effect on the (i) assets, results of operations or consolidated financial position of the Buyer as a whole, (ii) the value or condition of the Buyer taken as a whole, or (iii) the availability of assets necessary to operate the Buyer as a whole (in each case, other than by reason of one or more events, circumstances, changes, developments, impairments or conditions that adversely affect the radio broadcasting industry generally or any change in a Requirement of Law or accounting principles or materially hinder or impair the consummation of the transactions contemplated hereby.

     6.5. No Litigation. There is no Action pending or, to the knowledge of Buyer, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

     6.6. No Advisor. Neither Buyer nor any Person acting on its behalf has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which Seller may be liable.

     6.7. Disclosure. No representation or warranty of Buyer made herein, or in the certificates of Buyer delivered pursuant to Section 4.3(c) and Section 4.3(d) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such representations, warranties, and certificates not misleading.

                                   ARTICLE 7

                        ACTION PRIOR TO THE CLOSING DATE

     Buyer and Seller covenant and agree to take the following actions, or to cause the following actions to be taken, between the date hereof and the Closing
Date:

     7.1. Investigation of Seller by Buyer. The Seller, the Merged Companies and Phoenix of Hendersonville shall afford to the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants, consultants and attorneys) reasonable access during normal business hours upon reasonable advance notice to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of Seller, the Merged Companies and Phoenix of Hendersonville to the extent Buyer shall reasonably deem necessary or desirable and shall furnish to Buyer or its authorized representatives such additional information concerning the Purchased Assets, the Merged Companies, Phoenix of Hendersonville and the Business as shall be reasonably requested. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Seller, the Merged Companies and Phoenix of Hendersonville.

     7.2. Preserve Accuracy of Representations and Warranties. Each of the parties hereto shall refrain from taking any action which they know, or in the exercise of reasonable diligence should know, would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date; provided, that this Section shall not prohibit Seller from conducting the Business in the ordinary course or from taking actions reasonably deemed to be in the best interest of the Business. Each party shall promptly notify the others of any Action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The Seller shall promptly notify Buyer of any Action or investigation that may be threatened, brought, asserted or commenced against Seller, the Merged Companies or Phoenix of Hendersonville which would have been listed in Schedule 5.5 if such Action or investigation had arisen prior to the date hereof.

     7.3. Consents of Third Parties. Seller and Buyer shall act diligently and use reasonable efforts to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Business Agreement required to be obtained to assign or transfer any such Business Agreements to Buyer or to otherwise satisfy the conditions set forth in Section 8.1(d); provided, however, that Seller shall not make any agreement or understanding affecting the Purchased Assets, the Merged Companies, Phoenix of Hendersonville or the Business as a condition for obtaining any such consents, approvals or waivers except with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).

     7.4.  Operations Prior to the Closing Date.

     (a) During the period prior to the Closing Date, Seller, the Merged Companies and Phoenix of Hendersonville shall operate and carry on the Business only in the ordinary course and substantially as presently operated. Consistent with the foregoing, Seller, the Merged Companies and Phoenix of Hendersonville shall use their reasonable efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with Seller, the Merged Companies and Phoenix of Hendersonville.

     (b) Notwithstanding Section 7.4(a), except as set forth in Schedule 7.4(B), except as expressly contemplated by this Agreement, or except with the express prior written consent of Buyer, none of the Seller, any of the Merged Companies or Phoenix of Hendersonville will:

          (i) Make any material change in Seller's or the Merged Companies' or Phoenix of Hendersonville's operations.

          (ii) Cease to operate the Business in substantial accordance with the FCC Licenses and applicable FCC requirements, Rules and Regulations.

          (iii) Apply to the FCC for any construction permit or modification of license which would alter the Business' present operation in any materially adverse manner.

          (iv) Transfer any of the Governmental Permits.

          (v) Make any capital expenditure or enter into any contract or commitment therefor in excess of Twenty-Five Thousand United States Dollars (US$25,000), except to the extent necessary to comply with Requirements of Law or the Governmental Permits with Buyer's prior written consent thereto.

          (vi) Enter into any contract, agreement, undertaking or commitment which would have been required to be set forth in Schedule 5.18(A) if in effect on the date hereof or enter into any contract, agreement, undertaking or commitment which cannot be assigned to Buyer or a permitted assignee of Buyer under Section 12.4.

          (vii) Enter into any contract for the purchase of real property or for the sale of any Owned Real Property or exercise any option to purchase real property listed in Schedule 5.11(A) or any option to extend a lease listed in Schedule 5.11(B).

          (viii) Sell, lease (as lessor), transfer or otherwise dispose of (including any transfers to any of their Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets or the Merged Companies or Phoenix of Hendersonville other than inventory and other immaterial amounts of personal property sold or otherwise disposed of in the ordinary course of business and other than Permitted Encumbrances.

          (ix) Cancel any debts owed to or claims held by them (including the settlement of any Action) other than in the ordinary course of business.

          (x) Create, incur, guarantee or assume, any indebtedness for borrowed money or enter into, as lessee, any capitalized lease obligation (as defined in Statement of Financial Accounting Standards No. 13).

          (xi) Accelerate or delay collection of any notes or accounts receivable generated by Seller, the Merged Companies or Phoenix of Hendersonville in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business.

          (xii) Accelerate or delay payment of any account payable or other liability (including but not limited to trade payables) of Seller, the Merged Companies or Phoenix of Hendersonville beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business, unless such acceleration or delay is necessary or desirable in light of the financial condition of the maker of the note or the account party and Buyer's prior written consent thereto has been obtained.

          (xiii) Make any payment of cash or distribution of assets to any Person other than pursuant to contracts and agreements relating to the Business that have been entered into in the ordinary course of business (other than distributions to provide funds for the payment of federal and state income tax liabilities of the members of DBBC resulting from the attribution to such members of the income of DBBC).

          (xiv) Make any change in the accounting policies applied in the preparation of the Seller Financial Statements, except as required by GAAP or with respect to the Agreed GAAP Exceptions.

          (xv) Make any changes in current wages, bonuses, benefits or other terms or conditions of employment outside the ordinary course of business.

          (xvi) In the case of the Merged Companies and Phoenix of Hendersonville, guaranty, agree to pay or otherwise become liable for any debts or obligations of the Seller.

          (xvii) Declare or pay any distributions other than distributions to provide funds for the payment of federal and state income tax liabilities of the members of DBBC resulting from the attribution to such members of the income of DBBC, which distributions are disclosed in writing to Buyer.

          (xviii) Agree to take any action specified in subsections (i) through
     (xvii) of this Section 7.4(b).

     7.5. Antitrust Law Compliance. Buyer and Seller shall each file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby, and Buyer shall bear the costs and expenses of their respective filings and shall pay their respective filing fees in connection therewith. Buyer and Seller shall use their respective reasonable best efforts to make such filings promptly (and in any event within ten (10) business days) following the date hereof, to respond to any requests for additional information made by either of such agencies and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date. Each party warrants that all such filings by it will be, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act and any rules and regulations promulgated thereunder. Buyer and Seller agree to make available to each other such information as any of them may reasonably request relative to the business, assets and property of each of them (or of the Merged Companies or Phoenix of Hendersonville) as may be required of any of them to file any additional information requested by the above-referenced federal agencies under the HSR Act and any rules and regulations promulgated thereunder.

     7.6.  FCC Consent and Control of Stations.

     (a) It is specifically understood and agreed by Buyer and Seller that the Closing shall be in all respects subject to, and conditioned upon, the receipt of prior FCC Consent. Buyer and Seller shall prepare and file with the FCC as soon as practicable but in no event later than ten (10) business days after the execution of this Agreement, all requisite applications and other necessary instruments and documents to request the FCC Consent. After the aforesaid applications, instruments and documents have been filed with the FCC, Buyer and Seller shall prosecute such applications with all reasonable diligence and take all steps reasonably necessary to obtain the requisite FCC Consent. No party hereto or the Merged Companies or Phoenix of Hendersonville shall take any action that such party knows or should know would adversely affect obtaining the FCC Consent, or adversely affect the FCC Consent becoming a Final Order. Buyer shall pay all FCC filing or transfer fees relating to the transactions contemplated hereby irrespective of whether the transactions contemplated by this Agreement are consummated and irrespective of whether such fees are assessed before or after the Closing; provided, that fifty percent (50%) of such filing or transfer fees shall be deemed to be Transaction Costs.

     (b) Between the date hereof and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operation of the Stations. Such operation, including complete control and supervision of all programs, employees and policies, shall be the sole responsibility of Seller, the Merged Companies and Phoenix of Hendersonville. Neither title nor right to possession of the Purchased Assets or the Merged Companies shall pass to Buyer until the Closing, but Buyer shall, however, be entitled to reasonable inspection of the Stations, the Business, the Merged Companies, Phoenix of Hendersonville and the Purchased Assets (upon reasonable prior notice) during normal business hours with the purpose that an uninterrupted and efficient transfer of the assets and business of the Stations may be accomplished. After the Closing, the Seller shall not have the right to control the Stations, and the Seller shall not have reversionary rights in the Stations.

     7.7. Other Governmental Approvals. Promptly following the execution of this Agreement, Buyer and Seller shall proceed to prepare and file with the appropriate governmental authorities any other requests for approvals or waivers, if any, that are required from other governmental authorities in connection with the Closing, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approvals or waivers and all proceedings necessary to secure such approvals and waivers.

     7.8. Environmental Audits. Within thirty (30) days of the execution of this Agreement, Buyer shall initiate a Phase 1 environmental study, which may include a review of compliance with Environmental Laws, and, within fifteen (15) days after the Phase I audit report is delivered to Buyer, if appropriate or necessary, a Phase 2 environmental audit of the Owned Real Property conducted by an environmental firm selected by Buyer (the "Environmental Audits"). A Phase 2 audit will only be deemed to be necessary or appropriate if, in Buyer's sole judgment, the Phase 1 audit reveals evidence of material non-compliance or a material breach of the representations and warranties set forth in Section 5.20, the scope of which cannot be assessed without conducting a Phase 2 audit. If either of the Environmental Audits reveals a condition of material non-compliance with any Environmental Law or a material breach of the representations and warranties set forth in Section 5.20, then (i) if such remedy is capable of completion prior to Closing, Seller shall remedy the condition of material non-compliance or material breach of representations and warranties prior to Closing, or (ii) if such remedy is not capable of completion prior to Closing, Seller shall provide to Buyer an agreement reasonably acceptable to Buyer among Buyer, Seller and a third party contractor approved by Buyer, which agreement provides for the completion of the remedy at Seller's expense within a reasonable time after Closing and for the payment by Seller of any penalties required by any Governmental Bodies. Notwithstanding anything in this Section 7.8 to the contrary, if the cost of such remedy exceeds Twenty-Five Thousand United States Dollars (US$25,000), then Seller may decline to undertake the remedy, in which case Buyer shall have the unrestricted right to terminate this Agreement immediately, and, in the event of such termination, no party shall have any liability to any other party under this Agreement. If Buyer elects to terminate this Agreement as provided in the preceding sentence, then Buyer shall have no obligation to reimburse Seller as contemplated in Section 8.3.

     7.9. Shareholder Meeting; SEC Filings. Buyer shall duly call and hold a meeting of its shareholders (the "Buyer Shareholders Meeting") as soon as reasonably practicable for the purpose of approving the payment of the Purchase Price, including the issuance of the shares of Cumulus Common Stock pursuant to
Article 3 and the transactions contemplated by this Agreement. Buyer shall include in the proxy statement issued to its shareholders (the "Buyer Proxy Statement") the recommendation of the Special Committee of its Board of Directors that its shareholders vote in favor of the issuance of the Cumulus Common Stock as consideration for the Purchase Price, subject to the duties of the Special Committee of the Board of Directors of the Buyer to make any further disclosure to the shareholders (which shall not, unless expressly stated, constitute a withdrawal or adverse modification of such recommendation). Buyer shall give Seller a reasonable opportunity to review and comment on the Buyer Proxy Statement before it is filed with the Securities and Exchange Commission ("SEC"). In connection with such meeting and the transactions contemplated hereunder, Buyer will (i) prepare and file with the SEC, use reasonable efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as is practical the Buyer Proxy Statement and any and all amendments or supplements thereto and all other materials appropriate for such meeting; (ii) use its reasonable best efforts to obtain the necessary shareholders vote to approve the transactions contemplated hereby; and (iii) otherwise comply with all legal requirements applicable to such meeting.

                                   ARTICLE 8

                             CONDITIONS TO CLOSING

     8.1. Conditions to the Obligations of Buyer. The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     (a) No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Seller in the performance of any of its covenants and agreements herein which shall not have been remedied or cured; each of the representations and warranties of Seller contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer, provided, that for this purpose all qualifications and exceptions contained in such representations and warranties relating to materiality or any similar standards or qualifications shall be disregarded, provided, further, however, that notwithstanding the foregoing, this condition shall be deemed to be satisfied if all breaches of such representation and warranties, without giving effect to such qualifications and exceptions relating to materiality or any similar standards or qualifications, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Seller by a Manager of Seller.

     (b) Opinion of Seller's Counsel. The Buyer shall have received from DSMO, counsel to Seller, an opinion in form and substance reasonably acceptable to Buyer.

     (c) No Material Adverse Effect. Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed by Seller.

     (d) Necessary Consents. Seller shall have received consents, in form and substance reasonably satisfactory to Buyer, to the assignments of the Business Agreements specified in Schedule 8.1(D) (being all material Business Agreements which require the consent of any person to the assignment thereof).

     (e) Absence of Investigations and Proceedings. Except for governmental investigations relating to the broadcast industry generally, or as set forth on
Schedule 8.1(E), there shall be no Action or investigation pending before any Governmental Body or by any Person, and no proceeding before or by any commission, agency or other administrative or regulatory body or authority pending to which Seller, the Merged Companies or Phoenix of Hendersonville are a party or to which the Business or the Purchased Assets are subject, including any with respect to condemnation, zoning, use or occupancy, whose resolution would have a Material Adverse Effect on the ability of Buyer to operate the Business or to use or acquire the Purchased Assets, the Merged Companies or Phoenix of Hendersonville in the same manner as operated and used by Seller, the Merged Companies or Phoenix of Hendersonville or as currently proposed to be used by Seller, the Merged Companies or Phoenix of Hendersonville. Without limiting the generality of the foregoing, no Action or proceeding or formal investigation by any Person or Governmental Agency shall be pending with the object of challenging or preventing the Closing and no other proceedings shall be pending with such object or to collect damages from Buyer on account thereof and for which Buyer is not indemnified hereunder. No Action or proceeding shall be pending before the FCC or any governmental authority to revoke, modify in any material respect or refuse to renew any of the Governmental Permits. No suit, action or other proceeding shall be pending before any court or governmental authority in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby.

     (f) No Restraint. The waiting period under the HSR Act shall have expired or been terminated and no Court Order shall have been issued and be in effect which restrains or prohibits any material transaction contemplated hereby.

     (g) Instruments of Assignment, Transfer and Conveyance. Seller shall have executed and delivered to Buyer the Bill of Sale and Assignment Agreement in form and substance reasonably acceptable to Buyer and Seller and such other Closing documents as shall have been reasonably requested by Buyer, all in form and substance reasonably acceptable to Buyer's counsel.

     (h) Real Property. Seller shall have delivered to Buyer the documents specified in Section 4.2(r)-(w).

     (i) No Amendment to Disclosure Schedules. There shall have been no amendment to the Schedules delivered to Buyer by Seller as of the date of this Agreement, except as permitted by Section 12.3.

     (j) Governmental Consents. The FCC Consent shall have been issued, and shall, at Closing, be a Final Order and in full force and effect and shall contain no provision materially adverse to Buyer. All other authorizations, consents and approvals of any and all Governmental Bodies necessary in connection with the consummation of the transactions contemplated by this Agreement specified in Schedule 8.1(J) (being those which Buyer is required by applicable law or regulation to operate the Business) shall have been obtained and be in full force and effect, unless Buyer in writing agrees otherwise.

     (k) Governmental Permits. Seller, the Merged Companies or Phoenix of Hendersonville shall be the holders of the Governmental Permits and there shall not have been any modification of any of such Governmental Permits which would have an adverse effect on the Stations or the conduct of the Business. The Business shall be operating in substantial compliance with the FCC Licenses and all FCC requirements, rules and regulations and no proceeding shall be pending or, to Seller's Knowledge, threatened, the effect of which would be to revoke, cancel, fail to renew, suspend or modify adversely any of the Governmental Permits.

     (l) Fairness Opinion. The Board of Directors of Buyer shall have received an unqualified opinion of Houlihan Lokey Howard & Zukin, in form and substance acceptable to the Special Committee of the Board of Directors of the Buyer, in its sole discretion, to the effect that the transactions contemplated by this Agreement are fair to the shareholders of Buyer (i) as of the signing date of this Agreement and (ii) as of a date not earlier than sixty (60) days prior to the Closing of the transactions contemplated hereby.

     (m) Financing. Buyer shall have obtained the necessary financing to complete the transactions contemplated by this Agreement on terms and conditions satisfactory to Buyer in its sole discretion.

     (n) Shareholder Approval. The shareholders of Buyer shall have approved the transactions contemplated by this Agreement.

     (o) Merger Opinion. Buyer shall have received the opinion of Jones, Day, Reavis & Pogue.

     (p) Environmental Audits. Pursuant to Section 7.8 hereof, Seller shall have corrected any material non-compliance with any Environmental Law and any material breaches of the Environmental Matters representations and warranties set forth in Section 5.20.

     Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that at the Closing Seller delivers to Buyer a written notice specifying in reasonable detail the failure of any such conditions or the breach by Seller of any of the representations or warranties of Seller herein, and nevertheless Buyer proceeds with the Closing, Buyer shall be deemed to have waived for all purposes any rights or remedies it may have against Seller by reason of the failure of any such conditions or the breach of any such representations or warranties to the extent described in such notice.

     8.2. Conditions to the Obligations of Seller. The obligations of Seller shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     (a) No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein which shall not have been remedied or cured; each of the representations and warranties of Buyer contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller, provided, that for this purpose all qualifications and exceptions contained in such representations and warranties relating to materiality or any similar standards or qualifications shall be disregarded, provided, further, however, that notwithstanding the foregoing, this condition shall be deemed to be satisfied if all breaches of such representation and warranties, without giving effect to such qualifications and exceptions relating to materiality or any similar standards or qualifications, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed on behalf of Buyer by the President or any Vice President of Buyer.

     (b) No Suit. No Action or investigation shall be pending before or by any Governmental Body or by any Person questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

     (c) No Restraint. The waiting period under the HSR Act shall have expired or been terminated, and no Court Order shall have been issued and be in effect which restrains or prohibits any material transaction contemplated hereby.

     (d) Assumption Agreement. Buyer shall have executed and delivered to Seller the Assumption Agreement in the form of Exhibit A hereto.

     (e) Governmental Consents. The FCC Consent shall have been issued, and shall, at Closing be in full force and effect and shall contain no provision materially adverse to Seller. All other authorizations, consents and approvals of any and all Governmental Bodies necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect, unless Seller in writing agrees otherwise.

     (f) No Buyer Material Adverse Effect. Between the date hereof and the Closing Date, there shall have been no material adverse effect on the value of the Cumulus Common Stock as a whole (other than by reason of one or more events, circumstances, changes, developments, impairments or conditions (political, regulatory or otherwise) that adversely affect the radio broadcasting industry generally or any change in a Requirement of Law or accounting principles; and there shall have been delivered a certificate to such effect, dated the Closing Date, signed by Buyer.

     (g) Shareholder Approval. The shareholders of Buyer shall have approved the transactions contemplated by this Agreement.

     (h) Merger Opinion.  Seller shall have received the opinion of DSMO.

     Notwithstanding the failure of any one or more of the foregoing conditions, Seller may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that at the Closing Buyer delivers to Seller a written notice specifying in reasonable detail the failure of any of such conditions or the breach by Buyer of any of the representations or warranties of Buyer herein, and nevertheless Seller proceeds with the Closing, Seller shall be deemed to have waived for all purposes any rights or remedies it may have against Buyer by reason of the failure of any such conditions or the breach of any such representations or warranties to the extent described in such notice.

     8.3.  Reimbursement of Expenses.  If all of the conditions set forth in
Section 8.1 have been satisfied, and Buyer fails to consummate the transactions contemplated by this Agreement in breach hereof, then Buyer shall promptly reimburse Seller for all of the expenses actually incurred by Seller in connection with the transactions contemplated by this Agreement; provided, however, that this reimbursement shall not exceed Two Hundred Fifty Thousand United States Dollars (US$250,000). DBBC will provide reasonable documentation of such expenses and will afford Buyer the opportunity to verify and confirm such expenses.

                                   ARTICLE 9

                      ADDITIONAL AGREEMENT OF THE PARTIES

     9.1.  Conveyance and Transfer of Owned Real Property.

     (a) Not less than fifteen (15) days prior to Closing, Seller shall deliver to Buyer surveys (the "Surveys") of the Owned Real Property made by a registered land surveyor bearing a certificate addressed to Buyer and Buyer's title insurance company, signed by the surveyor, certifying that the survey was actually made on the ground and that there are no Encumbrances reasonably capable of being shown on a physical survey except as shown on the surveys, and complying with the 1990 minimum detail requirements for ALTA/ACSM Land Title Surveys, or a lesser standard provided that Buyer's title insurance company accepts the Surveys for purposes of deleting any title exception for Survey matters.

     (b) At the Closing, Seller shall deliver a special warranty deed to the Owned Real Property in form reasonably acceptable to Buyer and its counsel with good and marketable title, free and clear of all mortgages, liens, charges or other Owned Real Property Encumbrances except for Permitted Encumbrances and such other matters that do not materially adversely affect the use and operation of the Owned Real Property.

     (c) At the Closing, Seller shall deliver to Buyer a standard 1992 Form B ALTA fee owner's title insurance policy insuring title to the parcel of the Owned Real Property in the name of Buyer evidencing that Buyer has good and marketable title, free and clear of all Encumbrances except for Owned Real Property Permitted Encumbrances, in the amount of US$500,000, to be issued by Chicago Title Insurance Company or another reputable title insurance company qualified to conduct title insurance business in Tennessee and acceptable to Buyer, covering fee simple title to the Owned Real Property and showing title in Buyer, containing a zoning 3.1 endorsement, an extended coverage endorsement, an access endorsement and a tax parcel identification endorsement.

     (d) If the title policy or policies contemplated by Section 9.1(c) hereof cannot be issued at Closing, DBBC shall cause to be delivered to Buyer at Closing a marked-up unconditional binder(s) for such insurance dated as of the Closing Date, in a form approved by Buyer and otherwise in accordance with the conditions described hereinabove.

     (e) Buyer shall pay all premiums and other expenses relating to the Surveys and title insurance policies and/or commitments contemplated by this Section 9.1, including, without limitation, the title insurance premiums and all charges for endorsements.

     (f) At the Closing, Buyer shall pay all transfer taxes applicable to the conveyance of the Owned Real Property.

     9.2.  Taxes.

     (a) Buyer shall prepare and file or cause to be prepared and filed all Tax Returns for the Merged Companies and their subsidiaries for all periods ending on or prior to the Closing Date which are due after the Closing Date. Buyer shall permit Seller to review and approve such Tax Returns prior to their filing, which approval shall not be unreasonably withheld. Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) reported on such Tax Returns, and shall reimburse Buyer for such Taxes, except to the extent such Taxes are reflected as a liability or accrued on the Final Balance Sheet. With respect to any Straddle Period, Buyer shall prepare and file or cause to be prepared and filed any Tax Returns for the Merged Companies and their subsidiaries. Buyer shall permit Seller to review and approve such Tax Returns prior to their filing, which approval shall not be unreasonably withheld. Buyer shall be liable for and shall pay (i) all Taxes reflected as a liability on the Final Balance Sheet; and (ii) all Taxes (whether assessed or unassessed) applicable to the operation of the Business, in each case attributable to periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning immediately after the Closing. For purposes of this Section 9.2(a), any Straddle Period shall be treated on a "closing of the books" basis as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date, provided, however, that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

     (b) Notwithstanding Section 9.2(a), any Tax attributable to the sale, transfer or delivery of the Purchased Assets or the Merged Companies (but in no event including any income Tax) shall be borne and paid by Buyer. Buyer and Seller agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

     (c) Seller or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 9.2. Within a reasonable time prior to the payment of any said Tax, the party paying said Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

     (d) Buyer shall promptly notify Seller in writing upon receipt by Buyer or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which may materially affect the Tax liabilities for which Seller would be required to indemnify Buyer pursuant to paragraph (a) of this Section 9.2. Seller shall have the sole right to control any Tax audit or administrative or court proceeding relating to taxable periods ending at the time of or before the Closing, and to employ counsel of its choice at its sole expense. In the case of any Straddle Period, Seller shall be entitled to participate at its sole expense in any Tax audit or administrative or court proceeding relating in whole or in part to Taxes attributable to the portion of such Straddle Period ending at the time of the Closing and, with the written consent of Buyer, and at Seller's sole expense, may assume the entire control of such audit or proceeding. Neither Buyer nor any of its Affiliates may settle any Tax claim for any taxable year or period ending at or before the time of the Closing (or for the portion of any taxable year or period ending on the Closing) which may be the subject of indemnification by Seller under

Section 9.2(a) without the prior written consent of the Seller, which consent shall not be unreasonably withheld.

     (e) After the Closing, Seller and Buyer shall (and cause their respective Affiliates to):

          (i) Make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes relating to the Business, the Purchased Assets or the Merged Companies.

          (ii) Provide timely notices to the other in writing of any pending or threatened Tax audits or assessments relating to the Business, the Purchased Assets or the Merged Companies for taxable periods for which the other may have a liability under this Section 9.2.

          (iii) Furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

     9.3.  Business Employees and Employee Benefit Plans.

     (a) Prior to Closing, Seller will provide Buyer a list of all employees employed by DBBC, the Merged Companies or Phoenix of Hendersonville ("Business Employees") as of a date not more than sixty-five (65) business days before the Closing. DBBC shall also provide Buyer reasonable access to its personnel records for Business Employees. After notification of the FCC Consent and as of the Closing Date, Seller will terminate, and Buyer will offer at-will employment to the Business Employees employed by Seller upon terms and conditions of employment that are no less favorable in the aggregate to the terms of such employees' employment by Seller before Closing. Seller shall allow Buyer reasonable access to Business Employees for purposes of extending offers of employment.

     (b) Seller will bear the cost and expense of all workers' compensation claims asserted and arising out of any injury sustained by Business Employees on or before the Closing Date.

     (c) Seller shall be responsible for, and shall indemnify and hold Buyer harmless from, the payment of any severance pay or unemployment compensation, or other claims made by any Business Employee who is terminated by Seller before Closing and who does not accept employment with Buyer.

     (d) Seller, the Merged Companies and Phoenix of Hendersonville shall be responsible for, and shall indemnify and hold Buyer harmless from, any and all Losses and Expenses relating to claims asserted by any Business Employees under the WARN Act and any similar state or local law, rule, regulation or order respecting notice of termination with respect to employment actions taken by Seller after the Closing Date.

     (e) Except as provided otherwise in Section 9.3(f) and Section 9.3(g) effective as of Closing, Buyer shall not assume the sponsorship of any of Seller's or the Merged Companies' or Phoenix of Hendersonville's Employee Plans under which benefits are provided to Business Employees. Prior to Closing, Seller shall terminate any and all Pension Plans covering employees or former employees of Seller. Within sixty (60) days after the Closing Date, Seller shall file with the IRS, at Seller's expense, an application for determination upon termination of each Pension Plan under this subsection. Upon receipt of a favorable determination from the IRS with respect to such termination, Seller shall cause, at the election of a transferred employee, the direct rollover of such transferred employee's benefit under the Pension Plan terminated to an eligible retirement plan of Buyer. Seller shall use commercially reasonable efforts to secure such favorable determination by the IRS within two hundred seventy (270) days after the Closing Date.

     (f) Except as expressly provided in this Section 9.3(f), Seller shall retain all responsibility and liability for any health care continuation coverage required to be provided under Section 4980 of the Code and Part 6 of Subtitle B of Title I of ERISA ("COBRA Obligations") to Business Employees (and their spouses and dependents) terminated by Seller prior to the Closing Date. Notwithstanding the preceding sentence, Buyer shall assume all liability and responsibility for any COBRA Obligations to any Business Employee who accepts employment with Buyer as of the Closing Date and whose employment is terminated by Buyer after the Closing Date. Seller agrees to indemnify and hold Buyer harmless as to any and all Losses and Expenses that may be incurred by Buyer as a consequence of the failure of Seller, the Merged Companies or Phoenix of Hendersonville to fulfill their COBRA Obligations arising prior to the Closing Date with respect to any Business Employee or former employee of Seller, the Merged Companies or Phoenix of Hendersonville or any qualified beneficiary of any such employee (as defined in Section 4980B(g)(1) of the Code).

     (g) Effective as of the Closing Date, each Business Employee who accepts Buyer's offer of employment as of the Closing Date shall be eligible to participate in the various employee benefit plans maintained by or on behalf of Buyer including any retirement, health, disability, dental and life insurance plans, subject to the terms and conditions of each applicable plan. With respect to such plans, Buyer shall (i) waive any waiting period for Business Employees and their dependents, and (ii) waive any pre-existing condition exclusion or limitation for Business Employees and their dependents except to the extent that such exclusion or limitation applied to such individual under the Employee Plans of Seller and members of Seller's Controlled Group immediately prior to the Closing; provided, that notwithstanding such exclusions or limitations, solely for the purpose of eligibility and vesting and not for accruals of benefits, Business Employees shall be credited with time elapsed and/or hours of service under the Employee Plans of Seller. Seller shall retain all liability with respect to any and all medical, dental, or disability claims and expenses due to the illness or injury of any Business Employees terminated prior to the Closing Date which illness or injury occurs prior to the Closing Date; provided, however, that Buyer shall assume liability with respect to such claims and expenses for which proper accruals or reserves are included in the Final Balance Sheet, but any such liability shall be limited to the extent of such accruals or reserves. Claims for long-term disability benefits by Business Employees arising out of occurrences prior to the Closing Date shall be covered by the applicable Employee Plans of Seller and members of Seller's Controlled Group in accordance with the terms of such Plans, and not by Buyer or any of Buyer's plans. Neither Buyer nor any member of its Controlled Group shall be liable for payment of any disability benefit due to disabled employees of Seller (such employees listed in Schedule 9.3(G)) who, prior to the Closing Date, are in the waiting or qualifying period for disability benefits. After the Closing, Seller shall be responsible for disability benefits payable to such employees under the applicable disability plan maintained or sponsored by Seller.

     9.4. Post-Closing Remittances. If, after the Closing Date, Seller shall receive any remittance from any account debtors with respect to any accounts or notes receivable included in the Purchased Assets, Seller shall endorse such remittance to the order of Buyer and forward it to Buyer promptly following receipt thereof.

     9.5. Insurance After Closing. After the Closing, Buyer will maintain insurance coverage against risk arising from its operation of the Business, which coverage is substantially similar to the coverage maintained by Buyer with respect to its other assets and operations.

     9.6. Financial, Sales and FCC Reports. Within thirty (30) days after the end of each month ending after the date hereof, Seller will furnish Buyer with a copy of Seller's operating statements (updated from, and substantially in, the form of operating statement attached hereto as Schedule 9.6), together with any monthly sales, collection or pacing reports, and will furnish to Buyer within ten (10) days after filing all reports filed with the FCC with respect to the Business or the Merged Companies after the date hereof. Seller will furnish to Buyer within five (5) business days of receipt copies of any correspondence, Actions, filings, or complaints filed by any Person with, or received from, the FCC. All of the foregoing financial statements shall comply with the requirements concerning financial statements set forth in Section 5.6. In addition, Seller will furnish upon request Buyer with copies of regular management reports, if any, concerning the operation of the Business or the Merged Companies within ten (10) days after such reports are prepared. The operating statements and other reports required by this Section 9.6 include all assets, liabilities, income, expense and cash flow related to the Business, the Merged Companies and Phoenix of Hendersonville.

     9.7. Public Announcement. Seller will cause each Station to publish and broadcast a public notice concerning the filing of the application for assignment of the Governmental Permits in accordance with the requirements of the FCC's Rules. As to any other announcements, no party hereto shall issue any press release or public announcement or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without the prior approval of the other parties hereto which shall not be unreasonably withheld except as and to the extent that such party shall be obligated by law, rule or regulation, in which case the other party shall be so advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

     9.8. Fees of Buyer's Counsel. Buyer shall pay all fees and expenses then owed to Gardner, Carton & Douglas by Buyer in connection with the transactions contemplated by this Agreement immediately prior to Closing by wire transfer in immediately available funds. In no event shall Seller be responsible for any such fees or expenses. Buyer and Seller agree that for the purposes of this
Section 9.8, Gardner, Carton & Douglas shall be considered to be a third party beneficiary to this Agreement, notwithstanding Section 12.4(b). In no event will Seller be liable for the fees of Buyer's counsel.

                                   ARTICLE 10

                                  TERMINATION

     10.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

     (a) By the mutual consent of Buyer and Seller.

     (b) By Buyer or Seller if the Closing shall not have occurred on or before December 31, 2002 (or such later date as may be mutually agreed to by Buyer and Seller).

     (c) By Buyer or Seller if a Final Order (unless waived by Buyer) shall not have been issued on or before December 31, 2002.

     (d) By Buyer in the event of any material breach by the Seller of its agreements, representations or warranties contained herein and the failure of Seller to cure such breach within fourteen (14) days after receipt of notice from Buyer requesting such breach to be cured.

     (e) By Seller in the event of any material breach by Buyer of any of Buyer's agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within fourteen (14) days after receipt of notice from Seller requesting such breach to be cured.

     (f) By Buyer or Seller if any court shall have issued a Court Order or if any Governmental Body shall have issued a decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

     10.2. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 10.1 shall give written notice of such termination to the other parties to this Agreement.

     10.3. Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article 10, all further obligations of the parties under this Agreement (other than Sections 12.2, and 12.7) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

                                   ARTICLE 11

                                INDEMNIFICATION

     11.1.  Indemnification by Seller.

     (a) Notwithstanding any investigation made by or on behalf of Buyer, Seller agrees to indemnify and hold each Buyer Group Member harmless from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

          (i) Any breach or failure by Seller of any of its respective covenants, agreements or obligations arising under this Agreement or any Seller Ancillary Agreement.

          (ii) Any breach of any warranty or the inaccuracy of any representation of Seller contained or referred to in this Agreement or any certificate delivered by or on behalf of Seller pursuant hereto.

          (iii) Any Excluded Liability.

          (iv) Seller's ownership, use or operation of the Business prior to the Closing Date.

          (v) The operation of DBBC, the Merged Companies or Phoenix of Hendersonville prior to the Closing Date pertaining but not limited to, compliance with any Requirements of Law, Environmental Laws, Governmental Permits, Tax Returns, ownership, occupation, possession and use of any real property or Employee Plans.

     (b) Notwithstanding anything to the contrary contained herein:

          (i) Seller shall be required to indemnify and hold Buyer harmless for any claims asserted solely pursuant to clauses (i) and (ii) of Section 11.1(a) with respect to any Losses and Expenses incurred by a Buyer Group Member only to the extent that the aggregate amount of such Claim exceeds Two Hundred and Fifty Thousand United States Dollars (US$250,000); and

          (ii) The aggregate amount required to be paid by Seller pursuant to clauses (i) and (ii) of Section 11.1(a) shall not exceed the amount represented by the Indemnity Obligation Escrowed Shares (except to the extent the indemnification obligation is based on Seller's intentional fraud).

     (c) The indemnification provided for in this Section 11.1 shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Buyer Group Member under this Section 11.1 thereafter), except that the indemnification by Seller shall continue as to any event, fact or circumstance of which any Buyer Group Member has notified Seller in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, with respect to which the indemnification obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this Article 11, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses in accordance with this Article 11.

     11.2.  Indemnification by Buyer.

     (a) Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

          (i) Any breach or failure by Buyer of any of its covenants, agreements, or obligations arising under this Agreement or any Buyer Ancillary Agreement.

          (ii) Any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto.

          (iii) Buyer's ownership, use or operation of the Business after the Closing Date.

          (iv) Any Assumed Liability or Assumed Commitment.

     (b) Notwithstanding anything to the contrary contained herein:

          (i) Buyer shall be required to indemnify and hold Seller harmless for any claims asserted solely pursuant to clauses (i) and (ii) of Section 11.2(a) with respect to any Losses and Expenses incurred by a Seller Group Member only to the extent that the aggregate amount of such Claim exceeds Two Hundred and Fifty Thousand United States Dollars (US$250,000); and

          (ii) The aggregate amount required to be paid by Buyer pursuant to clauses (i) and (ii) of Section 11.2(a) shall not exceed Five Million United States Dollars (US$5,000,000).

     (c) The indemnification provided for in this Section 11.2 shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Seller Group member under this Section 11.2 thereafter), except that the indemnification by Buyer shall continue as to any event, fact or circumstance of which any Seller Group Member has notified Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, with respect to which the indemnification obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article 11, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Losses and Expense in accordance with this Article 11.

     11.3. Notice of Claims. Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the "Indemnified Party") shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder ("Claim") and shall include in such Claim Notice (if then known) each item of actual or prospective Loss (including the amount thereof if reasonably ascertainable), the date on which such Loss is or will be incurred (if reasonably ascertainable), the amount or the method of computation of the amount of each such Loss, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any Action by or against a third Person as to which indemnification will be sought shall be given within fourteen
(14) days after the Indemnified Party receives summons, process, or other notice of such Action.

     11.4. Third Person Claims. In any third Person Action against the Indemnified Party as to which indemnification will be sought from the Indemnitor hereunder, the Indemnitor may elect, but shall not be required, to conduct and control, through counsel of its choosing, the defense of any such third Person Action only if the Indemnitor has, within fourteen (14) days after Indemnitor's receipt of the Claim Notice, agreed in writing to undertake such defense at its expense. If the Indemnitor so assumes the defense and subsequently determines in good faith that the Claim is not subject to indemnification hereunder, the Indemnitor may withdraw from the defense of the Indemnified Party, provided that the Indemnitor shall, at Indemnitor's expense, take all actions reasonably necessary (and shall instruct its counsel to take all actions reasonably necessary) to transition the defense of the matter to other counsel, and provided further, that the Indemnitor shall have no claim against the Indemnified Party for recovery of fees, costs and expenses incurred prior thereto. In any case in which the Indemnitor elects to exercise its option hereunder, the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has elected to conduct and control the defense thereof. The Indemnitor shall not, without the written consent of the Indemnified Party which consent will not be unreasonably withheld or delayed, pay, compromise or settle any such third Person Action; provided, that the Indemnified Party shall be obligated to provide its consent if such compromise or settlement includes a release for the Indemnified Party of all liability with respect to the matter being compromised or settled, a reimbursement of the Indemnified Party's Losses and Expenses incurred in connection with the Third Party Action, and a provision that denies any liability for the claim asserted in the Third Party Action. Notwithstanding anything to the contrary contained herein, the failure of the

Indemnitor to agree in writing as provided pursuant to the first sentence of this Section 11.4 shall not affect the Indemnified Party's rights against such Indemnitor hereunder.

     11.5. Indemnification Funds. The Indemnity Obligation Escrowed Shares shall constitute the sole source of assets for satisfaction of any liabilities of DBBC arising under this Article 11 (other than indemnity obligations arising out of intentional fraud). Any Claim by Buyer shall be increased by an amount equal to the reasonable costs of registering and liquidating the Indemnity Obligation Escrowed Shares necessary to satisfy the Claim, irrespective of when or if such registration is undertaken.

     11.6. Exclusive Remedy. The indemnification provided by this Article 11 constitutes the parties' exclusive remedies for any and all post-Closing matters with respect to the transactions contemplated by this Agreement; provided, that this Article shall not prohibit any causes of action that may exist for fraud or the remedies of specific performance or declaratory relief; and provided further, that any monetary or other claims joined with a claim for specific performance, rescission or declaratory relief shall be subject to all of the terms, conditions and limitations contained in this Agreement.

     11.7. Subrogation. To the extent that an Indemnitor has discharged any Claim for indemnification hereunder, the Indemnitor shall be subrogated to all rights of the Indemnified Party against any Person to the extent of the Losses and Expenses that relate to such Claim; provided, however, the Indemnitor shall not be subrogated to any claim against any Person who would have recourse therefor against the Indemnified Party. The Indemnified Party shall, upon written request by the Indemnitor following the discharge of such claim, execute an instrument necessary to evidence such subrogation rights.

     11.8.  Adjustment to the Purchase Price.  Any payment made pursuant to this
Article 11 shall be net of any cash tax benefit attributed to the Losses and Expenses that have actually been realized by the Indemnified Party and shall be treated as an adjustment to the Purchase Price.

                                   ARTICLE 12

                               GENERAL PROVISIONS

     12.1. Notices. Any notice, request, instruction or other document to be given hereunder shall be in writing and (a) delivered personally; (b) sent by reputable overnight courier (including Federal Express); or (c) transmitted by facsimile, according to the instructions set forth below. Such notices shall be sent to the following addresses and/or facsimile numbers and shall be deemed given: (x) if delivered personally, at the time delivered; or (y) if transmitted by facsimile, at the time when receipt is confirmed by the sending facsimile machine.

     If to Buyer, MJI or PBI, to:

     Cumulus Media Inc.
     3235 Piedmont Road
     Building 14, Floor 4
     Atlanta, Georgia 30305
     Attention: President
     Phone: 404-949-0700
     Facsimile: 404-443-0742

     with a copy to:

    Prior to December 31, 2002:                   From January 1, 2003
    Gardner, Carton & Douglas                     Gardner, Carton & Douglas
    321 North Clark Street, Suite 3300            191 N. Wacker Drive, Suite 3700
    Chicago, Illinois 60610                       Chicago, Illinois 60601
    Attention: Mr. Robert J. Wilczek              Attention: Mr. Robert J. Wilczek
    Phone: 312-245-8424                           Phone: 312-245-8424
    Facsimile: 312-644-3381                       Facsimile: 312-644-3381

     Jones, Day, Reavis & Pogue
     3500 Sun Trust Plaza
     303 Peachtree Street
     Atlanta, Georgia 30308-3242
     Attention: John E. Zamer
     Phone: 404-521-3939
     Facsimile: 404-581-8330

     If to Seller, Phoenix, or Mt. Juliet, to:

     DBBC, L.L.C.
     10 Music Circle East
     Nashville, Tennessee 37203
     Attention: Lewis W. Dickey, Jr.
     Phone: 615-321-1067
     Facsimile: 615-321-5808

     with a copy to:

     Dickstein, Shapiro, Morin & Oshinsky, LLP
     2101 L Street, N.W.
     Washington, DC 20037-1526
     Attention: Mr. Lewis J. Paper
     Phone: 202-828-2265
     Facsimile: 202-887-0689

or to such other address as such party may indicate by a notice delivered to the other parties hereto in accordance with the provisions of this Section 12.1.

     12.2. Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding any of the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents ("Confidential Information"), and, in the event the transactions contemplated hereby shall not be consummated, each party will return to such other parties all copies of Confidential Information which have been furnished in connection therewith. Confidential Information shall not be communicated to any third Person (other than the parties' respective counsel, accountants, financial advisors, or environmental consultants). No party shall use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating the proposed transaction. Notwithstanding the foregoing, after the Closing, Buyer may use or disclose any Confidential Information related to Seller, the Merged Companies or Phoenix of Hendersonville. The obligation of each party to treat Confidential Information in confidence shall not apply to any Confidential Information which (i) is or becomes available to such party from a source other than such party, so long as such source is not under any obligation to treat the Confidential Information confidentially, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems disclosure necessary to obtain any of the consents or approvals contemplated hereby.

     12.3. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents and agreements delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior written or oral agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto. Notwithstanding the foregoing, until ten (10) days prior to the Closing Date, Seller may amend the Disclosure Schedules attached hereto to reflect only changes and developments arising after the date hereof that, individually or in the aggregate, do not or will not reasonably be expected to adversely affect the value to Buyer of the Business or results of operations of the Business in any material manner.

     12.4.  Successors and Assigns.

     (a) The rights of the parties under this Agreement shall not be assignable without the written consent of the other parties, except that some or all of the rights of Buyer under this Agreement may be assigned, without the consent of the Seller, to any Affiliate of Buyer, provided that (i) the assignee shall assume in writing all of Buyer's obligations to Seller hereunder, and (ii) Buyer shall not be released from any of its obligations hereunder by reason of such assignment, but shall continue to be obligated hereunder jointly and severally with the assignee.

     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger (including successive mergers) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than Gardner, Carton & Douglas, Counsel to Buyer, pursuant to Section 9.8, and the parties and successors and assigns permitted by this Section 12.4 any right, remedy or claim under or by reason of this Agreement.

     12.5.  Interpretation.

     (a) Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth herein.

     (b) This Agreement and the Schedules and Exhibits hereto have been mutually prepared, negotiated and drafted by each of the parties hereto and thereto. The parties agree that the terms of this Agreement shall be construed and interpreted against each party in the same manner and that no such provisions shall be construed or interpreted more strictly against one party on the assumption that an instrument is to be construed more strictly against the party which drafted the agreement.

     12.6. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, only pursuant to a written action by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     12.7. Expenses. Subject to the provisions of Article 10, in the event that the transactions provided for in this Agreement are not consummated, each party hereto will pay its own costs and expenses incident to the negotiation, preparation and performance of this Agreement, including the fees, expenses and disbursements of its counsel, financial advisors, and accountants, with the exception set forth in Section 8.3. Any license, transfer or other fees required to be paid to any Person to transfer to Buyer the right to use, operate or enjoy the Business, the Purchased Assets or the Merged Companies in the manner currently used by Seller, the Merged Companies or Phoenix of Hendersonville shall be borne by Buyer. Any fees assessed by the FCC in connection with the filings contemplated hereby shall be paid by Buyer.

     12.8. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

     12.9. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.

     12.10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to any choice of law provisions which may direct the application of the laws of another jurisdiction.

     12.11. Submission to Jurisdiction; Specific Performance. The Seller and Buyer hereby: (a) agree that any Action arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby shall be filed and shall proceed exclusively in the United States District Court for the Northern District of Georgia; (b) irrevocably consent to jurisdiction in such courts; and (c) waive any and all objections to jurisdiction in such courts that they may have under the federal or state laws of the United States. Seller agrees that, if Seller refuses to close the transactions contemplated by this Agreement in breach of this Agreement, in addition to any other remedies available to Buyer, Buyer shall be entitled to specific performance of this Agreement.

     12.12. Further Assurances. On the Closing Date, Seller shall (i) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of Seller in, to or under any or all of the Purchased Assets and the Merged Companies, and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Purchased Assets, the Merged Companies and Phoenix of Hendersonville. From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, the Merged Companies and Phoenix of Hendersonville, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets which cannot be transferred or assigned effectively without the consent of third Persons which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third Person thereto would constitute a breach thereof.

     12.13. Access to Records after Closing. For a period of five (5) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of Seller transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of Seller prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice, during the Stations' normal business hours and shall not constitute Seller exercising control over the Stations under FCC rules, regulations or guidelines. The Seller shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 12.13. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such five (5) year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select. At the expiration of such five (5) year period, Seller shall have a reasonable opportunity, at Seller's expense, to segregate and copy such books and records as it may elect.

     12.14. Survival of Covenants and Agreements. Notwithstanding anything to the contrary contained herein, the obligations of the parties under Sections 9.2, 9.3(b), (c), (d), (f), (g), 9.4, 11, 12.4, 12.7, 12.12 and 12.13 shall survive the Closing.

     12.15. Actions of Buyer. Any actions required or capable of being taken by Buyer with respect hereto may only be taken by action of, or upon the authorization of, the Special Committee of the Board of Directors of Buyer created by the resolution of the Board of Directors of Buyer dated July 2, 2001.

                     [SIGNATURES APPEAR ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                          BUYER:

                                          CUMULUS MEDIA INC.

                                          By:     /s/ MARTIN R. GAUSVIK
                                            ------------------------------------
                                          Name: Martin R. Gausvik
                                              ----------------------------------
                                          Title: Executive Vice President, Chief
                                                 Financial Officer and Treasurer
                                             -----------------------------------

                                          MT. JULIET INC.

                                          By:     /s/ MARTIN R. GAUSVIK
                                            ------------------------------------
                                          Name: Martin R. Gausvik
                                              ----------------------------------
                                          Title: Executive Vice President, Chief
                                                 Financial Officer and Treasurer
                                             -----------------------------------

                                          PHOENIX BROADCASTING INC.

                                          By:     /s/ MARTIN R. GAUSVIK
                                            ------------------------------------
                                          Name: Martin R. Gausvik
                                              ----------------------------------
                                          Title: Executive Vice President, Chief
                                                 Financial Officer and Treasurer
                                             -----------------------------------

                                          SELLER:

                                          DBBC, L.L.C.

                                          By:   /s/ LEWIS W. DICKEY, JR.
                                            ------------------------------------
                                          Name: Lewis W. Dickey, Jr.
                                              ----------------------------------
                                          Title: President
                                             -----------------------------------

                                          PHOENIX COMMUNICATIONS GROUP, INC.

                                          By:    /s/ LEWIS W. DICKEY, JR.
                                              ----------------------------------
                                          Name: Lewis W. Dickey, Jr.
                                              ----------------------------------
                                          Title: President
                                             -----------------------------------

                                          MT. JULIET BROADCASTING, INC.

                                          By:   /s/ LEWIS W. DICKEY, JR.
                                            ------------------------------------
                                          Name: Lewis W. Dickey, Jr.
                                              ----------------------------------
                                          Title: President
                                             -----------------------------------

                                                                      APPENDIX D

                 (LETTERHEAD OF HOULIHAN LOKEY HOWARD & ZUKIN)


February 27, 2002


Cumulus Media Inc.
3235 Piedmont Road
Building 14, Floor 14
Atlanta, Georgia 30305

Attn: Mr. Holcombe T. Green, Jr.
      Mr. Eric P. Robison
      Special Committee to the Board
      of Directors of Cumulus Media Inc.

Dear Sirs:


     Cumulus Media, Inc. ("Cumulus" or the "Company" hereinafter), Mt. Juliet Inc., Phoenix Broadcasting Group, Inc., Phoenix Communications Group, Inc., Mt. Juliet Broadcasting, Inc. and DBBC, L.L.C. have entered into that certain Agreement and Plan of Merger, dated as of December 14, 2001, providing for the Company's purchase of all of the outstanding stock of Phoenix Communications, Inc. and Mt. Juliet Broadcasting, Inc. and the assets pertaining to WRQQ (collectively referred to as "DBBC" hereinafter), which constitute substantially all of the stock and assets owned by DBBC, LLC for a purchase price of 5,250,000 shares of Cumulus common stock, a warrant to purchase 250,000 shares of Cumulus' common stock, and assumed liabilities of $21,000,000. Such transaction and all related transactions are referred to collectively herein as the "Transaction."



     You have requested our opinion (the "Opinion") as to the matters set forth herein with respect to the Transaction. The Opinion does not address the Company's underlying business decision to effect the Transaction and we are aware that certain Cumulus officers and shareholders also hold a majority of the shares of DBBC. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have assisted in negotiating the Transaction. A special committee (the "Committee") to the Board of Directors of the Company has been formed to consider certain matters relating to the Transaction on behalf of the public stockholders of the Company.


     In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:


          1. reviewed DBBC's monthly unaudited financial statements for the twelve months ended December 31, 2000 and December 31, 2001, as well as the one month ended January 31, 2002;



          2. reviewed the analysis prepared by George R. Reed of Media Services Group, Inc. on behalf of DBBC;


          3. in conjunction with Counsel to the Committee, reviewed copies of the following documents and other agreements: DBBC Corporate Structure; Certificate of Organization; Operating Agreement; Loan and Security Agreement; Certificate of Incorporation of Phoenix Communications Group,

     Phoenix of Nashville, and Phoenix of Hendersonville; Stock Purchase Agreement; Stock Pledge Agreement and Stock Power; Closing Documents for Mt. Juliet transaction; Documents regarding the transfer of all assets of Mt. Juliet to DBBC, LLC; and Closing Documents for Mid-TN Broadcasters LLC.

          4. reviewed industry analyses from BIA Financial Network, Inc., Duncan's American Radio, LLC, Paul Kagan Associates, Inc., and Arbitron, Inc.

          5. met with certain members of the senior management of DBBC to discuss the operations, financial condition, future prospects and projected operations and performance of DBBC;

          6. visited certain facilities and business offices of DBBC;

          7. reviewed certain other publicly available financial data for certain companies that we deem comparable to DBBC, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

          8. reviewed drafts of certain documents to be delivered at the closing of the Transaction; and

          9. conducted such other studies, analyses and inquiries as we have deemed appropriate.

     We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of DBBC, and that there has been no material change in the assets, financial condition, business or prospects of DBBC since the date of the most recent financial statements made available to us.

     We have not independently verified the accuracy and completeness of the information supplied to us with respect to DBBC and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of DBBC. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

     Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be offered in connection with the Transaction is fair to the Company from a financial point of view.


/s/  HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                               FORM OF PROXY CARD



                               CUMULUS MEDIA INC.


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



    The undersigned appoints Lewis W. Dickey, Jr. and Martin R. Gausvik, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and vote, as designated below, all of the shares of stock of Cumulus Media Inc. held of record by the undersigned on February 25, 2002, at the Special Meeting of Shareholders of Cumulus Media Inc. to be held on March 28, 2002, and at any and all adjournments or postponements thereof. Management recommends a vote in favor of Proposal 1 and a vote in favor of Proposal 2.



    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2.



              DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED



                       CUMULUS MEDIA INC. SPECIAL MEETING



    1. Proposal to approve the acquisition of Aurora Communications, LLC, which involves the issuance of (a) shares of Class A Common Stock, (b) shares of Class B Common Stock, which may be converted into shares of Class A Common Stock on a one-for-one basis, and (c) warrants exercisable for a period of one year from the date of issuance to purchase shares of Class A Common Stock or Class B Common Stock, and the payment of cash, in exchange for all of the outstanding membership interests in Aurora Communications.



                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN



    2. Proposal to approve the acquisition of the broadcasting operations of DBBC, L.L.C., which involves the issuance of shares of Class A Common Stock and a warrant exercisable for a period of six months from the date of issuance to purchase additional shares of Class A Common Stock, and the assumption of specified liabilities of DBBC and the payment of certain expenses, in exchange for substantially all of the assets of DBBC, L.L.C.



                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN



    3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournments or postponements of that meeting.



Check appropriate box                                           No. of shares:
Indicate changes below:   Date:                                 -----------------------------------
---------------------------------, 2002                         ------------------------------------------------
                                                                ------------------------------------------------
Address change? [ ]    Name change? [ ]                         Signature(s) in box
                                                                Please sign exactly as name appears hereon. When
                                                                shares are held by joint tenants, both should
                                                                sign. When signing in a fiduciary or
                                                                representative capacity, give full title as
                                                                such.